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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2005

Registration No. 333-128104

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MULTICANAL S.A.
(Exact name of registrant as specified in its charter)

Multichannel S.A.
(Translation of registrant's name into English)

Argentina (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Avalos 2057
(C1431DPM) Buenos Aires
Argentina
Telephone: (5411) 5169-4700
(Address and telephone number of registrant's principal executive offices)

Donald Puglisi
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:
Andrés de la Cruz, Esq.
Cleary Gottlieb Steen & Hamilton LLP
Main Tower
Neue Mainzer Strasse 52
60311 Frankfurt am Main
Germany

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the election offers have been met.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐             .

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐             .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

10-Year Notes	U.S.$56,500,000	100%	U.S.$56,500,000	U.S.$6,650

7-Year Notes	U.S.$85,800,000	100%	U.S.$85,800,000	U.S.$10,099

Class C shares of common stock, Ps.1.00 par value	124,965,696	U.S.$0.87	U.S.$108,720,155.5	U.S.$12,796

Class D shares of common stock, Ps.1.00 par value	124,965,696(2)	—	—	(3)

(1)
The securities being registered are offered in exchange for 9.25% Notes due 2002, 10.5% Notes due 2007, 13.125% Notes due 2009, 10.5% Notes due 2018 and Floating Rate Notes due 2003 of Multicanal S.A. pursuant to and in accordance with an acuerdo preventivo extrajudicial as confirmed by an Argentine court and includes the securities, if any, to be issued and delivered to or for the account of persons to whom the offers are directed that make no election among the options contemplated in Multicanal's restructuring. Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2)
Includes Class D shares of common stock issuable upon conversion of the Class C shares of common stock at the rate of one Class D share of common stock for each Class C share of common stock. This registration statement is registering the offering of Class C shares of common stock and the underlying Class D shares of common stock into which the Class C shares of common stock are convertible. Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of Class D shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of antidilution adjustments. Any Class D shares of common stock issued upon conversion of the Class C shares of common stock will be issued for no additional consideration.

(3)
Pursuant to Rule 457(t), there is no additional filing fee with respect to the Class D shares of common stock issuable upon conversion of the Class C shares of common stock because no additional consideration will be received in connection with the conversion.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus dated November 22, 2005

(Subject to Completion)

Multicanal S.A.
(Multichannel S.A.)

        Offers to elect among the options contemplated in its acuerdo preventivo extrajudicial, which we refer to as an APE, as judicially confirmed in Argentina on April 14, 2004, October 4, 2004 and May 16, 2005 and exchange its 9 1/4% Notes due 2002, 10 1/2% Notes due 2007, 10 1/2% Notes due 2018, 13.125% Notes due 2009 and Floating Rate Notes due 2003 (which we refer to together as old notes) for its (i) up to U.S.$56,500,000 10-Year Notes, and/or (ii) a combination of up to U.S.$85,800,000 7-Year Notes and up to 124,965,696 Class C shares of common stock, and/or (iii) cash

  •
  These offers, which we refer to as election offers, are only extended to (i) holders of our old notes (including U.S. retail holders) that did not consent to the terms of our APE and/or tender their old notes in connection with our APE solicitation completed on December 12, 2003, and (ii) U.S. retail holders that tendered old notes for the cash option on or before December 12, 2003 pursuant to the terms of our cash option under our APE (which we refer to together as eligible holders). If you are not a U.S. retail holder and you consented to the terms of our APE and/or tendered your old notes on or before December 12, 2003, then you may not participate in these election offers. See "Introduction—Who Can Elect."

  •
  If you are eligible to participate in our election offers, you can elect among the following three options under our APE:

  •
  Receiving U.S.$1,050 principal amount of our 10-Year Step-Up Notes with an initial interest rate of 2.5% (10-Year Notes) for each U.S.$1,000 principal amount of old notes (which we refer to as the par option);

  •
  Receiving (A) U.S.$440 principal amount of either (i) our 7% 7-Year Notes (7-Year Fixed Rate Notes) or (ii) our 7-Year Floating Rate Notes (7-Year FRNs and, together with 7-Year Fixed Rate Notes, the 7-Year Notes) (for a description of the determination of the margin on the 7-Year FRNs, see "Prospectus Summary—The New Notes and the Cash Payment—Interest") and (B) 641 Class C shares of common stock, for each U.S.$1,000 principal amount of old notes (which we refer to as the combined option); and

  •
  Receiving a cash payment of U.S.$300 for each U.S.$1,000 principal amount of old notes (which we refer to as the cash option).

  •
  The terms of the 10-Year Notes and the 7-Year Notes (together, the new notes) differ from those of the old notes, as described in this prospectus under "Prospectus Summary—Comparison of Rights of Holders of the Old Notes and the New Notes."

  •
  We have not applied to list any of our securities, including any shares of our capital stock, including the Class C shares, on any securities exchange in the United States.

  •
  Your right to make an election as described in this prospectus will expire at 5:00 p.m., New York City time, on                    , 2005 unless we extend it further in our sole discretion (references to the expiration date mean that date and time as extended by us).

  •
  Under our APE, the amount of consideration available under each option is limited and must be allocated among the holders of our old notes and bank debt affected by the APE (which we call our existing debt) as described in greater detail in this prospectus. The par option was oversubscribed by the elections made by holders on or before December 12, 2003. Therefore, if you elect the par option, you will be subject to reallocation to one or both other options. See "Introduction—Allocation of Our Existing Debt Among the Options."

  •
  The United States Bankruptcy Court, Southern District of New York (which we refer to as the U.S. Bankruptcy Court) found the cash option to have less value than the other two options. See "Introduction—Our APE and the Election Offers."

  •
  Please read "Introduction—Treatment of Existing Debt As To Which No Election is Made," "The Election Offers—Allocation Under the APE" and "The Election Offers—Failure to Elect" for a description of how the consideration available under each option must be allocated in the event of an oversubscription of any option and of the consequences of not making an election in accordance with these election offers, if you are entitled to do so.

  •
  We will honor your election, subject to any reallocation required by the terms of our APE, if your old notes are (i) validly tendered or (ii) made subject to an election agreement that has been duly executed, in each case satisfying the requirements described in this prospectus.

  •
  You may not withdraw your old notes once tendered. Holders entitled to participate that have not previously tendered their old notes may, instead of tendering, execute and deliver an irrevocable election agreement, by satisfying the requirements described in the section titled "The Election Offers—Participating in the Election Offers."

  •
  We are not using any dealer-manager in connection with these election offers.

        Consider the risks described under "Risk Factors" beginning on page 36 before participating in these election offers.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

i

DESCRIPTION OF OUR SHARE CAPITAL AND OUR AMENDED BYLAWS	112
General	112
Shareholders' Liability	113
The Board of Directors	114
Shareholders' Meetings	115
Notices of Meetings	116
Quorum Requirements	117
Special Minority Rights	117
Capital Increases and Reductions	120
Preemptive Rights and Accretion Rights	120
Appraisal Rights	121
Transfer Restrictions	121
Drag Along Rights	122
Tag Along Rights	123
Listing of Shares	124
Registration Rights	125
Liquidation Rights	126
Redemption and Repurchase	126
Dilution	126
CAPITALIZATION	128
SELECTED FINANCIAL DATA	131
OPERATING AND FINANCIAL REVIEW AND PROSPECTS	135
Overview	135
The Argentine Economy	137
Other Factors Affecting our Results and Financial Condition	138
Recent Developments	142
Operating Results	145
U.S. GAAP Reconciliation	151
Liquidity and Capital Resources	151
Off-balance Sheet Arrangements	154
Contractual Obligations	154
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	155
THE COMPANY	156
Our History and Development	156
Business Overview	156
Business Strategy	157
Cable Networks	158
Acquisitions of Cable Networks	160
Programming and Other Services	161
Revenues by Category of Activity and Geographic Market	165
Marketing and Customer Service	165
Competition	167
Regulatory Overview	168
Antitrust Considerations	171
Organizational Structure	172
Property, Plants and Equipment	173
Capital Expenditures and Divestitures	173
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	174
Major Shareholders	174
Shareholding Post-Approval of APE	174
Overview of Grupo Clarín	175
Related Party Transactions	176
LEGAL PROCEEDINGS	177
DIRECTORS, SENIOR MANAGEMENT AND SUPERVISORY COMMITTEE	182
Directors and Senior Management	182
Biographical Information	182
Duties and Liabilities of Directors	183
Compensation	184
Share Ownership	184
MARKET INFORMATION	185
Market Price of Our Shares	185
The Argentine Securities Market	185
CERTAIN ARGENTINE TAX CONSIDERATIONS	185
Non-Argentine Holders	186
Other Tax Consequences	189
CERTAIN U.S. TAX CONSIDERATIONS	190
EXCHANGE CONTROLS	198
Overview	198
Transfer Restrictions	198
ENFORCEABILITY OF CIVIL REMEDIES	201
EXPERTS	201
GENERAL INFORMATION	201
ANNEX A	A-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ii

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement for the new notes and Class C shares (which we refer to together as the new securities) offered in the election offers, including exhibits, that we have filed with the Securities and Exchange Commission, or the SEC, on Form F-4 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC's web site at www.sec.gov.

        We will make available to the holders of our old notes entitled to participate in the election offers copies of all of our filings and submissions made with the SEC since January 1, 2003, including a copy of the registration statement of which this prospectus is part, together with its exhibits, at the office of our exchange agent, JPMorgan Chase Bank (which we refer to as the Exchange Agent).

        This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request at no cost, by writing or telephoning us at Avalos 2057, (C1431DPM) Buenos Aires, Argentina, telephone: (5411) 5169-4700. To obtain timely delivery, holders of our old notes entitled to participate in these election offers must request this information no later than five business days before the expiration date.

        In this prospectus, the terms "we," "us" and "our" refer to Multicanal S.A.

PRESENTATION OF FINANCIAL INFORMATION

        Our financial statements are presented in pesos. Except as discussed in the following paragraphs, we prepare our financial statements in accordance with accounting principles generally accepted in Argentina (Argentine GAAP) and the regulations of the Comisión Nacional de Valores (the Argentine National Securities Commission, or CNV), which differ in certain significant respects from accounting principles generally accepted in the United States (U.S. GAAP). Note 15 to our audited consolidated financial statements as of and for the year ended December 31, 2004 (which we refer to as our consolidated financial statements) provides a description of the principal differences between Argentine GAAP and U.S. GAAP affecting our net income (loss) and shareholders' equity and Note 16 provides a reconciliation to U.S. GAAP of net (loss) income and shareholders' equity reported under Argentine GAAP.

        As discussed in Note 2.5(k) to our consolidated financial statements, in order to comply with regulations of the CNV, we recognized deferred income tax assets and liabilities on a non-discounted basis. This accounting practice represents a departure from Argentine GAAP. However, such departure has not had a material effect on the accompanying financial statements.

        The consolidated financial statements were prepared in constant units of currency, reflecting the overall effects of inflation through August 31, 1995. Argentine law provided that financial statements should not be restated to reflect inflation from September 1, 1995 through December 31, 2001, a period characterized by very low rates of inflation and, in certain years, deflation. Between January 1, 2002 and February 28, 2003, Argentine law was amended to permit the restatement of financial statements to reflect the effects of inflation, in recognition of the high rates of inflation that followed the end of the peso/U.S. dollar parity maintained under Argentine Law No. 25,445, which we refer to as the Convertibility Law, whereby the Central Bank of Argentina (which we refer to as the Central

Bank) was obliged to sell U.S. dollars at a fixed rate of one peso per U.S. dollar. Pursuant to Decree No. 664/03 of the Argentine executive branch and resolution No. 441/03 issued by the CNV, restatement of financial statements to reflect inflation was discontinued again effective March 1, 2003. For comparative purposes, as required by Argentine law, we have restated in constant Argentine pesos as of March 1, 2003 all financial data included throughout this prospectus. However, under Argentine professional accounting standards, financial statements should be restated through September 30, 2003. If we had restated our financial statements to reflect inflation in accordance with professional accounting standards, our shareholders' equity at December 31, 2004 would have decreased by Ps.33 million and at December 31, 2003 would have decreased by Ps.35 million. The results for the year ended December 31, 2003 would have decreased by Ps.32 million.

        The exchange rate between the dollar and the peso as of December 31, 2001 was U.S.$1.00 = Ps.1.00. However, as a result of the elimination of the fixed exchange rate and the devaluation of the peso in January 2002, the peso first depreciated steeply compared to the dollar and subsequently recovered part of its value. As of December 31, 2004, the exchange rate between the dollar and the peso was U.S.$1.00 = Ps.2.98, and as of November 17, 2005 the exchange rate was U.S.$1.00 = Ps.2.943. See "Exchange Rates."

        Unless we state otherwise, when we mention in this prospectus "U.S. dollars," "dollars," "U.S.$" or "$" we are referring to United States dollars, and when we mention "pesos" or "Ps." we are referring to Argentine pesos.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, investors, representatives of the media and others. Examples of such forward-looking statements include:

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  the impact of the emergency laws and subsequent related laws enacted by the Argentine government;

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  our plans to restructure our existing debt;

  •
  our expectations for our future performance, revenues, income, earnings per share, capital expenditures, dividends, liquidity and capital structure;

  •
  the impact of rate changes on revenues;

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  the effects of operating in a competitive environment;

  •
  the outcome of certain legal proceedings;

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  statements about the exchange rates between Argentine pesos and foreign currencies; and

  •
  statements of assumptions underlying such statements.

        Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying them.

        Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. We encourage readers to consult our filings and periodic submissions to the SEC. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see "Risk Factors" in this prospectus. Forward-looking statements speak only as of the date they are made. We do not undertake to update such statements in light of new information or future developments. You should evaluate any statements made by us in light of these important factors.

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the risk factors and financial statements.

Overview

        We are a sociedad anónima (corporation) organized under Argentina's commercial law, Ley de Sociedades Comerciales No. 19,550, which we refer to as the Argentine Corporations Law. Our business began on July 26, 1991, with the incorporation of Multicanal S.A. We offered basic cable services to the residents of the City of Buenos Aires and were acquired by Mrs. Ernestina L.H. de Noble, Mr. Héctor Horacio Magnetto, Mr. José Antonio Aranda and Mr. Lucio Rafael Pagliaro in October 1992. Since then we have become a leader in Argentina's cable television industry through an acquisition policy that has allowed us to enhance our services and the quality of the programming we offer and increase our market share. We have established foreign operations in Paraguay and Uruguay. In 1999 we became a subsidiary of Grupo Clarín S.A, which we refer to as Grupo Clarín, a holding company established by our shareholders in connection with a corporate restructuring of their media operations in Argentina. Our charter documents provide that our corporate existence will continue until 2090. This date may be extended by a resolution of our shareholders. Our registered office is located at Avalos 2057, (C1431DPM) Buenos Aires, Argentina, telephone (5411) 5169-4700.

        A number of developments, including the significant devaluation of the Argentine currency since January 6, 2002, had a material adverse impact on our financial condition. On February 1, 2002, we defaulted on the payment of principal and interest on our 9 1/4% Notes due 2002 and interest payments on our 10 1/2% Notes due 2007. On February 26, 2002, we defaulted on interest payments on our Floating Rate Notes due 2003, and on April 15, 2002, we defaulted on interest payments on our 10 1/2% Notes due 2018 and our 13.125% Notes due 2009.

        At June 30, 2005, our consolidated bank and financial indebtedness (including seller financing and accrued interest) was Ps.2,259.2 million (U.S.$750.8 million and Ps.89.4 million). This financial indebtedness was comprised of:

  •
  U.S.$37.6 million under our 10 1/2% Notes due 2018;

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  U.S.$96.7 million under our 9 1/4% Notes due 2002;

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  U.S.$98.8 million under our 10 1/2% Notes due 2007;

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  U.S.$130.8 million under our 13.125% Notes due 2009;

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  U.S.$144.0 million under our Floating Rate Notes due 2003;

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  U.S.$242.8 million of interest accrued on our old notes through June 30, 2005;

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  Ps.89.4 million under short-term bank debt, including interest accrued through June 30, 2005; and

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  U.S.$0.1 million of seller financing.

Our Debt Restructuring Process and the Election Offers

        In 2003, we submitted a restructuring proposal to our creditors. Our restructuring proposal is set forth in our APE. After obtaining the requisite majority approval of our restructuring proposal in December 2003, we submitted our APE to the Commercial Court No. 4 of Buenos Aires (which we refer to as the Buenos Aires Court) requesting judicial confirmation under Law No. 24,522, as amended (which we refer to as the Argentine Insolvency Law). A U.S.-based investment group known as W.R. Huff (which we refer to as Huff) objected to the confirmation of our restructuring plan in Argentina and initiated legal action against us in the United States. Our Board of Directors (which we refer to as our Board) filed a petition under Section 304 of Title 11 of the United States Code, 11 U.S.C. §101 et seq. (or the U.S. Bankruptcy Code) to protect our APE proceedings in Argentina and to obtain recognition of our APE in the United States to the extent confirmed by the Buenos Aires Court. We are making the election offers described in this prospectus in response to the rulings of the U.S. Bankruptcy Court and the United States District Court for the Southern District of New York (which we refer to as the U.S. District Court) and to consummate the debt restructuring contemplated in our APE as confirmed by the Buenos Aires Court. See "Introduction—Our APE and the Election Offers."

Recent Developments

  Argentine Economy

        Substantially all of our operations, property and customers are located in Argentina. Accordingly, our revenues are primarily in pesos and our financial condition and results of operations depend primarily on macroeconomic and political conditions prevailing in Argentina. Substantially all of our debt, however, is denominated in U.S. dollars.

        Commencing in 1998, Argentina's economy entered into a recession that, among other consequences, caused our subscriber base to contract. During 2001 and 2002, Argentina went through a period of great political, economic and social instability, leading to the early resignation of President de la Rúa, the default on part of Argentina's sovereign debt and the devaluation of the Argentine peso in January 2002, after more than 10 years of parity with the U.S. dollar. The economic crisis caused the pace of reduction in our subscriber base to accelerate dramatically (we lost approximately 352,000 subscribers between January and December 31, 2002). In addition, the devaluation had a material adverse impact on our revenues (which are peso-denominated) in U.S. dollar terms and on our ability to service our U.S. dollar-denominated debt, leading to our default on the payment of principal and interest on our U.S. dollar-denominated debt. In 2002, the Argentine government undertook a number of far-reaching initiatives affecting Argentina's economy in general and its financial system in particular. These measures radically changed the country's monetary and foreign exchange regime and the regulatory environment for doing business in Argentina, affecting all sectors of the economy.

        Although the government succeeded in stabilizing the main macroeconomic variables in the second half of 2002 and the economy has grown since, the impact of Argentina's economic crisis in 2002 has not been overcome. This is evidenced by the fact that as of December 31, 2004 approximately 40% of the population remained below the poverty line, as measured by the Instituto Nacional de Estadísticas y Censos, or Argentine National Institute of Statistics and Censuses. We can give no assurance that the current growth and partial stabilization will prove sustainable in the long-term.

        Argentina's current President, Mr. Néstor Kirchner, elected in 2003, has been highly critical of certain policies followed in the 1990s, to which he attributes in large part the crisis that affected Argentina. His administration has pursued the monetary and fiscal policies initiated by the Duhalde administration in 2002 to administer the crisis and has resisted demands for "structural" reforms made by the International Monetary Fund (IMF). Argentina's economic growth since 2002 has been driven by exports and import-substitution, both facilitated primarily by the lasting effect of the real devaluation of the peso in January 2002. The economic growth has increased government revenues and allowed the government to generate a primary fiscal surplus since 2003. Certain sectors of the economy, however, such as energy and other utilities, have been severely adversely affected by the government's unwillingness to approve tariff increases. The lack of investments in the energy sector poses an important challenge to the ability of the Argentine economy to sustain growth in the medium and long term. Furthermore, since 2003, the peso has appreciated in real terms, and Argentina's competitiveness has diminished. The ability of the Argentine government to maintain the levels of primary fiscal surplus achieved in 2003 and 2004 may be weakened by decreasing exports.

        On December 23, 2001, Argentina suspended payments on its sovereign debt, except for debt owed to multilateral credit agencies. Argentina had numerous rounds of negotiations with the IMF in 2002-2003 regarding Argentina's economic program and the medium-term refinancing of its debt with the IMF. These negotiations resulted in a September 2003 agreement to roll over Argentina's obligations to the IMF over a three-year period. The agreement specified a surplus of 3% of gross domestic product (GDP) and several other qualitative targets for 2004. No primary surplus targets were set for 2005 and 2006 and agreement on various issues, including structural reforms, was deferred. Negotiations with the IMF stalled in 2004 and the IMF and Argentina ultimately deferred negotiation of certain undetermined aspects of the IMF program until after Argentina completed the restructuring of its defaulted debt with private creditors. During that period, Argentina met its payment obligations to the IMF. In January 2005, Argentina submitted a restructuring proposal to the holders of approximately U.S.$100 billion aggregate outstanding amount of defaulted bonds involving a significant write-down of the claims. In May 2005, the IMF agreed to a 12-month roll over of approximately U.S.$2.5 billion in loans owed by Argentina. On June 2, 2005, Argentina announced the completion of its debt exchange with holders of approximately 76% of the defaulted debt.

        Holders of claims totaling approximately U.S.$26 billion declined to accept Argentina's offer. Numerous creditors have brought claims against Argentina in foreign courts, and in certain cases judgments have been rendered against Argentina. Argentina has taken the position that creditors that did not accept its proposed restructuring will not be entitled to exchange their defaulted bonds at a later date. The ability of these creditors to recover will depend on the success of their litigation strategy. Certain of these creditors obtained injunctions that delayed for approximately two months Argentina's ability to complete its exchange with the creditors that accepted its proposal. The hold-out creditors may continue to undertake attempts to recover their claims, which if successful, could affect the value of Argentina's newly issued bonds as well as its ability to raise new debt.

        As a consequence of the default on its sovereign debt, Argentina's government has had limited access to financing from private capital markets. To the extent that such limited access continues, Argentina's government is likely to depend on the IMF and other multilateral lending institutions as its main source of foreign capital. The completion of the restructuring offer with foreign bondholders in June 2005 to Argentina's satisfaction has not paved the way to an agreement with the IMF regarding Argentina's medium-term economic program and the refinancing of its outstanding debts to the IMF and other multilateral institutions on terms acceptable to Argentina. The IMF has indicated its intention to require Argentina to address, among other issues, the outstanding issue of bondholders who have rejected and are challenging Argentina's debt exchange offer as a condition to future financing. If Argentina fails to meet the IMF's conditions, including such performance criteria as the IMF may seek to include, it may lose its ability to make additional drawdowns from the IMF. If the IMF decreases its lending to Argentina, Argentina's limited access to foreign capital would be further curtailed and it would have to confront debt repayments with its own funds. This may adversely affect Argentina's economic prospects.

        In 2003, the Argentine economy began to recover, with GDP growing at a rate of 8.8%. This recovery, at first based almost exclusively on import substitution, broadened as the level of consumption and investment increased. Reflecting the economic recovery, Argentine stock exchange indices displayed greater dynamism in 2003, and both labor indicators and salary purchasing power registered improvements during the year. Argentina's GDP continued its upward trend in 2004, increasing by 9.0%. In the first quarter of 2005, the GDP grew by an estimated 8.0% compared to the same period in 2004. Preliminary figures released by the Argentine National Institute of Statistics and Census indicate that Argentina's GDP grew by an estimated 9.0% during the first half of 2005, compared to the same period in 2004.

        If the Kirchner administration's economic policy fails to turn the economic growth Argentina experienced since 2002 into sustainable long-term development, political and economic instability may return. As in Argentina's past history, the economy is also likely to suffer, especially if political and social pressures in Argentina inhibit the implementation of policies designed to maintain price stability, generate growth and enhance consumer and investor confidence. This would most likely also have an adverse impact on the private sector's long-term ability to grow and invest. Although improved economic stability in recent years has improved our subscriber levels, a return to instability could cause churn to increase and again negatively impact our business. See "Risk Factors—Risks Relating Specifically to Our Argentine Cable Television Business."

  Involuntary Liquidation Petitions in Argentina

        We have been served with process on 34 involuntary liquidation (quiebra) petitions in Argentina. Of those 34 petitions, one has been suspended and 33 have been dismissed by the Buenos Aires Court because we made deposits with the Buenos Aires Court to cover the petitioners' claims that were, in the view of the Buenos Aires Court, sufficient to disprove that we were unable to pay our debts as they fell due. One additional petition was filed but not served on us. This petition was moot as a matter of Argentine law as our APE obtained our support of the requisite majorities of our financial creditors and was confirmed. The Buenos Aires Court's decision dismissing the petitions has been affirmed by the Court of Commercial Appeals Chamber "A" (which we refer to as the Court of Commercial Appeals).

Shareholder Structure

        We currently have two classes of shares of common stock issued and outstanding:

  •
  Class A shares, entitled to five votes and with a par value of Ps.1 per share; and

  •
  Class B shares, entitled to one vote and with a par value of Ps.1 per share.

        The following table sets forth the ownership of our share capital, all of which is held in Argentina, as of the date of this prospectus.

Title of Class	Identity of Owner	Number of Shares Owned	% of Class Outstanding
Class A shares	Grupo Clarín S.A.	202,963,617(1)(2)	100%
Class B shares	Grupo Clarín S.A.	50,521,104(3)(4)	30%
Class B shares	Arte Gráfico Editorial Argentino S.A. (AGEA)(3)	118,150,382	70%

(1)
Includes 40,094,948 shares pledged by Grupo Clarín in favor of Telefónica de Contenidos, S.A. Unipersonal.

(2)
Does not reflect the 15 million Class A shares to be issued to Grupo Clarín in connection with its U.S.$15 million equity contribution to enable us to make payment under the cash option.

(3)
AGEA is an Argentine sociedad anónima (corporation) wholly-owned by Grupo Clarín and the shareholders of Grupo Clarín.

(4)
Includes 22,238,385 shares pledged by Grupo Clarín in favor of Telefónica de Contenidos, S.A. Unipersonal.

        On May 7, 2004 our shareholders approved (i) a capital increase of U.S.$15 million (on account of the funds to be contributed by our controlling shareholder to enable us to make payment under the cash option), and (ii) a capital increase of Ps.208,276,160 in connection with the issuance of up to 208,276,160 Class C shares under our APE. The issuance of Class C shares and Class D shares was authorized by a resolution of our shareholders dated May 7, 2004 and a resolution of our Board dated June 19, 2004, but will only be effected once we are in a position to consummate the transactions contemplated in our APE, after the date we accept old notes held by eligible holders (which we refer to as eligible notes) upon expiration of these election offers and receive approval for our amended bylaws from our regulators.

        We are currently directly controlled by Grupo Clarín. Grupo Clarín is Argentina's leading media group and produces programming content, including sports, entertainment and news.

        In the second half of 1999, our original shareholders effected a roll up transaction pursuant to which they contributed their shares of Multicanal to Grupo Clarín, an Argentine holding company, and Multicanal Holding L.L.C. (a Delaware limited liability company that has since been dissolved, with our shares held by it contributed to Grupo Clarín). The roll-up transaction consolidated substantially all of our original shareholders' investments in the media industry under Grupo Clarín, a common holding company. In December 1999, our original shareholders sold a minority interest in each of Grupo Clarín and Multicanal Holding L.L.C. to affiliates of The Goldman Sachs Group, Inc. and other investors. Grupo Clarín currently beneficially owns 100% of our capital stock. In connection with the sale of the minority interest in each of Grupo Clarín and Multicanal Holding L.L.C., our corporate charter was amended to require among other things, that a number of corporate actions be approved by a shareholders' resolution. The approval of a shareholders' resolution on these matters requires, in turn, the approval by the board of directors of Grupo Clarín, where directors nominated by The Goldman Sachs Group, Inc. hold certain veto rights.

Board Composition

        Our current Board is comprised of seven directors and two alternate directors. Our current directors are Saturnino L. Herrero Mitjans, Alejandro Alberto Urricelqui, Ricardo Javier Anglada, Jorge Carlos Rendo, Ignacio Rolando Driollet, Horacio Eduardo Quirós and F. Iván Acevedo.

Required Approvals

        Certain approvals by Argentine regulators will be required before we can issue new notes and new shares under our APE. We have made submissions to the CNV and the Bolsa de Comercio de Buenos Aires (the Buenos Aires Stock Exchange or BCBA) to apply for approval of our amended bylaws and the public offering, issuance and listing of new shares (and in the case of Class D shares, authorization to trade) and issuance of new notes, and will request approval as promptly as practicable after the allocation of new securities following the expiration and taking into account the results of these election offers. Our amended bylaws must be approved by the CNV and recorded with the Argentine Superintendency of Corporations (or IGJ) before we can consummate the transactions contemplated in the APE. On November 4, 2005 the BCBA informed us that, because the Comisión de Titulos (an internal commission of the BCBA charged with the approval of applications related to the authorization to list and trade equity) had issued a favorable pre-qualifying opinion, the file requesting approval for the application of the public offering regime and the listing of the new shares had been submitted to the CNV. Through Resolutions No. 390/98 and 226/03, Comfer has authorized us to conduct an offering of our shares without the need for further approval of the delivery and transfer of those shares as long as control remains with the originally approved shareholders either through majority share ownership or voting control. Consequently, we will not require further approval from Comfer to complete the restructuring on the terms contemplated in our APE.

Summary Ratio of Earnings to Fixed Charges

        Our ratio of earnings to fixed charges(1) (in pesos) is as follows:

	Year ended December 31,									Six months ended June 30,
	2000		2001		2002		2003	2004		2004		2005
										Unaudited
Argentine GAAP	—	(1)	—	(1)	—	(1)	1.23	—	(1)	—	(1)	—	(1)
U.S. GAAP	—	(1)	—	(1)	1.69		2.72	—	(1)	—	(1)	—	(1)
Pro Forma Argentine GAAP	—		—					—	(2)	—		3.43
Pro Forma U.S. GAAP								3.01		—		14.14

(1)
For purposes of determining the ratio of earnings to fixed charges, we define earnings as the sum of (a) pretax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (x) capitalized interest (y) preference security dividend requirements of consolidated subsidiaries and (z) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. A fixed charge is defined as the sum of: (1) all interest, whether expense or capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness (3) an estimate of the interest within rental expense and (4) preference security dividend requirements of consolidated subsidiaries. Under Argentine GAAP, the earnings to fixed charges ratio for the years ended December 31, 2000, 2001, 2002 and 2004 and the six-month periods ended June 30, 2004 and 2005 indicates less than one-to-one coverage. Consequently, earnings for these periods are inadequate to cover fixed charges. A total amount of earnings of Ps.289 million is required to attain a ratio of one-to-one determined under Argentine GAAP for the year ended December 31, 2000, a total amount of earnings of Ps.265 million for the year ended December 31, 2001, a total amount of earnings of Ps.955 million for the year ended December 31, 2002, a total amount of earnings of Ps.202 million for the year ended December 31, 2004, a total amount of earnings of Ps.110 million for the six-month period ended June 30, 2004 and total amount of earnings of Ps.33 million for the six-month period ended June 30, 2005. Under U.S. GAAP, the ratios related to the years ended December 31, 2000, 2001 and 2004 indicate less than one-to-one coverage. Consequently, earnings for these periods are inadequate to cover fixed charges. A total amount of earnings of Ps.295 million for the year ended December 31, 2000, a total amount of earnings of Ps.1.535 million for the year ended December 31, 2001, Ps.198 million for the year ended December 31, 2004, a total amount of earnings of Ps.112 million for the six-month period ended June 30, 2004 and a total amount of earnings of Ps.28 million for the six-month period ended June 30, 2005 is required to attain a ratio of one-to-one determined under U.S. GAAP.

(2)
Under Argentine GAAP, the pro forma earnings to fixed charges ratio for the year ended December 31, 2004 indicates less than one-to-one coverage. Consequently, earnings for this period are inadequate to cover fixed charges. A total amount of earnings of Ps.26 million is required to attain a ratio of one-to-one determined under Argentine GAAP for the year ended December 31, 2004.

Summary Terms of the Election Offers

Purpose	The purpose of the election offers is to respond to orders of the Buenos Aires Court and the U.S. Bankruptcy Court granting judicial approval of our debt restructuring, but requiring that we give eligible holders an opportunity to elect among all options contemplated in our APE and for purposes of allocation treat their elections as we treat elections made by all other holders of our existing debt that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003. We are making offers to two categories of eligible holders, Category 1 holders and Category 2 holders, as described in "Introduction—Who Can Elect."

The purpose of the offer to Category 1 holders is to satisfy the April 14, 2004 decision of the Buenos Aires Court ordering that persons who voted against or abstained from voting on the APE at the December 10, 2003 meeting, or were not present or represented, be permitted to exercise the right to elect among the three options under our APE within a 30-day period following publication of certain notices. We will treat those elections, for the purpose of allocating the options contemplated in our APE, in the same way that we treat elections made by all other holders of our existing debt that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003.

The purpose of the offer to Category 2 holders is to cure the U.S. retail holder discrimination found by the U.S. Bankruptcy Court. We do this by allowing U.S. retail holders that elected the cash option, which in compliance with U.S. securities laws was the only option offered to U.S. retail holders on or before December 12, 2003, an opportunity to leave their prior election without effect and now elect, if they wish, between the other two options contemplated in our APE. We will treat any such elections in the same way we treat elections of holders that were initially offered the securities options in the exempt offering in 2003.
Description of the Election Offers
Subject to the terms and conditions set forth in this prospectus, the election offers are extended to (i) holders of our old notes that did not consent to the terms of our APE and/or tender their old notes in connection with our APE solicitation on or before December 12, 2003, including U.S. retail holders that did not tender their old notes for the cash option on or before December 12, 2003, and (ii) U.S. retail holders that tendered old notes for the cash option under our APE on or before December 12, 2003, as further described above under "Introduction—Who Can Elect."
Our APE contemplates the following three options:
• receiving U.S.$1,050 principal amount of our 10-Year Notes for each U.S.$1,000 principal amount of our existing debt;

•
receiving (A) U.S.$440 principal amount of either (i) our 7-Year Fixed Rate Notes or (ii) our 7-Year FRNs and (B) 641 Class C shares of common stock, for each U.S.$1,000 principal amount of our existing debt; and
• receiving a cash payment of U.S.$300 for each U.S.$1,000 principal amount of our existing debt.

If you are a holder of eligible notes and you elect to participate in the election offers, you will be required to tender your eligible notes now or at a later date in accordance with the procedures described under "The Election Offers—Participating in the Election Offers."
If you are not a holder of eligible notes you cannot participate in the election offers.
The election offers are not extended to any non-U.S. retail holders of our old notes that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003.
Selecting Among the Par Option, Combined Option and Cash Option	When you make an election you will be required to choose among the three options. However, if you hold more than U.S.$1,000, you may choose to allocate your eligible notes among two or three options.
Interest on Our Existing Debt
We are not paying any accrued and unpaid interest (including default interest and additional amounts, if any) on existing debt to be cancelled under our APE, whether pursuant to an election or, for holders that do not elect, as a result of the terms of the APE. See "—Failure to Elect" below.
Reallocation
The amount of consideration available under each option is limited. If the maximum amount of existing debt that can elect any one option is exceeded as a result of holders' elections, we will allocate the excess ratably to the remaining options. The par option was oversubscribed by the elections made by holders on or before December 12, 2003. Therefore, if you elect the par option, you will be subject to reallocation to one or both other options. See "Description of the Options—Allocations under the APE."
Withdrawal
You may not withdraw old notes tendered into the election offers and elections among the options made pursuant to an Election Agreement. However, if for any reason we return all old notes tendered by holders on or before December 12, 2003, we will also return any old notes tendered in the election offers and any Election Agreement subscribed will terminate by its terms. In that case, elections among the options made pursuant to an Election Agreement also will be void and without effect.
U.S. retail holders that elected the cash option on or before December 12, 2003, if they wish, may participate in the election offers only to elect an option other than the cash option but may not withdraw.
See "The Election Offers—Withdrawal."
Expiration Date
5:00 p.m., New York City time, on , 2005; however, we are able to extend that time and date in our absolute discretion (with respect to either or both of the election offers made to holders that fall within either Category 1 or Category 2), in which case the expiration date will mean the latest date and time to which we extend the expiration date. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
Offer Conditions	These election offers are made subject to the following conditions:
(1)
no action or event occurs or is threatened, no action is taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction is promulgated, enacted, entered, enforced or deemed applicable to (i) one or both of the election offers, (ii) the APE, (iii) any court order or court-ordered measure (whether in Argentina or the United States) relating thereto (which we refer to as a court-ordered measure) or (iv) any of the three options under our APE, by or before any court or governmental, regulatory or administrative agency, authority or tribunal. These kinds of actions or events include, among others, any amendment of the Argentine Insolvency Law that challenges one or both of the election offers, the APE or any of the options, or could, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or could otherwise adversely affect in any material manner, one or both of the election offers, the APE, any court-ordered measure or any of the three options under our APE.
(2) The receipt of all necessary regulatory approvals. See "Prospectus Summary—Required Approvals."

The foregoing conditions are for our sole benefit and may, other than with respect to any required regulatory approvals, be waived by us in whole or in part in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding.
Extensions; Amendments; Termination
We expressly reserve the right, at any time, to terminate one or both of the election offers but only if the offer conditions have not been satisfied. We may also withdraw, modify, extend or otherwise amend one or both of the election offers at any time before or concurrently with the expiration of one or both of the election offers. See "—Offer Conditions" and "The

Election Offers—Expiration Date; Extensions; Amendments; Termination."
How to Participate if You are a Beneficial Owner
If you are a beneficial owner whose old notes were not tendered on or before December 12, 2003 or otherwise did not consent to the APE and your old notes are held by a broker, dealer, commercial bank, trust company or other custodian and you wish to participate in the election offers, you should promptly contact the custodian and instruct the custodian either to tender on your behalf or to sign and submit an Election Agreement.

If you are a beneficial owner whose old notes were tendered into the cash option on or before December 12, 2003, and when you tendered your old notes into the cash option, you were a person that was neither (a) a person outside the United States within the meaning of Regulation S under the Securities Act, nor (b) a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, if you now wish to change your election from the cash option you should promptly instruct your custodian to follow the procedures for electing among the options. The procedures that your custodian must follow are summarized under "The Election Offers—Participating in the Election Offers" and the complete instructions are in the related documentation accompanying this prospectus.

You should contact your custodian and deliver any required forms well in advance of the expiration date if you are a beneficial owner and wish to participate in the election offers because your custodian will be required to complete additional documentation before the expiration date to validly participate in the election offers. We will not be responsible if you or your custodian do not meet any delivery deadlines.
Tender Procedures for Eligible Notes
If you are a person who holds interests in our old notes through entities that have accounts with DTC (called DTC participants), we expect that the three options will be eligible for the DTC ATOP system. Accordingly, DTC participants may electronically transmit their election by causing DTC to transfer their eligible notes to the Exchange Agent in accordance with DTC's ATOP procedures for such transfers. DTC will then send a computer-generated message (called an Agent's Message) to the Exchange Agent. See "The Election Offers—Participating in the Election Offers."

If your old notes are held through Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear) or Clearstream Banking, société anonyme (Clearstream, Luxembourg), when you tender your eligible notes you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, to participate in the election offers. We expect Euroclear and Clearstream, Luxembourg to collect from their direct participants that choose to tender via ATOP (a) instructions to (1) tender old notes held by them on behalf of their direct participants in the election offers, (2) "block" any transfer of old notes so tendered until the completion of the election offers and (3) debit their account on or about the date the new notes and/or cash will be delivered to holders of existing debt (or as soon as practicable thereafter) in respect of all notes tendered to us and allocated among the options; and (b) irrevocable authorizations to disclose the name of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, we expect Euroclear and Clearstream, Luxembourg to advise indirectly the Exchange Agent of the amount of eligible notes being tendered and other required information.

Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg you are required to become aware of any such deadlines.

In addition, the custodial entity through which you hold old notes must sign a letter of transmittal in the form accompanying this prospectus (which we refer to as a Letter of Transmittal), have the executed Letter of Transmittal notarized and apostilled in accordance with The Hague Convention, and deliver the Letter of Transmittal to the Exchange Agent before the expiration date. The custodial entity through which you hold your notes must also deliver to the Exchange Agent a copy of each instruction letter in the form accompanying this prospectus (which we refer to as an Instruction Letter) received from you as beneficial owner of old notes in order for the custodial entity through which you hold your old notes to validly tender old notes on your behalf and have you participate in the election offers. If the custodial entity through which you hold your old notes fails to validly deliver the Letter of Transmittal and copies of Instruction Letters, you will not be able to participate in the election offers.

Holders entitled to participate that have not previously tendered their old notes may elect not to tender via ATOP but instead to sign an Election Agreement indicating a choice among the options. If you are one of these holders, to receive consideration under the APE, you will be required to irrevocably transfer your eligible notes, subject to certain conditions, at a later date, as described below. You will receive consideration under the APE only after you have irrevocably transferred your eligible notes for cancellation.

Election (Without Tender) Procedures for Eligible Notes (for holders that have not participated in our APE and choose to tender at a later date)
If you are a holder that did not consent to the terms of our APE and/or tender your old notes in connection with our APE solicitation on or before December 12, 2003 (and fall within Category 1 above under "Introduction—Who Can Elect"), you may make an election among the options without tendering your old notes via ATOP. You have the option instead to sign an Election Agreement indicating your election among the options and noting that you choose to retain possession of all of your old notes pending the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the January 6, 2005 U.S. Bankruptcy Court order. Eligible holders that make an election without tendering their old notes will only receive the new securities (and any payments on the new securities) and/or the cash payment, as the case may be, when they irrevocably transfer old notes for cancellation. See "Introduction—Our APE and the Election Offers" and "The Election Offers—Participating in the Election Offers."
Delivery of New Securities and Making of the Cash Payment
We will deliver, or arrange to be delivered, new notes issued or any cash payment made for existing debt upon consummation of the transactions contemplated in the APE to the DTC participant's account that you specify in a Letter of Transmittal, if you tender now via ATOP. Prior to the date on which we deliver new securities under the APE, we intend to enter into arrangements with Caja de Valores (the Argentine securities depositary or Caja de Valores), which will maintain the register of all our book-entry shares, including the Class C shares. We will deliver the Class C shares in trust to a local custodian, on or about the date we deliver new securities under the APE. If you have provided instructions to have any Class C shares you are entitled to receive delivered to an account at Caja de Valores, and you have instructed your custodian to submit a matching instruction to receive such shares, the local custodian will promptly effect the transfer of those Class C shares and request Caja de Valores to register the transfer. In these circumstances, if you are a non-Argentine legal entity, you may need to register in accordance with Section 123 of the Argentine Corporations Law as a foreign shareholder to be able to fully exercise your rights as a shareholder. This does not apply to you if you are an individual. See "Risk Factors—Risks Relating to the New Shares." We will not deliver Class C shares to DTC accounts, Euroclear accounts or Clearstream, Luxembourg accounts. If you have not provided instructions, or if you are not entitled to take delivery of the Class C shares because you have chosen not to tender your old notes at this time, the Class C shares you would be entitled to receive will be held in custody by the local custodian until you have met the conditions for a transfer of those Class C shares to another account.

In the Letter of Transmittal, the registered holder of your eligible notes must provide the Exchange Agent with instructions to have any Class C shares allocated to you registered, if you have an account with Caja de Valores, under your name, and if you do not have an account with Caja de Valores, under the name of your custodian, if your custodian has an account with Caja de Valores, on the register maintained by Caja de Valores. You must also instruct your custodian to submit corresponding matching instructions to receive the Class C shares on your behalf. Class C shares may be converted into Class D shares, as described below under "—The New Shares" and "Description of Our Share Capital and Our Amended Bylaws." In compliance with applicable Argentine securities regulations, we have applied to have all our shares listed on the BCBA but not to have the Class A shares, Class B shares or Class C shares authorized to trade on the BCBA. In compliance with applicable Argentine securities regulations, we have applied to have the Class D shares listed with and authorized to trade on the BCBA, as early as practicable after delivery of Class C shares. If you hold your eligible notes through an account at Euroclear or Clearstream, Luxembourg you should consult with your broker to arrange delivery of your Class C shares to the account of Euroclear or Clearstream, Luxembourg at Caja de Valores. Once the CNV has approved the public offering of our new Class D shares, we will be able to deliver the Class D shares, if requested by a holder of Class C shares, to the account at Caja de Valores specified by the converting shareholder, including Euroclear's account at Caja de Valores.

If you do not tender now and participate in the election offers by delivering an Election Agreement, we will only make delivery of the consideration at a later date, after you have irrevocably transferred your eligible notes for cancellation.
Before we can issue new notes and new shares under our APE the following approvals will be required:
a)	approval by the CNV and the BCBA of the public offering, issuance and listing of all shares representing our capital stock and authorization to trade Class D shares; and
b)	approval by the CNV and the BCBA of the issuance of the new notes; and
c)	approval by the CNV and recordation by the IGJ of our amended bylaws.

We have made submissions to the CNV and the BCBA to apply for approval of our amended bylaws and the issuance of new shares and new notes, and will request approval as promptly as practicable after the allocation of new securities following the expiration and taking into account the results of these election offers.
Failure to Elect
You will receive consideration under one or more of the options contemplated in the APE and we intend to instruct the trustee to cancel the old notes as promptly as practicable, subject to certain conditions, after consummation of the transactions in our APE, whether or not you make an election.

If you do not elect before the expiration date and you are not a U.S. retail holder that falls within Category 2, we will make available to you your ratable share of consideration from the options that have not been taken up by holders of existing debt that have elected before the expiration date (including those that elected on or before December 12, 2003).

If you are a U.S. retail holder that falls within Category 2 and you do not make an election now to change your option, you will receive the cash option, unless we are required to reallocate your choice to the combined option in accordance with the APE. See "Introduction—Treatment of Existing Debt As To Which No Election Is Made." The U.S. Bankruptcy Court has found that the cash option is less valuable than the other options. See "Introduction—Our APE and the Election Offers" and "Description of the Options—Failure to Elect."
Accounting Treatment
Argentine GAAP establishes that an exchange of debt instruments with substantially different terms is a debt extinguishment and that the old debt instrument should no longer be recognized. Under Argentine GAAP, an exchange of debt instruments is deemed to have occurred if the newly issued debt instruments are substantially different and the present value of the cash flows under the terms of the new debt instrument differs by at least 10 percent from the present value of the remaining cash flows under the terms of the original (or old) debt instrument. The new debt and equity instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized.

For U.S. GAAP purposes, our restructuring is treated as a troubled debt restructuring in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The carrying amount of the existing debt is reduced by the amount of cash paid and the fair value of the shares issued. The difference between this amount and the total future cash payments specified by the new notes is recognized as a gain. See "Unaudited Pro Forma Consolidated Financial Statements."
Taxation
For U.S. federal income tax purposes, the exchange by a U.S. Holder (as defined in "Certain U.S. Tax Considerations") of the 9 1/4% Notes due 2002, 10 1/2% Notes due 2007, 13.125% Notes due 2009 and/or 10 1/2% Notes due 2018 (which we refer to collectively as the old fixed rate notes) for the new notes or a combination of new notes and Class C shares should be treated as a recapitalization. The exchange by a U.S. Holder of the Floating Rate Notes due 2003 (which we refer to as the old floating rate notes) for the new notes or a combination of the new notes and the new shares will be a taxable exchange. Under this treatment, a U.S. Holder that exchanges the old fixed rate notes for new notes and/or Class C shares generally should not recognize any taxable gain or loss on such exchange, unless such U.S. Holder elects (or is deemed to have elected) the cash option. If the U.S. Holder receives cash in the exchange of such old notes, that U.S. Holder generally will be taxed on the capital gain, if any, equal to the lesser of the amount of the total gain realized or the amount of cash received in respect of such notes. A U.S. Holder that exchanges the old floating rate notes for new notes and/or Class C shares generally will recognize capital gain or loss on such exchange. Due to the absence of direct authority as to the proper characterization of the exchange resulting from the participation in the election options, no assurance can be given that the Internal Revenue Service (or IRS) will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the exchange could result in different U.S. federal income tax consequences to a U.S. Holder, including the ability to recognize loss, if any, on the exchange. See "Certain U.S. Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the new securities pursuant to the election offers.
Exchange Agent	JPMorgan Chase Bank is the Exchange Agent for the election offers. The address and telephone and facsimile number of the Exchange Agent is set forth on the back cover page of this prospectus.
Brokerage Commissions	You are not required to pay any brokerage commissions to the Exchange Agent.
Further Information
If you have any questions about or need assistance concerning the election offers, including how to arrange for a document to be notarized and apostilled, you may contact the Exchange Agent at its telephone number and address on the back cover page of this prospectus or us at our telephone number and address on the back cover page of this prospectus. You may obtain additional copies of this prospectus and the related documentation accompanying this prospectus by contacting the Exchange Agent.
Risk Factors
You should carefully review the information included under "Introduction—Our APE and the Election Offers," "Prospectus Summary—Recent Developments" and "Risk Factors." You should understand that an investment in the new securities involves a high degree of risk, including the significant possibility of loss of your entire investment.

The New Notes and the Cash Payment

Issuer	Multicanal S.A.
New Notes
We are offering up to U.S.$142.3 million aggregate principal amount of new notes. The new notes, together with the new notes to be delivered to holders that are not eligible to participate in these election offers, will comprise three series, 10-Year Notes in an aggregate principal amount of up to U.S.$80.3 million, the 7-Year Fixed Rate Notes and the 7-Year FRNs in an aggregate principal amount of up to U.S.$143 million. However, for voting and other purposes, the holders of the 7-Year Fixed Rate Notes and the 7-Year FRNs will be required to vote together and will be treated as a single class of security holders.
Maturity Date of the New Notes
7-Year Notes
Principal is payable in installments due on the third (5% of outstanding principal amount), fourth (10% of outstanding principal amount), fifth (15% of outstanding principal amount), and sixth anniversary of the date we accept eligible notes upon expiration of these election offers (20% of outstanding principal amount) and the balance on the seventh anniversary of the date we accept eligible notes upon expiration of these election offers.
10-Year Notes	Principal is payable on the tenth anniversary of the date we accept eligible notes upon expiration of these election offers.
Interest
7-Year Fixed Rate Notes
Interest will accrue on the outstanding principal amount at an interest rate of seven percent (7%) per annum, payable in arrears semi-annually (except for the first interest payment, which will be made on the date we deliver or make the new securities available under the APE and shall be in respect of interest accrued from December 10, 2003 through the date we accept eligible notes upon expiration of these election offers, and the second interest payment, which will be made on the date that is six months after we accept eligible notes upon expiration of these election offers, if we consummate the transactions contemplated in the APE before such date).

7-Year FRNs
Interest will accrue from December 10, 2003 on the outstanding principal amount at an annual interest rate equal to the three-month LIBOR plus a margin that is equal to the difference between (i) seven percent (7%) and (ii) the 7-year US SWAP rate, which shall be the midpoint of the bid and asked rates as indicated by Bloomberg on page IRSB18 as of 4:00 p.m. on the business day immediately preceding the date we accept eligible notes upon expiration of these election offers. Interest is payable in arrears quarterly, except for the first interest payment, which will be made on the date we deliver or make the new securities available under the APE and shall be in respect of interest accrued from December 10, 2003 through the date we accept eligible notes upon expiration of these election offers, and the second interest payment, which will be made on the date that is three months after the date we accept eligible notes upon expiration of these election offers, if we consummate the transactions contemplated in the APE before such date.
10-Year Notes
Interest will accrue on the principal amount at a rate of 2.5% per annum from December 10, 2003 to (but excluding) the fourth anniversary of the date we accept eligible notes upon expiration of these election offers, 3.5% per annum from the fourth anniversary of the date we accept eligible notes upon expiration of these election offers to (but excluding) the eighth anniversary of the date we accept eligible notes upon expiration of these election offers, and 4.5% per annum from the eighth anniversary of the date we accept eligible notes upon expiration of these election offers to (but excluding) the maturity date. Interest is payable in arrears semi-annually, except for the first interest payment, which will be made on the date we deliver or make the new securities available under the APE and shall be in respect of interest accrued from December 10, 2003 through the date we accept eligible notes upon expiration of these election offers, and the second interest payment, which will be made on the date that is six months after we accept eligible notes upon expiration of these election offers, if we consummate the transactions contemplated in the APE before such date.
Cash Payment
Interest on the cash payment made to all holders that elect or are deemed to have elected the cash option is payable at an annual rate of 2% from December 10, 2003 to but excluding the date on which we make the cash payment.

Payment of Additional Amounts
All payments made by us under or with respect to the 7-Year Fixed Rate Notes and the 10-Year Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes imposed or levied by or on behalf of any taxing authority within Argentina or any political subdivision or taxing authority thereof, unless we are required to withhold or deduct taxes by law or by the official interpretation or application thereof. If the withholding or deduction would apply, we will be required, subject to certain conditions, to pay additional amounts. See "Description of the New Notes—Payment of Additional Amounts."

Our obligation to pay additional amounts under the 7-Year FRNs will be subject to a maximum level not to exceed the amount required to gross-up payments for withholdings on interest payments to a bank domiciled in a jurisdiction that (i) is not deemed to be of low or zero taxation pursuant to Decree No. 916/2004, or (ii) has entered into an exchange of information agreement with Argentina and that is not limited by banking or other secrecy rules in respect of requests made by the tax authority of such jurisdiction.
Status and Ranking
The new notes will constitute obligaciones negociables (non-convertible negotiable obligations) under, and will be issued pursuant to and in compliance with, all of the requirements of Argentine Law No. 23,576, as amended by Argentine Law No. 23,962, which we refer to as the Negotiable Obligations Law and any other applicable Argentine laws and regulations. Except to the extent of any balance held in the reserve accounts contemplated in the indentures for the new notes as collateral for the benefit of the holders of new notes, our payment obligations under the new notes will, except as is or may be provided by Argentine law, at all times rank at least pari passu in priority of payment with all of our other present and future unsecured and unsubordinated obligations from time to time outstanding. See "Description of the New Notes—Reserve Accounts."
Optional Redemption
We may redeem the 7-Year FRNs in whole or in part at any time, subject only to the payment by us of broken funding fees compensating the holder for losses incurred (or deemed incurred) as a result of the need to redeploy funds due to a redemption on a date other than an interest payment date, as described in more detail under "Description of the New Notes—Redemption." Neither the 7-Year Fixed Rate Notes nor the 10-Year Notes will have the benefit of an optional redemption.

Restrictive Covenants
So long as any of the new notes are outstanding our ability to incur indebtedness and enter into certain other transactions will be limited. So long as the 7-Year Notes are outstanding, our total consolidated indebtedness is subject to certain limits. For a description of other restrictive covenants under the new notes and a comparison to the restrictive covenants in the old notes, see "—Comparison of Rights of Holders of Old Notes and the New Notes" and "Description of the New Notes—Certain Covenants."
Events of Default
A default is any event that is, or after notice or passage of time or both would be, an event of default. For a description of events of default, see "Description of the New Notes—Events of Default; Remedies; Waiver of Default."
Dividends
We are subject to legal and contractual restrictions on paying dividends as long as the 7-Year Notes remain outstanding. For a description of Argentine laws, decrees and/or regulations affecting the remittance of dividends, interest and/or other payments to non-Argentine holders of the new notes, see "Risk Factors—Risks Relating to Argentina."
Reserve Accounts
For so long as the 7-Year Notes are outstanding, we will be required to maintain with the trustee located in New York two U.S. dollar-denominated reserve accounts. See "Description of the New Notes—Reserve Accounts."
Modification of Terms or Rights	For provisions relating to modification of the terms of the new notes or the rights of holders of new notes, see "Description of the New Notes—Meetings of Holders; Modification and Waiver."
Trustee, Transfer Agent, Principal Paying Agent and Paying Agent
We have appointed Law Debenture Trust Company of New York as trustee under the indentures governing the new notes. The trustee may require an indemnity reasonably satisfactory to it and notice from a certain percentage of holders before taking action. See "Description of the New Notes."
Listing	We intend to apply to list the 7-Year Fixed Rate Notes and the 10-Year Notes in Argentina on the BCBA and the Mercado Abierto Electrónico (Electronic Open Market or MAE).
Form and Denomination	The new notes will be issued in global form in denominations of U.S.$1.00 and integral multiples of U.S.$1.00.

Governing Law
The Negotiable Obligations Law will govern the requirements for the new notes to qualify as obligaciones negociables (non-convertible negotiable obligations). The Negotiable Obligations Law together with the Argentine Corporations Law and other applicable Argentine laws and regulations will govern our capacity and corporate authorization to execute and deliver the new notes and the offering of the new notes in Argentina. All other matters in respect of the new notes will be governed by and construed in accordance with the law of the State of New York, United States of America.

Comparison of Rights of Holders of the Old Notes and the New Notes

        The terms and conditions of the 10-Year Notes, the 7-Year Fixed Rate Notes and the 7-Year FRNs will be similar to the old notes, with the principal differences including the following:

  •
  the maturity and principal payment schedule;

  •
  the rate of interest;

  •
  the cross-acceleration provisions;

  •
  the conditions involving mergers, consolidation, sales and leases relating to us and our subsidiaries, which will permit certain mergers with other Argentine entities involved in our same line of business;

  •
  our reporting obligations to holders of the new notes;

  •
  certain provisions that limit our ability to incur indebtedness;

  •
  certain provisions that limit our ability to make certain types of payments; and

  •
  certain modification to the limitation on our ability to sell assets.

        For a description of the terms of the new notes, see "Description of the New Notes." Forms of the new indentures governing our new notes, to be executed when we consummate the transactions in our APE, are filed as exhibits to the registration statement of which this prospectus forms a part. They are also available for inspection at our principal offices and those of the Exchange Agent. You can obtain copies of the indenture and the supplemental indenture(s) pursuant to which your old notes were issued at the offices of The Bank of New York, the trustee under such indentures, at 101 Barclay Street, New York, New York, 10286 and at our offices, at the address listed on the back cover page of this prospectus.

The New Shares

Issuer	Multicanal S.A.
Title
Class C shares of our common stock convertible into Class D shares of our common stock at a ratio of one to one. The Class C shares and the Class D shares will be book-entry form only. We have applied to have the Class C shares listed on the BCBA but not to be authorized to trade on the BCBA. Each Class C share shall be convertible, at the option of the holder or in certain cases mandatorily, into one Class D share of our common stock, having one vote each. We have applied to have the Class D shares listed with and authorized to trade on the BCBA, as early as practicable after delivery of Class C shares. You can read more about our Class C shares and Class D shares under "Description of Our Share Capital and our Amended Bylaws."
Amount
Up to 124,965,696 Class C shares of common stock. The Class C shares offered in these election offers, together with the Class C shares to be delivered to holders of existing debt that are not eligible to participate in these election offers, will represent up to approximately 35% of our post-issuance fully diluted capital as well as up to approximately 14% of the total voting power. Holders of Class C shares are also entitled to the special minority rights described under "Description of Our Share Capital and Our Amended Bylaws—Special Minority Rights."
Share Register
Prior to the date on which we deliver new securities under the APE, we intend to enter into arrangements with Caja de Valores, which will maintain the register of all our book entry shares, including Class C shares. Thus, all transfers of book-entry shares will be registered by Caja de Valores on the basis of instructions received from us, except in the case of Class D shares, where no instructions from us will be needed. On the issuance date, we will instruct Caja de Valores to record a local custodian as the holder of all Class C shares. Our local custodian will hold those Class C shares for those who have elected the combined option. We will instruct our local custodian to deliver those Class C shares you are entitled to receive to your or your custodian's, as applicable, account at Caja de Valores, and to request Caja de Valores to register them in your name or in your custodian's name. If you are a beneficial owner who instructed the registered holder of your old notes to tender old notes on your behalf and you would like to hold Class C shares you are entitled to receive through the account at Caja de Valores of the registered holder of your old notes, we will instruct our local custodian to deliver those shares to the registered holder of your old notes or its custodian in accordance with instructions that you provide to us.

If you are a non-Argentine legal entity (but not if you are an individual), you may need to register in accordance with Section 123 of the Argentine Corporations Law as a foreign shareholder to be able to fully exercise your rights as a shareholder. See "Risk Factors—Risks Relating to the New Shares."

If you are eligible and you participate in the election offers, the registered holder of your eligible notes must provide the Exchange Agent with a Letter of Transmittal regarding the name under which Class C shares you are entitled to receive must be registered on the register maintained by Caja de Valores. If you do not have an account with Caja de Valores and do not want to hold your shares through our local custodian, you must designate your own custodian with an account at Caja de Valores. You should contact your broker to determine if it has an account at Caja de Valores and whether your broker can act as your custodian for any Class C shares you may be entitled to receive.
Dividends
Under Argentine law and our amended bylaws, the holders of our common stock will declare and determine payment of annual dividends, to the extent permitted by law, generally but not necessarily on the recommendation of the Board. See "Description of our Share Capital and Our Amended Bylaws—Special Minority Rights." See also "Description of the New Notes—Certain Covenants."
Liquidation Preference	None.
Voting Rights/Appointment of Directors
Directors will be elected by a majority of the holders of each class of shares. Holders of Class A shares will be entitled to appoint five of nine directors and five of nine alternate directors. Holders of Class B shares will be entitled to appoint one director and one alternate director. Holders of Class C shares will be entitled to elect (i) three of the nine directors and three alternate directors for so long as the Class C shares represent 30% or more of our outstanding capital stock as of the time of the election, (ii) two directors and two alternate directors if such percentage is less than 30% but equal to or greater than 20% and (iii) one director and one alternate director if such percentage is less than 20% but equal to or greater than 11.11%. Quorums for all Board meetings in which a specified matter (we list the specified matters under "Description of Our Share Capital and Our Amended Bylaws—Special Minority Rights") will be decided shall require the presence of at least one Class C director. However, if there is no quorum after one attempt to call a meeting with proper notice of at least ten days, the meeting will be held on the next attempt (at least ten Argentine business days later), whether or not a quorum is present. Class C shares held by our local custodian on behalf of holders that have not tendered or irrevocably transferred old notes for cancellation or taken delivery of any Class C shares they are entitled to receive will be taken into account for purposes of determining whether the quorum requirements for a shareholders' meeting have been met. The custodian will be instructed to abstain from voting those Class C shares. According to a decision issued by the CNV on November 21, 2002, the shares held by a shareholder that voluntarily abstains from voting in a shareholder meeting are disregarded in calculating the denominator used to determine whether majority approval has been obtained.

After the issuance of Class D shares, our Board will have ten members. Holders of Class A shares will be entitled to appoint five directors and five alternate directors. Holders of Class B shares will be entitled to appoint one director and one alternate director. The total number of directors that can be elected by holders of Class C shares and Class D shares in the aggregate may not exceed four. If Class D shares represent (i) 30% or more of our outstanding capital stock as of the time of the election, holders of Class D shares will be entitled to elect three directors and three alternate directors; (ii) less than 30% but equal to or greater than 20%, two directors and two alternate directors; (iii) if such percentage is less than 20%, one director and one alternate director.

For so long as the Class C shares represent at least 15% of our total share capital, decisions relating to specified matters will not be validly taken if one or more Class C directors or the holders of the Class C shares, acting as a class, oppose the decision at a meeting of the Board or, if applicable, our shareholders called for the purpose of discussing the decision. For a description of the specified matters, see "Description of Our Share Capital and Our Amended Bylaws—Special Minority Rights" below.

In the event that the holders of Class C shares hold less than 11.11% but 5% or more of our equity, the holders of the Class C shares (voting as a class) will have no right to appoint any director, and instead, to the extent that they hold 5% or more of our equity, will have the right to appoint one syndic and one alternate syndic in a supervisory committee of three syndics. To the extent that the holders of the Class C shares hold less than 5% of our equity and are therefore no longer entitled to appoint a syndic, holders of Class D shares (voting as a class) shall be entitled to appoint one syndic and one alternate syndic instead; provided that, at the time of such election, the Class D shares hold 5% or more of our equity. If holders of Class D shares hold less than 5% of our equity, holders of the Class A shares of our common stock and the holders of Class B shares of our common stock (voting as a class) shall be entitled to appoint the syndic that holders of Class C shares or Class D shares, as applicable, would have appointed if they held over 5%.
Transfer Restrictions
Any holder of Class C shares may transfer any or all of its Class C shares to any third party provided that such person is not (i) a competitor, (ii) a direct or indirect holder of Class A shares or Class B shares, or (iii) an entity under direct or indirect control of a competitor or a direct or indirect holder of Class A shares or Class B shares, and the holder complies with all applicable transfer procedures. To ensure compliance with these restrictions, if a holder of Class C shares wishes to transfer its shares to a third party, it must give prior written notice to the Board of its intention to transfer, disclosing certain details relating to the prospective purchaser. If the Board determines that the prospective purchaser is a competitor and thus the transfer is considered an event of mandatory conversion, the Board shall inform the proposed transferor of the Class C shares that the intended transfer is an event of mandatory conversion.

If notwithstanding receiving a notice of mandatory conversion from the Board, the owner of Class C shares gives us notice that it has proceeded with the transfer considered by our Board, the Class C shares so transferred shall be automatically converted into Class D shares. See "Description of Our Share Capital and Our Amended Bylaws—Transfer Restrictions."

Under our amended bylaws, a competitor is any person whose operations (or those of its affiliates) consist of providing ancillary broadcasting services (servicios complementarios de radiodifusión within the meaning of Law No. 25,285, Ley de Radiodifusión (the Broadcasting Law)) or whose assets consist primarily of shares of (or direct or indirect equity interests in) companies whose operations consist primarily of ancillary broadcasting services. Under our amended bylaws, any of the following persons, their affiliates or their respective legal or economic successors is also a competitor: Telefónica de Argentina, Telecom S.A., Cablevisión S.A., Hicks Tate & Muse, Liberty Media, Grupo Perfil-Editorial Perfil, Grupo Anibal Vigil (Families Vigil and Terra Vigil), Grupo Uno S.A., S.A. La Nación, Grupo Daniel Haddad, Grupo Globo, Grupo Bandeirantes, Grupo Silvio Santos (SBT), Grupo Folha de Sao Paolo, Grupo o Estado de Sao Paulo and Grupo RBS.

The Class C shares will be entitled to tag along rights in the event of a sale, transfer, assignment or other disposal of Class A shares and/or Class B shares under the circumstances described in more detail under "Description of Our Share Capital and Our Amended Bylaws—Tag Along Rights." These rights allow a holder of Class C shares that satisfies the notice conditions to transfer a number of its Class C shares to be determined based on a formula described in our amended bylaws for the same consideration as the transferor of Class A shares or Class B shares, as the case may be.
Change of Control
If Grupo Clarín, any of its affiliates or successors elects to sell all of its Class A shares to one or more third parties and certain conditions are met, Grupo Clarín, any of its affiliates or successors may require all holders of Class C shares to sell all of their Class C shares to the prospective buyer at the same price and on the same terms and conditions as Grupo Clarín, any of its affiliates or successors. See "Description of our Share Capital and Our Amended Bylaws—Drag Along Rights."
Preemptive Rights
Under Argentine law and our amended bylaws our shareholders have preemptive rights. See "Risk Factors—Risks Relating to the New Shares" and "Description of Our Share Capital and Our Amended Bylaws—Preemptive Rights and Accretion Rights."
Redemption
Our shares, including the Class C shares and Class D shares, will be subject to redemption in connection with a reduction in capital by majority vote of shareholders at an extraordinary shareholders' meeting. See "Description of Our Share Capital and Our Amended Bylaws—Redemption and Repurchase."
Form and Delivery	See "—Share Register" above.
Governing Law	Argentina.

Timeline for the Election Offers

        This timeline has been prepared based on our best estimate of when expected events will occur, but the consummation of the transactions contemplated in our APE, including the election offers, may take longer than we have indicated in this timeline. We are subject to ongoing court proceedings in the United States that may affect the timing described in this timeline and prospectus. See "Introduction—Our APE and the Election Offers." Furthermore, unforeseen changes to Argentine law or other events could cause the actual timeline to differ from the description set forth below. Finally, we prepared this timeline on the assumption that the transactions contemplated in the APE will be consummated.

Date and Time	Events
Commencement of the Election Offers: T	Instruct publication of notices in Buenos Aires, New York and Luxembourg
T+14 days	Date of last publication of notices

T+44 days	Expiration date

T+60 days	Announcement of allocation results(1)

As promptly as practicable thereafter(2)	Delivery Date(3)

(1)
When we allocate among the options, we will treat old notes as to which elections are made pursuant to the election offers described in this prospectus (whether the notes have been or are tendered, or are made subject to an Election Agreement) equally with and added to existing debt tendered into or made subject to an agreement to participate in the APE on or before December 12, 2003.

(2)
After the announcement of the allocation results the following steps must be completed prior to the issuance of the new securities and the making of the cash payment on the Delivery Date: the regulatory approvals described under "Prospectus Summary—Required Approvals" must be obtained to permit (i) the U.S.$15 million to be released from the trust account established by our controlling shareholder for contribution as equity, and (ii) the increase in our capital stock to reflect the U.S. $15 million equity contribution and the debt exchange as approved on May 7, 2004 by our shareholders.

(3)
If you elect to participate in the election offers not by tendering via ATOP but instead by completing an Election Agreement in accordance with the procedures set forth under "The Election Offers—Participating in the Election Offers," you will not be able to obtain delivery of the new securities, any payments on the new securities, and/or the cash payment, as the case may be, pending the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the January 6, 2005 U.S. Bankruptcy Court order, or prior to such date if your eligible notes are irrevocably transferred for cancellation with your consent or upon instruction by a court of competent jurisdiction requiring you to transfer your notes for cancellation. See "Introduction—Our APE and the Election Offers."

 INTRODUCTION

        To complete the debt restructuring contemplated in our APE, we are making these election offers to certain of our holders of old notes, who will be entitled to exchange old notes by electing among the three options available under our APE, which we describe in this prospectus. These election offers result from the requirements set forth in a decision dated April 14, 2004 issued by the Buenos Aires Court confirming the debt restructuring contemplated in our APE, as well as the requirements of the U.S. Bankruptcy Court to grant recognition to our APE in the United States under Section 304 of the U.S. Bankruptcy Code. For the purpose of allocating the options available under our APE, we will treat any election made by these holders in the same way we treat the elections made by holders of our existing debt that consented to the terms of our APE and/or tendered their notes on or before December 12, 2003. Upon completion of these offers, we intend to consummate the transactions contemplated in our APE and deliver, or make available (subject to the terms of any election agreement you may execute; see "The Election Offers—Participating in the Election Offers"), to all holders of our existing debt (including holders of old notes entitled to participate in these election offers) the securities and/or cash they are entitled to receive pursuant to our APE.

        A U.S. Bankruptcy Court order related to our APE was appealed to the U.S. District Court. On September 28, 2005, the U.S. District Court affirmed (with the limitation noted below) prior rulings of the U.S. Bankruptcy Court granting recognition to our APE in the United States to the extent our APE has been confirmed in Argentina and dismissing the involuntary Chapter 11 petition brought by Huff against us. The U.S. District Court, however, rejected our argument that the offering of the securities contemplated in the cures could be made in reliance upon Section 3(a)(9) of the Securities Act, and remanded the case to the U.S. Bankruptcy Court for further proceedings as to the legality of the measures proposed by us to implement the cures required by the Buenos Aires Court in its decision confirming the APE and by the U.S. Bankruptcy Court under Section 5 of the Securities Act and the sufficiency of such measures under Section 304 of the U.S. Bankruptcy Code. We have presented our legal arguments following the schedule set forth by the U.S. Bankruptcy Court. Huff's response to these arguments is pending. Additionally, Huff filed notices of appeal of the U.S. District Court's September 28, 2005 rulings on October 27, 2005, and we filed notices of cross appeal of the U.S. District Court's September 28, 2005 ruling on November 9, 2005. We and Huff have submitted a further stipulation to stay these United States Court of Appeals for the Second Circuit (which we refer to as the Second Circuit) appeals. See "—Our APE and the Election Offers." The September 28, 2005 decision is filed as an exhibit to the registration statement of which this prospectus forms a part.

Our APE and the Election Offers

        An acuerdo preventivo extrajudicial or APE is one of the three types of insolvency proceedings under the Argentine Insolvency Law. An APE involves a privately negotiated debt restructuring supported by a qualified majority of a debtor's affected unsecured creditors that is submitted for judicial confirmation. Once finally confirmed by an Argentine court, an APE binds all creditors affected by it, including dissenting creditors.

        Our ability to make payments on our foreign currency-denominated indebtedness was curtailed by several measures of economic policy introduced on and after December 1, 2001. In 2002, our financial condition was severely affected by Argentina's economic crisis and we defaulted on payments on all our existing debt. Beginning in September 2002, a series of quiebra petitions, were filed in Argentine courts by Argentine retail noteholders; by the end of 2002, over 20 such petitions had been filed. We stayed these petitions by depositing in escrow with the relevant court an amount sufficient to cover the alleged claims filed by the petitioners, thereby evidencing a degree of solvency. The escrowed amounts totaled approximately Ps.4 million, and we would have been obligated to escrow additional funds in the event further quiebra petitions were filed. In early 2003, in an effort to stem further quiebra filings, we submitted to our financial creditors a proposal to restructure our financial debt. Our restructuring proposal was set forth in an APE.

        Our APE will permit us to reduce the total nominal (contractual) amount of our outstanding bank and financial indebtedness as of June 30, 2005, or existing debt, to approximately U.S.$224.7 million by (i) buying back from holders approximately U.S.$125 million of the principal amount of our existing debt with an aggregate cash payment of U.S.$37.5 million plus payment of interest accrued in accordance with the terms of the restructuring from December 10, 2003 of Ps.3.4 million, (ii) exchanging approximately U.S.$76.5 million principal amount of our existing debt for U.S.$80.3 million of our 10-Year Notes, and (iii) exchanging approximately U.S.$324.9 million principal amount of our existing debt for U.S.$143.0 million of our 7-Year Notes and Class C shares of common stock, representing approximately 35% of our total capital on a fully diluted basis. Our APE contemplates the following three options:

  •
  receiving U.S.$1,050 principal amount of our 10-Year Notes for each U.S.$1,000 principal amount of our existing debt, or the par option;

  •
  receiving (A) U.S.$440 principal amount of either (i) our 7-Year Fixed Rate Notes or (ii) our 7-Year FRNs and (B) 641 Class C shares of common stock, for each U.S.$1,000 principal amount of our existing debt, or the combined option; and

  •
  receiving a cash payment of U.S.$300 for each U.S.$1,000 principal amount of our existing debt, or the cash option.

        Based on the approvals obtained at a bondholders' meeting held on December 10, 2003, and the support provided by commercial bank creditors, we announced on December 13, 2003 that the requisite majority of affected creditors had consented to the restructuring set forth in the APE. As of December 12, 2003, the date on which our APE solicitation was completed, holders of approximately (i) U.S.$116,942,700 aggregate principal amount of existing debt had elected the par option, (ii) U.S.$181,594,700 aggregate principal amount of existing debt had elected the combined option, and (iii) U.S.$44,088,500 aggregate principal amount of existing debt had elected the cash option.

        On December 16, 2003, we filed our APE together with evidence of the consents and approvals obtained from our creditors with the Buenos Aires Court seeking judicial confirmation. As ordered by the Buenos Aires Court on December 17, 2003, we published the statutory notices and creditors had a right to file objections to the confirmation of our APE until February 13, 2004. We faced significant opposition to the confirmation of our APE in Argentina, primarily from State Street Bank, the nominee for old notes held by Huff. Among other arguments, Huff claimed that we had discriminated against creditors affected by the APE that had voted against its approval at the December 10, 2003 bondholders meeting or abstained from voting at that meeting because their distributions would be determined only after determining the distribution of the "yes" voters and consenting creditors. On April 14, 2004, the Buenos Aires Court issued a decision rejecting the objections filed, including Huff's, and confirming the APE. The Buenos Aires Court held that all affected creditors should be treated equally, and ordered that both (i) persons present at the bondholders' meeting held on December 10, 2003 who voted against or abstained from voting and (ii) creditors that were not present at the bondholders' meeting held on December 10, 2003 be permitted to exercise within a 30-day period following publication of certain notices the right to elect among the three options under our APE. The Buenos Aires Court also ordered that such elections be given the same treatment as those made at the December 10, 2003 bondholders' meeting by the creditors that approved our proposal. In other words, for purposes of the reallocation, we will treat those elections as we treat elections made on or before December 12, 2003.

        On October 4, 2004 the Court of Commercial Appeals rendered a decision affirming the April 14, 2004 decision of the Buenos Aires Court. On December 14, 2004 the Court of Commercial Appeals

dismissed an extraordinary appeal filed by Huff against its decision of October 4, 2004 affirming the lower court's confirmation of our APE. Huff subsequently filed a "recurso de queja" (an ex parte proceeding seeking that an appellate court reverse a decision of a lower court denying the granting of an appeal) with the Argentine Supreme Court (which we refer to as the Supreme Court) seeking to reverse the decision rendered by the Court of Commercial Appeals. The Supreme Court dismissed Huff's "recurso de queja" in April 2005. In the meantime, Huff made several submissions to the Buenos Aires Court seeking to delay the publication of notices contemplated in the April 14, 2004 decision. Huff's applications were rejected by the Buenos Aires Court on May 16, 2005. On May 26, 2005 the Buenos Aires Court rejected an appeal of the May 16, 2005 decision submitted by Huff that same day. To our knowledge, Huff did not seek to reverse the May 26, 2005 rejection of the appeal.

        Huff also brought action against us in New York State courts on December 19, 2003, seeking, among other things, to enjoin the continuation of the APE proceedings in Argentina. On January 16, 2004, our Board filed a petition under Section 304 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, seeking to protect our APE proceedings in Argentina and to obtain recognition of our APE in the United States to the extent confirmed by the Buenos Aires Court. On January 28, 2004, two Huff-controlled entities and a Mr. Willard Alexander sought to initiate an involuntary proceeding under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court.

        On January 30, 2004, the U.S. Bankruptcy Court entered an order allowing:

  (a)
  us to take all actions to participate in, conduct, or take any action in furtherance of, our APE under the jurisdiction of the Buenos Aires Court to the fullest extent permitted under Argentine law;

  (b)
  any creditor, equity holder, party in interest or any other person, entity, court or governmental unit (including, without limitation, the two Huff-controlled entities and Mr. Willard Alexander) to take all actions to participate in, conduct, or take any action in furtherance of, our APE and our APE proceedings, to the fullest extent permitted under Argentine law; and

  (c)
  any creditor, equity holder, party in interest or any other person, entity, court or governmental unit (including, without limitation, the two Huff-controlled entities and Mr. Willard Alexander) to take all actions in the Buenos Aires Court (and any right to appeal any decision of such Argentine court) to oppose our APE or our APE proceedings to the fullest extent permitted under Argentine law.

        The January 30, 2004 order of the U.S. Bankruptcy Court ensured that the filing of the involuntary petition by the two Huff-controlled entities and Mr. Willard Alexander did not interfere with participation by our creditors or any other person in our APE proceedings. The order made clear that any person's or party's participation in the APE or the APE proceedings in Argentina was not prohibited or limited by application of the automatic stay provisions of the U.S. Bankruptcy Code.

        On March 12, 2004, the U.S. Bankruptcy Court denied a motion to dismiss the Section 304 proceeding by Huff seeking a declaration that its rights as an alleged holder of notes issued by us and placed, among other markets, in the United States, pursuant to indentures subject to the Trust Indenture Act of 1939, as amended, cannot, as a matter of law, be impaired by a foreign bankruptcy proceeding, and that for that reason the relief requested in the abovementioned Section 304 proceeding should be denied in our case.

        On August 27, 2004, the U.S. Bankruptcy Court rendered a preliminary decision in the Section 304 proceeding indicating its intention to grant the relief requested by our Board and dismiss the involuntary petition. However, the decision called for additional proceedings with respect to two matters prior to our obtaining a final favorable decision by the U.S. Bankruptcy Court in the United States. One of those two matters was a discriminatory effect identified by the U.S. Bankruptcy Court with respect to the U.S. retail holders that accepted our offer in 2003 arising from the fact that the only option available to U.S. retail holders under our APE solicitation in 2003 was the cash option, which the U.S. Bankruptcy Court found to have less value than the other two options. The second matter related to criminal charges filed in Argentina against certain of Huff's officers by an Argentine criminal prosecutor on the basis of reports submitted by a Director of Multicanal, alleging that Huff had sought to extract from Multicanal treatment under the APE which would have been better than that available to other creditors. The U.S. Bankruptcy Court required that, prior to entry of a final order under Section 304, we establish justification for the commencement of the criminal prosecution in Argentina.

        After additional submissions by our Board and Huff regarding both matters identified in the August 27, 2004 decision, on December 2, 2004, the U.S. Bankruptcy Court rendered a decision indicating that it would dismiss the involuntary petition and, subject to the implementation by us of a remedy that eliminated the discrimination found by the U.S Bankruptcy Court to have affected the U.S. retail holders that elected the cash option on or before December 12, 2003, grant the definitive relief requested by our Board. The U.S. Bankruptcy Court also found in its December 2, 2004 decision that because the criminal prosecution did not distort the vote on the APE, the court did not need to determine finally the exact contours of the grounds for commencing that prosecution, and under the circumstances the fact that criminal proceedings were commenced did not warrant denial of Section 304 relief. On January 6, 2005, the U.S. Bankruptcy Court entered an order dismissing the involuntary petition and, subject to the condition that we implement a remedy to address the U.S. retail holder discrimination found by the U.S. Bankruptcy Court, granting the Section 304 petition and issuing a permanent injunction (we refer to this decision as the U.S. Order). The permanent injunction provides that the APE be recognized and enforced in the United States to the same extent that the APE is recognized and enforced in Argentina. The U.S. Bankruptcy Court's decision was appealed by Huff to the U.S. District Court in January 2005.

        On April 5, 2005, the U.S. District Court entered an order upholding the U.S. Bankruptcy Court's dismissal of the involuntary petition filed against us and the denial of Huff's claim regarding its alleged rights under the Trust Indenture Act of 1939, but reserved judgment on whether the means chosen by us to implement the remedy ordered by the U.S. Bankruptcy Court would give rise to a violation of the registration requirements set forth in the Securities Act, as alleged by Huff, and whether further proceedings were necessary to determine that the remedy we proposed did not in turn require further proceedings in Argentina. We and Huff filed additional submissions with the U.S. District Court, and the U.S. District Court held a hearing on May 31, 2005.

        Also in May 2005, Huff filed notices of appeal to the Second Circuit of the U.S. District Court's April 5, 2005 order. We have moved to dismiss the appeals on the grounds that the Second Circuit has no appellate jurisdiction over the U.S. District Court's April 5, 2005 order, and Huff has opposed that motion. We and Huff have stipulated that this motion to dismiss the Second Circuit appeals and the briefing and hearing on the appeals should be adjourned until after the U.S. District Court issued its further order. The stipulation was approved by the Second Circuit on August 18, 2005.

        As described above, on September 28, 2005, the U.S. District Court entered a ruling on the matters pending before it and remanded the case to the U.S. Bankruptcy Court for further proceedings as to the legality of the measures proposed by us to implement the cures required by the Buenos Aires Court in its decision confirming the APE and by the U.S. Bankruptcy Court under Section 5 of the Securities Act and the sufficiency of such measures under Section 304 of the U.S. Bankruptcy Code.

        To complete the debt restructuring contemplated in our APE, we offer to:

  •
  holders of our old notes that did not consent to the terms of our APE and/or tender their old notes in connection with our APE solicitation completed on December 12, 2003 an opportunity to elect among the options contemplated in our APE, and

  •
  U.S. retail holders that tendered their old notes for cash on or before December 12, 2003 an opportunity to elect, if they wish, between the two other options under our APE.

For purposes of the reallocation, we will treat elections made pursuant to these election offers as we treat elections made by all other holders that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003.

        The amount of consideration available under each of these three options is limited. This means that if any individual option is oversubscribed, the old notes of any holder that elects that option will be allocated pro rata to the other remaining options as described in further detail in this prospectus. See "Description of the Options—Allocation Under the APE."

Who Can Elect

        You may participate in the election offers described in this prospectus if you fall within either of the two categories described below. Note that the procedures and requirements differ for each category:

  •
  Category 1: You are a holder of old notes that did not make an election among the options presented in our APE on or before December 12, 2003. You are considered not to have made an election on before December 12, 2003 if:

  •
  you did not indicate your choice among the options at or before the bondholders' meeting held in Buenos Aires, Argentina on December 10, 2003 under Section 45 bis of the Argentine Insolvency Law, whether because (i) you were present at the meeting and voted against or abstained from voting on our APE and did not express your preference for any option if the APE was confirmed, or (ii) you did not attend the meeting in person or by proxy; and

  •
  you did not tender your old notes for any of the options in our APE via The Depository Trust Company's (DTC) Automated Tender Offer Program (ATOP) on or before December 12, 2003 (this includes U.S. retail holders that did not tender their old notes for the cash option on or before December 12, 2003); and

  •
  you did not sign a support agreement with us on or before December 12, 2003.

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  Category 2: You are a holder of our old notes and:

  •
  you tendered your old notes on or before December 12, 2003 for the cash option; and

  •
  the participant through which you hold your interest in our old notes in DTC (or Euroclear or Clearstream, Luxembourg if you hold the interest through those clearing systems) certifies in the manner described in an election notice in the form accompanying this prospectus (which we refer to as an Election Notice) that when you tendered your old notes into the cash option, you (the beneficial owner) were a person that was neither (a) a person outside the United States within the meaning of Regulation S under the Securities Act, nor (b) a qualified institutional buyer within the meaning of Rule 144A under the Securities Act. We refer to holders that can provide these two certifications as U.S. retail holders.

        In this prospectus, we refer to holders that fall within either Category 1 or Category 2 as eligible holders, and we refer to the old notes held by eligible holders as eligible notes. The election offers described in this prospectus (i) are only available to eligible holders, and not all holders of our old notes are eligible holders, and (ii) have different requirements depending on whether the eligible holder falls within Category 1 or Category 2. When we refer to "you," we are addressing only eligible holders. For more information on how to participate, if you fall within Category 1, see "The Election

Offers—Participating in the Election Offers—Category 1," and if you fall within Category 2, see "The Election Offers—Participating in the Election Offers—Category 2."

        If you are a holder of our old notes and you do not fall within either Category 1 or Category 2 described above then you are not eligible to participate in the election offers described in this prospectus. The elections you previously indicated when you participated in our APE solicitation or consented to our APE on or before December 12, 2003 will be honored, subject to allocation under the APE as described below and elsewhere in this prospectus, when we consummate the transactions under the APE. If you are not eligible to participate in the election offers described in this prospectus and would like information on the status of our APE, we encourage you to consult our filings and periodic submissions to the SEC. See "Where You Can Find More Information."

        We are not seeking any consent or vote on our APE in connection with the election offers described in this prospectus, as the required consent or vote has already occurred with respect to our APE as confirmed by the Buenos Aires Court.

Allocation of Our Existing Debt Among the Options

        Under the terms of our APE, the aggregate principal amounts of our existing debt that can elect each of the three options under our APE are identified in the table set forth below.

Maximum Amounts of Existing Debt That May Be Exchanged under our APE for Each Option	Maximum Amount of New Notes That We Will Issue Under the Par Option	Maximum Amount of New Notes Plus New Shares That We Will Issue Under the Combined Option	Maximum Amount That We Will Pay Under the Cash Option
Par Option: U.S.$76.5 million(1)	U.S.$80.3 million
Combined Option: U.S.$324.9 million(2)		U.S.$143.0 million of 7-Year Notes plus up to 208,276,160 Class C shares representing approximately 35% of our total capital on a fully diluted basis
Cash Option: U.S.$131 million(3)			U.S.$39.3 million

(1)
As of December 12, 2003, holders of U.S.$116,942,700 aggregate principal amount of our existing debt had elected the par option. If you elect any option, your election will be treated in the same way that we treat the elections made on or before December 12, 2003.

(2)
As of December 12, 2003, holders of U.S.$181,594,700 aggregate principal amount of our existing debt had elected the combined option.

(3)
As of December 12, 2003, holders of U.S.$44,088,500 aggregate principal amount of our existing debt had elected the cash option.

        The principal amount of our existing debt electing the par option that exceeds U.S.$76.5 million will be prorated and reallocated ratably to the combined option or, to the extent that the maximum amount of our existing debt that may be exchanged for the combined option has been fully subscribed, to the cash option (as the par option is already oversubscribed). Any principal amount of our existing debt electing the combined option that exceeds U.S.$324.9 million (including amounts corresponding to holders of existing debt that elected the combined option on or before December 12, 2003) will be prorated and reallocated ratably to the cash option (as the par option is already oversubscribed). Any principal amount of our existing debt electing the cash option that exceeds U.S.$131 million will be prorated and reallocated to the combined option.

        When we allocate existing debt among the options contemplated in our APE, we will treat old notes tendered into or made subject to an election agreement in the form accompanying this prospectus (which we refer to as an Election Agreement) under the terms described in this prospectus equally with and added to existing debt tendered into or made subject to an agreement to participate in the APE on or before December 12, 2003. See "Description of the Options—Allocation Under the APE."

Treatment of Existing Debt As To Which No Election Is Made

        If you are a holder of eligible notes that falls within Category 1 above and you do not make an election among the options and complete all necessary procedures before the expiration date, you will receive any consideration from the options that has not been taken up by holders of our old notes that have elected before the expiration date (including holders of existing debt that made their elections on or before December 12, 2003).

        If you are a holder of eligible notes that falls within Category 2 above and you do not make a new election among the options and complete all necessary procedures before the expiration date, we will honor your earlier election and you will receive cash under the cash option, unless we are required to reallocate your choice to the combined option in accordance with the APE, after giving effect to the election offers described in this prospectus. See "—Allocation of Our Existing Debt Among the Options."

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information contained in this prospectus. We also may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States and certain other markets.

Risks Relating to Argentina

Overview

        We are an Argentine sociedad anónima (corporation) and substantially all of our facilities and approximately 88% of our subscribers are presently located in Argentina. Accordingly, our financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing from time to time in Argentina.

        Argentine government actions concerning the economy, including with respect to inflation, interest rates, price controls, foreign exchange controls and taxes, have had and could continue to have a material adverse effect on private sector entities, including us. We cannot provide any assurance that future economic, social and political developments in Argentina, over which we have no control, will not impair our business, financial condition, or results of operations.

Argentina continues to experience the effects of economic and political instability of recent years

        A recession that extended from 1999 through 2001 caused the public sector's creditworthiness to deteriorate and interest rates to reach record highs, bringing the economy to a virtual standstill. The lack of confidence in the country's economic future and in the government's ability to sustain the peso's parity with the U.S. dollar under the Convertibility Law regime led to massive withdrawals of deposits and capital flight. A few small banks became insolvent and credit became generally scarce for the public and private sectors. During the second half of 2001, the pace of deposit withdrawals increased together with concerns regarding the ability of the Argentine government to service or refinance its debts. In December 2001, the government curtailed the right of depositors to demand the repayment of their deposits when due. These measures led to a virtual paralysis of commercial and financial activities in 2002, further aggravating the economic recession and leading to a 10.9% decline in GDP in 2002. The crisis and the government's reactions to the crisis severely weakened the Argentine banking system.

        The economic crisis led to an unprecedented social and political crisis, the resignation of President de la Rúa and his entire government in December 2001. After a series of interim governments, the Argentine Congress designated Senator Duhalde, a former vice-president and former governor of the province of Buenos Aires, to complete de la Rúa's term until December 2003. Elections were held in April 2003, resulting in the election of Néstor Kirchner, a Peronist governor of the province of Santa Cruz, for a four-year term. President Kirchner took office in May 2003.

        President Kirchner has been highly critical of certain policies followed in the 1990s, to which he attributes in large part the crisis that affected Argentina. His administration has pursued the monetary and fiscal policies initiated by the Duhalde administration in 2002 to administer the crisis and has resisted demands for "structural" reforms made by the IMF. Argentina's economic growth since 2002 has been driven by exports and import-substitution, both facilitated primarily by the lasting effect of the real devaluation of the peso in January 2002. The economic growth has increased government revenues and allowed the government to generate a primary fiscal surplus since 2003. Certain sectors of the economy, however, such as energy and other utilities, have been severely adversely affected by the government's unwillingness to approve tariff increases. The lack of investments in the energy sector poses an important challenge to the ability of the Argentine economy to sustain growth in the medium and long term. Furthermore, since 2003, the peso has appreciated in real terms, and Argentina's competitiveness has diminished. The ability of the Argentine government to maintain the levels of primary fiscal surplus achieved in 2003 and 2004 may be weakened by decreasing exports. If the Kirchner administration's economic policy fails to turn the economic growth Argentina experienced since 2002 into sustainable long-term development, political and economic instability may return. As in Argentina's past history, the economy is also likely to suffer, especially if political and social pressures in Argentina inhibit the implementation of policies designed to maintain price stability, generate growth and enhance consumer and investor confidence. This would most likely also have an adverse impact on the private sector's long-term ability to grow and invest.

        On December 23, 2001, Argentina suspended payments on its sovereign debt, except for debt owed to multilateral credit agencies. Argentina had numerous rounds of negotiations with the IMF in 2002-2003 regarding Argentina's economic program and the medium-term refinancing of its debt with the IMF. These negotiations resulted in a September 2003 agreement to roll over Argentina's obligations to the IMF over a three-year period. The agreement specified a surplus of 3% of GDP and several other qualitative targets for 2004. No primary surplus targets were set for 2005 and 2006 and agreement on various issues, including structural reforms, was deferred. Negotiations with the IMF stalled in 2004 and the IMF and Argentina ultimately deferred negotiation of certain undetermined aspects of the IMF program until after Argentina completed the restructuring of its defaulted debt with private creditors. During that period, Argentina met its payment obligations to the IMF. In May 2005, the IMF agreed to a 12-month roll over of approximately U.S.$2.5 billion in loans owed by Argentina.

        In January 2005, Argentina submitted a restructuring proposal to the holders of approximately U.S.$100 billion aggregate outstanding amount of defaulted bonds involving a significant write-down of the claims. On June 2, 2005, Argentina announced the completion of its debt exchange with holders of approximately 76% of the defaulted debt. Holders of claims totaling approximately U.S.$26 billion declined to accept Argentina's offer. Numerous creditors have brought claims against Argentina in foreign courts, and in certain cases judgments have been rendered against Argentina. Argentina has announced that creditors that did not accept its proposed restructuring are not entitled to exchange their defaulted bonds at a later date. The ability of these creditors to recover will depend on the success of their litigation strategy. Certain of these creditors obtained injunctions that delayed for approximately two months Argentina's ability to complete its exchange with the creditors that accepted its proposal. The hold-out creditors may continue to undertake attempts to recover their claims, which if successful, could affect the value of Argentina's newly issued bonds as well as its ability to raise new debt.

        As a consequence of the default on its sovereign debt, Argentina's government has had limited access to financing from private capital markets. To the extent that such limited access continues, Argentina's government is likely to depend on the IMF and other multilateral lending institutions as its main source of foreign capital. The completion of the restructuring offer with foreign bondholders in June 2005 to Argentina's satisfaction has not paved the way to an agreement with the IMF regarding Argentina's medium-term economic program and the refinancing of its outstanding debts to the IMF and other multilateral institutions on terms acceptable to Argentina. The IMF has indicated its intention to require Argentina to address, among other issues, the outstanding issue of bondholders who have rejected and are challenging Argentina's debt exchange offer as a condition to future financing. If Argentina fails to meet the IMF's conditions, including such performance criteria as the IMF may seek to include, it may lose its ability to make additional drawdowns from the IMF. If the IMF decreases its lending to Argentina, Argentina's limited access to foreign capital would be further curtailed and it would have to confront debt repayments with its own funds. This may adversely affect Argentina's economic prospects.

        In May 2005, an arbitration award was rendered within the framework of the World Bank-sponsored International Center for the Settlement of Investment Disputes. Under the award,

U.S.-based CMS Energy Corp. is entitled to U.S.$133.2 million in compensation from the government of Argentina, for alterations made to the concession held by a gas-pipeline operator in which CMS Energy Corp. holds a stake. Argentina faces at least 30 similar claims from multinational corporations arising from emergency measures enacted during Argentina's crisis in 2002, which converted the right to charge rates under the concession contracts into devalued pesos. If more awards are issued against Argentina, Argentina's foreign currency liabilities may increase significantly.

        Although the social and economic situation has improved, important problems that have an impact on Argentina's economy remain unresolved, such as the treatment of bondholders who rejected Argentina's debt exchange offer, renegotiating the public utility contracts, restructuring the financial system and redesigning the federal fiscal regime. Argentine government actions concerning the economy, including with respect to inflation, interest rates, price controls, foreign exchange controls and taxes, have had, and may continue to have, a material adverse effect on private sector entities, including us. We cannot provide any assurance that future economic, social and political developments in Argentina, over which we have no control, will not further impair our business, financial condition, or results of operations or continue to impair our ability to make payments of principal and/or interest on our outstanding indebtedness.

Inflation may escalate and further undermine economic recovery

        On January 24, 2002, the Argentine government amended the Central Bank's charter to allow the monetary authority to print currency (without having to maintain a fixed and direct ratio with the foreign currency and gold reserves), to make advances to the federal government to cover its anticipated budget deficit, and to provide financial assistance to financial institutions with liquidity problems. After a significant rise in the levels of inflation following the end of the Convertibility Law in 2002 (the consumer price index (or CPI) increased by 41% and the wholesale price index (or WPI) increased by 118%), in 2003, inflation decelerated sharply, and in that year the CPI was 3.7% and the WPI was 2.0%. In 2004, the CPI increased by 6.1%. The strong recovery of domestic demand caused an acceleration of retail inflation. Wholesale inflation in 2004 also showed clear signs of acceleration driven by the pace of economic growth. The WPI increased by 7.9% during 2004, with a significant rise in prices for manufactured products, energy and mineral products, and, to a lesser extent, imported products. Increases in these items are in contrast with the slight rise in the price of the remaining primary products. For the first nine months of 2005, the CPI increased by 8.9% and the WPI increased by 8.1%. The inflation rate (by reference to the CPI) as of October 31, 2005 was 9.8%. In the past, inflation has materially undermined the Argentine economy and the government's ability to stimulate economic growth. There is considerable concern that, if the Central Bank prints currency to finance public-sector spending or financial institutions in distress, significant inflation will result. Past history raises serious doubts as to the ability of the Argentine government to maintain a strict monetary policy and control inflation. In the past, inflation materially undermined the Argentine economy and the government's ability to create conditions that would permit growth.

The peso/U.S. dollar exchange rate may undermine our ability to make payments on our indebtedness

        We realize substantially all of our earnings in Argentina through sales denominated in pesos while most of our existing debt is, and the debt instruments to be issued upon consummation of the APE will be, denominated in U.S. dollars.

        On January 6, 2002, Argentina's Congress enacted Law No. 25,561, Ley de Emergencia Pública y Reforma del Régimen Cambiario (Public Emergency Law), eliminating the requirement that the peso/U.S. dollar exchange rate remain fixed at one to one. On February 11, 2002, the peso was allowed to float freely and devalued sharply to Ps.3.90 per U.S.$1.00 on June 25, 2002. During the last quarter of 2002 and through 2003, the peso/U.S. dollar exchange rate remained stable and the peso strengthened as exporters remitted significant amounts of export proceeds to the Central Bank in compliance with

Central Bank exchange controls. At December 31, 2003, the exchange rate was Ps.2.93 per U.S.$1.00, at December 31, 2004, the exchange rate was Ps.2.98 per U.S.$1.00, and at June 30, 2005, the exchange rate was Ps.2.887 per U.S.$1.00. The government and the Central Bank have taken measures, including open market purchases of foreign exchanges by the Central Bank and more recently outright limitations on certain inbound capital flows, to hinder a further appreciation of the peso, on the understanding that these capital inflows undermine the government's policy of promoting economic growth through exports. As of November 17, 2005, the peso/U.S. dollar exchange rate was Ps.2.943 per U.S.$1.00, as quoted by Banco de la Nación Argentina. See "Exchange Rates."

        As of December 31, 2001, our consolidated bank and financial debt totaled approximately U.S.$766.7 million. The devaluation of the peso in 2002 adversely affected the U.S. dollar value of our earnings, impaired severely our financial condition and rendered our financial debt unsustainable. See "—Risks Relating to Multicanal." As of June 30, 2005, our total consolidated bank and financial debt amounted to U.S.$750.8 million (including accrued interest and seller debt) and Ps.89.4 million (including accrued interest). Our restructuring plan, which is set forth in our APE, contemplates a reduction of the aggregate principal amount of our financial debt through a partial cash buy back (at a discount) and an exchange of the remaining claims for new long-term notes and new shares of common stock. Even if we complete the restructuring of our financial debt pursuant to our APE, a real depreciation of the peso against the U.S. dollar in the future will correspondingly increase the amount of our debt in pesos, and most likely adversely affect our results of operations and financial condition. Given the continuing uncertainty regarding Argentina's medium and long-term economic prospects, it is impossible to predict whether, and to what extent, the value of the peso may appreciate or depreciate against the dollar in real terms. Moreover, we cannot predict whether, and if so, how, the Argentine government will modify its monetary and foreign exchange policies and what impact these changes will have on our financial condition and results of operations. See "Operating and Financial Review and Prospects—Liquidity and Capital Resources."

The stability of the Argentine financial system remains at risk

        Although deposits in the Argentine banking system had grown in 2000, in 2001, especially in the fourth quarter, a very significant amount of deposits were withdrawn from financial institutions as a result of increasing political instability and uncertainty. This run on deposits had a material adverse effect on the Argentine financial system as a whole. Since the fourth quarter of 2001, banks have focused primarily on collection activities in order to pay their depositors. The magnitude of deposit withdrawals, the general unavailability of external or local credit, together with the restructuring of the public-sector debt with local holders (a substantial portion of which had been placed with banks) created a liquidity crisis which undermined the ability of Argentine banks to pay their depositors.

        To prevent a run on the U.S. dollar reserves of local banks, on December 1, 2001, the government restricted the amount of money that account holders could withdraw from banks and introduced exchange controls restricting capital outflows. The government subsequently imposed new restrictions and released a schedule stating how and when deposits would become available. Although the restrictions affecting bank deposits are no longer in effect, most likely they have had very long term effects on Argentina's banking system.

        On February 3, 2002, the Argentine government issued Emergency Decree No. 214/02, which mandatorily converted all debts to financial institutions into pesos at a rate of Ps.1.00 per U.S.$1.00. After a six-month grace period, debts were adjusted pursuant to an index based on consumer price variations in the preceding month. This decree also provided for: (i) the conversion of all foreign currency-denominated deposits with Argentine banks into peso-denominated deposits at an exchange rate of Ps.1.40 per U.S.$1.00, and (ii) the issuance by the government of bonds intended to compensate banks for the losses incurred as a result of the "asymmetric" mandatory conversion of loans and deposits into pesos. The different exchange rates applied to the conversion of foreign currency-denominated deposits and loans had a material and adverse effect on the financial system.

        On June 1, 2002, the Argentine government gave owners of rescheduled foreign currency and peso-denominated bank deposits the option, during a period of 30 banking business days to receive certain bonds issued by the Argentine government in lieu of payment of such deposits. Under certain conditions, these bonds could be applied to the payment of loans. Deposits not exchanged for bonds were considered securities that, subject to conditions established by the CNV, could be applied to the subscription of notes and to the cancellation of certain loans. On September 17, 2002, the government gave owners of rescheduled deposits a second option to exchange those deposits for government bonds. Depositors, however, showed little interest in the first or second offer to exchange deposits for bonds.

        The emergency laws that converted certain U.S. dollar-denominated debts into pesos generated strong opposition. Many of those who were affected instituted court challenges, eventually at the Supreme Court level, on constitutional grounds seeking restitution of their deposits in their original currency. Under Argentine law, Supreme Court rulings are limited to the particular facts and defendant in the case, although lower courts tend to follow precedent set by the Supreme Court. Numerous other cases challenging the constitutionality of the pesification pursuant to the Public Emergency Law are still pending. Initial Supreme Court rulings struck down on constitutional grounds pesification pursuant to the Public Emergency Law. However, the Supreme Court has found in subsequent holdings that emergency laws enacted by Congress were necessary to mitigate the crisis, the regulations were not disproportionate to the emergency, and the measures did not violate the constitutional property rights of those affected. We cannot assure you that the Supreme Court will consistently uphold the views expressed in its latest rulings, or that future rulings will not negatively affect the banking system as a whole. If the Argentine government is called upon to provide additional financial assistance to the banks through the issuance of additional government debt, this could add to Argentina's outstanding debt and would increase the burdens of the public sector.

        Through Decree No. 739/03, the Argentine government made a further attempt to eliminate the restrictions imposed on the withdrawal of dollar-denominated deposits by giving depositors the option to obtain reimbursement of their deposits in several installments in pesos, at a Ps.1.40 per U.S.$1.00 exchange rate adjusted pursuant to an index called the Coeficiente de Estabilización de Referencia (Reference Stabilization Coefficient or CER), plus accrued interest, and to receive a 10-year U.S. dollar-denominated bond to be issued by the Argentine government to cover the difference between the amount in pesos to be received by the depositors and the face amount of the original deposit made in U.S. dollars at the exchange rate applicable on April 1, 2003.

        While the condition of Argentina's financial system has improved and depositors affected by the restrictions imposed in 2001 and 2002 have regained access to their deposits, albeit mainly in pesos and subject to certain restrictions, you should not underestimate the long-term implications of the most recent crisis for Argentina's economy and the credibility of its financial system. Adverse economic developments, even if not related to or attributable to the financial system, could easily result in deposits flowing out of the banks and into the foreign exchange market, as depositors seek to shield their financial assets from a new crisis. Any run on deposits could create liquidity or even solvency problems for financial institutions and bring about a new round of government interventions.

Exchange controls may prevent us from servicing our external debt obligations

        The Argentine foreign exchange market was subject to exchange controls until December 1989, when a freely floating exchange rate was established for all foreign currency transactions. From 1989 to December 3, 2001, there were no foreign exchange controls preventing or restricting the conversion of pesos into U.S. dollars or the transfer of U.S. dollars abroad. From December 3, 2001 until January 2, 2003, the transfer of foreign currency, except for fairly limited transactions, was subject to prior authorization by the Central Bank, including for the payment by Argentine debtors of principal on financial indebtedness and for the distribution of dividends.

        Since the beginning of 2003, the Central Bank has gradually eased restrictions affecting the ability of Argentine companies to make payments to foreign creditors on account of debts predating the 2002 crisis, as well as to pay dividends to foreign shareholders. However, the foreign exchange market remains highly regulated and restrictions on the ability to transfer foreign exchange abroad remain in effect unless an exemption has been issued by the Central Bank.

        Current Central Bank regulations authorize access to the exchange market by local companies in connection with: (i) the payment of accrued interest on foreign debts, provided that funds are not transferred prior to 15 days in advance of the scheduled interest payment date; and (ii) the total or partial payment of principal, at its nominal value, of private non-financial sector foreign debts derived from financial loans, the issuance of bonds and other debt instruments, provided that funds are not transferred prior to 90 calendar days in advance of the scheduled payment date. Under certain circumstances funds may be transferred more than 90 days before maturity, including (1) if the payment is not related to a debt restructuring proceeding, if the payment amount is not greater than the present value of the debt being cancelled, and (2) if the relevant payment is under debt issued (or amended) pursuant to a debt restructuring, and the new conditions of the debt and the payment being made do not imply an increase in the present value of the existing indebtedness. In both cases, current regulations require that at least 365 days elapse between the inflow of the foreign funds into the exchange market and the repayment of such amounts abroad.

        However, the current administration has not committed to a regime of free convertibility and to eliminate restrictions on capital flows. Therefore, current regulations that, as described above, would allow us to make payments under the new notes in accordance with their terms (provided that in the case of early repayment, amounts transferred do not exceed the present value of the notes redeemed) may change, and we may need the approval of the Central Bank in order to pay interest and/or principal on the new notes. Our ability to transfer Excess Cash (as defined in "Description of the New Notes—Reserve Accounts") into the reserve accounts under the cash sweep provisions as described under "Description of the New Notes—Reserve Accounts" is not currently restricted. Furthermore, our ability to pay holders under the redemption provisions described under "Description of the New Notes—Redemption" is not currently restricted provided that the payment is not greater than the present value of the debt being cancelled. However, if current Central Bank regulations change, we may face limitations on our ability to make payments under the voluntary redemption provisions and the reserve accounts provisions.

Foreign creditors may not be allowed to capitalize their claims in exchange for equity in the event of a concurso preventivo (voluntary reorganization proceeding) to restructure our debt

        On June 18, 2003, the Argentine Congress passed a bill (Law No. 25,750) regarding the protection of, among others, assets related to Argentine culture, requiring that corporations in media-related businesses be owned by Argentine persons (either individuals or legal or corporate entities) and establishing a maximum potential foreign ownership of such companies at 30% of the outstanding capital stock representing no more than 30% of the voting rights.

        Under the bill, "cramdown" provisions set forth in the Argentine Insolvency Law, which could result in the transfer of up to 100% of the equity to creditors or a third party buyer if a voluntary reorganization proceeding or concurso preventivo did not result in the approval of a reorganization plan proposed by a debtor, do not apply to media-related companies owned by Argentine persons. Furthermore, if a media-related company in a concurso preventivo does not reach agreement with its creditors, participations of foreign persons in the capital stock of such a media-related company are only allowed if the media-related company requests and obtains the authorization of the Argentine executive branch.

Because the Argentine standards for disclosure and accounting differ from those of the United States and certain other countries, information about us may not be as detailed or comprehensive as that of non-Argentine issuers, including that of United States companies

        Publicly available information about the issuers of securities listed on the Buenos Aires Stock Exchange or BCBA provides less detail in certain respects than the information that is regularly published by or about listed companies in the United States and certain other countries. In addition, regulations governing the Argentine securities market are not as extensive as those in effect in the United States. We have not applied to list any of our securities, including any shares of our capital stock, on any securities exchange in the United States. While we are subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (which we refer to as the Exchange Act), the periodic disclosure required by foreign issuers under the Exchange Act is more limited than the periodic reporting disclosure required by listed United States issuers. Furthermore, we are not required to comply with the SEC proxy rules in connection with shareholders' meetings.

        There is a lower level of regulation of the Argentine securities markets and of the investors in such markets as compared with the securities markets in the United States and certain other developed countries. We prepare our financial statements in accordance with Argentine GAAP, which differs in certain respects from U.S. GAAP.

Developments in other countries may adversely affect prices for the new securities

        The market value of securities of Argentine companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Argentina, investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Argentine issuers. The market value of the new securities could be adversely affected by events elsewhere, especially in emerging market countries.

Risks Relating to Our Restructuring

Holders that oppose our APE may continue to sue us and if successful, require us to pay money damages

        We have faced legal challenges to our APE in courts in the United States and Argentina. See "Introduction—Our APE and the Election Offers." Although we have been advised that Argentine law does not contemplate any further appeals of the April 14, 2004 order of the Buenos Aires Court, we cannot control the actions of holders of our old notes, and cannot assure you that holders objecting to our APE will not try to delay the consummation of our APE in Argentina, or seek a new avenue of pursuing their claims in Argentina or any other country.

        In addition, whether our APE is granted recognition under Section 304 of the U.S. Bankruptcy Code will depend on the outcome of ongoing proceedings in the United States. We cannot assure you that our Board's request for relief under Section 304 will be granted in all respects, or even if it is granted by the U.S. Bankruptcy Court, that it will not be overturned or otherwise modified by an appellate court. If our Board's request for relief is not granted or is overturned by an appellate court, we will not be protected against continuing or new lawsuits under the old notes against us in the United States. In that case, even after we are able to consummate our APE with our consenting creditors, we may be sued for money damages by holders of old notes.

If you do not tender or make an election among the options in accordance with the terms of the election offers described in this prospectus, you may be allocated to the cash option, which the U.S. Bankruptcy Court has determined has less value than the par option and the combined option

        Under the terms of our APE, the maximum aggregate principal amount of existing debt that may be exchanged for the par option is U.S.$76.5 million; the combined option, U.S.$324.9 million; and the cash option, U.S.$131 million. As of December 12, 2003, holders of approximately (i) U.S.$116,942,700 aggregate principal amount of existing debt had elected the par option, (ii) U.S.$181,594,700 aggregate principal amount of existing debt had elected the combined option, and (iii) U.S.$44,088,500 aggregate principal amount of existing debt had elected the cash option. Because the maximum amount of the par option has already been exceeded as a result of holders' elections on or before December 12, 2003, the old notes of all holders that elect the par option (including those that do so in the election offers) will be subject to reallocation, ratably, to the combined option or, to the extent that the maximum amount of our existing debt that may be exchanged for the combined option has been fully subscribed, to the cash option.

        If you do not tender or make an election among the options in accordance with the terms of the election offers, there is a risk that as a result of new elections made by eligible holders that do participate, both the par option and the combined option will be oversubscribed and your eligible notes will be allocated entirely to the cash option. U.S. retail holders that fall within Category 2 that do not make an election under the election offers to change their election of the cash option made on or before December 12, 2003 will receive the cash option, unless we are required to reallocate such choice in accordance with the APE after giving effect to the election offers described in this prospectus. The U.S. Bankruptcy Court found that the cash option was less valuable than the other options. See "Description of the Options—Allocation Under the APE."

Old notes that are not tendered may remain in default indefinitely

        We will not make voluntary payments on any old notes that are not exchanged or cancelled when we consummate the transactions contemplated in our APE. Consequently, you may never receive any payments in respect of your old notes if you choose to sign an Election Agreement and fail to irrevocably transfer your old notes for cancellation after the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order (or prior to such date if your eligible notes are irrevocably transferred for cancellation with your consent or upon instruction by a court of competent jurisdiction requiring you to transfer your notes for cancellation). If our APE does not obtain final recognition under Section 304 of the U.S. Bankruptcy Code, your ability to recover on the old notes will depend on the success of any litigation efforts outside of Argentina.

The trading market for old notes not tendered into the election offers may become illiquid, which may adversely affect the market value of any old notes

        We intend to cancel all old notes tendered in connection with the consummation of the transactions contemplated in our APE, as well as old notes of holders that did not consent to the terms of our APE and/or tender their old notes on or before December 12, 2003 and did not participate in the election offers (whether by tendering or signing an Election Agreement). You will keep possession of your old notes if you sign an Election Agreement and fail to irrevocably transfer your old notes for cancellation after the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order (or prior to such date if your eligible notes are irrevocably transferred for cancellation with your consent or upon instruction by a court of competent jurisdiction requiring you to transfer your notes for cancellation).

        The consummation of the transactions contemplated in our APE with holders of old notes that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003 or did not participate in the election offers (whether by tendering or signing an Election Agreement) will reduce the aggregate principal amount of old notes that might otherwise trade in the market. This could adversely affect the liquidity and market value of any old notes not delivered for cancellation.

The U.S. federal income tax consequences of participating in the election offers are uncertain

        No statutory, judicial or administrative authority directly addresses the characterization of the exchange resulting from the participation in the election offers or similar transactions for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of participating in the election offers are not certain. No ruling is being requested from the IRS with respect to participation in the election offers and no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described under "Certain U.S. Tax Considerations." Alternative treatments of the participation in the election options may affect the U.S. tax consequences of these transactions for U.S. Holders.

If measures relating to the economic emergency are discontinued, we may be found not to comply with Argentine corporate law regarding statutory capital

        As of September 30, 2005, our shareholders' equity is negative. Under Section 94 of the Argentine Corporations Law, the application of which has been suspended until December 10, 2005 pursuant to Decrees No. 1269/02, 1293/03 and 54/05, companies that in their annual financial statements present a negative shareholders' equity are required to dissolve. We are required under Argentine law to file our annual financial statements for the year ended December 31, 2005 in March 2006, and therefore will assess the application of Section 94 to our particular circumstances at that time. We cannot assure investors that the suspension of the application of Section 94 will be extended beyond the current December 10, 2005 date. Even if the current suspension is not extended, we believe that Section 94 will not apply to us for so long as we are considered to be taking appropriate steps to consummate the transactions contemplated in our APE, which has been finally confirmed by the Argentine courts.

Risks Relating to Multicanal

We are and will continue to be highly leveraged

        As of June 30, 2005, our total consolidated bank and financial debt amounted to U.S.$750.8 million (including accrued interest and seller debt) and Ps.89.4 million (including accrued interest). Our APE contemplates a reduction of the aggregate principal amount of our financial debt through a partial cash buy back (at a discount) and an exchange of the remaining claims for new long-term notes and new shares of common stock. After giving effect to the restructuring pursuant to the APE, we expect that the nominal (contractual) amount of our bank and financial indebtedness as of June 30, 2005 will be approximately U.S.$224.7 million. Our leverage may impair our ability to service our indebtedness or obtain additional financing in the future, to withstand competitive pressure and adverse economic conditions or to take advantage of significant business opportunities that may arise.

The deterioration of the Argentine economy has made it increasingly difficult to obtain financing

        Argentine companies that rely primarily on local revenues, including us, have had limited access to the capital markets over the last few years. Our limited financing alternatives disappeared completely after December 2001 when the Argentine government defaulted on most of its foreign debt obligations. Furthermore, the Argentine government has imposed transfer restrictions on payments of foreign financial obligations, creating additional obstacles to obtaining foreign sources of financing. The prospects of Argentine companies that rely primarily on the domestic generation of revenues accessing the financial markets in the near or medium-term are very limited. Our ability to service our debt obligations will depend to a large extent upon our cash generation capacity and the medium and long-term conditions of Argentina's economy.

Our ability to operate our business is constrained by restrictions and limitations imposed by the debt instruments governing our existing debt and will be constrained by restrictions and limitations imposed by our new debt instruments if our APE is consummated

        As of December 31, 2004, debt agreements governing most of our notes contain certain operating and financial restrictions and covenants which may adversely affect our ability to finance our future operations or capital needs or to engage in business activities. Moreover, as set forth in the forms of the agreements intended to govern our new debt securities (the new notes to be issued pursuant to our APE) included as exhibits to the registration statement of which this prospectus forms a part, our new debt securities will contain operating and financial restrictions and covenants which may adversely affect our ability to finance our future operations or capital needs or to engage in business activities. In both cases these covenants limit, and in some cases prohibit, our ability and the ability of our subsidiaries to:

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  borrow additional funds;

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  make leveraged acquisitions or minority investments;

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  engage in transactions with our shareholders and affiliates;

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  in the case of subsidiaries, sell or issue capital stock;

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  sell assets;

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  engage in other lines of business;

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  incur liens;

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  enter into or become liable with respect to certain sale and leaseback transactions; and

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  effect certain mergers, which will permit certain mergers with other Argentine entities involved in our same line of business.

Our ability to operate our business is constrained by restrictions and limitations imposed by our APE

        We are subject to certain restrictions and limitations imposed by our APE. These restrictions and limitations will continue to apply until the earlier of the consummation of the transactions contemplated in the APE including the delivery of the new securities in the manner approved by the Buenos Aires Court and the date on which our APE is otherwise terminated in accordance with its terms. Our APE contains certain operating and financial restrictions and covenants that may adversely affect our ability to finance our future operations or capital needs or to engage in business activities. These covenants limit, and in some cases prohibit, our ability, and in some cases the ability of our subsidiaries, to, among others:

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  make certain payments other than those relating to unimpaired claims, administrative claims and preferred claims, or incurred in the ordinary course of business;

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  borrow additional funds;

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  engage in transactions with our shareholders and affiliates other than on terms that could be obtained in an arm's length transaction and in the case of transactions with any affiliate exceeding U.S.$10 million in any fiscal year, that are authorized by a majority of disinterested members of our Board (or if none exists, confirmed to be fair by an opinion by an independent financial advisor);

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  sell or issue capital stock of our significant subsidiaries;

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  sell assets;

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  incur liens; and

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  engage in some mergers.

If the transactions contemplated in our APE are consummated, we will be subject to certain restrictions and limitations imposed by our amended bylaws

        Under the terms of our APE, shares of common stock will be issued to the holders of existing debt that exchange or are deemed to have exchanged their instruments under the combined option. Our shareholders approved an amendment of our bylaws at a meeting held on May 7, 2004 (which we refer to as our amended bylaws). The amended bylaws will become effective upon the consummation of the transactions contemplated in our APE. The amended bylaws are included as an exhibit to the registration statement of which this prospectus forms a part. The following matters will require the express approval of our Board and/or shareholders, which may not be available if directors designated by the holders of the shares to be issued pursuant to the APE oppose the decision:

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  certain proposals of merger, spin-off, transformation, dissolution, and/or voluntary liquidation of us and/or certain of our subsidiaries, other than those that meet requirements set forth in our amended bylaws;

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  any investment by us or any of our subsidiaries in the capital stock of another company, or the acquisition of a substantial part of the assets of another company or going concern, the value of which in each case exceeds the equivalent of U.S.$20,000,000, unless such investment is related to a permitted merger or consolidation of assets;

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  any sale or transfer of our assets or the assets of any of our subsidiaries to third parties, other than in the ordinary course of business when the value of such assets exceeds the higher of U.S.$25,000,000 or its equivalent in another currency or 8% of our consolidated assets;

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  new indebtedness incurred by us or any of our subsidiaries as a result of a transaction where the principal amount owed on a consolidated basis exceeds U.S.$250,000,000;

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  capital expenditures proposed by us or any of our subsidiaries in excess of a certain amount;

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  certain capital increases and/or acceptances of irrevocable contributions for the issue of preferred shares by us or any of our subsidiaries;

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  any capital increases and/or acceptances of irrevocable contributions capitalized by us and/or our subsidiaries, when payment thereof in kind is provided for or consists of a capitalization of existing debt, or any other capital increase even in which the preemptive rights of our shareholders are suspended;

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  any proposals referring to a distribution of dividends, capital reduction, redemption, repayment of shares and/or any other similar event except as for such proposals that may be necessary for purposes of complying with applicable legal regulations;

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  the execution or termination of certain contracts by us or any of our subsidiaries;

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  certain transactions with affiliates;

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  certain proposals to amend our bylaws;

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  proposals referring to a change in our line of business;

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  proposals establishing increased fees for Directors;

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  proposals to designate our or our subsidiaries' external auditors;

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  commencement of reorganization proceedings; and

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  our requests to the Argentine executive branch for the authorization of direct or indirect participation by foreign companies in our capital stock pursuant to Section 5 of Law No. 25,750.

Our controlling shareholder has the ability to direct our business and affairs and its interests could conflict with yours

        Our controlling shareholder, Grupo Clarín, is able to influence our business through its ability to control actions that require majority shareholders' approval and through its representatives on our Board. Although holders of our existing debt that receive new shares upon consummation of our APE will be entitled to certain tag-along rights, and will have specific protections in connection with transactions between us and our controlling shareholder and other related parties and certain mergers, acquisitions, dispositions, financings or certain other significant transactions, Grupo Clarín may have an interest in pursuing such transactions that could conflict with the interests of the holders of the new shares.

        Grupo Clarín has investments in several media companies, including a 25% equity interest in Cablevisión S.A. Its views of possible new businesses, strategies, acquisitions, divestitures or other initiatives may differ from ours. The interests of Grupo Clarín in any business opportunity that we may consider could conflict in part with our interests and, after the consummation of our APE, the interests of holders of existing debt that receive new shares. This may delay or hinder us from pursuing such initiatives. We cannot assure you that Grupo Clarín will always take actions consistent with your interests or those generally of holders of our existing debt that receive new shares upon consummation of the APE.

        In addition, we currently benefit from our ongoing relationship with Grupo Clarín and its other subsidiaries and affiliates. We cannot assure you that Grupo Clarín will continue to allow us to have access to such benefits in the future.

Risks Relating Specifically to Our Argentine Cable Television Business

We face substantial and increasing competition in the Argentine pay television and broadband industries

        The pay television business in Argentina is very competitive, as cable operators are not given exclusive territorial broadcast licenses. We face competition from other cable television operators that have built networks in the areas where we operate, providers of other television services, including direct broadcasting, direct-to-home satellite (or DTH) and multi-channel multi-point distribution system (or MMDS) services and licensed suppliers of basic telephone services. We expect this competition to increase in the future due to a number of factors, including the development of new technologies. In addition, free broadcasting services are currently available to the Argentine population from four privately owned television networks (one owned by our controlling shareholder) and their local affiliates and one state-owned national public television network.

        The consolidation of the cable television industry increases the level of competition that we face, and will reinforce the need to undertake frequent investments to remain competitive. During 2004 we made capital expenditures to upgrade our networks and preserve our ability to deliver services effectively. Our competitiveness will depend on our ability to attract and retain customers through vigorous consumer service policies and provide high quality programming services. We cannot assure you that we will be able to undertake all the investments necessary to remain competitive, or that we will be able to retain customers through consumer service policies.

        We also face competition from other broadband service providers. Our business strategy focuses in part on positioning ourselves to become a provider of broadband services, and we launched an Internet high-speed access service in certain cities in the beginning of 2004. Other providers that initiated service earlier than we may have established a presence and customer base in certain areas where we would like to provide services. We cannot assure you that we will expand service to other areas or will continue to provide it in the areas where it is currently offered, or that we will be able to compete successfully with other broadband providers.

Our revenues may be adversely affected by subscriber termination

        Our revenues depend heavily on our ability to retain customers by limiting our churn rates (churn means subscriber termination). We determine our churn rate by calculating the total number of disconnected cable television customers over a given period as a percentage of the initial number of cable television customers for the same period. Our annual gross churn rate averaged 43.8% in the year ended December 31, 2002, 20.5% in the year ended December 31, 2003 and 16.1% in the year ended December 31, 2004. The annualized churn rate for the six-month period ended June 30, 2005 was 13.0%, as compared to 14.5% for the six-month period ended June 30, 2004. To reduce our churn rate and to address associated risks, such as the difficulty in collecting receivables, we pursue a vigorous customer service and retention policy. We have also focused efforts on improving collections. The macro-economic crisis that Argentina suffered in the last few years severely affected our subscribers' purchasing power and resulted in a loss of subscribers. During the year ended December 31, 2004 and the first half of 2005 we continued to increase subscribers, recovering in part for the subscriber losses during prior years as a result of the economic crisis, with a net addition of approximately 76,300 subscribers for the year ended December 31, 2004 as compared to a net addition of approximately 32,000 during the year ended December 31, 2003 and approximately 41,600 subscribers during the six-month period ended June 30, 2005 as compared to a net addition of approximately 34,400 subscribers during the six-month period ended June 30, 2004. Although we have gained subscribers on a net basis in 2003, 2004 and the first half of 2005 we have not reached the level of subscribers we had at our peak in 1998, and there remains a risk that a downturn in economic conditions may in the future lead to a loss of subscribers.

We may not be able to renew programming contracts

        We purchase basic and premium programming from more than 20 programming suppliers. Several programming suppliers have agreed to provide us volume discount pricing structures because of our growth and market share. Due to Argentina's economic crisis, growing inflation and higher gross churn rates before 2003, the terms of our programming contracts, which before 2002 generally ranged from 24 to 36 months and were typically based on a flat fee, are now being renewed for an average period of 12 to 24 months with varying fees. Most of these contracts contain a provision requiring that their pricing be renegotiated in the event that the peso depreciates beyond a certain level with respect to the U.S. dollar. We cannot assure you that we will continue to be able to negotiate renewals of our programming contracts due to the fact that many of our suppliers have U.S. dollar-based costs and are reluctant to accept contracts denominated in pesos. We also cannot assure you that we will be able to obtain volume discounts in the future.

We depend on third parties for the development of and access to new technologies and we cannot predict the effect of technological changes on our business

        The cable television industry is subject to rapid and significant changes in technology and the related introduction of new products and services. We do not have significant intellectual property rights with respect to the technologies we use, and we depend on third parties for the development of and access to new technologies. We believe that, in the foreseeable future, technological changes will not affect the continued use of coaxial, fiber optic or other currently available technologies and that we will be able to obtain access to appropriate technologies on a timely basis. However, we cannot predict the effect of unforeseen technological changes on our business. The cost of implementing emerging technologies or expanding capacity could be significant. Our ability to fund such implementation may be dependent on the availability of additional financing and will be subject to limitations set forth in our debt instruments.

We may not be able to build and upgrade our networks in accordance with our anticipated schedule or to comply with regulatory requirements

        From 2000 through 2003 we kept annual capital expenditures to the minimum level necessary to continue providing the current level of services to our customers. The deployment of the fiber to service area (or FSA) network architecture throughout our systems will enable us to introduce new services and expand the services we provide to include pay-per-view programming utilizing addressable technology and access to the Internet through high-speed cable modems. We decreased the level of this deployment over the last few years due to the Argentine economic situation. During 2004 we began deploying FSA network architecture using our own funds. We may not be in a position to make the investments needed to complete the deployment of the FSA network architecture on a timely basis. In addition, we may not be able to make investments needed to comply with existing and future regulatory requirements such as municipal rules regarding the use of air space. Our failure to make those investments may result in fines and further adversely affect our financial condition.

Risks Relating to Our Subsidiaries and Foreign Operations

Our ability to meet our obligations is in part dependent upon the cash flow and earnings of our subsidiaries

        We conduct our cable television business directly and through subsidiaries. Our ability to meet our obligations is in part dependent upon the cash flow and earnings of our subsidiaries and in some cases the distribution of such earnings to us in the form of dividends, loans or other advances, payment or reimbursement for management fees and expenses, and repayment of loans or other advances from us. The payment of dividends or the making of loans or advances by our subsidiaries to us may be subject to statutory, regulatory or contractual restrictions. Moreover, we may not have voting control over certain entities in which we have ownership interests and such entities have no obligation, contingent or otherwise, to make any funds available to us, whether by dividends, advances, loans or other payments.

Our foreign operations expose us to economic, social, and political instability in foreign countries

        We have operations in Uruguay and Paraguay. The construction and operation of systems in these markets involves regulatory and governmental requirements that may be different from those in Argentina. Economic, social, and political instability in foreign countries could have a material adverse effect on our revenues and profitability. We may also be adversely affected by foreign governmental regulations, fluctuations in foreign currency rates, confiscatory taxation, and difficulties in managing international operations.

Our results of operations and financial condition may be adversely affected by movements in exchange rates

        Our revenues are primarily in local currency and a significant portion of our costs and financial expenses are U.S. dollar-denominated. As a result, movements in the exchange rate of the U.S. dollar against the respective local currencies in countries where we have operations can have a significant impact on our revenue, results and financial condition. A rise in the value of the U.S. dollar relative to local currencies will increase our programming costs, thereby adversely affecting the margins of our operations.

We face substantial competition in foreign markets

        We face substantial competition in foreign markets. In Uruguay, for example, we own Telemás S.A., a company that provides programming and management to UHF (over-the-air broadcast frequency) systems and to seven cable operators in Uruguay. In the City of Montevideo and Canelones, the UHF system served by Telemás S.A. offers fifteen channels and competes with other cable systems offering more than fifty channels. We cannot assure you that the UHF system will be able to compete with the cable systems successfully in the future. We also cannot assure you that we will be successful in obtaining required licenses and expanding our multi-channel television operations into other countries or that we can operate profitably in those countries.

Risks Relating to the Cable Television Industry Generally

We may not be able to obtain broadcasting licenses or to extend our existing licenses

        The installation and operation of cable television service in Argentina is governed by the Broadcasting Law and related regulations. The cable television industry is principally regulated and supervised by Comité Federal de Radiodifusión(Federal Radio Transmission Committee or Comfer). The Secretaría de Prensa y Difusión (the Department of Press and Transmission) supervises Comfer and reports directly to the Argentine executive branch. It also supervises the general enforcement of the Broadcasting Law and the regulatory framework for the industry.

        Cable television companies in Argentina are required to obtain a non-exclusive broadcasting license from Comfer to carry and distribute programming over their cable networks. Comfer licenses have an initial fifteen-year term. At the end of this term, the licensee may apply for a one time ten-year extension and, according to the Broadcasting Law, Comfer must grant the extension if it verifies that the licensee has complied, during the first term, with all of the requirements and obligations set forth in the Broadcasting Law. The Broadcasting Law does not allow subsequent renewals when the ten-year extension term elapses. As a result, once the ten-year extension term elapses we may be forced to apply for new licenses. However, pursuant to the terms of Decree No. 527/05, the expiration of broadcasting licenses in effect on May 24, 2005 has been suspended for a period of ten years. As a result of the Decree, such licenses continue to be valid during the 10-year suspension period and remain valid following the 10-year suspension period for the number of years that were remaining as of May 24, 2005. Decree No. 527/05 requires that broadcasting companies like us with licenses to which it would apply submit to Comfer within two years for its approval proposals that would make broadcasting time available for programming that contributes to the protection of the national culture and the education of the population. As of the date of this prospectus, we have not yet submitted such proposals. We cannot assure you that Decree No. 527/05 or its application will not be amended in the future or that Comfer will approve any proposals that we may submit.

        We have applied for several extensions of our licenses and expect the extensions to be granted. As of June 30, 2005, the weighted average remaining life of our licenses was 7.77 years, based on the number of subscribers and the assumption that we will qualify in all cases for the ten-year extension. In the event that Comfer denies us an extension of a license in a specific area, we must cease operations in such area, seek to acquire a company that has a valid broadcasting license for the area or apply for a new license in our own name. We cannot assure you that there will be a cable company with a valid license operating in such an area, that we will be able to acquire such a cable company, or that if we apply for a new license in our name, that such licenses will be granted.

Failure to obtain Comfer's approval of a transfer of an ownership interest in a licensed company may result in the unwinding of the transfer

        Section 45 of the Broadcasting Law requires Comfer approval for any transfer of shares in a licensee company. In the event that a shareholder or partner of a licensee company is another company, according to Section 45, Comfer has the authority to review that company's shareholders and determine whether they comply with the requirements set forth in Section 45. Comfer has authorized, directly or indirectly, the shareholders of Grupo Clarín as shareholders of several licensed companies that were merged into us. However, Comfer has not yet authorized Arte Gráfico Editorial Argentino S.A. (AGEA), a corporation controlled by Grupo Clarín, and Grupo Clarín as our shareholders. We have also given notice but not yet obtained the required approvals from Comfer in connection with some of our acquisitions of shares in companies which hold licenses and the transfer of licenses to us by certain of the subsidiaries merged into us.

        Due to an injunction imposed in 2001 by a federal judge investigating Comfer's practices, including with respect to the granting of cable television licenses in recent years, Comfer was from December 2001 to May 2005 prevented from authorizing the transfer of shares of certain licensees, including us. The injunction was lifted on May 13, 2005. We can give you no assurance, however, that Comfer will approve all share transfers in which we have been involved.

        If Comfer does not approve a transfer of shares in a licensed company, it may result in the unwinding of the transfer.

        Violation of Comfer regulations regarding the transfer of an ownership interest in a licensed company can result in or the revocation of the license of the licensee that violated Comfer regulations.

        Through Resolutions No. 390/98 and 226/03, Comfer has authorized us to conduct an offering of our shares without the need for further approval of the delivery and transfer of those shares as long as control remains with the originally approved shareholders either through majority share ownership or voting control. Consequently, we will not require further approval from Comfer to complete the restructuring on the terms contemplated in our APE.

We may not be in compliance with local ordinances

        We were required to bring our cable systems fully into compliance with municipal regulations relating to the installation of cables in several areas of the City of Buenos Aires Region by late 2002, and were initially required to do so in the City of Mar del Plata by November 2001, although pursuant to a modification in municipal regulations in February 2005, the deadline has been extended to December 2007 (see "The Company—Cable Networks"). We are not in compliance with the City of Buenos Aires regulations as of the date of this prospectus. In 2002, we filed with the City of Buenos Aires a request for an extension of the term granted. However, as of the date of this prospectus the extension still has not been granted. Although such ordinances generally do not provide for penalties to be imposed on non-compliant cable systems, the Justicia Municipal de Faltas, or Municipal Claims Court, may impose fines on us. We will seek to continue to upgrade our existing cable systems, including any network upgrades or modifications required by regulatory or local authorities if we have sufficient cash flow and financing is available at commercially attractive rates.

Risks Relating to the New Notes

The covenants and events of default under the new notes will be less restrictive than those in the old notes

        The indentures governing the notes that we will deliver upon consummation of the debt restructuring set forth in the APE will contain covenants and events of default that in certain respects place fewer restrictions on us than the covenants and events of default in the indentures governing the old notes. See "Prospectus Summary—Comparison of Rights of Holders of the Old Notes and the New Notes" and "Description of the New Notes—Events of Default; Remedies; Waiver of Default."

        Because of the reduced restrictions imposed on us under the new notes, we may be able more readily to act in a manner that could materially adversely affect the holders of our new notes.

If an active trading market for the 10-Year Notes and the 7-Year Fixed Rate Notes does not develop, the liquidity and value of the 10-Year Notes and the 7-Year Fixed Rate Notes could be harmed

        The 7-Year Fixed Rate Notes and the 10-Year Notes (which we refer to together as the Fixed Rate Notes) will be securities with no established trading markets or prior trading histories. We cannot assure you (i) that a trading market for the Fixed Rate Notes will develop in the future, (ii) that you will be able (if you become a holder of Fixed Rate Notes after consummation of the APE) to sell Fixed Rate Notes, or (iii) what the price may be if and when you are able to sell your Fixed Rate Notes. If markets were to develop, the Fixed Rate Notes could trade at prices that may be higher or lower than those for the old notes, depending on many factors, including some beyond our control. Furthermore, the liquidity of, and trading markets for, the Fixed Rate Notes may be adversely affected by changes in interest rates and declines and volatility in the markets for similar securities and in the overall economy, as well as by any changes in our financial condition or results of operations.

        While a listing or quotation may be obtained with respect to the Fixed Rate Notes in Buenos Aires, we cannot assure you that trading markets will develop or, if developed, be maintained. If an active market for the Fixed Rate Notes does not develop or is interrupted, the market price and liquidity of the Fixed Rate Notes may be materially adversely affected.

Our Fixed Rate Notes may not have the benefits of the Negotiable Obligations Law withholding tax exemption

        There is uncertainty due to a lack of precedent as to the manner in which the exemption set forth in Article 36 of the Negotiable Obligations Law applies in the case of a restructuring involving an exchange of old notes for new notes. We can give you no assurance that all the Fixed Rate Notes delivered in exchange for the old notes will be entitled to the benefits of the withholding tax exemption provided by the Negotiable Obligations Law. If we are not entitled to the benefits of the withholding tax exemption with respect to all or any portion of our Fixed Rate Notes, we will be required to withhold on interest payments on that portion at a rate of 35% (which after payment of additional amounts would result in an effective withholding tax rate of 53.84%). We can give you no assurance that we will have the liquidity required to honor in full our interest payment obligations on the Fixed Rate Notes if it were established, contrary to the advice we have received, that we are not entitled to the benefits of the withholding tax exemption in part or in full.

We may be unable to make payments on the new notes

        We expect to be able to make payments on the new notes in accordance with their terms. However, this expectation is based on certain economic and operating assumptions, including, without limitation, that the Argentine economy does not deteriorate, and the peso does not lose value versus the U.S. dollar. If any of these assumptions are incorrect, if unforeseen events occur that materially and adversely affect our operations or if there are restrictions on our ability to transfer funds abroad, we may not be able to make payments of interest or principal due on the new notes.

        You should understand that an investment in the new notes involves a high degree of risk, including the significant possibility of loss of your entire investment in the new notes.

We have the option to prepay the 7-Year FRNs but do not have an option to prepay the 7-Year Fixed Rate Notes or the 10-Year Notes

        By their terms, we do not have an option to prepay the 7-Year Fixed Rate Notes or the 10-Year Notes. However, we have the right to prepay the 7-Year FRNs at any time at our option. As a result, if we elect prepay the 7-Year FRNs, holders of the 7-Year FRNs will receive a portion of the principal amount of their investment before the holders of the 7-Year Fixed Rate Notes or the 10-Year Notes.

Holders of 7-Year Fixed Rate Notes and 10-Year Notes that cannot be prepaid at our option will remain at risk with respect the principal amount of such notes they retain.

        We may redeem any or all of the new notes before the scheduled maturity date for tax reasons. See "Description of the New Notes—Redemption."

        Prepayments of our 7-Year FRNs are not currently subject to Central Bank approval. However, a change in the regulations could restrict our ability to prepay the 7-Year FRNs. See "Risks Relating to Argentina."

Certain new notes will likely be treated as issued with original issue discount for U.S. federal income tax purposes

        We expect that the new notes (except for any 7-Year FRNs issued in exchange for the old floating rate notes) will be issued with "original issue discount," which could be substantial. A U.S. Holder generally will be required to accrue the original issue discount into gross income over the term of the new notes using a constant yield method regardless of such U.S. Holder's method of tax accounting. Accordingly, such U.S. Holder typically will be taxable on amounts representing accrued original issue discount in advance of the receipt of cash attributable to such original issue discount. You should consult your own tax advisors in determining the tax consequences of participating in the exchange in light of your particular circumstances, including the application of federal, state, local and foreign tax laws. See "Certain U.S. Tax Considerations."

Risks Relating to the New Shares

You may be required to register with Argentine regulatory authorities as a foreign shareholder

        Pursuant to Section 123 of the Argentine Corporations Law, non-Argentine legal entities (but not individuals) that own a class of shares in an Argentine corporation that is not listed and traded on the local stock exchange must register with the IGJ. Additionally, Resolution 7/2003 issued by the IGJ on September 12, 2003 (which we refer to as Resolution No. 7), provides that the IGJ will not register foreign corporations under Section 118 and Section 123 of the Argentine Corporations Law if those foreign corporations provide no evidence of owning assets abroad. The purpose of Resolution No. 7 is to prevent the registration as legitimate foreign shareholders of companies incorporated in foreign countries with the sole purpose of conducting activities in Argentina and thereby circumventing the application of Argentine corporate law (except for special purpose vehicles controlled by corporations that meet the conditions set forth in Resolution No. 7).

        Resolution No. 7 also provides that foreign corporations registered with the IGJ under Sections 118 and 123 of the Argentine Corporations Law must file annually an accounting certificate reflecting the composition and value of the corporate assets described as current and non-current assets of the foreign corporation located outside Argentina.

        If the evidence required is not provided, the IGJ will not register the foreign corporation under Sections 118 and 123 of the Argentine Corporations Law. In addition, a foreign corporation that fails by January 1, 2006 to fulfill the new requirements may be subject to judicial cancellation of their registration with the IGJ under Sections 118 and 123 of the Argentine Corporations Law and liquidation of the foreign corporation.

        If you are a non-Argentine legal entity (other than an individual) and you do not comply with Resolution No. 7, it may prevent us from giving effect to corporate decisions in which you participate if your vote was necessary to achieve the required majority.

        In turn, if you do not register as a foreign shareholder with the IGJ, your ability to exercise your shareholder rights, including the special minority rights given to you as a holder of Class C shares (if you receive Class C shares as a result of the consummation of the transactions contemplated in our APE) under the amended bylaws, may be curtailed. See "Description of Our Share Capital and Our Amended Bylaws."

The Class C shares are subject to certain transfer restrictions

        Holders of the Class C shares may not transfer such shares to a person considered a competitor under our amended bylaws, to a direct or indirect holder of Class A shares or Class B shares, or to an entity under direct or indirect control of a competitor or a direct or indirect holder of Class A shares or Class B shares. The Class C shares will be entitled to customary tag along rights and subject to drag along rights in the event of a change of control. See "Description of Our Share Capital and Our Amended Bylaws—Transfer Restrictions," "Description of Our Share Capital and Our Amended Bylaws—Drag Along Rights" and "Description of Our Share Capital and Our Amended Bylaws—Tag Along Rights."

        We have applied to have the Class C shares listed on the BCBA but not to be authorized to trade on the BCBA.

Holders of new shares will have claims subordinate to the claims of holders of new notes in the event of a concurso preventivo

        If you are eligible to participate in these offers, you may elect to exchange the existing debt that you now hold for the par option (10-Year Notes), the combined option (7-Year Notes and Class C shares) or the cash option. The portion of new securities received by holders of existing debt in the form of new shares, whether because the holders (i) elected the combined option or (ii) received the combined option as a result of the reallocation contemplated in the APE will, in the event of a concurso preventivo, hold a claim on our assets that will be junior in right to the claims of holders of new notes.

Preemptive rights may be unavailable to holders of our Class C shares

        Under Argentine law and our amended bylaws, our shareholders have preemptive rights. This means that if we issue any new shares for cash, our shareholders will have the right to purchase the number of shares necessary to maintain their existing ownership percentage. U.S. holders of our Class C shares may not be able to exercise their preemptive rights unless we register any newly issued shares under the Securities Act or qualify for an exemption from registration. If you are a U.S. holder of Class C shares who cannot exercise your preemptive rights, your interests would be diluted if we issue new shares for cash. We intend to evaluate at the time of any offering of preemptive rights the costs and potential liabilities associated with registering any additional shares. We are not obligated to file a registration statement relating to preemptive rights with respect to any newly issued shares and we cannot assure you that we will register any new shares that we issue for cash.

A market for our Class D shares may not develop or be sustainable, and even if one were to develop and be sustainable, our Class D shares when traded may suffer as a result of lower liquidity in the Argentine equity markets

        We have applied, subject to the satisfaction of certain requirements, to list our Class D shares for trading on the BCBA. Even if the Class D shares are authorized for trading, we cannot assure you that a market for such shares will develop, or, if it develops, we cannot assure you that it will be sustainable. In addition, the BCBA in particular and the Argentine securities market in general are not as large or as mature as their counterparts in the United States and certain other countries. As a result, the Argentine securities market is less liquid, and prices in publicly-traded Argentine equity securities have been more volatile, than mature and more developed markets.

Our ability to distribute dividends is subject to limitations

        Once we may do so under the terms of our outstanding debt, our ability to declare and pay you a dividend on any new shares you receive will depend first on, whether our financial condition and the terms of the new notes permit us to pay dividends, and also on whether our shareholders, on the recommendation of our Board acting in its discretion, determine that our financial condition justifies a distribution of dividends. Holders of Class C shares will not be in a position to approve, absent the agreement of a majority of all shareholders, including our controlling shareholder, a distribution of dividends.

The protections afforded to minority shareholders under Argentine law are different from those in the United States

        Under Argentine law, the protections afforded to minority shareholders are different from those in the United States. In particular, Argentine law does not impose fiduciary duties on controlling shareholders. As a result, in practice our minority shareholders may not have rights against us or our controlling shareholder that may be available to minority shareholders of a U.S. company.

Shareholders face possible liability for certain corporate actions

        Under Argentine law, a shareholder's liability for losses of a company is generally limited to the value of its interest in that company. However, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or the company's bylaws (or the company's regulations, if any) may be held jointly and severally liable for damages to the company, other shareholders or third parties resulting from such resolution. Accordingly, if you hold Class C shares as a result of the consummation of the transactions in our APE and vote in favor of a resolution that is subsequently declared void for the reasons mentioned before, you may be held liable for losses in an amount exceeding your interest in the company. If you did not vote for such resolution or abstained from voting, you should not be subject to liability under the Argentine Corporations Law. The Argentine Corporations Law further provides that, if a shareholder votes on a business transaction in which the shareholder's interest conflicts with that of the company, the shareholder will be held liable for damages, but only if the transaction would not have been approved without such shareholder's vote.

USE OF PROCEEDS

        We will not receive any proceeds from the election offers. We will receive old notes tendered in exchange for issuing the new securities and/or paying cash, in the principal amount and with the terms summarized in this prospectus. The old notes surrendered in exchange for the new securities will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new securities will not result in any increase in our indebtedness. See "Unaudited Pro Forma Consolidated Financial Statements." We will not receive any proceeds upon conversion of any Class C share for a Class D share.

        Net proceeds from the issuance of the old notes were used for general corporate purposes.

EXCHANGE RATES

        From April 1, 1991 until the beginning of 2002, the Central Bank, pursuant to the Convertibility Law, was obliged to sell U.S. dollars at a fixed rate of one peso per U.S. dollar. Under the Convertibility Law all foreign exchange controls were eliminated and no restrictions were placed on capital flows. On January 6, 2002, Argentina's congress enacted the Public Emergency Law putting an end to the regime of the Convertibility Law, abandoning over ten years of the U.S. dollar-peso parity and eliminating the requirement that the Central Bank's reserves in gold and foreign currency be at all times equivalent to not less than 100% of the monetary base.

        On January 6, 2002, the Argentine executive branch established a temporary dual exchange rate system. One exchange rate, applicable to exports and essential imports, was set at a rate of Ps.1.40 per U.S. dollar. The other, which was applicable to all other transactions, was a floating rate to be freely determined by the market. On February 3, 2002, the Argentine executive branch repealed the dual exchange system. Since February 11, 2002, there has been only one freely floating exchange rate for all transactions. Foreign exchange transactions, however, remained restricted and subject to Central Bank approval (whether individually or by category). See "Risk Factors—Risks Relating to Argentina."

        In 2002, the peso lost more than 70% of its value with respect to the U.S. dollar. Following this steep depreciation, the peso recovered part of its value in 2003 and appreciated in real terms in 2004. The government has expressed its interest in avoiding a further real appreciation of the peso. By the end of 2004, in an effort to maintain the exchange rate at about Ps.3.00 to U.S.$1.00, the Central Bank purchased U.S. dollars at record levels of approximately U.S.$100 million per day. The Central Bank has continued to date to purchase U.S. dollars, although it has stated that its policy of intervening in the foreign exchange market will be subject to compliance with its monetary program guidelines designed to meet inflation targets.

        We cannot assure you that steps taken by the Central Bank or the Argentine government to limit the real appreciation of the peso or to limit the volatility of the exchange rate will be effective in the medium or long-term. See "Risk Factors—Risks Relating to Argentina."

        The following table sets forth the annual low, high, average and period-end exchange rates for U.S. dollars for the period indicated, expressed in nominal pesos per U.S. dollar. The Federal Reserve Bank of New York does not report a noon buying rate for pesos.

	Exchange Rate of Pesos per U.S.$1.00
	Low	High	Average(1)	Period-end
Year ended December 31
2000 - 2001(2)	1.00	1.00	1.00	1.00
2002(2)	1.40	3.90	3.11	3.37
2003	2.76	3.35	2.95	2.93
2004	2.80	3.06	2.94	2.98
Month ended
January 31, 2005	2.922	2.970	2.945	2.924
February 28, 2005	2.894	2.938	2.918	2.938
March 31, 2005	2.911	2.957	2.925	2.917
April 30, 2005	2.879	2.919	2.900	2.910
May 31, 2005	2.883	2.900	2.890	2.883
June 30, 2005	2.866	2.896	2.884	2.887
July 31, 2005	2.861	2.886	2.869	2.861
August 31 2005	2.859	2.913	2.888	2.911
September 30, 2005	2.904	2.919	2.912	2.910
October 31, 2005	2.909	3.018	2.968	3.002
November 17, 2005(3)	2.943	2.992	2.969	2.943

Source: Banco de la Nación Argentina

(1)
Represents the daily average exchange rate during each of the relevant periods.

(2)
From December 23, 2001 through January 11, 2002 Banco de la Nación did not publish an official exchange rate due to governmental suspension of the exchange rate market.

(3)
Represents the daily average exchange rate during the period ending November 17, 2005.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial information is based on our historical audited consolidated financial statements as of and for the year ended December 31, 2004 and as of and for the six month period ended June 30, 2005 appearing elsewhere in this prospectus. The unaudited pro forma consolidated income statement information for the year ended December 31, 2004 and the six month period ended June 30, 2005 has been prepared as if the consummation of the debt restructuring contemplated in our APE had occurred at the beginning of the respective periods, and the unaudited pro forma consolidated balance sheet information has been prepared as if the consummation of the debt restructuring contemplated in our APE had occurred on December 31, 2004. Pro forma assumptions are further described below. Pro forma adjustments are more fully described in the accompanying notes to the unaudited pro forma consolidated financial information.

        The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what our consolidated results of operations or financial position would actually have been had the debt restructuring contemplated in our APE in fact occurred on such dates, or to project our consolidated results of operations or financial condition as of any future date or for any future period. The pro forma adjustments are based on currently available information and assumptions that we believe are reasonable. You should read carefully the unaudited pro forma consolidated financial information in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2004 and the unaudited interim consolidated financial statements for the six-month period ended June 30, 2005 appearing elsewhere in this prospectus, and "Operating and Financial Review and Prospects."

        In connection with the restructuring described in this prospectus, our management believes that the following pro forma assumptions and consequent restructuring scenario are the most probable.

        The unaudited pro forma consolidated financial information has been prepared assuming that under our restructuring, holders of our existing debt:

  (1)
  exchange in the par option approximately U.S.$76.5 million principal amount of existing debt (excluding accrued interest) for U.S.$80.3 million of 10-Year Notes;

  (2)
  exchange in the combined option approximately (a) U.S.$143.0 million principal amount of existing debt (excluding accrued interest) for U.S.$143.0 million of our 7-Year Notes and (b) approximately U.S.$181.9 million principal amount of our existing debt for 208,276,160 Class C shares of common stock representing approximately 35% of our total capital on a fully diluted basis; and

  (3)
  receive in the cash option an aggregate cash payment of U.S.$37.5 million for U.S.$125 million principal amount of existing debt (excluding accrued interest).

The unaudited pro forma consolidated financial information also assumes a U.S.$15 million equity contribution by our controlling shareholder to enable us to make payment under the cash option.

        Our consolidated audited financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from U.S. GAAP. See Note 15 to our audited consolidated financial statements as of and for the year ended December 31, 2004 for a description of the principal differences between Argentine GAAP and U.S. GAAP applicable to us.

        Argentine GAAP establishes that an exchange of debt instruments with substantially different terms is a debt extinguishment and that the old debt instrument should no longer be recognized. Under Argentine GAAP, an exchange of debt instruments is deemed to have occurred if the newly issued debt instruments are substantially different and the present value of the cash flows under the terms of the new debt instrument differs by at least 10 percent from the present value of the remaining cash flows under the terms of the original (or old) debt instrument. The new debt and equity instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized.

        We have made the following assumptions in preparing the unaudited pro forma consolidated financial information set forth below, which represents only a possible outcome of the restructuring based on the assumptions we have made. The actual results will differ if these assumptions differ from the actual outcome of the restructuring.

Overall assumptions for the unaudited pro forma consolidated financial information:

  •
  We have not given effect to the mandatory prepayment provisions included in the new notes since these prepayment obligations are contingent upon reaching certain levels of excess cash, and

  •
  With respect to the combined option, we have assumed that holders of U.S.$76.2 million of our outstanding debt receive an equal amount of our 7-Year Fixed Rate Notes and holders of U.S.$66.8 million receive an equal amount of our 7-Year FRNs.

  •
  We have assumed an interest rate of 5.25% for the 7-year FRNs. The 7-Year FRNs, when issued, will be deemed to have accrued interest from December 12, 2003 on the outstanding principal amount at an annual interest rate equal to the three-month LIBOR plus a margin that is equal to the difference between (i) seven percent and (ii) the 7-Year US swap rate, which shall be the midpoint of the bid and asked rates as indicated by Bloomberg on page IRSB18 as of 4.00 p.m. on the business day immediately preceding the date we accept the eligible notes upon expiration of the election offers. For the purpose of calculating the pro-forma financial statements, we used the three-month LIBOR and set the margin by reference to the 7-year U.S. swap rate as of December 12, 2003 and applied this interest rate for the whole period from December 12, 2003 through the last day of the periods contemplated in the unaudited pro-forma consolidated financial statements.

Unaudited Pro Forma Consolidated Balance Sheet

(June 30, 2005)

			Adjustments
	Historical		Grupo Clarín's contribution		Debt restructuring	Pro Forma As adjusted
	Ps.		Ps.		Ps.	Ps.
ASSETS
CURRENT ASSETS
Cash and cash equivalents	272,820,480	a.	43,350,000	b.	(111,794,833)	204,375,647
Trade receivables	20,871,091		—		—	20,871,091
Receivables from related parties	13,125,493		—		—	13,125,493
Other	58,117,393		—		—	58,117,393
Inventories	1,888,268		—		—	1,888,268

Total current assets	366,822,725		43,350,000		(111,794,833)	298,377,892

NON-CURRENT ASSETS
Long-term investments	7,712,973		—		—	7,712,973
Property and equipment, net	413,929,985		—		—	413,929,985
Intangible assets	29,025,111		—		—	29,025,111
Goodwill	1,180,968,240		—		—	1,180,968,240
Other	473,358,487		—	c.	(362,420,851)	110,937,636

Total non-current assets	2,104,994,796		0		(362,420,851)	1,742,573,945

Total assets	2,471,817,521		43,350,000		(474,215,684)	2,040,951,837

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	91,510,772		—		—	91,510,772
Short-term bank and financial debt	2,258,589,975		—	d.	(2,205,605,759)	52,984,216
Acquisition related debt	314,315		—		—	314,315
Taxes payable	18,259,675		—		—	18,259,675
Debt with related parties	617,352		—		—	617,352
Payroll and social security	12,380,744		—		—	12,380,744
Other	10,471,812		—		—	10,471,812

Total current liabilities	2,392,144,645		0		(2,205,605,759)	186,538,886

NON-CURRENT LIABILITIES
Accounts payable and accrued liabilities	642,332		—		—	642,332
Taxes payable	1,055,406		—		—	1,055,406
Acquisition related debt	100,633		—		—	100,633
Long-term bank and financial debt	239,753		—	e.	588,350,038	588,589,791
Other	11,732,728		—		—	11,732,728
Provision for lawsuits and contingencies	19,139,976		—		—	19,139,976

Total non-current liabilities	32,910,828		0		588,350,038	621,260,866

Total liabilities	2,425,055,473		0		(1,617,255,721)	807,799,752

TEMPORARY TRANSLATION DIFFERENCES	(1,464,621)		—		—	(1,464,621)
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	27,810,299		—		—	27,810,299
SHAREHOLDERS' EQUITY	20,416,370	a.	43,350,000	f.	1,143,040,037	1,206,806,407

Total liabilities, Temporary translation differences, Minority interest in consolidated subsidiaries and Shareholders' equity	2,471,817,521		43,350,000		(474,215,684)	2,040,951,837

Shareholders' equity in accordance with Argentine GAAP	20,416,370	43,350,000		1,143,040,037	1,206,806,407
US GAAP adjustments—increase (decrease)
Foreign currency translation adjustment	(1,464,621)	—		—	(1,464,621)
Goodwill, net	101,180,181	—		—	101,180,181
Depreciation of property and equipment	(80,815,495)	—		—	(80,815,495)
Impairment adjustment	(99,196,589)	—		—	(99,196,589)
Organizational and preoperating costs—Original value	(9,259,476)	—		—	(9,259,476)
Organizational and preoperating costs—Accumulated amortization	6,591,491	—		—	6,591,491
Deferred income taxes	(134,429,321)	—	h.	104,779,095	(29,650,226)
Investments in companies carried under equity method	(1,049,590)	—		—	(1,049,590)
Interest capitalization—Original value	5,974,908	—		—	5,974,908
Interest capitalization—Accumulated depreciation	(2,158,189)	—		—	(2,158,189)
Hook up revenues	(4,946,395)	—		—	(4,946,395)
Troubled debt restructuring	—	—	g.	(299,368,842)	(299,368,842)
Minority interest in above reconciling items	3,126,294	—		—	3,126,294

Shareholders' (deficit) equity in accordance with US GAAP	(196,030,432)	43,350,000		948,450,290	795,769,858

Notes to unaudited pro forma consolidated balance sheet

  Pro forma adjustments under Argentine GAAP

a.
Reflects the cash proceeds of Ps.43.4 million (U.S.$15.0 million) from Grupo Clarín's equity contribution.

b.
Reflects a cash payment of Ps.108.4 million (U.S.$37.5 million) for U.S.$125.0 million principal amount of existing debt under the cash option plus interest accrued on such amount in accordance with the terms of the restructuring from December 10, 2003 of Ps.3.4 million.

c.
Represents the tax effects of the pro forma adjustments at the statutory income tax rate of 35%.

d.
Reflects the net effect of (1) the cancellation of the existing debt in accordance with the terms of the restructuring (Ps.2,255.1 million) and (2) the deemed accrual of interest since December 10, 2003 (Ps.49.5 million) on the new notes.

e.
Reflects the issuance of new notes in exchange for the old notes.

f.
Reflects the effects of the restructuring as follows:

Gain on the restructuring	Ps.1,035.5 million
Tax effects on pro forma adjustments (35% of the gain on pro forma adjustments)	(Ps.362.4 million	)

Net gain on the restructuring	Ps.673.1 million
Fair value of shares issued	Ps.470.0 million

Increase of shareholders' equity	Ps.1,143.0 million

  Pro forma adjustments under U.S. GAAP

g.
Represents the tax effects of the pro forma adjustment under U.S. GAAP.

h.
For U.S. GAAP purposes, our restructuring is treated as a troubled debt restructuring in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The carrying amount of the existing debt is reduced by the amount of cash paid and the fair value of the shares issued. The difference between this amount and the total future cash payments specified by the new notes is recognized as a gain. As a result, no interest expense will be recognized throughout the term of the new notes. Accordingly, this adjustment reflects the reversal of a portion of the pro forma adjustments described above.

 Unaudited Pro Forma Consolidated Statement of Operations

(For the six months ended June 30, 2005)

	2005		Debt restructuring	Pro Forma As adjusted
	Ps.		Ps.	Ps.
Net revenues	306,643,861		—	306,643,861
Direct operating expenses	(155,309,678)		—	(155,309,678)
General and administrative expenses	(35,377,925)		—	(35,377,925)
Selling and marketing expenses	(27,616,262)		—	(27,616,262)
Depreciation and amortization	(51,099,526)		—	(51,099,526)

Operating income	37,240,470		—	37,240,470
Financial income / (expenses) and holding results, net	(66,419,733)	a.	53,476,947	(12,942,786)
Other non-operating (expenses)/ income, net	(3,793,114)		—	(3,793,114)

(Loss) income before income taxes, minority interest and equity in the gains of affiliated companies	(32,972,377)		53,476,947	20,504,570
Income tax benefit (loss) and / or tax on minimum notional income	1,824,483	b.	(18,716,932)	(16,892,449)

(Loss) income before minority interest and equity in the gains of affiliated companies	(31,147,894)		34,760,015	3,612,121
Equity in the gains of affiliated companies	764,621		—	764,621
Minority interest in results of consolidated subsidiaries	(932,135)		—	(932,135)

Net (loss) income	(31,315,408)	c.	34,760,015	3,444,607

Net (loss) income per share	(0.08)			0.01

Weighted average number of shares	371,635,103		223,276,160	594,911,263

Net (loss) income in accordance with Argentine GAAP	(31,315,408)	c.	34,760,015	3,444,607
US GAAP adjustments—income (expense)
Foreign currency translation adjustment	6,375,146		—	6,375,146
Depreciation of property and equipment	(1,414,327)		—	(1,414,327)
Organizational and preoperating costs—Amortization	941,638		—	941,638
Deferred income taxes	8,041,248	d.	(9,720,997)	(1,679,749)
Equity in the earnings (losses) of affiliated companies	118,104		—	118,104
Interest capitalization—Depreciation	(298,746)		—	(298,746)
Hook up revenues	(990,605)		—	(990,605)
Troubled debt restructuring		e.	27,774,277	27,774,277
Minority interest in above reconciling terms	(130,500)		—	(130,500)

(Loss) income before cumulative effect of accounting change	(18,673,450)		52,813,295	34,139,845

Net (loss) income per share	(0.05)			0.06

Weighted average number of shares	371,635,103		223,276,160	594,911,263

Notes to unaudited pro forma consolidated statement of operations

  Pro forma adjustments under Argentine GAAP

a.
Under Argentine GAAP, the restructuring has been regarded as a debt extinguishment and accordingly all existing debt is no longer recognized. The pro forma adjustment reflects the net effects of (1) the reversal of the historical interest expense of Ps.114 million recognized during the six-month period ended June 30, 2005 and the recognition of accrued interest on the new notes of Ps.19 million for the six-month period ended June 30, 2005; (2) the reduction of foreign currency exchange losses of Ps.41 million that would have been recognized had the existing debt been restructured on January 1, 2005. The effect on accrued interest on the new notes of a 1/8% variance in the interest rate of the 7-Year FRNs amounts to approximately Ps.241,000.

b.
Represents the tax effects of pro forma adjustments at the statutory income tax rate of 35%.

c.
The pro forma consolidated statement of operations gives effect to the restructuring as if it had occurred on January 1, 2005. A nonrecurring gain for the restructuring of Ps.638.3 million has not been included in the pro forma statement of operations but will be reflected in the historical statement of operations when the exchange is consummated.

  Pro forma adjustments under U.S. GAAP

d.
Represents the tax effects of the U.S. GAAP pro forma adjustments at the statutory income tax rate of 35%.

e.
For U.S. GAAP purposes, our restructuring is treated as a troubled debt restructuring in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." Since the carrying amount of the existing debt exceeds the total future cash payments specified by the new notes, a gain on the restructuring is recognized and no interest expense is recognized throughout the term of the new notes. As a result, the interest expense recognized under Argentine GAAP is reversed. The pro forma adjustment reflects the net effect of (1) the reversal of interest expense recognized under Argentine GAAP of Ps.18 million and (2) the effect of foreign currency exchange losses of Ps.10 million that would have been recognized had the outstanding debt been restructured on January 1, 2005.

Unaudited Pro Forma Consolidated Statement of Operations

(For the year ended December 31, 2004)

	Historical		Debt restructuring	Pro Forma As adjusted
	Ps.		Ps.	Ps.
Net revenues	556,578,692		—	556,578,692
Direct operating expenses	(266,381,282)		—	(266,381,282)
General and administrative expenses	(68,543,061)		—	(68,543,061)
Selling and marketing expenses	(45,953,118)		—	(45,953,118)
Depreciation and amortization	(116,537,180)		—	(116,537,180)

Operating income	59,164,051		—	59,164,051
Non-operating expenses
Financial income / (expenses) and holding results, net	(260,046,630)	a.	196,376,100	(63,670,530)
Other non-operating (expenses) / income, net	(4,004,496)		—	(4,004,496)

Loss before income taxes, minority interest and equity in the gains of affiliated companies	(204,887,075)		196,376,100	(8,510,975)
Income tax benefit and / or tax on minimum notional income	73,361,736	b.	(68,731,635)	4,630,101
Loss before minority interest and equity in the gains of affiliated companies	(131,525,339)		127,644,465	(3,880,874)
Equity in the gains of affiliated companies	1,790,353		—	1,790,353
Minority interest in results of consolidated subsidiaries	(1,189,278)		—	(1,189,278)

Net loss	(130,924,264)	c.	127,644,465	(3,279,799)

Net loss per share	(0.35)			(0.01)

Weighted average number of shares	371,635,103			594,911,263

Net loss in accordance with Argentine GAAP	(130,924,264)	c.	127,644,465	(3,279,799)
US GAAP adjustments—income (expense)
Foreign currency translation adjustment	9,042,236		—	9,042,236
Depreciation of property and equipment	(4,410,357)		—	(4,410,357)
Organizational and preoperating costs—Amortization	1,883,285		—	1,883,285
Deferred income taxes	224,101,337	d.	(8,195,000)	215,906,337
Equity in the earnings of affiliated companies	255,174		—	255,174
Interest capitalization—Depreciation	(597,490)		—	(597,490)
Hook up revenues	(2,294,448)		—	(2,294,448)
Troubled debt restructuring		e.	23,414,286	23,414,286
Minority interest in above reconciling terms	(2,332,230)		—	(2,332,230)

Net income in accordance with US GAAP	94,723,243		142,863,751	237,586,994

Net income per share	0.25			0.40

Weighted average number of shares	371,635,103			594,911,263

Notes to unaudited pro forma consolidated statement of operations

  Pro forma adjustments under Argentine GAAP

a.
Under Argentine GAAP, the restructuring has been regarded as a debt extinguishment and accordingly all existing debt is no longer recognized. The pro forma adjustment reflects the net effects of (1) the reversal of the historical interest expense of Ps.215 million recognized during the year ended December 31, 2004 and the recognition of accrued interest on the new notes of Ps.39 million for the year ended December 31, 2004; (2) the reduction of foreign currency exchange losses of Ps.20 million that would have been recognized had the existing debt been restructured on January 1, 2004. The effect on accrued interest on the new notes of a 1/8% variance in the interest rate of the 7-Year FRNs amounts to approximately Ps.249,000.

b.
Represents the tax effects of pro forma adjustments at the statutory income tax rate of 35%.

c.
The pro forma consolidated statement of operations gives effect to the restructuring as if it had occurred on January 1, 2004. A nonrecurring gain for the restructuring of Ps.584.6 million has not been included in the pro forma statement of operations but will be reflected in the historical statement of operations when the exchange is consummated.

  Pro forma adjustments under U.S. GAAP

d.
Represents the tax effects of the U.S. GAAP pro forma adjustments at the statutory income tax rate of 35%.

e.
For U.S. GAAP purposes, our restructuring is treated as a troubled debt restructuring in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." Since the carrying amount of the existing debt exceeds the total future cash payments specified by the new notes, a gain on the restructuring is recognized and no interest expense is recognized throughout the term of the new notes. As a result, the interest expense recognized under Argentine GAAP is reversed. The pro forma adjustment reflects the net effect of (1) the reversal of interest expense recognized under Argentine GAAP of Ps.39 million and (2) the effect of foreign currency exchange losses of Ps.16 million that would have been recognized had the outstanding debt been restructured on January 1, 2004.

THE ELECTION OFFERS

        This section further describes the election offers summarized above under "Prospectus Summary."

Purpose

        The purpose of the election offers is to respond to orders of the Buenos Aires Court and the U.S. Bankruptcy Court granting judicial approval of our debt restructuring, but requiring that we give eligible holders an opportunity to elect among all options contemplated in our APE and, for purposes of reallocation, treat their elections as we treat elections made by all other holders of our existing debt that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003, in response to requirements of the Buenos Aires Court and the U.S. Bankruptcy Court set forth in their rulings concerning our APE in Argentina and the United States. The purpose of the offer to Category 1 holders is to satisfy the April 14, 2004 decision of the Buenos Aires Court ordering that persons who voted against or abstained from voting on the APE at the December 10, 2003 meeting, or were not present or represented, at that meeting be permitted to exercise the right to elect among the three options under our APE within a 30-day period following publication of certain notices. We will treat those elections, for the purpose of allocating the options contemplated in our APE, in the same way that we treat elections made by all other holders of our existing debt that consented to the terms of our APE and/or tendered their old notes on or before December 12, 2003. The purpose of the offer to Category 2 holders is to cure the U.S. retail holder discrimination found by the U.S. Bankruptcy Court. We do this by allowing U.S. retail holders that elected the cash option, which in compliance with U.S. securities laws was the only option offered to U.S. retail holders on or before December 12, 2003, an opportunity to leave their prior election without effect and now elect, if they wish, between the other two options contemplated in our APE. We will treat any such elections in the same way we treat elections of holders that were initially offered the securities options in the exempt offering in 2003. See "Introduction—Our APE and the Election Offers."

Who Can Participate

        The election offers are available only to eligible holders. If you are a holder of our existing debt that tendered into or consented to the terms of our APE on or before December 12, 2003, and you are not a holder that qualifies as a U.S. retail holder, you are not eligible to participate in the election offers and this prospectus is not addressed to you. See "Introduction—Who Can Elect." If you are a holder of our existing debt that purchased your existing debt from a holder who consented to the terms of the APE on or before December 12, 2003, you will be bound by the vote, tender and election of your predecessor holder.

Expiration Date; Extensions; Amendments; Termination

        The election offers will expire at 5:00 p.m., New York City time, on                        , 2005, unless we extend the expiration date further in our sole discretion (with respect to either or both of the election offers made to holders that fall within either Category 1 or Category 2).

        We have the right at any time to terminate one or both of the election offers if the offer conditions have not been satisfied. See "Prospectus Summary—Offer Conditions." We do not intend to terminate the offers for any reason other than those expressed in the offer conditions. We may also modify, extend or otherwise amend one or both of the election offers at any time before or concurrently with the expiration of one or both of the election offers, including if we extend the election offers for any reason.

        The offer conditions described under "Prospectus Summary—Offer Conditions" are for our sole benefit, and we may waive them (other than any required regulatory approvals) in whole or in part in our absolute discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

        We reserve the right, in our absolute discretion, if the transactions contemplated in the APE are not consummated for any reason, to purchase or make offers to purchase any of our existing debt that remains outstanding and, to the extent permitted by applicable law, purchase our existing debt in the open market, in privately negotiated transactions, tender offers or otherwise. The terms of any such purchases or offers could differ from the terms of the APE.

Participating in the Election Offers

        You should first determine whether you are eligible to participate in the election offers because (1) you are a holder that has not yet participated in our APE (i.e. you fall within Category 1 in "Introduction—Who Can Elect") or (2) you are a U.S. retail holder that tendered your old notes into the cash option on or before December 12, 2003 (i.e. you fall within Category 2 in "Introduction—Who Can Elect"). This is important because it will allow you to determine which forms you need to complete and which instructions you need to follow to participate in the election offers. If you are not eligible to participate you should not submit any forms. We will not honor forms that are not properly completed or forms that are completed by holders that are not eligible, unless we determine in our sole discretion that an omission or mistake is not material. The general descriptions that follow are only a summary of the instructions that appear in the required forms accompanying this prospectus. To participate in the election offers, you must follow the instructions on the form(s) and not only the requirements summarized in this section.

The method of delivery of old notes or an Election Agreement, as the case may be, and all other required documents to the Exchange Agent is at your election and risk. No old notes, Election Agreement or other required document should be sent to us.

"Category 1"—Holders That Have Not Yet Participated

        We have established two alternative methods for holders that have not yet participated in our APE and fall within Category 1 (described in "Introduction—Who Can Elect") to participate in the election offers described in this prospectus. Each of these two different methods has different implications for when you will receive new securities or the cash payment, as the case may be, in accordance with your election and after giving effect to any reallocation required by the APE. If you are a holder who falls within Category 1, you may either (1) make an election and tender your eligible notes by book-entry transfer through the DTC ATOP system, or (2) make an election without tendering until a later date your eligible notes subject to the election, in each case as further described below. You will only receive new securities or the cash payment, as the case may be, on the date we deliver new securities under the APE to holders that tendered into or consented to the terms of our APE on or before December 12, 2003 if you tender your eligible notes through the DTC ATOP system. If you elect but do not tender through the DTC ATOP system, you will only receive the consideration elected or allocated to you after you irrevocably transfer your eligible notes.

        The principal distinction between the two methods, in addition to the procedures to be followed to participate, is the time when you will tender your eligible notes and when you will receive consideration in exchange. We urge you to read the following descriptions and the more detailed instructions in the relevant documentation accompanying this prospectus to understand your choices, the procedures that you must follow, and the effect that your choice will have on when you will be entitled to take delivery of the consideration that you must receive under the APE. If you choose not to tender through the DTC ATOP system, you are choosing to receive consideration under the APE at a date later than other holders of old notes who instead choose to tender through the DTC ATOP system (including holders of old notes that tendered into or consented to the terms of our APE on or before December 12, 2003).

        You may elect freely between the two methods of participating, but you may not change the manner in which you participate or withdraw your tender or election once you have tendered your eligible notes into the DTC ATOP system or submitted an Election Agreement, as the case may be. See "—Withdrawal."

"Category 2"Holders—U.S. Retail Holders That Participated by Electing the Cash Option

        U.S. retail holders that fall within Category 2 have already tendered their old notes (U.S. retail holders that fall within Category 1 should read the instructions above and follow the procedures for eligible holders that have not yet participated in our APE). Accordingly, if you are a U.S. retail holder that falls within Category 2, you have a choice either (i) to request a change in your election for the cash option made on or before December 12, 2003, to instead elect either or both of the par option and combined option, or (ii) to leave your election for the cash option unchanged. If you are a U.S. retail holder and would like to change your election, you should follow the procedures described in this prospectus. If you are a U.S. retail holder who would like to receive the cash option that you elected on or before December 12, 2003, you are not required to take any action at this time. In all cases your election remains subject to reallocation in accordance with the APE after giving effect to these election offers. See "Introduction—Allocation of Our Existing Debt Among the Options" and "Description of the Options—Allocation Under the APE."

        If you are a U.S. retail holder that falls within Category 2, we are offering you a chance to change your election but not to withdraw from the APE. See "—Withdrawal."

Tendering and Electing or Solely Electing Among the Options—Methods Available for "Category 1" Holders

        If you are a holder that falls within Category 1, you may choose whether you will either (1) tender and elect or (2) elect now and tender (whether voluntarily or by reason of a court order) at a later date.

Tendering and Electing

        If you are a beneficial owner of eligible notes that falls within Category 1, you may instruct your custodian to tender any or all of any your eligible notes. To validly tender eligible notes, your custodian must:

  a.
  tender eligible notes by book-entry transfer through the DTC ATOP system and transmit to the Exchange Agent an Agent's Message in which the registered holder of eligible notes acknowledges that it has received a Letter of Transmittal and agrees to be bound by its terms and makes the representations and warranties contained in the Letter of Transmittal;

  b.
  complete and execute a Letter of Transmittal with respect to each tender made on your behalf, have it notarized and either apostilled (in accordance with the Hague Convention) or consularized, and return it to the Exchange Agent before the expiration date; and

  c.
  deliver to the Exchange Agent a legible copy of the corresponding and validly executed Instruction Letter it has received from you before the expiration date.

        Delivery of documents to DTC does not constitute delivery to the Exchange Agent. Your tender will be considered incomplete if you or the registered holder of your eligible notes fails to deliver a duly executed, notarized and either apostilled (in accordance with the Hague Convention) or consularized Letter of Transmittal and a completed and validly executed Instruction Letter before the expiration date. An incomplete tender will result in (i) the return to the registered holder of the eligible notes tendered through ATOP, and (ii) the eligible notes being treated as having failed to elect. See "Prospectus Summary—Summary Terms of the Election Offers—Failure to Elect" and "Description of the Options—Failure To Elect."

Tenders on behalf of different beneficial owners of eligible notes should not be aggregated and included in one Letter of Transmittal.

No alternative, conditional or contingent tenders will be accepted.

Solely Electing Among the Options

        If you are a Category 1 beneficial owner of eligible notes that wishes to make an election among the options but you wish to have the registered holder continue to retain possession and to hold for your account or benefit any or all of your eligible notes pending the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order, you may make your election in the manner explained in the forms accompanying this prospectus.

        If you wish to retain possession of your eligible notes, you must complete (marking the box indicating you wish to retain possession of your eligible notes), execute and return to the registered holder of your eligible notes an Instruction Letter to permit the registered holder to complete and execute an Election Agreement with us. You will be required to acknowledge and agree to the terms of any Election Agreement submitted with respect to your eligible notes.

        The Election Agreement is a binding agreement between the registered holder and us. It generally (among other terms) (i) requires a registered holder of eligible notes to certify to its eligibility to participate in the election offers, (ii) provides the registered holder of eligible notes a means to indicate your election among the options (subject to allocation in accordance with the APE), and (iii) describes to the registered holder of eligible notes procedures to be followed (x) in connection with any subsequent transfer of eligible notes subject to an Election Agreement and (y) in order to obtain delivery of new securities, any payments on the new securities, and/or the cash payment, as the case may be. This summary description is qualified in its entirety by the form of Election Agreement accompanying this prospectus, which we urge you to read.

        If you decide to make an election among the options but choose to retain possession of your eligible notes pending the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order, you should not arrange for the registered holder of your eligible notes to execute or deliver a Letter of Transmittal but should instead arrange for the registered holder of your eligible notes to execute an Election Agreement with us. If the Exchange Agent receives an executed Letter of Transmittal from the registered holder with respect to your eligible notes you will be deemed to have decided not to retain possession of your eligible notes and your eligible notes will be tendered. We will assume that the registered holder of your eligible notes is acting on your instructions, and we are not responsible for determining whether actions taken by the registered holder of your eligible notes comply with any instructions you have given.

        If you instruct the registered holder to retain possession of your eligible notes at this time, you will not be able to obtain delivery of the options you elect (subject to reallocation described under "Introduction—Allocation of Our Existing Debt Among the Options" and "Description of the Options—Allocation Under the APE"), any payments on the new securities, and/or the cash payment, as the case may be, pending the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order, or prior to such date if your eligible notes are irrevocably transferred for cancellation with your consent or upon instruction by a court of competent jurisdiction requiring you to transfer your notes for cancellation. You should read carefully the Election Agreement before instructing the registered holder to retain possession of your old notes.

No alternative, conditional or contingent elections will be accepted.

Electing Among the Options—Method Available to "Category 2" Holders

        If you are a beneficial owner of eligible notes that falls within Category 2, to validly participate in the election offers and change your election from the cash option, you must arrange for the registered holder of your notes to:

  a.
  deliver to the Exchange Agent a duly executed withdrawal request with respect to your eligible notes (in the form provided by DTC), together with a copy of your original Agent's Message regarding the eligible notes tendered on your behalf to DTC through ATOP on or before December 12, 2003;

  b.
  (i) tender your eligible notes into the par option and/or combined option by completing and delivering an Election Notice by book-entry transfer through the DTC ATOP system and (ii) transmit to the Exchange Agent a copy of the corresponding Agent's Message confirming the election made in accordance with the related Election Notice;

  c.
  complete and execute an Election Notice with respect to each election request, and return it to the Exchange Agent before the expiration date;

  d.
  deliver to the Exchange Agent a copy of the corresponding and validly executed instruction letter in the form accompanying this prospectus (which we refer to as an Election Instruction Letter). The registered holder must receive a completed Election Instruction Letter from you well before the expiration date so that it can submit the Election Instruction Letter and other required documents on time; and

  e.
  deliver to the Exchange Agent a copy of the Letter of Transmittal delivered on or before December 12, 2003 corresponding to the old notes that were tendered on your behalf into the cash option.

        Delivery of documents to DTC does not constitute delivery to the Exchange Agent. Your election will be considered incomplete if you or the registered holder of your eligible notes fails to (i) deliver a duly executed Election Notice and a completed and validly executed Election Instruction Letter before the expiration date or (ii) tender your eligible notes into a new option or options (other than the cash option) as described above. An incomplete tender will not constitute a withdrawal of eligible notes from the cash option you elected on or before December 12, 2003, but will be deemed a failure to change your election among the options. See "Prospectus Summary—Summary Terms of the Election Offers—Failure to Elect," "Description of the Options—Failure to Elect" and "—Withdrawal."

Withdrawal

        You may not withdraw old notes tendered into the election offers or elections among the options made pursuant to an Election Agreement. However, if for any reason we return all old notes tendered by holders on or before December 12, 2003, we will also return to holders of old notes any old notes validly tendered in the election offers. In that case, elections among the options made pursuant to an Election Agreement also will be void and without effect.

        U.S. retail holders that fall within Category 2 may participate to elect an option other than the cash option, but may not withdraw. If you are a U.S. retail holder that falls within Category 2 and you decide to participate in the election offers but do not satisfy the election procedures summarized in this prospectus and included in the forms accompanying this prospectus, your eligible notes will not be withdrawn from the APE but instead will be deemed not to have made an election among the options pursuant to these election offers and you will receive the cash option, unless we are required to reallocate your choice to the combined option in accordance with the APE. See "Risk Factors—Risks Relating to Our Restructuring."

Exchange Agent

        JPMorgan Chase Bank has been appointed as Exchange Agent for the election offers. Questions related to the election offers may be directed to the Exchange Agent at the contact information on the back cover of this prospectus.

        All executed forms required to participate in the election offers should be directed to the Exchange Agent at its address provided below.

Deliver to:

JPMorgan Chase Bank
4 New York Plaza, 15th Floor
New York, New York 10004
Attention: Institutional Trust Services
To Confirm by Telephone: (212) 623-5136
Facsimile Transmissions: (212) 623-6214

DESCRIPTION OF THE OPTIONS

Par Option

        If you elect the par option, you will be entitled to receive U.S.$1,050 of 10-Year Notes for each U.S.$1,000 principal amount of eligible notes you irrevocably transfer for cancellation pursuant to the terms of the election offers, subject to reallocation in accordance with the terms of the APE as described under "—Allocation Under the APE."

        The aggregate principal amount of our existing debt (including eligible notes and existing debt as to which elections among the options were made on or before December 12, 2003) that may be exchanged for the par option is U.S.$76.5 million. As of December 12, 2003, holders of approximately U.S.$116,942,700 aggregate principal amount of our existing debt elected the par option. Because the maximum amount of the par option has already been exceeded as a result of elections made by holders of existing debt on or before December 12, 2003, if you elect the par option in the election offers, you can expect your old notes to be prorated and reallocated ratably to the combined option or, to the extent that the maximum amount of our existing debt that may be exchanged for the combined option has been fully subscribed, to the cash option as described below under "—Allocation Under the APE."

        Interest on the 10-Year Notes will accrue from December 10, 2003, and we will pay interest accrued through the date we accept eligible notes upon expiration of these election offers on the date we deliver or make the new securities available under the APE. We will not pay any accrued and unpaid interest (including default interest and additional amounts, if any) on the existing debt that is exchanged or capitalized pursuant to the APE, the election offers or any court-ordered measure. See "The Election Offers—Participating in the Election Offers" for a description of the consequences of electing among the options but keeping possession of eligible notes.

Combined Option

        If you elect the combined option, you will receive U.S.$440 of either the 7-Year Fixed Rate Notes or 7-Year FRNs and 641 Class C shares for each U.S.$1,000 principal amount of eligible notes you irrevocably transfer for cancellation pursuant to the terms of the election offers, subject to reallocation in accordance with the terms of the APE as described under "—Allocation Under the APE." If you elect the combined option, you will receive 7-Year Fixed Notes unless you expressly request 7-Year FRNs.

        The aggregate principal amount of our existing debt (including eligible notes and existing debt as to which elections among the options were made on or before December 12, 2003) that may be exchanged for the combined option is U.S.$324.9 million. As of December 12, 2003, holders of approximately U.S.$181,594,700 aggregate principal amount of our existing debt elected the combined option. Any principal amount of our existing debt electing the combined option that exceeds U.S.$324.9 million (including amounts corresponding to holders of existing debt that elected the combined option on or before December 12, 2003) will be prorated and reallocated ratably to the cash option (as the par option is already oversubscribed) as described below under "—Allocation Under the APE."

        Interest on the 7-Year Notes will accrue from December 10, 2003, and we will pay interest accrued through the date we accept eligible notes upon expiration of these election offers on the date we deliver or make the new securities available under the APE. We will not pay any accrued and unpaid interest (including default interest and additional amounts, if any) on the existing debt that is exchanged or capitalized pursuant to the APE, the election offers or any court-ordered measure. See "The Election Offers—Participating in the Election Offers" for a description of the consequences of electing among the options but keeping possession of eligible notes.

Cash Option

        If you elect the cash option, you will receive a cash payment of U.S.$300 for each U.S.$1,000 principal amount of eligible notes you irrevocably transfer for cancellation pursuant to the terms of the election offers, subject to reallocation in accordance with the terms of the APE. See "—Allocation Under the APE."

        The aggregate principal amount of our existing debt (including eligible notes and existing debt as to which elections among the options were made on or before December 12, 2003) that may be accepted in the cash option is U.S.$131 million. As of December 12, 2003, holders of approximately U.S.$44,088,500 aggregate principal amount of our existing debt elected the cash option. Any principal amount of our existing debt electing the cash option that exceeds U.S.$131 million will be prorated and reallocated to the combined option (as the par option is already oversubscribed) as described below under "—Allocation Under the APE." In its decisions, the U.S. Bankruptcy Court, among other findings, found that the cash option was less valuable than the other options.

        We will pay interest on amounts payable to holders of existing debt that receive the cash option, accruing on such amounts from December 10, 2003 at a rate of 2% per annum, to but excluding the date on which we make payment on the cash option.

Accrued and Unpaid Interest

        We will not pay any accrued and unpaid interest (including default interest and additional amounts, if any) on the existing debt that is exchanged or capitalized pursuant to the APE, the election offers or any court-ordered measure. See "The Election Offers—Participating in the Election Offers" for a description of the consequences of electing among the options but keeping possession of eligible notes.

Allocation Under the APE

        Under the terms of our APE, the maximum aggregate principal amount of our existing debt that may be exchanged for the par option is U.S.$76.5 million; the combined option, U.S.$324.9 million; and the cash option, U.S.$131 million. As of December 2003, when we accepted the existing debt that holders had agreed to exchange pursuant to our APE, holders of existing debt in an aggregate amount exceeding U.S.$76.5 million had elected the par option. Accordingly, because the maximum amount of the par option has been exceeded as a result of holders' elections, the old notes of all holders that elect the par option (including those that do so in the election offers) will be subject to allocation ratably to the combined option or, to the extent that the maximum amount of our existing debt that may be exchanged for the combined option has been fully subscribed, to the cash option. Any principal amount of existing debt electing the cash option that exceeds U.S.$131 million will be prorated and reallocated to the combined option (as the par option is already oversubscribed). Any principal amount of our existing debt electing the combined option that exceeds U.S.$324.9 million will be prorated and reallocated to the cash option.

        The allocation will be conducted after giving effect to any elections made in the election offers.

Failure to Elect

        The amount of consideration available under each option is limited and must be allocated among holders of existing debt in the manner described in this prospectus. If you are entitled to make an election and do not do so before the expiration date, and you are not a U.S. retail holder that falls within Category 2, we will cancel your old notes, subject to certain conditions, and make available to you your ratable share of any consideration from the combined option or the cash option described above that has not been taken up by holders of existing debt that have elected before the expiration date (including holders of existing debt that made their elections on or before December 12, 2003). If you are a U.S. retail holder that falls within Category 2 and you do not make an election now to change your option, you will receive the cash option, unless we are required to reallocate your choice to the combined option in accordance with the APE. See "Introduction—Treatment of Existing Debt As To Which No Election Is Made."

DESCRIPTION OF THE NEW NOTES

General

        We intend to issue the 10-Year Notes and the 7-Year Fixed Rate Notes (but not the 7-Year FRNs) as obligaciones negociables (non-convertible negotiable obligations) in accordance with the Negotiable Obligations Law upon approval of the CNV. The 7-Year FRNs will be issued as obligaciones negociables but they will not be approved by the CNV.

The New Notes Will Be Issued Under The Indenture And The Supplemental Indentures

        The new notes we are offering are governed by an indenture, a first supplemental indenture (governing the 10-Year Notes), and a second supplemental indenture (governing the 7-Year Notes), each to be dated as of a date on or about the date we deliver new securities under the APE. We filed an application on Form T-3 for qualification of our indenture and supplemental indentures under the Trust Indenture Act of 1939 on July 30, 2004, which was declared effective by the SEC on August 25, 2004. References in this prospectus to the supplemental indentures mean the indenture as supplemented by the first supplemental indenture and the second supplemental indenture. References in this prospectus to a supplemental indenture mean the applicable supplemental indenture.

        Each of the 7-Year Fixed Rate Notes, 7-Year FRNs and the 10-Year Notes will constitute a separate series under the indenture. Each of the 7-Year Fixed Rate Notes and the 7-Year FRNs will be issued as a separate series under the second supplemental indenture. However, for voting and other purposes, the holders of the 7-Year Fixed Rate Notes and the 7-Year FRNs will be required to vote together and will be treated as a single class of security holders.

        The indenture and the supplemental indentures are contracts between us and Law Debenture Trust Company of New York, which acts as trustee. The trustee has three main roles:

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  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe below under "—Events of Default; Remedies; Waiver of Default."

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  Second, the trustee performs administrative duties for us, such as sending you payments and notices.

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  Third, the trustee holds the reserve accounts and any amounts we deposit in those accounts in trust for you, on the terms we describe below under "—Reserve Accounts."

Principal and Interest

The 7-Year Notes

        The aggregate principal amount of the 7-Year Notes will be U.S.$143 million if the combined option is fully subscribed or oversubscribed. The 7-Year Notes mature on the date that is seven years from the date we accept eligible notes upon expiration of these election offers.

        We will initially issue 7-Year Notes to holders of our existing debt that elect or as a result of the allocation process are deemed to have elected the combined option. If you elect or are deemed to have elected the combined option, you will receive, upon consummation of the transactions contemplated in our APE, 7-Year Fixed Rate Notes unless you expressly request 7-Year FRNs.

        Principal on the 7-Year Notes is payable in installments on the third (5% of outstanding principal amount), fourth (10% of outstanding principal amount), fifth (15% of outstanding principal amount), and sixth anniversary of the date we accept eligible notes upon expiration of these election offers (20% of outstanding principal amount) and the balance on the seventh anniversary of the date we accept eligible notes upon expiration of these election offers.

7-Year Fixed Rate Notes

        The 7-Year Fixed Rate Notes bear interest at a rate of 7% per annum. Interest on the 7-Year Fixed Rate notes is payable in arrears semi-annually, except for the first interest payment, which will be made on the date we deliver or make the new securities available under the APE and shall be in respect of interest accrued from December 10, 2003 through the date we accept eligible notes upon expiration of these election offers, and the second interest payment, which will be made on the date that is six months after we accept eligible notes upon expiration of these election offers, if we consummate the transactions contemplated in the APE before such date.

        We intend to apply to list the 7-Year Fixed Rate Notes in Argentina with the BCBA and MAE.

7-Year FRNs

        The 7-Year FRNs bear interest at an annual interest rate equal to the three-month LIBOR plus a margin that is equal to the difference between (i) seven percent (7%) and (ii) the 7-year US SWAP rate, which shall be the midpoint of the bid and asked rates as indicated by Bloomberg on page IRSB18 as of 4:00 p.m. on the business day immediately preceding the date we accept eligible notes upon expiration of these election offers. Interest is payable in arrears quarterly, except for the first interest payment, which will be made on the date we deliver or make the new securities available under the APE and shall be in respect of interest accrued from December 10, 2003 through the date we accept eligible notes upon expiration of these election offers, and the second interest payment, which will be made on the date that is three months after the date we accept eligible notes upon expiration of these election offers, if we consummate the transactions contemplated in the APE before such date.

        Principal of, premium, if any, and interest on the 7-Year FRNs, is payable and you may register a transfer of 7-Year FRNs at the office of the paying agent maintained for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee, or at the office of any other paying agent we may appoint.

The 10-Year Notes

        The aggregate principal amount of the 10-Year Notes will be U.S.$80.3 million. Principal on the 10-Year Notes is payable on the tenth anniversary of the date we accept eligible notes upon expiration of these election offers.

        We will initially issue the 10-Year Notes to holders of our existing debt that have elected the par option, subject to reallocation in accordance with the terms of the APE as described under "—Allocation Under the APE."

        The 10-Year Notes will bear interest at a rate of 2.5% per annum from December 10, 2003 to (but excluding) the fourth anniversary of the date we accept eligible notes upon expiration of these election offers, 3.5% per annum from the fourth anniversary of the date we accept eligible notes upon expiration of these election offers to (but excluding) the eighth anniversary of the date we accept eligible notes upon expiration of these election offers, and 4.5% per annum from the eighth anniversary of the date we accept eligible notes upon expiration of these election offers to (but excluding) the maturity date. Interest is payable in arrears semi-annually, except for the first interest payment, which will be made on the date we deliver or make the new securities available under the APE and shall be in respect of interest accrued from December 10, 2003 through the date we accept eligible notes upon expiration of these election offers, and the second interest payment, which will be made on the date that is six months after we accept eligible notes upon expiration of these election offers, if we consummate the transactions contemplated in the APE before such date.

        Principal of, premium, if any, and interest on the 10-Year Notes, is payable and you may register a transfer of 10-Year Notes at the office of the Paying Agent maintained for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee, or at the office of any other paying agent we may appoint.

        We intend to apply to list the 10-Year Notes in Argentina with the BCBA and the MAE.

How the Notes Rank Against Other Debt

        Except to the extent of the balance held in the reserve accounts described below to secure certain payments under the new notes, the new notes are not secured by any of our property or assets or any property or assets of any of our subsidiaries. See "—Reserve Accounts." Payment of principal or interest under the new notes will not be guaranteed by any of our shareholders.

        Thus, by owning the new notes, you will be one of our unsecured creditors. The new notes are not subordinated or senior to any of our other unsecured and unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, except for amounts held for you in the reserve accounts, the new notes will rank equally in right of payment with all our other unsecured and unsubordinated debt.

        We are an operating and holding company and conduct a significant portion of our business through our subsidiaries. We depend in part upon access to the earnings, if any, or assets of our subsidiaries to make any payment on the new notes. Any right of ours and our creditors, including holders of the new notes, to participate in the assets of any of our subsidiaries upon any liquidation or administration of any such subsidiary will be effectively subordinated to other indebtedness of any such subsidiary, except to the extent that we are a creditor of such subsidiary, in which case our claims would still be subordinated to any indebtedness secured by a security interest in the assets of such subsidiary and indebtedness of such subsidiary senior to the indebtedness held by us. As of June 30, 2005, we had no secured indebtedness outstanding and our subsidiaries had less than U.S.$1.3 million of indebtedness outstanding. Under the indenture and supplemental indentures, so long as new notes of any series are outstanding, our subsidiaries are subject to limits on their ability to incur indebtedness. See "—Certain Covenants."

Stated Maturity and Maturity

        The day on which the principal amount of the new notes is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal. We also use the terms "stated maturity" and "maturity" to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of the new notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

This Description Is Only a Summary

        The indenture, the supplemental indentures and their associated documents, including the new notes we are offering, contain the full legal text of the matters described in this section. The indenture, the supplemental indentures and the new notes are governed by New York law. Upon request, we will provide you with a copy of the indenture and the supplemental indentures. See "Where You Can Find More Information" above for information on how to obtain copies. We have also included as exhibits to the registration statement of which this prospectus forms a part the indenture and the supplemental indentures substantially in the form that we expect to execute upon consummation of the transactions contemplated in the APE.

        This section summarizes the material terms of the new notes, the indenture and the supplemental indentures. It does not, however, describe every aspect of the new notes, the indenture and the supplemental indentures. For example, in this section, we use terms that have been given special meaning in the indenture and the supplemental indentures, but we describe the meaning for only some of the more important of these terms.

Form, Denomination, Transfer and Book-Entry Procedures

        The new notes will be issued only in fully registered, global form, without interest coupons, in minimum denominations of U.S.$1.00 (each referred to as a Global Note). The new notes will not be issued in bearer form.

        We will deposit the new notes on the date they are issued, on behalf of holders of existing debt that elect or are deemed to have elected an option that includes new notes, with the trustee at its New York City office as custodian for DTC. The new notes will be registered in the name of a nominee of DTC.

        No service charge will be made for any registration of transfer or exchange of new notes, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Exchange of Book-Entry Notes for Certificated Notes

        You may not exchange your beneficial interest in a Global Note of any series for a note in certificated form unless:

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  DTC notifies us or the trustee that it is unwilling or unable to continue as depositary for the Global Notes and we do not appoint a successor depositary;

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  DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary;

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  we notify the trustee that we elect to issue the new notes of such series in certificated form; or

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  an event of default has occurred and is continuing with respect to the new notes of such series.

        In all cases, certificated new notes delivered in exchange for any Global Note will be registered in the names, and issued in any approved denominations, requested by the depositary. Any exchange will be made through the DTC Deposit Withdraw at Custodian system, or DWAC, and an appropriate adjustment will be made in the records of the security registrar to reflect a decrease in the principal amount of the interest in the relevant Global Note.

Exchanges Between Certificated Notes

        You may transfer or exchange a certificated note or replace any lost, stolen, mutilated or destroyed certificated note for a new certificated note of the same series and of like tenor (including the same date of issuance) and principal amount upon surrender of the certificated note to be transferred or replaced at the office or agency we maintain for this purpose in New York City, which initially will be the office of the trustee, or at the office of any other paying agent we may appoint; provided that all transfers, exchanges and replacements must be effected in accordance with the indenture and applicable supplemental indenture.

        If a note is destroyed, lost or stolen, the applicant for a substitute note shall furnish to us and the trustee such security or indemnity as may be required to hold us and the trustee harmless. In every case of destruction, loss or theft of a note, the applicant shall also furnish to us and the trustee satisfactory evidence of the destruction, loss or theft of such note and of its ownership of the destroyed, lost or stolen note. Upon the issuance of any substituted note, we may require that the registered holder pay a sum sufficient to cover any tax or other governmental charges.

        Neither the registrar nor any transfer agent under the indenture and supplemental indentures will be required to register the transfer of or exchange of any certificated notes for a period of 15 days preceding any interest payment date.

  Book-Entry Procedures for Global Notes

        The following descriptions of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided to you solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. We take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

        DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, known as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in the accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. These persons are known as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

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  upon deposit of the Global Notes, DTC will credit, on its internal system, the accounts of participants with portions of the principal amount of the Global Notes, and

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  ownership of the interests in the Global Notes will be shown on, and the transfer of ownership of the interests will be effected only through, records maintained by DTC, in the case of participants, or by participants and indirect participants, in the case of other owners of beneficial interests in the Global Notes.

        You may hold interests in the Global Notes directly through DTC, if you are a participant in that system, or indirectly through organizations, including Euroclear and Clearstream, Luxembourg, which are participants in that system. Euroclear and Clearstream, Luxembourg will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their own names on the books of their depositaries. The depositaries, in turn, will hold such interests in the Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of DTC.

        The laws of some states require that certain persons take physical delivery of the securities that they own. Consequently, your ability to transfer beneficial interests in a Global Note to others may be limited. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        We expect that cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). We expect that Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf. We understand that it will do this by delivering or receiving interests in a Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. We understand that Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

        We expect that because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg, as the case may be) immediately following the DTC settlement date. We understand that the credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Clearstream, Luxembourg participant on such day. We understand that cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

        As long as DTC or its nominee is the registered holder of a Global Note, DTC or its nominee will be considered the sole owner and holder of the notes represented by such Global Note for all purposes under the indenture, the applicable supplemental indenture and the new notes. Except as described above, if you hold a book-entry interest in a Global Note, you:

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  will not have new notes registered in your name;

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  will not receive physical delivery of the new notes in certificated form; and

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  will not be considered the registered owner or holder of the interest in the Global Note under the indenture, the applicable supplemental indenture or the new notes.

        DTC has advised us that it will take any action permitted to be taken by a holder of the notes:

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  only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited, and

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  only in respect of such portion of the aggregate principal amount of the new notes as to which the participant in question has given such direction.

        We will make payments of the principal, premium, if any, and interest on Global Notes to DTC or its nominee, as the registered holder thereof. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note representing any new notes held by it or its nominee, will immediately credit DTC participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by DTC participants to owners of beneficial interests in such Global Note held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC participants, and neither we nor the trustee will have any responsibility for such payments.

        Although we expect that DTC, Euroclear and Clearstream, Luxembourg will follow the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their obligations under the rules and procedures governing their operations, which may include:

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  maintaining, supervising and reviewing the records related to payments made on account of beneficial ownership interests in the Global Notes; and

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  any other action taken by any such depositary, participant or indirect participant.

Payment of Additional Amounts

General

        We will provide to the holder of the note in respect of which we have paid any additional amount either certified copies of tax receipts evidencing such payment by us or, if such receipts are not obtainable, other evidence of such payments by us.

        Any reference in this prospectus, the indenture, the supplemental indentures or the new notes to principal, premium, interest or any other amount payable in respect of the new notes by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection.

Fixed Rate Notes

        All payments by us in respect of the Fixed Rate Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other charges, including penalties, interest and any other additions thereto, imposed or levied by or on behalf of Argentina or any political subdivision or authority thereof or therein having power to tax unless such withholding or deduction is required by law.

        In such event, we will pay to holders of the Fixed Rate Notes all additional amounts that may be necessary to ensure that the net amounts received by holders of such Fixed Rate Notes after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Fixed Rate Notes in the absence of such withholding or deduction. By net amount, we mean the amount we or our paying agent pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by the relevant taxing authority.

        Our obligation to pay additional amounts on the Fixed Rate Notes, however, is subject to several important exceptions. We will not pay additional amounts to any holder of a Fixed Rate Note for or on account of any of the following:

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  any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Argentina or any political subdivision or authority thereof (other than the mere receipt of a payment or the ownership or holding of a Fixed Rate Note);

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  any taxes, duties, assessments or other governmental charges imposed solely because the holder presents the Fixed Rate Note for payment on a date more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

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  if the beneficial owner of such Fixed Rate Note had been the registered holder of the Fixed Rate Note and would not be entitled to the payment of additional amounts;

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  any tax, duty, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on a Fixed Rate Note, if such payment can be made without such deduction or withholding by any other paying agent; and

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  any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the Fixed Rate Note.

7-Year FRNs

        All payments by us in respect of the 7-Year FRNs shall be made without withholding or deduction for or on account of any present or future taxes, imposed or levied by or on behalf of Argentina or any political subdivision or authority thereof or therein having power to tax, by any other jurisdiction in which we are organized or engaged in business for tax purposes or by any other jurisdiction from or through which any payment is made by us or our agents, unless the we are required to withhold or deduct taxes by law or by the official interpretation or application.

        In such event, we will pay to holders of the 7-Year FRNs all additional amounts that may be necessary to ensure that the net amounts received by holders of such 7-Year FRNs after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the 7-Year FRNs in the absence of such withholding or deduction. By net amount, we mean the amount we or our paying agent pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by the relevant taxing authority.

        Our obligation to pay additional amounts on the 7-Year FRNs, however, is subject to several important exceptions. We will not pay additional amounts to any holder of a 7-Year FRN for or on account of any of the following:

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  any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the taxing jurisdiction (other than the mere receipt of a payment or the ownership or holding of a 7-Year FRN);

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  if the beneficial owner of such 7-Year FRN had been the registered holder of the 7-Year FRN and would not be entitled to the payment of additional amounts; and

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  any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the 7-Year FRN, if:

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    such compliance is required by applicable law, regulation or administrative practice or any applicable treaty of the taxing jurisdiction as a precondition to exemption from, or reduction in the rate of, deduction or withholding of, such taxes, duties, assessments or governmental charges;

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    at least 30 days before the first payment date with respect to which such requirements under Argentine law, regulation, or administrative practice or any applicable treaty shall apply, we shall have notified all holders that such holders will be required to comply with such requirements; and

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    in the case of such requirements under Argentine law, regulation or administrative practice or any such applicable treaty, such requirements are not materially more onerous to such holders of 7-Year FRNs (in form, in procedure or in the substance of information disclosed) than comparable information or other reporting requirements imposed under U.S. tax law, regulation (including proposed regulations) and administrative practice (such as IRS Forms 1001, W-8 and W-9 or any comparable successor forms).

        We will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes, duties, assessments or other governmental charges so deducted or withheld from each taxing authority imposing such taxes, duties, assessments or other governmental charges. We will furnish to the holder of the 7-Year FRN, within 60 days after the date the payment of any taxes, duties, assessments or other governmental charges so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by us or, if such receipts are not obtainable, other evidence of such payments by us.

        The obligation to pay additional amounts under the 7-Year FRNs will be subject to a maximum level not to exceed the amount required to gross-up payments for withholdings on interest payments to a bank domiciled in a jurisdiction that (i) is not deemed to be of low or zero taxation pursuant to Decree No. 916/2004, or (ii) has entered into an exchange of information agreement with Argentina and that is not limited by banking or other secrecy rules in respect of requests made by the tax authority of such jurisdiction.

Redemption

        Unless previously redeemed, or purchased and canceled, the new notes will be redeemed at their principal amounts at maturity.

Redemption for Tax Reasons

        We have the option to redeem either or both of 10-Year Notes and the 7-Year Fixed Rate Notes, in either case in whole but not in part, by giving holders not less than 30 nor more than 90 days' notice. We may exercise this option to redeem either or both of the 10-Year Notes and the 7-Year Fixed Rate Notes, at an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for such payment, if at any time after we issue the new notes, as a result of:

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  any change in or amendment to the laws, regulations or governmental policy having the force of law or in the official interpretation or application thereof of Argentina (or of any political subdivision or taxing authority thereof or therein); or

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  any execution of or amendment to, any treaty or treaties affecting taxation to which Argentina (or such political subdivision or taxing authority) is a party, which change or amendment becomes effective after the date of the indenture and supplemental indentures, we are required, or would be required on the next succeeding interest payment date, (i) to pay additional amounts in respect of payments on the new notes and (ii) the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the us (which shall not include any adverse modification of the terms of the indenture, the supplemental indenture, or the relevant new notes).

        We will deliver to the trustee, at least 45 days before the redemption date and before the publication of any notice of redemption in accordance with the foregoing, (i) a certificate signed by two of our directors stating that the obligation to pay such additional amounts cannot be avoided by our taking reasonable measures available to us and (ii) an opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change, amendment or executed or amended treaty. Such certificate, once delivered by us to the trustee, will be irrevocable. No notice of redemption may be given earlier than 90 days before the earliest dates on which we would be obligated to pay such additional amounts were a payment in respect of the new notes then due.

Optional Redemption of the 7-Year FRNs

        We will have the right exercisable at any time on giving not more than 30 nor less than five days' irrevocable notice to the holders, to redeem all, or only some (subject to a minimum of U.S.$1 million and in accordance with the provision for selection of notes to be redeemed provided for in the indenture and supplemental indenture), of the 7-Year FRNS at their principal amount, together with interest accrued to the date fixed for redemption, subject only to certain broken funding fees compensating the holder for losses incurred (or deemed incurred) as a result of the need to redeploy funds due to a redemption on a date other than an interest payment date. See "—Special 7-Year FRN Provisions—Other Redemption Costs."

Redemption by Application of the Cash Sweep

        See "—Certain Covenants—Cash Sweep."

Purchase by Us

        For so long as any 7-Year Notes remain outstanding, we may at any time after making our first payment under the cash sweep provision described below purchase new notes in the open market, or by tender or private agreement at any price, in each case subject to the limitations with respect to such transactions set forth in the 7-Year Notes. We must deliver any new notes so purchased to the trustee for cancellation.

Reserve Accounts

        The terms of the 7-Year Notes require us to establish and maintain with the trustee located in New York two U.S. dollar-denominated reserve accounts. For so long as the 7-Year Notes are outstanding, we must transfer to such bank accounts, on a ratable basis (by reference to the amounts of principal and interest due (including additional amounts) within twelve months of the date of determination under the 7-Year Notes, in one case, and the 10-Year Notes, in the other case), on the first interest payment date following May 15th (which we refer to as the First Annual Transfer Date) and November 15th (which we refer to as the Second Annual Transfer Date, and when we mean both the First and the Second Annual Transfer Dates, we use the term Transfer Dates) of any given year, any amount of "Excess Cash" (which we define below).

        The Excess Cash is to be calculated, in the case of the First Annual Transfer Date, by reference to our unaudited interim consolidated financial statements as of and for the three-month period ended March 31st of such year, and for the Second Annual Transfer Date, by reference to our unaudited interim consolidated financial statements as of and for the nine-month period ended September 30th of the same calendar year, so that:

  a.
  the balance in the reserve account related to the 7-Year Notes shall not exceed the sum of:

  i.
  twelve months of interest payments (including additional amounts) on the 7-Year Notes (assuming for the 7-Year FRNs an interest rate of 7%); and

  ii.
  any amount of principal of the 7-Year Notes due within twelve months of such Transfer Date; and

  b.
  the balance in the reserve account related to the 10-Year Notes shall not exceed twelve months of interest payments (including additional amounts) on the 10-Year Notes.

        We will determine amounts required to be transferred in accordance with the reserve account requirements by reference to the peso amounts using our consolidated balance sheets for the relevant dates and converting such amounts into U.S. dollars at the prevailing exchange rate on the Buenos Aires business day immediately preceding the relevant Transfer Date.

        Each reserve account shall be subject to a first priority lien in favor of the trustee, as collateral agent for the holders of the 7-Year Notes and the holders of the 10-Year Notes. If on any Transfer Date any restrictions or prohibition of access to the Argentine foreign exchange market exists, we agree to transfer all amounts required to be transferred in accordance with the reserve account requirements either (i) by purchasing, with pesos, any series of "Bonos Externos de la República Argentina" or any other securities or public or private bonds issued in Argentina and denominated in U.S. dollars, and transferring and selling such instruments outside Argentina for U.S. dollars, or (ii) by means of any other legal procedure existing in Argentina on any such Transfer Date. We will pay all costs and taxes payable in connection with the procedures referred to in (i) and (ii) above.

        For the purposes of the covenants under our new notes, "Excess Cash" means (x) in the case of the First Annual Transfer Date, the sum of our consolidated cash and cash equivalents as of March 31st (net of any balance held in the reserve accounts as of such date) and (y) in the case of the Second Annual Transfer Date, the sum of our consolidated cash and cash equivalents as of September 30th (net of any balance held in the reserve accounts as of such date), in each case assuming the conversion into U.S. dollars of cash and cash equivalents that are not denominated in U.S. dollars using the prevailing exchange rate on the Buenos Aires business day immediately preceding such annual Transfer Date. In the event that we consummate the transactions contemplated in the APE on a date that is after March 31 or September 30, as applicable, the amount of Excess Cash required to be transferred on the first Transfer Date after the issuance of the new notes will be reduced by an amount equal to all cash payments we are required to make in connection with or in contemplation of that closing.

Certain Covenants

        In the indentures and supplemental indentures, we will observe certain covenants for the benefit of the holders of all new notes, as summarized below.

        In this section, when we use the defined term "Significant Subsidiary" we mean, at any date of determination, any of our subsidiaries that, together with its subsidiaries, (i) for our most recent fiscal year, accounted for more than 10% of our consolidated revenues and our subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the our consolidated assets and those of our subsidiaries, all as set forth on our most recently available consolidated financial statements for such fiscal year.

Payment of Principal, Premium, if any, and Interest

        We will duly and punctually pay the principal of, and interest and premium, if any, on the new notes of each series, in accordance with the terms of those new notes and the supplemental indentures under which they are issued.

Maintenance of Office or Agency; Money For New Notes Payments to Be Held in Trust

        If the new notes of a series are issuable only in registered form, we will maintain in each of the City of Buenos Aires, Argentina and the Borough of Manhattan, The City of New York an office or agency where you may:

  •
  present or surrender for payment;

  •
  surrender for registration of transfer or exchange; and

  •
  serve notices and demands to or upon us

in respect of the registered new notes of such series and the indentures and supplemental indentures.

        If at any time we do not maintain any such required office or agency or do not provide the trustee the address of such required office or agency, you may make or serve such presentations, surrenders, notices and demands at the corporate trust office of the trustee. We will appoint the trustee as our agent to receive all such presentations, surrenders, notices and demands.

        We may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan, The City of New York) where you may present or surrender the registered new notes of one or more series for any or all such purposes. We may also from time to time rescind such designations. No such designation or rescission of any other office or agency will in any manner relieve us of our obligation to maintain an office or agency in each of the City of Buenos Aires, Argentina and the Borough of Manhattan, The City of New York. We will give prompt written notice to the trustee of any designation or rescission and of any change in the location of any other office or agency.

        If we at any time act as our own paying agent with respect to any series of new notes, we will, on or before any of the principal of (or premium, if any, on) or interest on any of the new notes of such series is due, (i) segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (or premium, if any) or interest so becoming due until those sums are paid to those persons or otherwise disposed of as herein provided and (ii) promptly notify the trustee of our action or failure so to act.

        Whenever we have one or more paying agents for any series of new notes, we will, on or before each due date of the principal of (or premium, if any, on) or interest on any new notes of such series, (i) deposit with a paying agent a sum sufficient to pay the principal, premium, if any, or interest so becoming due, such sum to be held in trust for the benefit of the persons entitled to such principal, premium, if any, or interest, and (unless such paying agent is the trustee) (ii) promptly notify the trustee of such action or any failure so to act.

        We will cause each paying agent not appointed under the indenture and supplemental indentures to execute and deliver to the trustee an instrument in which such paying agent promises to agree with the trustee, subject to the provisions described in this section, that such paying agent will:

  •
  hold all sums held by it for the payment of the principal of (and premium, if any, on) or interest or additional amounts, if any, on new notes of one or more series in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as provided in this section;

  •
  give the trustee notice of any default by us (or any other obligor upon the new notes of any series) in the making of any payment of principal (and premium, if any) or interest or additional amounts, if any, with respect to the new notes of any series; and

  •
  at any time during the continuance of any such default, upon the written request of the trustee, forthwith pay to the trustee all sums so held in trust by such paying agent with respect to new notes of such series.

        We may at any time, for the purpose of obtaining the satisfaction and discharge of the indentures and supplemental indentures or for any other purpose, pay, or by company order direct any paying agent to pay, to the trustee all sums held in trust by us or such paying agent, such sums to be held by the trustee upon the same trusts as those upon which such sums were held by us or such paying agent. Upon such payment by any paying agent to the trustee, such paying agent shall be released from all further liability with respect to such sums.

Maintenance of Existence and Properties

        We will, and will cause each of our Significant Subsidiaries to:

  •
  maintain in effect our and any Significant Subsidiary's corporate existence and all registrations necessary therefor (except as otherwise permitted by "Consolidation, Merger and Sale of Assets");

  •
  take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary in the normal conduct of our and any Significant Subsidiary's business, activities or operations; and

  •
  keep all our property and the property of any Significant Subsidiary in good working order or condition with due regard to the age and condition of such property.

        However, this section will not require us or any Significant Subsidiary to maintain any such right, privilege, title to property or franchise or require us to preserve the corporate existence of any Significant Subsidiary, if our Board or our shareholders' meeting, as the case may be, determines that (i) the maintenance or preservation of that Significant Subsidiary is no longer necessary for the conduct of our business and that of our subsidiaries, taken as a whole, and (ii) the non-maintenance or non-preservation thereof is not, and will not be, adverse in any material respect to the holders.

Payment of Taxes and Other Claims

        We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon us or any of our Significant Subsidiaries, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any of our subsidiaries; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim which amount, applicability or validity is being contested in good faith by appropriate proceedings.

Maintenance of Insurance

        We will, and will cause each of our Significant Subsidiaries to, maintain insurance in such amounts and covering such risks as is usually carried by major companies engaged in similar business and owning and/or operating properties in the same general areas of business in which we or any such

Significant Subsidiary owns and/or operates its properties, subject to any applicable laws and regulations of Argentina.

Limitation on Indebtedness

        All capitalized terms in this section (and in some cases, also used later in subsequent sections) are defined directly below.

        So long as any of the new notes are outstanding, we will not, and will not permit any of our subsidiaries to directly or indirectly incur any Indebtedness (including Acquired Indebtedness); provided that we (but not any of our subsidiaries) may incur Indebtedness (including Acquired Indebtedness) and our subsidiaries may incur Acquired Indebtedness if, after giving effect to the application of the incurrence of any such Indebtedness and the receipt and application of the proceeds from the relevant issuance of Indebtedness, the ratio of our Total Consolidated Indebtedness to our Annualized Pro Forma Consolidated Operating Cash Flow would be less than or equal to 6.5 to 1.0.

        These restrictions will not apply to the following:

            (i)  the incurrence by us of Permitted Indebtedness;

           (ii)  the incurrence by any of our subsidiaries of Permitted Subsidiary Indebtedness;

          (iii)  the incurrence of Indebtedness by us (but not any of our subsidiaries) other than Indebtedness described in the foregoing clause (i), which Indebtedness when added to the then outstanding Indebtedness previously incurred under this clause (iii) and the outstanding Indebtedness of any of our subsidiaries previously incurred under clause (iv) below, does not exceed, as of the date of determination, U.S.$25.0 million in aggregate principal amount; and

          (iv)  the incurrence of Indebtedness by our subsidiaries which Indebtedness, (A) when added to the outstanding Indebtedness of our subsidiaries previously incurred under this clause (iv), does not exceed, as of the date of determination, U.S.$10.0 million in aggregate principal amount, and (B) when added to our outstanding Indebtedness previously incurred under clause (iii) above and the outstanding Indebtedness of our subsidiaries previously incurred under this clause (iv), does not exceed, as of the date of determination, U.S.$25 million in aggregate principal amount.

        "Acquired Indebtedness" means Indebtedness of a person existing at the time that person became or was designated our subsidiary and not incurred in connection with, or in contemplation of, that person becoming our subsidiary.

        "Annualized Pro Forma Consolidated Operating Cash Flow" means consolidated operating cash flow for the latest fiscal quarter for which our consolidated financial statements are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any of our subsidiaries on the transaction date shall be deemed to have been a subsidiary at all times during such fiscal quarter and (ii) any of our subsidiaries that is not a subsidiary on the transaction date shall be deemed not to have been a subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any asset sale or asset acquisition (including, without limitation, any asset acquisition giving rise to the need to make such calculation as a result of our or one of our subsidiaries (including any person who becomes a subsidiary as a result of the asset acquisition) incurring Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the transaction date, as if such asset sale or asset acquisition occurred on the first day of the period commencing on the first day of such fiscal quarter to and including the transaction date.

        "Indebtedness" means, with respect to any person at any date of determination (without duplication):

            (i)  any liability, contingent or otherwise, of such person for borrowed money,

           (ii)  all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

          (iii)  all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

          (iv)  all obligations of such person to pay the deferred and unpaid purchase price of property or services, including purchase money obligations, which purchase price is due more than 180 days after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

           (v)  all obligations of such person as lessee under capitalized leases,

          (vi)  all Indebtedness of other persons secured by a lien on any asset of such person, whether or not such Indebtedness is assumed by or is otherwise the legal liability of such person; provided that the amount of such Indebtedness shall be the lesser of:

            (A)  the fair market value of such asset at such date of determination, and

            (B)  the amount of such Indebtedness,

         (vii)  all Indebtedness of other persons guaranteed by such person or which is otherwise the legal liability of such person, to the extent such Indebtedness is guaranteed by or is otherwise the legal liability of such person,

        (viii)  to the extent not otherwise included in this definition, obligations under currency agreements and interest rate protection obligations,

          (ix)  any and all deferrals, renewals, extensions and refundings of, or amendments of or supplements to, any liability or obligation of the kind described in this definition, and

           (x)  disqualified stock.

        The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

        "Permitted Indebtedness" means, with respect to 7-Year Notes or 10-Year Notes, as the case may be, our indebtedness, as follows (each of which shall be given independent effect):

          (a)   Indebtedness under such 7-Year Notes or 10-Year Notes, as the case may be, and the indenture and supplemental indentures;

          (b)   our Indebtedness outstanding on the issue date;

          (c)   our Indebtedness owed to and held by any subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition of any of our Indebtedness referred to in this clause (c) to a person other than us or any of our subsidiaries, or (y) any sale or other disposition of capital stock of any of our subsidiaries which holds our Indebtedness to any person other than us or another subsidiary;

          (d)   our interest rate protection obligations to the extent relating to our Indebtedness, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant);

          (e)   our Indebtedness under currency agreements to the extent relating to (i) our Indebtedness and/or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of our business; provided that such currency agreements do not increase our or our subsidiaries' Indebtedness or other obligations outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

          (f)    our Indebtedness in respect of performance bonds of or surety or performance bonds that we provided incurred in the ordinary course of business in connection with the construction or operation of a cable/telecommunications business; or

          (g)   our Indebtedness to the extent it represents a replacement, renewal, refinancing, or extension of our outstanding Indebtedness incurred or outstanding pursuant to clause (a) or (b) or this clause (g) of this definition or the proviso to the first sentence of the "Limitation on Indebtedness" covenant; provided that:

            (A)  our Indebtedness may not be replaced, renewed, refinanced or extended under this clause (g) with Indebtedness of any of our subsidiaries,

            (B)  any such replacement, renewal, refinancing or extension (x) shall not result in such Indebtedness having a shorter average life as compared with the Indebtedness being replaced, renewed, refinanced or extended and (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration or acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and

            (C)  in the case of any Indebtedness replacing, renewing, refinancing, or extending Indebtedness which is pari passu to such 7-Year Notes or 10-Year Notes, as the case may be, any such replacing, renewing, refinancing or extending Indebtedness is made pari passu to such 7-Year Notes or 10-Year Notes, as the case may be, or subordinated to such 7-Year Notes or 10-Year Notes, as the case may be, and, in the case of any Indebtedness replacing, renewing, refinancing, or extending subordinated indebtedness, any such replacing, renewing, refinancing or extending Indebtedness is subordinated to such new notes to the same extent as the Indebtedness being replaced, renewed, refinanced or extended.

        "Permitted Subsidiary Indebtedness" means, with respect to 7-Year Notes or 10-Year Notes, as the case may be, indebtedness of any of our Subsidiaries, as follows (each of which shall be given independent effect):

          (a)   Indebtedness of any of our Subsidiaries outstanding on the issue date;

          (b)   Indebtedness of any of our Subsidiaries owed to and held by us or any of our Subsidiaries; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of any of our Subsidiaries referred to in this clause (b) to a person other than us or any of our Subsidiaries, or (y) any sale or other disposition of Capital Stock of any of our Subsidiaries which holds Indebtedness of any other of our Subsidiaries except to the extent permitted under clause (v) of the "Limitation on the Issuance and Sale of Capital Stock of Significant Subsidiaries" covenant; and

          (c)   Indebtedness of any of our Subsidiaries to the extent it represents a replacement, renewal, refinancing, or extension of outstanding Indebtedness of such Subsidiary incurred or outstanding pursuant to clause (a) or this clause (c) of this definition; provided that (A) any such replacement, renewal, refinancing or extension (x) shall not result in such Indebtedness having a shorter average life as compared with the Indebtedness being replaced, renewed, refinanced or extended and (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration or acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith.

        "Total Consolidated Indebtedness" means, at the time of determination, an amount equal to the aggregate amount of all our Indebtedness and that of our Subsidiaries outstanding (without duplication) as of the date of determination.

        "Trade Payables" means, with respect to any person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by that person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

Limitation on Dividends and Other Payment Restrictions Affecting Significant Subsidiaries

        We will not, and will not permit any Significant Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Significant Subsidiary to:

  •
  pay dividends or make any other distributions permitted by applicable law to us or any Significant Subsidiary on our capital stock or with respect to any other interest or participation in, or measured by, our profits;

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  pay any Indebtedness or other obligation owed to us or any other Significant Subsidiary;

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  make loans or advances to us or any other Significant Subsidiary; or

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  sell, lease or transfer any of our property or assets to us or any other Significant Subsidiary.

        The above restrictions do not apply any such encumbrance or restriction:

            (i)  existing under the indentures, supplemental indentures and the initial series of new notes issued thereunder;

           (ii)  existing under or by reason of applicable law;

          (iii)  existing under any instrument governing Acquired Indebtedness or capital stock of any person or the property or assets of such person acquired by us or any Significant Subsidiary and existing at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction does not apply to any person (or the property or assets of any person) other than such person or the property or assets of such person so acquired;

          (iv)  existing under any agreement or instrument that refinances an Indebtedness or replaces, renews or amends an agreement or instrument containing an encumbrance or restriction that is permitted by clauses (i) and (iii) above, provided that the terms and conditions of any such restrictions taken as a whole are not less favorable to the holders than those under or pursuant to the Indebtedness being refinanced or the agreements or instruments being replaced, renewed or amended; or

           (v)  with respect to a Significant Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of, or property and assets of, such Significant Subsidiary.

        The restriction in clause (iv) above does not apply to any such encumbrance or restriction:

          (A)  that restricts in a customary manner the subletting, assignment or transfer of any property or asset subject to a lease or license; or

          (B)  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or lien on, any of our property or assets or those of any Significant Subsidiary not otherwise prohibited by the indenture and supplemental indentures.

        None of the restrictions described in this section shall prevent us or any Significant Subsidiary from (1) creating, incurring, assuming or suffering to exist any liens otherwise permitted under the "Limitations on Liens" section below or (2) restricting the sale or other disposition of our property or assets or that of any of our Significant Subsidiaries that secure Indebtedness or any Significant Subsidiary, as long as we comply with the restrictions described in the "Limitations on Asset Sales" section below.

Limitation on the Issuance and Sale of Capital Stock of Significant Subsidiaries

        We will not and will not permit any Significant Subsidiary to, directly or indirectly, issue or sell, any shares of capital stock of a Significant Subsidiary (including options, warrants or other rights to purchase shares of such capital stock) except:

  •
  to us or a wholly-owned subsidiary that, at the time of such sale, is a Significant Subsidiary;

  •
  if, immediately after giving effect to such issuance or sale, such Significant Subsidiary would no longer constitute a Significant Subsidiary;

  •
  in the case of issuances of capital stock by a Significant Subsidiary if, after giving effect to such issuance, we maintain our percentage ownership of such Significant Subsidiary;

  •
  the issuance to or ownership by directors of directors' qualifying shares or the issuance to or ownership by a person of capital stock of any Significant Subsidiary, to the extent mandated by applicable law; or

  •
  the issuance or transfer of capital stock of a Significant Subsidiary to the seller or transferor of a cable/telecommunications business, provided that after giving effect to any such issuance or transfer, we hold at least 51% of the capital stock (including 51% of the voting stock) of any such Significant Subsidiary, and provided further that in the case of the second, third and fifth bullet points of this section, any such issuance or sale complies with "Limitation on Asset Sales" below.

Limitation on Issuances of Guarantees by Subsidiaries

        We will not permit any of our subsidiaries, directly or indirectly, to guarantee any of our Indebtedness (which we refer to as guaranteed indebtedness), unless:

  •
  the subsidiary simultaneously executes and delivers a new supplemental indenture to the indenture and supplemental indentures providing for a guarantee by such subsidiary (which we refer to as a subsidiary guarantee) of payment of the new notes; and

  •
  the subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any of our subsidiaries as a result of any payment by such subsidiary under its subsidiary guarantee.

        The above restrictions will not apply to any guarantee of any of our subsidiaries that (x) exists at the time such person becomes our subsidiary and (y) was not incurred in connection with, or in contemplation of, such person becoming our subsidiary. If the guaranteed indebtedness is pari passu with the new notes, then the guarantee of such guaranteed indebtedness shall be pari passu with, or subordinated to, the subsidiary guarantee. If the guaranteed indebtedness is subordinated to the new notes, then the guarantee of such guaranteed indebtedness shall be subordinated to the subsidiary guarantee at least to the extent that the guaranteed indebtedness is subordinated to the new notes.

        Any subsidiary guarantee by a subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person that is not our affiliate, of all of our and each of our subsidiary's capital stock in, or all or substantially all the assets of, such subsidiary (which sale, exchange or transfer is not in contravention of the "Limitation on Asset Sales" restrictions and is not otherwise prohibited by this section) or (ii) the release or discharge of the guarantee which resulted in the creation of such subsidiary guarantee, except a discharge or release by or as a result of payment under such guarantee.

Limitation on Transactions with Shareholders and Affiliates

        We will not, and will not permit any subsidiary to, directly or indirectly, conduct any business, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease, exchange or transfer of property or assets, the rendering of any service, or the making of any payment, loan, advance or guarantee) with, or for the benefit of, any holder (or any affiliate of such holder) of 10% or more of our capital stock or with any affiliate of ours or of any subsidiary (we refer to any of these persons as Related Persons).

        We may, however, and any subsidiary may, do any of the above if the terms to us or such subsidiary:

  •
  are at least as favorable to us or such subsidiary as those that could be obtained at the time of such transaction in arm's length dealings with a person who is not a Related Person; and

  •
  in the case of any transaction (or series of transactions) with a Related Person involving aggregate payments made on or after the issue date over U.S.$10 million in any fiscal year, are:

  •
  approved by a majority of the disinterested members of our Board, or

  •
  if no such disinterested directors exist with respect to such transaction (or series of transactions), are confirmed by an opinion of an independent financial advisor to be fair, from a financial point of view, to us or such subsidiary.

        The above limitations do not apply to:

  •
  any transaction between us and any of our subsidiaries or between subsidiaries;

  •
  payment of reasonable and customary compensation and fees to our directors and those of our subsidiaries who are not our employees or employees of any subsidiary; or

  •
  the grant of stock options or similar rights to acquire capital stock (other than disqualified stock) to our employees and directors pursuant to plans approved by the Board, provided that, in the aggregate, the shares of capital stock underlying such options or similar rights issued since the issue date (exclusive of any shares of capital stock or similar rights required to be issued by law) shall not exceed 2.5% of our outstanding common stock on a fully diluted basis at the date of determination.

Limitation on Liens

        We will not, and will not permit any subsidiary to create, incur, assume or suffer to exist any liens of any kind (other than liens specifically permitted under the indenture and supplemental indentures) against or upon any of our property or assets (including any shares of capital stock), whether we own them now or acquire them in the future, or any proceeds therefrom to secure any Indebtedness unless provision is made directly to secure the new notes equally and ratably by a lien on such property, assets or proceeds with (or, if the obligation or liability to be secured by such lien is subordinated indebtedness, before) the obligation or liability secured by such lien.

Limitations on Sale and Leaseback Transactions

        We will not, and will not permit any of our subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any "Sale and Leaseback Transaction" (as we define it below) unless: (i) the net proceeds from such transaction are at least equal to the fair market value of the property being transferred and (ii) such transaction shall comply with restrictions described in the "Limitation on Asset Sales" section below.

        A "Sale and Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement (excluding, however, any such arrangement between such person and a wholly-owned subsidiary of such person or between one or more wholly-owned subsidiaries of such person) pursuant to which property is sold or transferred by such person or a subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of their subsidiaries.

Limitation on Asset Sales

        We will not, and will not permit any of our subsidiaries to make any "Asset Sale" (as we define it below) that would result in a material adverse effect occurring and, in the case of Asset Sales involving consideration of U.S.$10 million or more, unless an independent financial advisor has delivered a valuation of the property or asset being sold to the Board and at a price consistent with such valuation.

        "Asset Sale" means any direct or indirect sale, transfer, conveyance or lease (which has the effect of a disposition and is not for security purposes) or other disposition (including by way of sale-leaseback transactions) in one transaction or a series of related transactions by us or any of our subsidiaries to any person other than us or any of our subsidiaries of:

  •
  all or any of the capital stock of any of our subsidiaries (other than directors' qualifying shares or shares owned by a person, to the extent mandated by applicable law);

  •
  any material license or other authorization of ours or any of our subsidiaries pertaining to a cable/telecommunications business;

  •
  all or substantially all of the property and assets of an operating unit or business of ours or any of our subsidiaries; or

  •
  any other property and assets of ours or any subsidiary and, in each case, that is not governed by "Consolidation, Merger and Sale of Assets."

        The term "Asset Sale" shall in no case include any sale, transfer, conveyance, lease or other disposition in one transaction or a series of related transactions:

  (i)
  of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with our business or that of any of our subsidiaries, as the case may be;

  (ii)
  involving assets with a fair market value not over U.S.$500,000;

  (iii)
  of inventory in the ordinary course of business; or

  (iv)
  involving the sale or other disposition of cash or cash equivalents.

Reports to Holders

        We will deliver to the trustee:

  (a)
  (i) annual consolidated financial statements with a report from a major internationally recognized independent public accountant with respect to such year within 180 days after the end of the fiscal year and (ii) quarterly consolidated financial statements within 60 days after the end of each of the first three fiscal quarters;

  (b)
  such additional information as we have filed with any regulatory authority with jurisdiction over us within ten business days of the filing thereof;

  (c)
  written notice of the occurrence of any default or event of default within ten business days of our becoming aware of any such default or event of default, which notice shall be signed by our CEO, CFO or chief accounting officer; and

  (d)
  written certification, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and those of our subsidiaries, and of our and our subsidiaries' performance under the indenture and supplemental indentures, and that we have, to the best of our knowledge, fulfilled all obligations under the indenture and supplemental indentures, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

        We will deliver such reports, information and documents to the trustee for informational purposes only. The trustee's receipt of any reports, information and documents that we deliver shall not constitute constructive notice of any information contained or determinable from information contained in such documents, including our compliance with any of our covenants hereunder (as to which the trustee is entitled to rely exclusively on officers' certificates).

Compliance with Laws and Other Agreements

        We will, and will cause each of our Significant Subsidiaries to, comply with (i) all applicable laws, rules, regulations, orders and directions of any governmental agency with jurisdiction over us or our business and (ii) all covenants and other obligations contained in any material agreements to which we are or any subsidiary is a party, except where the failure to so comply would not be adverse in any material respect to the holders.

Maintenance of Books and Records

        We will, and will cause our subsidiaries to, maintain books, accounts and records in accordance with GAAP or generally accepted accounting principles in the jurisdiction where such subsidiary is organized.

Consolidation, Merger and Sale of Assets

        We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any person or permit any person to merge with or into us unless all of the following conditions are met:

  (A)
  we are the continuing person, or the person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets expressly assumes, by a supplemental indenture, executed and delivered to a responsible officer of the trustee, all of our obligations under the indenture and the applicable supplemental indenture;

  (B)
  immediately after giving effect to such transaction, no default or event of default has occurred and is continuing (we describe events of default below under "—Events of Default; Remedies; Waiver of Default");

  (C)
  all of the following conditions are met:

  •
  the transaction involves a person principally engaged in our line of business or in a business or activities ancillary to our line of business, or a reasonably related line of business. This includes but is not limited to programming, multi-channel multi-point distribution system (MMDS), broadband, pay television and the provision of access service to, content for or ancillary services such as web-hosting, network security and monitoring, digital certificates or equipment installation or maintenance, for the Internet. This excludes non-pay television services, AM or FM radio broadcasting, telephone or cellular communications and publication of newspapers;

  •
  immediately after giving effect to the transaction on a pro forma basis, we, or any surviving person will have consolidated net worth equal to or greater than our consolidated net worth immediately before the transaction. This requirement will not apply if the transaction involves another person engaged in substantially our line of business in Argentina; and

  •
  (1) the weighted average life of our (or the surviving person's) consolidated Indebtedness after giving effect to the transaction would exceed the lesser of:

  •
  five years; and

  •
  the weighted average life of our consolidated Indebtedness immediately before the transaction; and

  •
  (2) after giving effect to the transaction we (or the surviving person) would either be permitted to incur:

  •
  at least U.S.$1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant, if such incurrence was not permitted before giving effect to such transaction; or

  •
  if such incurrence was permitted, have a lower ratio of Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow than the equivalent ratio calculated before giving effect to the transaction; and

  (D)
  we deliver to the trustee (i) an officers' certificate (and we attach the arithmetic computations to show that we are complying with the condition in point (C) above) and (ii) an opinion of reputable Argentine counsel. Both of these documents must state that (x) the consolidation, merger or transfer and the supplemental indenture comply with the condition in point (A) above and (y) all of the requirements above have been complied with.

        The limitations above do not apply to a consolidation or merger with or into a wholly-owned subsidiary which, at the time of such consolidation or merger, is a Significant Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than common stock in the surviving person or us) shall be issued or distributed to our shareholders.

The following covenants only apply to the 7-Year Notes:

Limitation on Interest Expense

        So long as any 7-Year Notes are outstanding, we will not permit the ratio of pro forma consolidated operating cash flow to consolidated interest expense in each case for any period of four consecutive fiscal quarters to be less than:

  •
  2.0 to 1.0 for any such period ending on or before the second anniversary of the issue date of the 7-Year Notes;

  •
  2.25 to 1.0 for any such period ending after the second anniversary and on or before the fifth anniversary of the issue date of the 7-Year Notes; and

  •
  2.50 to 1.0 for any such period ending after the fifth anniversary of the issue date of the 7-Year Notes.

        The limitation described above will not apply in any fiscal quarter (but not more than two consecutive fiscal quarters) if a macroeconomic disruption event has occurred during the prior fiscal quarter. A macroeconomic disruption event means (for any fiscal quarter) a depreciation in the average peso-U.S. dollar exchange rate (which will be determined by reference to the rate for the purchase of U.S. dollars with Argentine pesos quoted by Reuters page ARSIB=offer prices as of 3:00 p.m. Buenos Aires time for each day of the fiscal quarter) of 20% or more compared to the average exchange rate for the prior fiscal quarter.

Maximum Total Consolidated Indebtedness

        So long as any 7-Year Notes are outstanding, we will maintain a total consolidated indebtedness of no more than:

  •
  the initial aggregate principal amount of the 7-Year Notes and the 10-Year Notes plus

  •
  U.S.$5 million of seller financing outstanding on the issue date plus

  •
  U.S.$10 million (or its equivalent in other currencies) minus

  •
  90% of the aggregate principal amount of any 7-Year Notes or 10-Year Notes cancelled on or before the date of determination minus

  •
  90% of the aggregate principal amount of any seller financing outstanding on the issue date plus

  •
  the aggregate amount of Indebtedness incurred as a result of a transaction permitted under the condition in point (C) of the "Consolidation, Merger and Sale of Assets" covenant above minus

  •
  90% of the aggregate principal amount of any the Indebtedness discharged before the date of determination.

Cash Sweep

        So long as any of the 7-Year Notes are outstanding, if the amount of Excess Cash (which we define above under "—Reserve Accounts") for any Transfer Date (after complying with the obligation set forth in the provision related to reserve accounts) exceeds U.S.$3,000,000 (or the equivalent in other currencies) we will apply (i) 70% of any surplus Excess Cash (we must have our independent auditors certify the determination of the amount) plus, without duplication, (ii) 100% of the Unapplied Net Asset Sale Proceeds on the Transfer Date to the ratable pre-payment of any outstanding 7-Year Notes.

        If on any Transfer Date any restriction or prohibition of access to the Argentine foreign exchange market exists, we agree to pay all amounts required to be paid under this section either (i) by purchasing, with pesos, any series of "Bonos Externos de la República Argentina" or any other securities or public or private bonds issued in Argentina and denominated in U.S. dollars, and transferring and selling the instruments outside Argentina for U.S. dollars, or (ii) by means of any other legal procedure existing in Argentina on any such Transfer Date. We will pay all costs and taxes payable in connection with the procedures referred to in (i) and (ii) above.

        We will provide not more than 30 not less than five days' irrevocable notice to holders of 7-Year Notes to effectuate a prepayment described above and redeem outstanding 7-Year Notes, on a pro rata basis, at their remaining principal amount together with accrued interest to the relevant Transfer Date.

        "Asset Sale Proceeds Reinvestment" means any Capital Expenditure made with the proceeds of any Asset Sale within 180 days of such Asset Sale.

        "Capital Expenditure" means, with respect to any person for any period, the sum of all investments and without duplicating expenditures made directly or indirectly for equipment, fixed assets, real property or improvement thereto or substitutions thereof that have been or should be reflected as additions to property, plant or equipment on a consolidated balance sheet in accordance with Argentine GAAP.

        "Unapplied Net Asset Sale Proceeds" means the net cash proceeds of any asset sale consummated at least 181 days prior to the date of determination that do not constitute Asset Sale Proceeds Reinvestment.

Capital Expenditures

        So long as any principal amount of 7-Year Notes is outstanding, except for Asset Sale Proceed Reinvestments, we will not make or permit any subsidiaries to make any Capital Expenditure at any time. However, this restriction does not apply to us and our subsidiaries if after giving effect to the Capital Expenditures, the aggregate amount of all Capital Expenditures made by us and our subsidiaries in each of the six-month periods set forth below would not exceed the sum of:

  (A)
  U.S. $15 million for every six months starting with the six month period ending June 30, 2005 through the maturity date of the 7-Year Notes;

  and

  (B)
  in each of the periods, the unused portion of Capital Expenditures permitted under clause (A) above for the prior period (after giving effect to the application of this clause (B)).

        Nothing in this provision is intended or shall be read to prevent us or any of our subsidiaries from merging with or into another person if the merger satisfies the conditions in the "Consolidation, Merger and Sale of Assets" covenant.

Buy-Back

        So long as any 7-Year Notes are outstanding, we will not purchase any new notes in the open market by tender or private agreement until the first Transfer Date following the issuance of the 7-Year Notes. After the first Transfer Date following the issuance of the 7-Year Notes we will not be permitted to apply to the purchase in the open market of 10-Year Notes, during the period between any two Transfer Dates, an amount of Excess Cash (which we defined above under "—Reserve Accounts") greater than the amount of Excess Cash applied to prepay any outstanding 7-Year Notes under the cash sweep mechanism on the immediately preceding Transfer Date.

Limitation on Restricted Payments

        So long as any 7-Year Notes are outstanding, we will not redeem, repurchase, retire or otherwise acquire any of our capital stock, make a dividend or distribution with respect to our capital stock or other ownership interest in us (or options or warrants in respect thereto).

Special 7-Year FRN Provisions

        When we refer to "you" in this "Special 7-Year FRN Provisions" section we are only referring to you if you are a holder of 7-Year FRNs.

Other Additional Amounts

        (a)   If, either because of (i) a change in or the interpretation of any law or regulation (including the imposition of any eurocurrency reserve requirements greater than zero) or (ii) a need to comply with any guideline or request from any governmental agency (whether or not the guideline or request has the force of law), you face (x) any increase in the cost to you of funding, owning, holding or maintaining your 7-Year FRNs or (y) a reduction in the amount of any sum that you received or are due to receive under the 7-Year FRNs that is (in either case) an amount you deem to be material, within 15 days after we receive written demand by you described below in paragraph (c), we will from time to time, pay to you additional amounts. The additional amounts that we pay will be sufficient to compensate you for the cost or reduction from and after the later of the date (1) you suffer the cost or reduction and (2) we receive the notice described below in paragraph (c). We refer to these additional amounts under the 7-Year FRNs as Other Additional Amounts. When you deliver the notice described below in paragraph (c), you must also provide a certificate as to the amount of the increased cost or reduction. The certificate must provide reasonable detail of the circumstances that give rise to your demand, prepared in good faith and submitted to the trustee for delivery to us by you. This certificate will be prima facie evidence for all purposes, absent manifest error.

        (b)   Before you request Other Additional Amounts pursuant to paragraph (a), you must use your best efforts to minimize or eliminate the compensation through the transfer of your 7-Year FRNs to a different holding office or to another person if the transfer will avoid the need for compensation for Other Additional Amounts and will not, in your sole judgment, be otherwise disadvantageous to you.

        (c)   You must promptly notify the trustee for delivery to us of any event of which you have knowledge, occurring after the date of the indentures and supplemental indentures, which will entitle you to compensation pursuant to paragraph (a) and advise us in such notice, or a subsequent notice, if it requires us to pay Other Additional Amounts in respect of such event.

        (d)   We are not required to compensate you as provided by paragraph (a):

            (i)  if the increased cost or reduction in respect of which you claim Other Additional Amounts arises results solely from a requirement which applies to you by reason of your financial condition or assets and which does not apply generally to similar persons of a similar type in similar circumstances in the same jurisdiction;

           (ii)  in respect of franchise taxes or taxes on your assets or overall net income; or

          (iii)  if the increased cost or reduction in respect of which your claim for Other Additional Amounts arises results solely from the transfer of the 7-Year FRNs from you to another holder (or another holder to you) or from the designation by you (or the holder that transferred to you) of a new holding office if the original holder or the holder holding through the original holding office would not have been entitled to Other Additional Amounts. This limitation does not apply if the transfer or designation is made (x) with our written consent or (y) at a time when the circumstances giving rise to the claim for Other Additional Amounts did not exist.

Redemption for Regulatory Reasons.

        If (i) the adoption of any applicable law, rule or regulation or any change in any applicable law, rule or regulation or any change in its interpretation or administration by any governmental agency responsible for interpreting or administering it, or (ii) your compliance with any request or directive (whether or not the request or directive has the force of law) of any such governmental agency makes it unlawful or impossible for you to continue to hold, own, maintain or fund your 7-Year FRNs and you so notify the trustee, the trustee will give us notice of this situation.

        If you determine that you may not lawfully continue to maintain and fund your 7-Year FRNs until maturity and you specify that in your notice, we will, on the date provided in the notice, repay in full the then outstanding principal amount of your 7-Year FRNs, together with accrued interest, when you present your 7-Year FRNs. If it is lawful for you to maintain your 7-Year FRNs through the next interest payment date that applies to your 7-Year FRNs, we will repay you on the interest payment date. If you instead determine that it is not lawful to continue to maintain your 7-Year FRN, we will repay you within 15 days after the date we receive the notice. However, you are required to use your best efforts to avoid such unlawfulness through, without limitation, the transfer of your 7-Year FRNs to a different holding office or to another person if the transfer will avoid the unlawfulness and will not, in your sole judgment, be otherwise reasonably disadvantageous to you.

Optional Redemption of the 7-Year FRNs

        See "—Redemption."

Other Redemption Costs

        If we redeem your 7-Year FRNs or your 7-Year FRNs become due and payable by us after an event of default, in addition to the principal amount of the 7-Year FRNs and accrued interest otherwise payable, if the date of redemption or date of repayment is other than an interest payment date, we will pay you on the date of redemption or repayment, as and by way of indemnity for your other redemption costs (without requirement of actual proof of loss), an amount "E" calculated as follows:

        (A - B) × C × D/360 = E

        where:

        "A" is the rate of interest determined as described in the supplemental indenture for the interest period during which such 7-Year FRNs are redeemed or repaid;

        "B" is the rate of interest which would be determined as described in the supplemental indenture if the date of redemption or repayment of the 7-Year FRNs were the commencement of an interest period for the 7-Year FRNs of three months (if "D" is greater than or equal to 75), two months (if "D" is greater than or equal to 45 but less than 75) or one month (if "D" is less than 45) minus 1/8%;

        "C" is the principal amount of your 7-Year FRNs being redeemed or repaid; and

        "D" is the actual number of days from and including the date of redemption or repayment to but excluding the commencement of the next succeeding interest period if your 7-Year FRNs were not so redeemed or repaid, provided, however, that no amount will be payable pursuant to this paragraph if (i) "A" is less than or equal to "B" or (ii) the redemption occurs in connection with the exchange of 7-Year FRNs for 7-Year Fixed Rate Notes as set forth in "—Exchange for 7-Year Fixed Rate Notes" below.

Exchange for 7-Year Fixed Rate Notes

        Under the terms of the supplemental indenture, you are entitled on any business day other than any day following any regular record date to and including the day immediately preceding the related interest payment date to exchange your 7-Year FRNs for an equivalent principal amount in the 7-Year Fixed Rate Notes, provided that you shall pay any expenses incurred as a result of such exchange by either you or us (other than any registration fees with the CNV), and provided further that we shall not be required to pay any Other Additional Amounts incurred as a result of the exchange.

        To exchange a 7-Year FRN, you must:

  •
  complete and manually sign an exchange notice in substantially the form attached to the 7-Year FRNs and deliver the notice to the exchange agent at your own expense;

  •
  surrender the 7-Year FRN to the Exchange Agent duly endorsed or assigned to us or in blank;

  •
  furnish appropriate endorsements and transfer documents (if any) required by the registrar or the exchange agent; and

  •
  pay any required transfer or similar tax and make any other required payment.

        For purposes of these requirements, the "exchange agent" means any person we authorize to accept the presentation of 7-Year FRNs by holders thereof for exchange into 7-Year Fixed Rate Notes.

Events of Default; Remedies; Waiver of Default

        You will have special rights if an event of default with respect to the new notes of a series that you hold occurs and is not cured, as summarized in this subsection.

Events of Default

        Each of the following will be an event of default with respect to a series of our new notes:

  (a)
  we do not pay the principal or premium, if any, of the series of new notes on a due date (whether due and payable at maturity, upon acceleration, redemption or otherwise);

  (b)
  we do not pay interest (or additional amounts, if any) on the series of new notes within 30 days after a due date;

  (c)
  we are in breach of the "Consolidation, Merger and Sale of Assets" covenant, and in the case of the 7-Year Notes only, we are in breach of the "Cash Sweep" covenant, or we are in breach for a period of 30 consecutive days after a failure to comply with the "Limitation on Interest Expense," "Maximum Total Consolidated Indebtedness" or "Limitation on Indebtedness" covenants;

  (d)
  we are in breach of any other covenant or agreement we make in the indenture and applicable supplemental indenture (other than those referred to in clauses (a), (b) and (c) above), for 30 consecutive days after we receive a notice of default (sent by the trustee) or we and the trustee receive a notice sent by the holders of not less than 25% in aggregate principal amount of the applicable series of new notes then outstanding stating that we are in breach;

  (e)
  we or any of our Significant Subsidiaries experience a default or event of default under instruments relating to debt with an outstanding principal amount of U.S.$5 million or more (or its equivalent in other currencies) in the aggregate for all such issues of all such persons (whether the debt exists now or is created in the future) that constitutes a failure to pay principal when due and in the case of a series of new notes, interest when due and payable on the other series of notes or results in the acceleration of the debt before its maturity;

  (f)
  one or more final judgments, orders or binding arbitration awards, for the payment of money in excess of U.S.$5 million (or its equivalent in other currencies), either individually or in the aggregate for all such final judgments, orders or binding arbitration awards, is rendered against us or any Significant Subsidiary or any of their respective properties that is not paid or discharged within 60 consecutive days following entry of the final judgment, order or binding arbitration award, during which there is no stay of enforcement of the final judgments, orders or binding arbitration awards, by reason of a pending appeal or otherwise, in effect;

  (g)
  any government or governmental authority has (either with respect to us or any Significant Subsidiary):

  (i)
  condemned, nationalized, seized, or otherwise expropriated all or any substantial portion of (a) assets or property or (b) share capital; or

  (ii)
  assumed custody or control of (x) such assets or property or (y) business or operations or (z) share capital; or

  (iii)
  taken any action that would prevent us or any Significant Subsidiary or our officers from carrying on our business or operations or a substantial part thereof for a period of longer than 60 consecutive days and the result of any such action shall materially prejudice our ability to perform our obligations under the relevant series of new notes; or

  (h)
  the Argentine government declares a general suspension of payment or a moratorium on the payment of our debt (which does not expressly exclude payments on the relevant series of new notes); or

  (i)
  we or any Significant Subsidiary (1) is declared by a court of competent jurisdiction to be insolvent or bankrupt or unable to pay its debts, (2) commences or consents to the commencement of a case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (3) makes a general assignment or an arrangement or composition with or for the benefit of creditors, or (4) admits in writing its inability to pay its debts generally as they become due, or (5) takes corporate action in furtherance of any of the foregoing; or

  (j)
  an order or decree is made or an effective resolution passed for relief, for winding-up or dissolution, or adjudging bankrupt or insolvent under any applicable bankruptcy law either us or a Significant Subsidiary and the order or decree remains unstayed and in effect for a period of 60 consecutive days, or we or any Significant Subsidiary cease or threaten to cease to carry on all or a material part of our or its business or operations, as the case may be, except for the purpose of and followed by a reconstruction, amalgamation, reorganization (concurso preventivo or "concordato"), merger or consolidation in the case of a Significant Subsidiary, whereby the undertaking and the assets of such Significant Subsidiary, or all of the undertaking and assets relating to our direct or indirect shareholding in such Significant Subsidiary, as the case may be, are transferred to or otherwise vested in us or any other Significant Subsidiary or Subsidiary which as a result of such transfer would become a Significant Subsidiary; or

  (k)
  it becomes unlawful for us to perform or comply with any one or more of our obligations under the relevant series of notes or indenture and applicable supplemental indenture, and the unlawfulness continues for a period of 60 consecutive days after we receive a notice of default (sent by the trustee) or we and the trustee receive a notice sent by the holders of not less than 25% in aggregate principal amount of the applicable series of new notes then outstanding stating that we are in breach.

Remedies if an Event of Default Occurs

        If an event of default (other than an event of default specified in clauses (i) or (j) above that occurs with respect to us) has occurred and has not been cured or waived, the trustee or holders of not less than 25% in aggregate principal amount of the applicable series of new notes then outstanding (except that for these purposes all outstanding 7-Year Notes will be required to vote together and will be treated as a single series) may, and the trustee at the request of such holders shall, declare the entire principal amount to be due immediately and upon any such declaration the principal and accrued interest of that series shall become immediately due and payable.

        If a declaration of acceleration occurs because an event of default under instruments relating to debt with an outstanding principal amount of U.S.$5 million or more (as set forth in clause (e) above) has occurred and is continuing, the declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such event of default pursuant to clause (e) is remedied or cured by us and/or the relevant subsidiaries or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto. If an event of default occurs because of a bankruptcy, insolvency, or reorganization (as set forth in clauses (i) or (j) above) relating to us, the entire principal amount of the relevant series of new notes will be automatically accelerated, without any action by the trustee or any holder, and any principal, plus premium, if any, and accrued and unpaid interest will become immediately due and payable.

        Each of the situations described above is called an acceleration of the maturity of the notes of a series (except that for these purposes all outstanding 7-Year Notes will be required to vote together and will be treated as a single series). If the maturity of the notes of a series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the notes of that series (all outstanding 7-Year Notes being treated as a single series for these purposes) may by written notice to us and the trustee rescind and cancel the acceleration for the notes of that series, provided that (i) all amounts then due (other than amounts due solely because of such acceleration) have been paid, (ii) all other events of default with respect to the notes of that series have been cured or waived, and (iii) the rescission would not conflict with any judgment, decree or order of a court of competent jurisdiction.

        If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the notes of a series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the notes of that series. However, the trustee may refuse to follow any direction that (i) conflicts with law or the indenture and applicable supplemental indenture, (ii) may involve the trustee in personal liability, or (iii) the trustee determines in good faith may be unduly prejudicial to the rights of holders of the relevant series of notes who are not joining in giving the direction. In that case, the trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of the relevant series of notes.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes of a series, the following must occur:

  •
  you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

  •
  the holders of not less than 25% in principal amount of the notes of that series (all outstanding 7-Year Notes being treated as a single series for these purposes) must make a written request that the trustee take action with respect to the notes of that series because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  the trustee must not have taken action for 60 days after the above steps have been taken; and

  •
  during those 60 days, the holders of a majority in principal amount of the notes of that series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the notes of that series (all outstanding 7-Year Notes being treated as a single series for these purposes).

        You are entitled, however, at any time to bring a lawsuit for the payment of money due on any note held by you on or after its due date. This right shall not be impaired or affected without your consent.

        Book-entry and other indirect holders should consult their bank or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

        The holders of not less than a majority in aggregate principal amount of the outstanding notes of a series may, by written notice to the trustee, waive a default or event of default and the consequences for the notes of that series. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on any note, however, or a default in respect of a covenant or provision of the indenture or applicable supplemental indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected, without the approval of the particular holder of that note.

Defeasance

        Under the terms of the indentures and supplemental indentures, we have the option by Board resolution, at any time, upon the satisfaction of certain conditions described below, to elect to be discharged from our obligations with respect to any outstanding series of new notes (which is known as defeasance). In general, defeasance means we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding new notes of a series and to have satisfied all of our obligations under the new notes of that series except for:

  •
  the rights of holders of the new notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of, premium, if any, and interest on such new notes when such payments are due;

  •
  certain provisions relating to ownership, registration and transfer of the new notes;

  •
  certain provisions relating to the mutilation, destruction, loss or theft of the new notes;

  •
  our obligations to effect a registered exchange offer or a private exchange offer;

  •
  the covenant relating to the maintenance of an office or agency in the City of Buenos Aires and The City of New York; and

  •
  certain provisions relating to the rights, powers, trusts duties and immunities of the trustee.

        In addition, we have the option at any time, by Board resolution, upon the satisfaction of certain conditions described below, to elect to be released from certain covenants described in the indenture and supplemental indentures (which is known as covenant defeasance). In general, after a covenant defeasance, a breach or violation of any a covenant will not be deemed to be an event of default under the indenture and supplemental indentures.

        In order to cause a defeasance or covenant defeasance, we must satisfy, among others, the following conditions:

  (a)
  we must irrevocably deposit or caused to be deposited with the trustee as trust funds in trust, money or U.S. government obligations, or a combination thereof that are sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and each installment of interest on the outstanding new notes on the stated maturity or on the applicable redemption date, as the case may be, and the amounts must applied for such purpose. We must also specify whether the new notes are being defeased to maturity or to a particular redemption date;

  (b)
  in the case of an election fully to defease the new notes, we must deliver to the trustee an opinion of counsel stating that (x) we have received from, or there has been published by, the IRS a ruling, or (y) since the date of the indenture and supplemental indentures there has been a change in the applicable Federal income tax law or its interpretation, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding new notes (i) will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge and (ii) will be subject to Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

  (c)
  in the case of a covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding new notes (i) will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and covenant defeasance and (ii) will be subject to Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

  (d)
  we must deliver to the trustee an officers' certificate to the effect that the new notes, if they are at the time listed on any securities exchange, will not be delisted as a result of such deposit;

  (e)
  no event of default or event which, with notice or lapse of time or both, would become an event of default shall have occurred and be continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) after giving effect to the deposit or, with respect to a default or event of default specified in clauses (i) or (j) of "—Events of Default," at any time during the period ending on the 121st day after the date of such deposit (this condition will not be deemed satisfied until the expiration of the period);

  (f)
  the defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest as defined in the indenture and supplemental indentures and for the purposes of the Trust Indenture Act of 1939, as amended, with respect to any of our securities;

  (g)
  the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;

  (h)
  we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to either defeasance or covenant defeasance (as the case may be) have been complied with; and

  (i)
  the defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined in the Investment Company Act of 1940, as amended, or the trust shall be qualified or exempt from regulation under the Investment Company Act.

Meetings of Holders; Modification and Waiver

Meetings of Holders

        If holders of at least five percent in aggregate principal amount of any series of notes outstanding (all outstanding 7-Year Notes being treated as a single series for these purposes) so request, the trustee or we shall, or we at our or the trustee at its discretion, may, call a meeting of the holders at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the new notes to be made, given or taken by holders of a series of notes outstanding. For all matters not contemplated in the indentures and supplemental indentures, meetings of holders will be held in the City of Buenos Aires in accordance with the Negotiable Obligations Law; provided, however, that we or the trustee may determine to hold any such meetings simultaneously in the City of Buenos Aires and in The City of New York by any means of telecommunication. Meetings shall be held at such time and at such place as we or the trustee shall determine in such cities.

        If a meeting is being held at the request of holders, the agenda for the meeting shall be as determined in the request and the meeting shall be convened within 40 days from the date the request is received by the trustee or us, as the case may be. We will publish or arrange for publication of notice of any meeting of holders (the notice will include the date, place and time of the meeting, the agenda therefor and the requirements to attend) not less than ten days nor more than 30 days before the date fixed for the meeting in the Boletín Oficial de la República de Argentina (Official Gazette) and, while there are holders domiciled in Argentina, in a newspaper with major circulation in Argentina. Any publication of such notice shall be for five consecutive business days in each place of publication.

        Any holder may attend a meeting in person or by proxy. Our directors, officers, managers, members of the supervisory committee and employees may not be appointed as proxies. If you intend to attend a meeting of holders, you must notify the registrar of your intention to do so at least three days before the date of the meeting. We shall, before any vote, deliver to the trustee a notice signed by the CFO or the chief accounting officer certifying, to the best of our knowledge, as to the notes held by any of our affiliates.

        Meetings of holders are either "first call" meetings ("primera convocatoria") or "second call" meetings ("segunda convocatoria"). All meetings of holders shall be deemed to be a first call meeting;

provided, however, that any reconvened meeting adjourned for lack of a requisite quorum shall be deemed a second call meeting. The quorum applicable at a meeting of holders shall be as follows:

  (i)
  the quorum for meetings called to adopt a resolution by which holders shall make any request, demand or direction or give any notice (other than a resolution specified in paragraph (ii) below) shall:

  (A)
  in the case of first call meetings, be persons holding or representing a majority in aggregate principal amount outstanding of the relevant series of notes (all outstanding 7-Year Notes being treated as a single series for these purposes); and

  (B)
  in the case of second call meetings, be persons present at the meeting holding or representing the relevant series of notes outstanding (all outstanding 7-Year Notes being treated as a single series for these purposes); and

  (ii)
  the quorum for meetings called to adopt a resolution by which holders (1) consent to any waiver under the relevant series of notes (all outstanding 7-Year Notes being treated as a single series for these purposes), the indenture or applicable supplemental indenture, (2) agree to any amendment to the applicable supplemental indenture, or the terms and conditions of the relevant series of notes, or (3) specify the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the relevant series of notes, the indenture or applicable supplemental indenture, shall:

  (A)
  in the case of first call meetings, be persons holding or representing at least 60% in aggregate principal amount outstanding of the relevant series of notes (all outstanding 7-Year Notes being treated as a single series for these purposes); and

  (B)
  in the case of second call meetings, be persons holding or representing at least 30% in aggregate principal amount outstanding of the relevant series of notes (all outstanding 7-Year Notes being treated as a single series for these purposes).

Modification and Waiver

        There are three types of changes we can make to the indenture, the applicable supplemental indenture and the new notes.

  Changes Requiring Each Holder's Approval

        First, there are changes that cannot be made without the approval of each holder of the affected notes of a series (all outstanding 7-Year Notes being treated as a single series for these purposes). Those types of changes are:

  •
  a change in the stated maturity of any principal or interest payment on the notes;

  •
  a reduction in the principal amount, the interest rate or the redemption price for the notes;

  •
  a change in the obligation to pay additional amounts;

  •
  releasing any amounts held in the reserve accounts;

  •
  a change in the currency of any payment on the notes;

  •
  a change in the place of any payment on the notes;

  •
  an impairment of the holder's right to sue for payment of any amount due on its notes on or after stated maturity (in the case of redemption, on or after the redemption date);

  •
  a reduction in the percentage in principal amount of the notes needed to waive our compliance with the indenture or the applicable supplemental indenture or to waive a default or event of default; and

  •
  a reduction in the percentage in principal amount of the notes needed for the adoption of a resolution, the formation of a quorum for meetings of holders or to request the calling of a meeting.

  Changes Not Requiring Approval

        Second, there are changes that do not require any approval by holders of notes of a series. This type of change is generally limited to clarifications and changes that would not adversely affect the notes of that series in any material respect.

        We may also, upon Board resolution, enter into one more indentures supplemental to the indentures and supplemental indentures with the trustee. Any new indentures must be in a form satisfactory to the trustee, and must be for any of the following purposes:

  •
  to evidence the succession of another person to us and the assumption by any such successor of our covenants in the indenture and supplemental indentures and in the new notes; or

  •
  to add to our covenants for the benefit of the holders or to surrender any right or power conferred upon us by the indenture and supplemental indentures; or

  •
  to secure the new notes; or

  •
  to comply with any requirements of the SEC to effect and maintain the qualification of the indenture and supplemental indentures under the Trust Indenture Act of 1939, as amended;

  •
  to evidence and provide for acceptance of appointment by a successor trustee pursuant to the provisions of the indenture and supplemental indentures;

  •
  to evidence any further issues of notes issued as described under "—Further Issues";

  •
  to cure any ambiguity, to correct or supplement any provision in the indenture and supplemental indentures which may be inconsistent with any other provision in the indenture and supplemental indentures, or to make any other provisions with respect to matters or questions arising under the indenture and supplemental indentures which shall not be inconsistent with the provisions of the indenture and supplemental indentures, provided that such action pursuant to this bullet point shall not adversely affect the interests of the holders in any material respect; or

  •
  to increase the aggregate principal amount of the new notes at any time outstanding under the program and the indenture and supplemental indentures.

  Changes Requiring Majority Approval

        Any other change to the indenture, the applicable supplemental indenture or the notes of a series must be approved by the holders of a majority in principal amount of the outstanding notes of that series (except that for these purposes all outstanding 7-Year Notes will be required to vote together and will be treated as a single series) at a meeting of such holders at which a quorum is present. Except for those that require a unanimous vote, if a modification, amendment or waiver is duly passed at a meeting convened and held in accordance with the provisions of the Negotiable Obligations Law, it will as a general matter be conclusive and binding on all holders of such notes, whether or not the holders were present at the meeting, and whether or not notation of the modifications, amendments or waivers is made on the notes that were amended.

Payment; Paying Agents and Transfer Agent

        Payments with respect to principal of, premium, if any, and interest on the new notes will be made at the corporate trust office of the trustee and in the Borough of Manhattan, The City of New York at the main office of the paying agent in Argentina and, at the option of the holder of the new notes and subject to any fiscal or other laws and regulations applicable thereto, at the office of any other paying agents appointed by us.

        Under certain circumstances, we may vary or terminate the appointment of the trustee or any paying agent, registrar or transfer agent and appoint another trustee or additional or other paying agents, registrars or transfer agents and approve any change in the specified offices through which any paying agent or transfer agent acts, provided that it will at all times maintain a paying agent and, transfer agent and registrar in the Borough of Manhattan, The City of New York, a co-registrar and a paying agent in the City of Buenos Aires, Argentina. We will give notice of any such termination or appointment and of any changes in the specified offices of the paying agents, registrars or transfer agents to the holders of new notes as described in the indenture and supplemental indentures.

Payment Mechanics

Who Receives Payment

        For interest due on the interest payment dates, the interest is payable to the holder in whose name the note is registered at the close of business on the regular record date immediately preceding the interest payment date. For interest due at maturity but on a day that is not an interest payment date, the interest is payable to the person or entity entitled to receive the principal of the note. For principal due on the notes at maturity, the amount is payable to the holders of the notes against surrender of the notes at the proper place of payment.

How We Will Make Payments

        For notes issued in global form, we will make payments on the notes in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a Global Note. Payment to the depositary will fully discharge us from any responsibility or liability in respect of each amount paid. Upon receipt of such payment of principal, interest, premium or additional amounts, if any, the depositary will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and its participants.

        Alternatively, if a holder holds a face amount of the notes of a series of at least U.S.$1,000,000 aggregate principal amount and the holder asks us to do so in writing, we will pay any amount that becomes due on such notes by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least 15 business days before the due date.

Payment When Offices Are Closed

        If any payment is due on the new notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture and the applicable supplemental indenture as if they were made on the original due date. Interest will not accrue on the postponed amount from the original due date to the next day that is a business day.

        When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which DTC, Euroclear or Clearstream, Luxembourg and banks in The City of New York and Buenos Aires generally are authorized or obligated by law, regulation or executive order to close.

Paying Agent

        We will at all times maintain a paying agent in the Borough of Manhattan, the City of New York. We may choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents pursuant to the provisions described under "—Notices."

Unclaimed Payments

        All money paid by us to a paying agent or trustee that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment (as an unsecured creditor) and not to the trustee, any other paying agent or anyone else. We will not be liable to pay any taxes or other duties in connection with such payments.

Notices

        Notices to holders will be mailed to them at their addresses as they appear in the register maintained by the registrar. We will also publish notices if we are required to do so by applicable law or, to the extent there are holders domiciled in Argentina (i) in a leading newspaper with general circulation in Argentina, (ii) in the Bulletin of the BCBA, (so long as the 7-Year Fixed Rate Notes are listed on the BCBA) and (iii) in the Official Gazette. Any notice that we mail and/or publish will be deemed to have been given on the date we mail and/or publish it.

        Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

No Personal Liability of Incorporators, Shareholders, Officers, Directors, Board Members, Employees or Controlling Persons

        Under the indenture and supplemental indentures, you will not have recourse against our incorporators, shareholders, officers, directors, employees, Board member or controlling person (or of any successor person of any of the previous people) for principal, premium, if any, or interest payments (or any claim based on or in respect of principal or interest payments) or under or upon any of our obligations, covenants or agreements in the indenture and supplemental indentures or the new notes. When you accept the new notes, you are waiving and releasing all such liability. Your waiver and release are part of the consideration for issuance of the new notes. This waiver may not be effective to waive liabilities under Argentine or the U.S. federal securities laws and the SEC views such a waiver as against public policy.

Concerning the Trustee

        The indenture and supplemental indentures contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law and Enforceability; Jurisdiction

        The indenture, supplemental indentures and new notes are governed by the laws of the State of New York. However, the requirements of the new notes to qualify as obligaciones negociables under Argentine Law No. 23,576, as amended, are governed by that law. Our capacity and corporate authorization to execute and deliver the new notes and the authorization of the public offering of the new notes by the CNV are governed by Argentine Law No. 23,576, as amended, together with the Argentine Corporations Law, as amended, and other applicable Argentine laws.

        Argentine regulations require that as long as there are Argentine holders, we must publish notices in (i) a leading newspaper with general circulation in Argentina, (ii) the Bulletin of the BCBA (as long as any Fixed Rate Notes are listed on the BCBA) and (iii) the Official Gazette.

        We agree that any legal suit, action or proceeding arising out of or relating to our issuance of the new notes under the indenture and supplemental indentures may be instituted in any federal or state court in the Borough of Manhattan, the City of New York. We will irrevocably appoint CT Corporation System as our authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the indenture and supplemental indentures or the new notes against us in any federal or state court in the Borough of Manhattan, the City of New York and will agree that the appointment shall be irrevocable so long as any of the new notes remain outstanding or until the irrevocable appointment by us of a successor in The City of New York as our authorized agent for that purpose and the acceptance of the appointment by such successor.

Currency Indemnity

        We will use the U.S. dollar as the sole currency of account and payment for all sums that we pay under or in connection with the new notes. If you receive or recover any amount in currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in our winding up or dissolution or otherwise), our obligation will only be discharged to the extent of the U.S. dollar amount which you are able to purchase with the amount you received or recovered in that other currency on the date you received or recovered it (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

        If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to you under any new note, we shall indemnify you against any loss sustained by you as a result. In any event, we shall indemnify you against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for you to certify (indicating the sources of information you use) that you would have suffered a loss if an actual purchase of U.S. dollars had been made with the amount you received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable).

        These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any waiver granted by you and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any new note or any other judgment or order.

Further Issues

        We may from time to time, without your consent, create and issue additional notes having terms and conditions the same as those of any of the new notes (or the same except for the payment of interest accruing before the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes). These additional notes may be consolidated and form a single series with the relevant outstanding series of new notes.

DESCRIPTION OF OUR SHARE CAPITAL AND OUR AMENDED BYLAWS

        We describe below certain information regarding our capital stock as of June 30, 2005, and additional information reflecting the effect of the issuance of the Class C shares pursuant to the APE on our capital stock as of June 30, 2005. We have also summarized certain principal provisions of our amended bylaws as they will become effective upon consummation of the debt restructuring contemplated in the APE and certain provisions of Argentine law.

This Description Is Only a Summary

        The form of amended bylaws contains the full legal text of the matters described in this section. The amended bylaws and our new shares will be governed by Argentine law. Upon request, we will provide you with a copy of the form of amended bylaws. See "Where You Can Find More Information" above for information on how to obtain copies. We have also included the form of amended bylaws as an exhibit to the registration statement of which this prospectus forms a part.

        This section summarizes all the material terms of the amended bylaws and certain provisions of Argentine law. It does not, however, describe every aspect of the amended bylaws. For example, in this section, we use terms that have been given special meaning in the amended bylaws, but we describe the meaning for only the more important of these terms.

General

        As of June 30, 2005 our authorized capital was Ps. 371,635,103, consisting of:

  •
  202,963,617 Class A shares, which are entitled to five votes each and have a par value of Ps.1 per share, and

  •
  168,671,486 Class B shares, which are entitled to one vote each and have a par value of Ps.1 per share.

        Upon consummation of the debt restructuring contemplated in the APE, we will issue up to 208,276,160 Class C shares, which will be entitled to one vote each and will have a par value of Ps.1 per share. The Class C shares will be entitled to certain special rights. See "—Special Minority Rights." Our amended bylaws will authorize the issuance of Class D shares, which will be our only class of shares we are seeking to have authorized to trade on the BCBA. The issuance of the Class C shares and the Class D shares was authorized by a resolution of our shareholders dated May 7, 2004 and resolution of the Board dated June 19, 2004, but will only be effected once we are in a position to consummate the transactions contemplated in our APE, after the date we accept eligible notes upon expiration of these election offers and our amended bylaws have been approved by the CNV and recorded with the IGJ.

        If after consummation of the transactions in our APE you hold Class C shares, you will be able to convert freely, upon your request, each Class C share into one Class D share. Class C shares will be mandatorily converted into a Class D share upon a transfer to a competitor, and upon other events described below. See "—Transfer Restrictions."

        The Class A shares will be mandatorily converted into Class D shares upon certain types of sales of Class A shares as more fully described below. The Class B shares will be mandatorily converted into Class D shares in connection with a sale or a transfer to a third party that is not one of our officers or directors or a person controlling, controlled by us or under our direct or indirect control or one of our affiliates (we refer to this as a non-related party). Class A shares and Class B shares can be voluntarily converted into Class D shares upon the transfer of shares to a third party.

        Assuming that of our U.S.$526.4 million of existing debt (excluding accrued interest), holders of U.S.$76.5 million principal amount receive U.S.$80.3 million 10-Year Notes under the par option, holders of U.S.$324.9 million principal amount receive 7-Year Notes and Class C shares under the combined option and holders of U.S.$125 million principal amount receive U.S.$37.5 million under the cash option, the table below describes our capital stock on a pro-forma basis after giving effect to the consummation of the debt restructuring contemplated in our APE (including a U.S.$15 million equity contribution by our controlling shareholder to enable us to make payment under the cash option).

Class A		Class B	Class C	Total
217,963,617	(1)	168,671,486	208,276,160	594,911,263
37%		28%	35%	100%

(1)
Includes 15,000,000 Class A shares issued in connection with a U.S.$15 million equity contribution by our controlling shareholder to enable us to make payment under the cash option.

        Our authorized capital as of June 30, 2005, after giving effect to the above transactions, would be Ps.594,911,263.

        Our Class A shares and Class B shares are, and our Class C shares and Class D shares will be, registered and non-endorsable shares. All outstanding Class A shares and Class B shares are fully paid and each shareholder is registered in our stock registry book (excluding any Class A shares to be issued in connection with a U.S.$15 million equity contribution by our controlling shareholder). Our Class B shares are, and our Class C shares and Class D shares will be, book-entry shares. Prior to the date on which we deliver new securities under the APE, we intend to enter into arrangements with Caja de Valores, which will maintain the register of all our book-entry shares, including the Class C shares. We will deliver the Class C shares to a local custodian, on or about the date we deliver new securities under the APE. If you have provided instructions to have any Class C shares you are entitled to receive delivered to an account at Caja de Valores, and you have instructed your custodian to submit a matching instruction to receive such shares the local custodian will promptly effect the transfer of those Class C shares and request Caja de Valores to register the transfer. We will not deliver Class C shares to DTC accounts, Euroclear accounts or Clearstream, Luxembourg accounts. If you have not provided instructions, or if you are not entitled to take delivery of the Class C shares because you have chosen not to tender your old notes at this time, the Class C shares you would be entitled to receive will be held in custody by the local custodian until you have met the conditions for a transfer of those Class C shares to another account.

        Under Argentine law, we may issue shares of different classes with different rights. Our amended bylaws provide that we may issue preferred shares with rights and characteristics which will be determined by resolution of the shareholders adopted in a shareholders meeting. Preferred shares may have voting rights, in which case, they will be entitled to one vote per share in the events prescribed by Section 217 of the Argentine Corporations Law. See, however, "—Special Minority Rights."

        Under Argentine law and our amended bylaws, the holders of our common stock will determine the declaration and payment of annual dividends, to the extent permitted by law and generally but not necessarily on the recommendation of our Board. See "—Special Minority Rights."

Shareholders' Liability

        If you become, after consummation of the transactions in our APE, one of our shareholders, your liability for our losses will be limited to the value of your shareholdings in us. However, under Argentine law, if you vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or our bylaws (or regulations, if any), you may be held jointly and severally liable for damages to us, other shareholders or third parties resulting from the resolution. See "Risk Factors—Risks Relating to the New Shares."

The Board of Directors

Board Composition and Elections

        Our Board is currently composed of five members. Once the amended bylaws enter into effect, our Board shall be composed of up to nine members upon the issuance of the Class C shares, and of up to ten members upon the issuance of Class D shares. Holders of Class C shares (voting as a class) shall be entitled to elect three directors and three alternate directors, for so long as the Class C shares represent at least 30% of the capital stock set forth in Section Four of the amended bylaws, which as of the date of this prospectus after giving pro forma effect to the fully diluted issuance of 208,276,160 Class C shares, is Ps.594,911,263, as of the time of the election. We refer to this amount as the Relevant Capital. Holders of Class C shares (voting as a class) shall be entitled to elect two directors and two alternate directors if the percentage is less than 30% but greater than 20%. Holders of Class C shares (voting as a class) shall be entitled to elect one director and one alternate director if that percentage is less than 20% but greater than 11.11%.

        Holders of Class D shares shall be entitled to elect up to three directors and three alternate directors for so long as the Class D shares represent at least 30% of our Relevant Capital as of the time of the election, two directors and two alternate directors if that percentage is less than 30% but greater than 20%, and one director and one alternate director if that percentage is less than 20%. However, for so long as Class A shares represent 50% or more of our total voting power, the number of directors elected by the Class C shares and the Class D shares in the aggregate shall not exceed four. So long as the voting power of the Class A shares represents 50% or more of our total voting capital, holders of Class A shares will be entitled to elect one, two or three additional directors, as the case may be, where holders of Class D and/or the Class C shares are entitled to elect less than three directors.

        If the voting power of the Class A shares represents less than 50% of our total voting capital, (i) the holders of Class A shares will be entitled to elect the number of directors that represents their proportion of our total voting capital, rounded up to the nearest whole number and (ii) the holders of Class D shares will be entitled to elect one additional director for each 11.11% increase in our total voting capital that the holders of the Class D shares represent.

Supervisory Committee

        The supervision of our administration is the sole responsibility of the supervisory committee. The members of the supervisory committee, or syndics, must examine our books and corporate records whenever they consider it necessary and at least once every quarter to ensure that our Board complies with the provisions of the applicable laws, bylaws, regulations and shareholders decisions and include in the agenda of shareholders' meetings any items it considers necessary for the shareholders to consider. Once our amended bylaws become effective, the supervisory committee shall certify, at the request of the Chairman of the Board or of any Class C director, that the amounts involved in any transactions approved by the Board with either the unfavorable vote of the Class C directors present at the relevant meeting or in the absence of Class C directors at the relevant meeting do not exceed the amounts, percentages and/or ratios set forth in the amended bylaws for transactions as to which special minority rights have been granted. See "—Special Minority Rights." To the extent that Class C shares constitute 5% or more of our capital stock, the holders of the Class C shares (voting as a class) shall have the right to appoint one syndic and one alternate syndic in our supervisory committee that is comprised of three syndics. To the extent that the holders of the Class C shares hold less than 5% of our capital stock and are therefore no longer entitled to appoint a syndic, holders of Class D shares (voting as a class) shall be entitled to appoint one syndic and one alternate syndic instead; provided that, at the time of the appointment, the Class D shares account for 5% or more of our capital stock.

Board Meetings and Decisions

        The Board shall meet not less than once each fiscal quarter. All Board decisions shall be taken by majority vote pursuant to Argentine law. Quorums for all Board meetings in which a specified matter (we list the specified matters below under "—Special Minority Rights") will be decided shall require the presence of at least one Class C director. However, if a Board meeting has been duly called and no Class C director is present, the meeting can be called on second notice for a date that shall be at least ten calendar days after the date for which it was initially called. The meeting can be validly held on that date, whether or not a Class C director is present.

        The amended bylaws provide that certain decisions may not be adopted if the Class C directors object. See "—Special Minority Rights."

Board Responsibilities; Term

        Our administration and management is the responsibility of our Board. Directors hold office for one-year terms. At the time our shareholders meet to elect our directors, they also designate, by class of shares in the manner described above for the election of directors, an equal number of alternate directors for the same term, who will fill any vacancies that may occur. In their first meeting, directors designate a Chairman and a director to replace the Chairman in the event of absence or unavailability of the Chairman. The Chairman, or the Vice Chairman in the event of absence or unavailability of the Chairman, is our legal representative.

Shareholders' Meetings

        Shareholders' meetings may be ordinary meetings or extraordinary meetings.

Ordinary Meetings

        We are required to call and hold an ordinary meeting of shareholders within four months of the close of each fiscal year to consider certain matters specified in Article 234 of the Argentine Corporations Law. These matters are:

  •
  approval of accounting and other measures connected with the conduct of our business in accordance with the law or the bylaws, as submitted to the shareholders by the Board or the Comisión Fiscalizadora, or Supervisory Committee, which is in charge of the internal supervision of our administrative matters;

  •
  election or removal of directors or members of the Supervisory Committee, and establishment of their remuneration;

  •
  establishment of the responsibilities of the directors and members of the Supervisory Committee; and

  •
  approval of increases in the corporate capital not exceeding five times the current amount.

Extraordinary Meetings

        Extraordinary shareholders' meetings may be called at any time to consider matters beyond the authority of an ordinary meeting. These matters include:

  •
  increases of the corporate capital to over five times the current amount of any company which is not publicly held;

  •
  capital reductions;

  •
  redemption, reimbursement and write-off of shares;

  •
  mergers, transformations and dissolutions; appointments, removals and remuneration of liquidators; spin-offs; and consideration of our accounts and other matters connected with conduct in our winding-up;

  •
  limitation or suspension of preferential rights in the subscription of new shares;

  •
  issuance of debentures and conversion of debentures into shares;

  •
  issuance of negotiable bonds; and

  •
  amendment of our bylaws.

        A shareholders' meeting may only act on the items set forth in the agenda published for that meeting unless (i) all shares of our outstanding common stock are present at the meeting and (ii) resolutions are adopted by a unanimous vote of such shares.

Shareholders' Meetings

        The Board may call shareholders' meetings whenever required by law or whenever it may be deemed necessary. In addition, the Board is required to call shareholders' meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding common stock.

        The members of the Supervisory Committee are authorized to call extraordinary shareholders' meetings at their discretion and ordinary shareholders meetings when not called by the Board. If the Board or the Supervisory Committee fails to call a meeting following such a request, a meeting may be ordered by the courts (or by the CNV once our shares of common stock have been approved for public offering).

Participating in Shareholders' Meetings

        Any holder of shares registered with Caja de Valores that would like to attend a meeting, must deposit with us a certificate of book-entry shares registered in its name issued by the Caja de Valores (or such other entity as may be acting as registrar) at least three Argentine business days before the date on which the meeting is to be held. If you are entitled to attend a meeting, you may be represented by proxy. Proxies may not be granted to our directors, members of our Supervisory Committee or our officers or employees.

        The amended bylaws provide that certain decisions may not be adopted at a shareholders' meeting if no holders of Class C shares attend. However, if no holders of Class C shares attend an initial shareholders' meeting, a second shareholders' meeting can be convened and decisions regarding items included in the agenda for the first meeting may be adopted by any holders of voting shares in attendance.

Notices of Meetings

        We must publish notice of shareholders' meetings for five days in the Official Gazette, in an Argentine newspaper of wide circulation and in the daily bulletin of the BCBA, at least ten but not more than 30 days before the date on which the meeting is to be held. The notice must include information regarding the type of meeting to be held, the date, time and place of such meeting and the agenda.

        If a quorum is not available at a meeting, we must publish for three days, at least eight days before the date of the second meeting, notice for a meeting on second call. The second call meeting must be held within 30 days of the date for which the first meeting was called. The Board will determine appropriate publications of notice outside Argentina in accordance with the requirements of the jurisdictions in and the exchanges on which our shares are traded. Before our common stock has been authorized for public offering by the CNV, we may disseminate the first and second call notices for ordinary shareholders' meetings simultaneously, in which case, in the absence of a quorum at the first call meeting, if the second call meeting will be held on the same day, it should commence at least one hour later. If the shareholders' meeting is called to appoint directors or certain other matters set forth in the amended bylaws, our amended bylaws provide that the second call meeting should be held at least ten Argentine business days after the date of the first call.

        Shareholders' meetings may be validly held without notice if (i) all shares of the outstanding common stock are present and (ii) resolutions are adopted by unanimous vote of such shares. In addition, pursuant to our amended bylaws, notice of shareholders' meetings must be given to the holders of Class C shares at least 15 days before the meeting.

Quorum Requirements

Ordinary Meetings

        The quorum for ordinary meetings of shareholders on first call is a majority of the shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the votes present that are entitled to be exercised on such action. If a quorum is not available, a second meeting may be called at which the shares present, regardless of number, shall constitute a quorum and action may be taken by the holders of an absolute majority of the votes present, regardless of the number of such votes.

Extraordinary Meetings

        The quorum for extraordinary shareholders' meetings on first call is 60% of the shares entitled to vote, and if a quorum is not available, a second meeting may be called at which 30% of the shares entitled to vote, shall constitute a quorum. Action may be taken at extraordinary shareholders' meetings by the affirmative vote of an absolute majority of votes present that are entitled to be exercised on such action, except that the approval of a majority of shares entitled to vote without application of multiple votes, if any, is required in both first and second call meetings for:

  •
  the transfer of our domicile outside Argentina;

  •
  a fundamental change of the corporate purpose set forth in the amended bylaws;

  •
  our dissolution before the year 2059;

  •
  the total or partial repayment of capital;

  •
  our merger or spin-off, if we are not the surviving entity; or

  •
  our transformation (applies only before our common stock is listed on the BCBA).

        Pursuant to our amended bylaws, quorums for all shareholder meetings in which a specified matter (we list the specified matters below under "—Special Minority Rights") will be decided shall require the presence of at least one holder of Class C shares. If a shareholders' meeting is duly called to decide upon a specified matter and no holder of Class C shares is present, it shall be called for a date that shall be at least ten Argentine business days after the date for which it was initially called. The meeting can be validly held on such date, whether or not any holders of Class C shares are present.

Special Minority Rights

        Our amended bylaws give special minority rights to holders of Class C shares for so long as the Class C shares represent at least 15% of our Relevant Capital. In that case, decisions with respect to specified matters summarized in the list below shall be validly taken only with the approval by the

Board or, if applicable, our shareholders, at a meeting called for the purpose of discussing such action. See "—The Board of Directors" and "—Shareholders' Meeting."

        None of the following actions shall be considered approved if (i) in the case of a Board meeting, at least one (where there are one or two Class C directors appointed) or two (where there are three Class C directors appointed) Class C directors oppose such a decision or (ii) in the case of a shareholders' meeting, a majority of the holders of Class C shares attending the meeting, shall vote against such approval at such meeting:

(a)
we or any of our subsidiaries, which for the most recent fiscal year obtained more than ten percent of our consolidated income, or at the end of the most recent fiscal year owned more than ten percent of our consolidated assets, based on our most recent consolidated financial statements available for that fiscal year (which we refer to as a special subsidiary), effect any merger, spin-off, transformation, dissolution and/or voluntary liquidation of us and/or any of our special subsidiaries. However, we will not need to obtain special approval from holders of Class C shares for these transactions if:

  i)
  either (x) one of our subsidiaries is merged into us and no change occurs in our share structure, or (y) it is with a company or firm organized in Argentina whose line of business is similar to our line of business or is engaged in a business or activity ancillary to ours (other than Telecentro S.A., Supercanal Holding S.A. and their shareholders, affiliates and subsidiaries), and

  ii)
  all of the following are satisfied:

  (1)
  the transaction does not adversely affect the rights of shareholders holding Class C shares and/or Class D shares;

  (2)
  the average term of our consolidated Indebtedness (or the surviving company) after giving effect to the transaction exceeds certain specified amounts;

  (3)
  after giving effect to the transaction, we (or the surviving company) would either (x) be permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant (if the incurrence was not permitted before giving effect to the transaction) or, (y) if the incurrence was permitted, have a lower ratio of Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow than that before giving effect to the transaction;

  (4)
  our Class D shares are listed on the BCBA; and

  (5)
  immediately after giving effect to the transaction, no event of default or default or termination has occurred or is continuing.

(b)
we or any of our subsidiaries invest in the capital stock of another company, or acquire a substantial part of the assets of another company or going concern, if the value exceeds the equivalent of U.S.$20,000,000, unless the investment is related to a merger with or consolidation of assets permitted under subparagraph (a) above;

(c)
except for sales in the ordinary course of business, we or any of our subsidiaries make asset sales to third parties in any year having an aggregate value (as determined by the consideration received) in excess of the greater of U.S.$25 million or its equivalent in another currency or 8% of our consolidated assets as of the date of our most recently published consolidated balance sheet;

(d)
we incur consolidated indebtedness (excluding refinancing indebtedness), which would result in our consolidated indebtedness exceeding U.S.$250 million; provided, however that no debt shall be deemed incurred as a result of any merger permitted under clause (a) above;

(e)
we or any of our subsidiaries incur capital expenditures in any year that in the aggregate exceed budgeted capital expenditures by more than (i) U.S.$10 million or its equivalent in any other currency during 2003, (ii) U.S.$20 million or its equivalent in any other currency during 2004, and (iii) U.S.$30 million or its equivalent in any other currency during 2005 and subsequent fiscal years, in each case carrying forward any unused portion to the following calendar year;

(f)
we or any of our subsidiaries make capital increases and/or accept irrevocable contributions for the issue of preferred shares, except if:

i)
the placement price of the issue (including nominal amount and issue premium), in each calendar year, does not exceed the amount of U.S.$20,000,000;

ii)
the preferred dividend does not exceed 10% per annum, on a non-cumulative basis, of the placement price of the issue;

iii)
the liquidation preference does not exceed 10% of the nominal amount of the preferred shares issued;

iv)
if they are convertible into ordinary shares, (a) an exchange ratio of one-to-one (1 = 1) is set forth, and (b) if they are acquired by a holder of Class C shares in exercise of its pre-emptive or accretion rights, they are convertible into Class C shares;

v)
they do not carry voting rights, except in the cases specifically authorized by law; and

vi)
they are redeemable or not by us;

(g)
we make capital increases and/or accept irrevocable contributions to be capitalized by us or any of our subsidiaries with payment in kind or consisting of a capitalization of existing debt, or any other capital increase event in which the preemptive rights of our shareholders are suspended;

(h)
we make any dividend payments, reduce capital, redeem or repay shares and/or any similar events, except as may be required by applicable law;

(i)
we or any of our subsidiaries enter into or terminate any agreement which (i) individually either (A) involves payments in any budget period in excess of U.S.$25 million or (B) accounts for 20% or more of the expenditures budgeted by us for any of the programming, technology, capital expenditures, marketing or payroll line items set forth in the relevant budget for such budget period, or (ii) is strategic to our business;

(j)
we or any of our subsidiaries execute contracts or perform transactions with the controlling group and/or its affiliates or relatives (excluding transactions with or among subsidiaries of whose capital we hold more than 95%) which, for each fiscal year, collectively exceed U.S.$10 million;

(k)
approving changes in our amended bylaws, other than (1) as a result of a merger or consolidation of assets permitted under the terms of subparagraph (a), item (i)(y) above, or (2) any change of the capital stock under the bylaws as a result of decisions not included in subparagraphs (f), (g) and (h) above or, if included in those subparagraphs, decisions that have not been vetoed pursuant to the provisions of our amended bylaws governing quorum and business of the Board and matters to be transacted at a shareholders' meeting;

(l)
we change our line of business;

(m)
determining increases in directors' fees;

(n)
substituting our or our subsidiaries' independent auditors;

(o)
we commence a voluntary insolvency proceeding substantively consolidated ("concurso en caso de agrupamiento") with Grupo Clarín, its affiliates, subsidiaries (and/or legal successors of Grupo Clarín and its affiliates and/or subsidiaries); and

(p)
we request the Argentine executive branch's authorization to exceed the limit of foreign ownership in us in accordance with Law No. 25,750.

        Furthermore, the amended bylaws provide that for so long as the Class C shares represent at least 15% of our Relevant Capital, any specified matter in the list above that has been vetoed by the Class C directors may not be submitted for consideration by the shareholders.

Capital Increases and Reductions

        Our common stock may be increased without limitation by resolution of an extraordinary shareholders' meeting. Increases of our authorized capital stock by a multiple of up to five may be resolved by an ordinary shareholders' meeting and do not require an amendment to the bylaws. However, after our common stock has been authorized for public offering by the CNV we may increase our capital stock without limitation and without amending our bylaws by resolution of an ordinary shareholders' meeting, subject to certain veto rights of holders of Class C shares. We must notify the CNV of any amendment to the amended bylaws, and we must publish the amendments in the Official Gazette and register them with the IGJ.

        Capital reductions may be voluntary or mandatory. Voluntary reductions of capital stock must be approved by an extraordinary shareholders' meeting. Unless the reductions are made out of net or retained earnings or available reserves, a voluntary reduction may take place only after we publish notice and give creditors an opportunity to obtain payment or collateralization of their claims, or attachment. Reductions of capital are mandatory when losses have exceeded reserves and are more than 50% of our capital stock.

Preemptive Rights and Accretion Rights

        After giving effect to our amended bylaws and the issuance of the Class C shares, if we issue shares of common stock and if you hold shares of our common stock at that time, you will be entitled to participate to the extent necessary to maintain your proportionate fully diluted equity interest in us. This right is called a preemptive right. If you exercise preemptive rights, you will be entitled to receive new shares of the same class of shares you hold. For example, if a capital increase of Ps.100 is approved and all holders of our capital stock choose to exercise their preemptive rights, holders of Class A shares will be entitled to receive 37 Class A shares in the aggregate, holders of Class B shares will be entitled to receive 28 Class B shares in the aggregate, and holders of Class C shares will be entitled to receive 35 Class C shares in the aggregate. However, after our shares of common stock have been approved for public offering by the CNV, we will not be able to issue additional Class A shares. Accordingly, under such circumstances, preemptive rights will entitle holders of Class A shares to receive the number of Class B shares as would permit the holder of Class A shares to maintain its relative proportionate fully diluted equity interest in us, counting all Class A shares as if they were Class B shares for purposes of conferring preemptive rights. Thus, in the example above, holders of Class A shares will be entitled to receive 37 Class B shares in the aggregate, and holders of Class B shares will be entitled to receive 28 Class B shares in the aggregate. You may be restricted in your ability to exercise preemptive rights if a registration statement under the Securities Act relating thereto has not been filed or is not effective or an exemption is not available. See "Risk Factors—Risks Relating to the New Shares."

        Holders of each class of shares shall have accretion rights in respect of all shares not subscribed by holders of the same class or if within a class of shares any shares remain unsubscribed of the other classes of shares. Thus, if holders of Class B shares are entitled to receive 28 Class B shares in the aggregate and certain holders of Class B shares choose not to exercise their preemptive rights, the remaining holders of Class B shares will be entitled to exercise their accretion rights pro rata to their shareholding in such class and to subscribe for those Class B shares not subscribed for by the abstaining holders. In the example, the number of shares Class B holders subscribe for in the aggregate with accretion rights will be less than 28. To the extent that a holder of a particular class of shares wishes to subscribe for shares in another class, we will convert the shares to the class of shares held by the holder to exercise the right, except for holders of Class A shares which will receive Class B shares.

        You may exercise your preemptive rights (if you hold our common shares and are eligible, as described above) following the last day of publication of a notice of shareholders' ability to exercise their preemptive rights. We will publish this notice in the Official Gazette and an Argentine newspaper of wide circulation for a period of 30 days, provided that the period may be reduced to no less than ten days if so approved by an extraordinary shareholders' meeting.

Appraisal Rights

        If our shareholders approve a merger or spin-off in which we are not the surviving corporation, our transformation, a fundamental change in our corporate purpose, change of our domicile outside of Argentina, voluntary withdrawal from a public offering or delisting, our continuation in the case of mandatory delisting or cancellation of the public offering authorization, or a total or partial recapitalization following a mandatory reduction of capital stock or liquidation, and if you were a shareholder and voted against the action or did not attend the meeting at which the action was approved, you may withdraw from us and receive the book value of your shares. The book value of your shares will be determined on the basis of our latest balance sheet prepared (or that should have been prepared) in accordance with Argentine laws and regulations, provided that you exercise your appraisal rights within the periods set forth below.

        You must exercise appraisal rights within:

  •
  the five days following the adjournment of the meeting at which the resolution was adopted, if you were a dissenting shareholder that voted against the resolution; or

  •
  15 days following the adjournment if you were a dissenting shareholder that did not attend the meeting and you can prove that you were a shareholder on the date of the meeting.

        If a merger or spin-off involves a company authorized to conduct a public offering of its shares, you may not exercise appraisal rights if the shares to be received as a result of the transaction are listed. Appraisal rights are extinguished if the resolution giving rise to such rights is overturned at another shareholders' meeting held within 75 days of the meeting at which the resolution was adopted.

        We must make payment on the appraisal rights within one year of the date of the shareholders' meeting at which the resolution was adopted, except where the resolution is to delist our common stock, in which case the payment period is reduced to 60 days from the date of the related resolution.

Transfer Restrictions

        If any owner of Class C shares wishes to transfer its Class C shares it must give our Board advance notice of its intention to transfer by providing the Chairman of our Board effective written notice of its intention to transfer stating in relation to the prospective purchaser the following details: (a) if an individual: its first and last names, identity document, actual address and established domicile; (b) if a legal entity: its corporate name, corporate address and established domicile, indicating the person or persons who possess, whether directly or indirectly, through the ownership of capital stock, by contract or otherwise, the right to appoint and/or remove a majority of the members of the board of directors or other governing body of such legal entity, or otherwise control or have the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting rights, by contract or otherwise; (c) in both cases, if applicable, its taxpayer identification number; and (d) the amount and number of Class C shares that it intends to transfer. Our legal representative will within five Argentine business days of receipt of such notice call a meeting of our Board to consider the application for the authorization of the transfer. If our Board determines that the transfer is an event of mandatory conversion, within five Argentine business days after the meeting of the Board, the Board shall give effective notice to the owner of the Class C shares that gave the notice that the intended transfer is an event of mandatory conversion.

        If notwithstanding receiving a notice of mandatory conversion from the Board, the owner of Class C shares gives us notice of the transfer as required for purposes of complying with Section 215 of the Argentine Corporations Law (which requires written notice of the transfer to a company or the person maintaining the registry of the shares) in relation to such transfer already considered by our Board, the Class C shares so transferred shall be automatically converted into Class D shares and our Board shall proceed to (i) cancel the Class C shares subject to such automatic conversion; (ii) issue new Class D shares upon such mandatory conversion; (iii) give Caja de Valores notice of such mandatory conversion and the issue of new Class D shares in the name of the designated transferee; and (iv) give notice of the new composition of the capital stock to the regulatory authority. Transfers of Class C shares that do not comply with our amended bylaws are unenforceable. Transfers of Class D shares are unrestricted. Notwithstanding the foregoing, under the amended bylaws we retain the right to convert any Class C shares into Class D shares if we determine that such Class C shares are held directly or indirectly by a (i) competitor, (ii) a direct or indirect holder of Class A shares or Class B shares, or (iii) an entity under direct or indirect control of a competitor or a direct or indirect holder of Class A shares or Class B shares.

        Pursuant to our amended bylaws and subject to compliance with any limitations imposed by applicable law if you are a holder of Class C shares, you may transfer or pledge any or all of your Class C shares to any of your affiliates or to any third party, provided that the transfer is not to (i) a competitor, (ii) a direct or indirect holder of Class A shares or Class B shares, or (iii) an entity under direct or indirect control of a competitor or a direct or indirect holder of Class A shares or Class B shares. Any holder of Class C shares may pledge any of its shares so long as the pledgee agrees to comply with the transfer restrictions.

        If Class B shares are transferred to any third party that is not one of our shareholders, officers, directors, employees or a person controlling, controlled by us or under our direct or indirect control or one of our affiliates, we will automatically convert such Class B shares into Class D shares. However, this automatic conversion shall not apply if Class B shares are transferred to (i) any of our affiliates, (ii) our or our subsidiaries' senior management, directors and officers or (iii) any existing holder of Class B shares.

        Class A shares will be mandatorily converted into Class D shares upon the occurrence of any of the following events with respect to such Class A shares:

  •
  a registered public offering;

  •
  a sale through the BCBA;

  •
  a bona fide sale pursuant to Rule 144A of the Securities Act; or

  •
  an offer under an underwriting agreement pursuant to Rule 144A under the Securities Act.

Drag Along Rights

        If Grupo Clarín, any of its affiliates or successors (A) elect to sell for cash or liquid assets, directly or indirectly, all (but not less than all) of their Class A shares to one or more third parties and (B) all of the following conditions are met:

  •
  the purchase offer is not made in the context of:

  (i)
  a registered public offering;

    (ii)
    a sale of shares through the BCBA whereon they have been admitted for listing;

    (iii)
    a bona fide sale pursuant to Rule 144A of the Securities Act; or

    (iv)
    an offer under an underwriting agreement pursuant to Rule 144A under the Securities Act;

  •
  the price of the transaction has been determined to be fair by an opinion of an internationally-recognized investment bank;

  •
  if the right in this section in favor of the transferor is exercised before the fifth anniversary of the date we deliver the Class C shares, the price of the transaction results in a price per share which, once multiplied by all the shares issued by us, results in a value of at least U.S.$150,000,000; and

  •
  the Class C shares represent at least 11.11% of the Relevant Capital,

        then Grupo Clarín, any of its affiliates or successors shall give notice of the proposed sale to all Class C shareholders, at least 15 Argentine business days in advance of the intended closing date of the proposed sale. The notice shall specify the purchase price, the material terms and conditions, the intended closing date of the proposed sale, and Grupo Clarín's firm intention of exercising their drag along rights. Grupo Clarín, any of its affiliates or successors may require all holders of Class C shares to sell (and if so required, all holders of Class C shares shall sell) all of their Class C shares to the prospective buyer at the same price and on the same terms and conditions as Grupo Clarín, any of its affiliates or successors. However, in no event shall any holder of Class C shares be required in connection with such sale to (i) enter into a non-compete or similar agreement or (ii) provide indemnities or representations and warranties other than indemnities, representations and warranties with respect to its ownership of Class C shares, its rights, power and authority to transfer such Class C shares, governmental or third parties' approvals for the transfer of its shares and its rights to transfer such shares, including the lack of conflicts thereof.

        In the event of a failure of any holder of Class C shares to fulfill its obligations under the drag along rights as set forth in the amended bylaws (i.e. the holder does not sell its Class C shares to the prospective purchaser on the same terms and on the same closing date as the sale of the Class A shares), the Class C shares held by any such holder will lose all their voting and economic rights and will not be considered for purposes of computing the quorum for any shareholders' meetings.

Tag Along Rights

        If either:

  (A)
  Grupo Clarín, any of its affiliates or successors, any holder of Class A shares, or any holder of Class B shares having a relationship with Grupo Clarín, any of its affiliates or successors (for purposes of this subsection, we refer to any of the preceding persons as a transferor) reaches a bona fide binding agreement with a third party that is not one of our officers or directors or a person controlling, controlled by us or under our direct or indirect control or one of our affiliates (for purposes of this subsection, we refer to any of the preceding persons as a prospective transferee) to sell, transfer, assign, or by any other means dispose of any of the Class A shares and/or Class B shares or, of shares in an entity the main asset of which consists of our shares (we refer to this kind of entity as a vehicle), in a transaction other than (i) a registered public offering, (ii) a sale through the BCBA, (iii) a bona fide sale pursuant to Rule 144A under the Securities Act or (iv) an underwritten offering pursuant to Rule 144A under the Securities Act that is neither a block sale nor a series of transactions intended to produce a change of control in us; or

  (B)
  any third party that is not one of our officers or directors or a person controlling, controlled by us or under our direct or indirect control or one of our affiliates intends to acquire Class A shares and/or Class B shares or shares in a vehicle owned by Grupo Clarín, any of its affiliates or successors as a consequence of a non-judicial or judicial foreclosure or a similar procedure (for purposes of this subsection, we refer to any of the preceding persons as a mandatory transferee);

        then the prospective transferee or mandatory transferee, as the case may be, must notify us and the holders of Class C shares in writing, at least 15 Argentine business days in advance of the expected date of transfer of such proposal. The notice must specify the purchase price and other material terms and conditions of the proposed transfer, the number of Class A shares and/or Class B shares or shares of a vehicle to be transferred (which we refer to in this subsection as transferred shares), the identity of the prospective transferee or mandatory transferee and the intended closing date of the transfer.

        If you are a holder of Class C shares, you may within ten Argentine business days after receiving the notice notify the transferor or the mandatory transferee, as the case may be, in writing of your election to exercise your tag-along rights under the same terms and conditions for the transferred shares. Your notice must specify the number of your Class C shares that you wish to transfer. The maximum number of Class C shares that each holder of Class C shares may transfer shall be determined according to a formula in our amended bylaws (except as described in the last sentence of this paragraph). This formula will differ depending on whether the transfer involves Class A shares and/or Class B shares or shares in a vehicle. However, if as a result of the transfer of Class A shares and/or Class B ordinary shares and/or a vehicle's shares there is a direct or indirect change of control in us, and solely for as long as the authorization for the listing of the Class D ordinary shares on the BCBA is not granted, you will instead be able to transfer all Class C shares that you own.

        To be clear, if you are a Class C shareholder and exercise your tag-along rights summarized in this section, you will be entitled to receive the same consideration in respect of Class C shares transferred as the transferor is entitled to receive in respect of Class A shares and/or Class B shares or shares in a vehicle. The price payable for each Class C share to which you will be entitled will be the amount resulting from dividing the total price paid for the transferred shares by the number of transferred shares.

        However, in no event shall any holder of Class C shares be required in connection with such sale to (i) enter into a non-compete or similar agreement or (ii) provide indemnities or representations and warranties other than indemnities, representations and warranties with respect to its ownership of Class C shares, its rights, power and authority to transfer such Class C shares, governmental or third parties' approvals for the transfer of its shares and its rights to transfer such shares, including the lack of conflicts thereof.

        If a prospective purchaser purchases the Class A shares and/or Class B shares proposed to be transferred but elects not to or is unable to purchase the Class C shares of any holder that exercised its tag along rights, the Class A shares or Class B shares, as the case may be, transferred to the prospective purchaser will lose all their voting and economic rights and will not be considered for purposes of computing the quorum for any shareholders' meetings.

Listing of Shares

        In compliance with applicable Argentine securities negotiations, we have applied to have all our shares listed on the BCBA but not to have the Class A shares, Class B shares or Class C shares authorized to trade on the BCBA. We have also applied to have the Class D shares listed with and authorized to trade on the BCBA, as early as practicable after delivery of Class C shares. Holders of Class C shares shall have the right to convert their Class C shares into Class D shares at any time, but any Class C shares, once, converted into Class D Shares, shall not be re-convertible into Class C shares.

Registration Rights

Demand Registration

        Pursuant to our amended bylaws, the initial holders of the Class C shares (other than those receiving Class C shares as a result of their participation in these election offers, or upon conversion, Class D shares) shall have SEC-registration rights for a secondary sale of Class D shares, exercisable in two different circumstances. Initial holders receiving Class C shares as a result of their participation in these election offers shall not have SEC-registration rights for a secondary sale of Class D shares because any Class D shares to be received by those holders upon conversion of the Class C shares they originally received are being registered with the SEC in connection with the election offers contemplated in this prospectus.

        The first case when holders of Class D shares may exercise registration rights occurs only if we have not made an initial public offering of our common shares approved by our Board and registered with the SEC under the Securities Act and:

  •
  holders of the Class C shares representing at least 20% of the shares entitled to registration rights (we refer to these shares as registrable shares) make a request for registration; and

  •
  if we have received the approval of the CNV and the BCBA for the trading of our Class D shares, at the time of the request our capital stock value (by reference to the minimum price in the pricing range proposed by an underwriting firm reasonably acceptable to us) equals or exceeds U.S.$650 million; and

  •
  the requesting holders provide us with a written notice representing that the requesting holders undertake to sell in a registered offering of registrable shares, registrable shares representing an anticipated placement amount of U.S.$22,500,000 (by reference to the minimum price in the pricing range proposed by an underwriting firm reasonably acceptable to us).

        The second case when holders may exercise registration rights occurs at any time and from time to time after an initial public offering, if holders of the Class C shares representing at least 20% of the shares entitled to registration rights request us to, in which case we shall use our best efforts to effect the registration of the registrable shares required by the holders, under a registration statement. Holders making this request must provide us with a written notice representing that the requesting holders undertake to sell in a registered offering of registrable shares, registrable shares representing an anticipated placement amount of at least U.S.$40,000,000, calculated on the basis of our market capitalization as of the date of exercise of the registration rights.

        You must enter into an underwriting agreement and execute all required related documentation to exercise your registration rights.

        We are not required to effect a registration more than once during any consecutive 12-month period and holders can require us to effect no more than three registrations in total. We are also not required to effect a registration after the later to occur of the fifth (5th) anniversary of the initial offering of the shares in the United States or the date corresponding to the first registration of registrable shares under the circumstances described above.

        Registrable shares shall lose their registration rights if:

  •
  there is a valid registration statement in effect in respect of the sale of such shares under the Securities Act and the shares have been disposed of under the registration statement;

  •
  such registrable shares have been sold in a public distribution;

  •
  such registrable shares cease to be outstanding; or

  •
  such registrable shares do not require registration or qualification under the Securities Act in connection with a sale or distribution to the public in the United States.

Piggyback Registration

        Pursuant to our amended bylaws, holders of Class D shares will have piggyback registration rights any time that we file a registration statement with the SEC (whether for primary or secondary sales). Holders have these rights for a period starting from the effective date of the amended bylaws until five years from the later of (i) the date on which the Class D shares were registered with the SEC and (ii) the date of the registration of Class D shares as a result of the exercise of the first demand rights.

        We have agreed to establish, at the request of holders of Class C shares representing at least 20% of the registrable shares, an American Depositary Receipt program; provided that, as from the date of approval by the CNV and BCBA for the trading of our Class D shares, our obligation will be subject to an additional requirement that holders of Class C shares enclose a letter addressed to us and executed by an internationally recognized underwriter stating that in the underwriter's judgment it is reasonable to expect that the offer will be made at a price per share resulting in an aggregate capital value equal to or exceeding U.S.$500 million.

Liquidation Rights

        If we are dissolved, the Board then in office will be responsible for our liquidation. Any amount remaining after the realization of any assets, payment of any liabilities and the reimbursement of capital, according to any privileges that may have been established, and the payment of any dividends owed, will be distributed among the owners of ordinary shares pro rata to their paid-in capital.

Redemption and Repurchase

        Our shares are subject to redemption in connection with a reduction in capital by majority vote of shareholders at an extraordinary shareholders' meeting. We must cancel any shares so redeemed. We may repurchase fully paid shares of our common stock with retained earnings or available reserves, upon a determination of the Board that the repurchase is necessary in order to avoid severe damage to us. This determination must be explained in the immediately succeeding ordinary meeting of shareholders.

        We may also repurchase shares of our capital stock held by a company acquired by or merged with us. In either case, we are required to resell the shares purchased within one year (which term may be extended by a resolution adopted at a meeting of shareholders) and must give shareholders a preemptive right to purchase such shares. Any shares that we repurchase will not be considered in the determination of a quorum or a majority.

Dilution

        Our net tangible book value as of June 30, 2005 was (Ps.1,163.2 million) or (Ps.3.13) per share of common stock. Net tangible book value per share is determined by dividing tangible assets (defined as total assets less intangible assets including goodwill) less total liabilities by the total number of equity shares outstanding.

        Assuming solely for the purposes of calculating dilution the issuance by us of 208,276,160 Class C shares pursuant to the APE in exchange for Ps.525.9 million (U.S.$182.0 million) of our existing debt, at a debt to equity conversion ratio of Ps.2.52 per Class C share, after giving effect to the following:

  (a)
  holders of U.S.$125 million principal amount (Ps. 361.3 million) elect the cash option pursuant to the APE;

  (b)
  U.S.$15 million (Ps.43.4 million) equity contribution by our controlling shareholder to enable us to make payment under the cash option to holders that elect or are deemed to have elected the cash option;

  (c)
  holders of U.S.$76.5 million principal amount (Ps.221.0 million) elect the par option; and

  (d)
  holders of U.S.$324.9 million principal amount (Ps.939.0 million) elect the combined option;

our net tangible book value as of June 30, 2005 would have been Ps.0.04 per share of common stock. This represents an immediate dilution in net tangible book value of Ps.2.49 per share of holders of our existing debt that receive the combined option.

        Dilution, for this purpose, represents the difference between the debt to equity conversion ratio agreed by holders of our existing debt that receive Class C shares under the combined option and net tangible book value per share as of June 30, 2005, adjusted to give effect to the APE and a U.S.$15 million equity contribution by our controlling shareholder to enable us to make payments under the cash option.

        The following table illustrates this per Class C share dilution:

Assumed debt to equity conversion ratio per Class C share		2.52
Net tangible book value per share of common stock as of June 30, 2005.	(3.13)
Increase in net tangible book value per share of common stock attributable to the APE	3.17

Net tangible book value per share of common stock after consummation of the APE		0.04

Dilution in net tangible book value per Class C share to participants in the APE that receive Class C shares under the combined option		2.49

 CAPITALIZATION

        Subject to the following, the table below sets forth our consolidated debt, shareholders' equity and certain other information (determined in accordance with Argentine GAAP) as of June 30, 2005. Our authorized and issued share capital at June 30, 2005 amounted to Ps.371,635,103 million. Except as disclosed in this prospectus there has been no material change in our capitalization since June 30, 2005. U.S. dollar amounts were converted into pesos at the rate of Ps.2.89 per U.S.$1.00, the exchange rate on June 30, 2005.

	June 30, 2005 (unaudited) (in thousands)
	(constant pesos)(1)	(U.S. dollars)(2)
Cash and Cash Equivalents	272,820	94,402
Short-Term Bank and Financial Debt
Loans (principal, interest payable and restatements)	89,171	30,855
Acquisition-related debt	314	109
Principal(3)	1,467,692	507,852
Interests payable(3)	701,727	242,812

Total short-term bank and financial debt	2,258,904	781,628
Long-Term Bank and Financial Debt:
Loans	240	83
Acquisition-related debt	101	35

Total long-term bank and financial debt(4)	340	118

Total bank and financial debt(4)	2,259,245	781,746
Minority interest	27,810	9,623
Shareholders' Equity:
Share capital	371,635	128,593
Adjustments to capital	469,188	162,349
Additional paid-in capital	1,052,449	364,169
Merger premium(5)	33,931	11,741
Reserve	64,519	22,325
Legal reserve	6,356	2,199
Retained earnings	(1,977,662)	(684,312)

Total shareholders' equity	20,416	7,064

Total Capitalization	2,034,651	704,031

(1)
Liabilities in U.S. dollars converted into pesos at an exchange rate of Ps.2.89 per U.S.$1.00 in the Unaudited Consolidated Financial Statements.

(2)
Peso amounts have been converted into U.S. dollars at the rate of Ps.2.89 per U.S.$1.00, the exchange rate on June 30, 2005. Such translation should not be construed as a representation that the peso amounts represent, or have been or could be converted into, U.S. dollars (at that or any other rate).

(3)
Amounts based on U.S.$96,669,000 9 1/4% Notes due 2002; U.S.$144,000,000 Floating Rate Notes due 2003, U.S.$98,761,000 10 1/2% Notes due 2007, U.S.$130,802,000 13.125% Notes due 2009; and U.S.$37,620,000 10 1/2% Notes due 2018.

(4)
The figure presented for total bank and financial debt does not equal the sum of the entries for "loans" and "acquisition-related debt" as a result of rounding differences.

(5)
Recorded in connection with the merger with Plataforma Digital S.A. which occurred on January 1, 2001.

        The table set forth below adjusts the information in the capitalization table set forth above to give effect to the APE (including a U.S.$15 million equity contribution by our controlling shareholder to enable us to make payment under the cash option), assuming that of our U.S.$526.4 million aggregate principal amount of existing debt (excluding accrued interest), holders of U.S.$76.5 million principal receive U.S.$80.3 million 10-Year Notes under the par option, holders of U.S.$324.9 million principal amount receive 7-Year Notes and Class C shares under the combined option and holders of U.S.$125 million principal amount receive U.S.$37.5 million under the cash option plus interest accrued on such amount in accordance with the terms of the restructuring from December 10, 2003 of Ps. 3.4 million.

        The table set forth below does not reflect adjustments that would be required if holders of our existing debt that participate or are deemed to have participated in the APE elect among the options in amounts other than those described above, and does not contain any adjustment of the information as of June 30, 2005 to reflect (i) changes in our cash position since that date resulting from our ongoing operations, and (ii) expenses related to the consummation of the APE (including the litigation related therewith) that we will need to pay during the period ending with the consummation of the transactions contemplated in the APE, including APE filing fees.

	June 30, 2005 Pro Forma
	Ps.	U.S.$
	(in thousands)(1)
Cash in banks	204,376	70,718
Short-Term Bank and Financial Debt:
Loans (Capital, interest payable and restatements)	3,532	1,222
Acquisition-related debt	314	109
Principal	—	—
Interest Payable(3)	49,452	17,112

Total short-term bank and Financial Debt	53,299	18,442
Long-Term Bank and Financial Debt:
Loans	240	83
Acquisition-related debt	101	35
10-Year Notes(2)	175,177	60,615
7-Year Notes(2)	413,173	142,966

Total long-term bank and Financial Debt	588,690	203,699

Total bank and financial debt	641,989	222,142
Minority interest	27,810	9,623
Shareholders' Equity:
Share Capital	594,911	205,852
Adjustments to Capital	469,188	162,349
Additional Paid-in capital	1,342,496	464,531
Merger premium(4)	33,931	11,741
Reserve	64,519	22,325
Legal reserve	6,356	2,199
Retained earnings	(1,304,595)	(451,417)

Total Shareholders' equity	1,206,806	417,580

Total Capitalization(5)	1,672,230	578,626

(1)
Argentine peso amounts have been converted into U.S. dollars at the rate of Ps.2.89 per U.S.$1.00, the exchange rate on June 30, 2005. Such translation should not be construed as a representation that the peso amounts represent, or have been or could be converted into, U.S. dollars (at that or any other rate).

(2)
The principal amount reflected in this table represents the estimated fair market value of the securities upon issuance in accordance with Argentine GAAP.

(3)
Includes interest deemed accrued on the new notes from December 10, 2003 through June 30, 2005.

(4)
Recorded in connection with the merger with Plataforma Digital S.A. which occurred on January 1, 2001.

(5)
The difference in "Total Capitalization" of Ps.362,421 between the Ps.2,034,651 amount in the preceding capitalization table and the above pro-forma table as of June 30, 2005 results from the application of the statutory income tax at a rate of 35% to the gain on pro forma adjustments as of June 30, 2005.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data has been derived from our consolidated financial statements as of the dates and for each of the periods indicated below. This information should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and the discussion in "Operating and Financial Review and Prospects" included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 derive from our consolidated financial statements included elsewhere in this prospectus, which have been audited by our independent auditors, Price Waterhouse & Co. S.R.L., a member firm of PricewaterhouseCoopers. The selected consolidated financial data as of December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 are derived from our consolidated financial statements that are not included herein. The selected consolidated financial data as of and for the six-month periods ended June 30, 2004 and 2005 have been derived from our unaudited interim consolidated financial statements for these periods included elsewhere in this prospectus. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 2005 or for any other period.

        In 2002, we failed to make scheduled payments on all of our existing debt. In 2003 we commenced a financial debt restructuring process under the Argentine Insolvency Law. See "Introduction—Our APE and the Election Offers." Our consolidated financial statements included herein do not give effect to the terms of our debt restructuring.

        Our financial statements are presented in pesos. Except as discussed in the following paragraphs, we prepare our financial statements in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain significant respects from U.S. GAAP. Note 15 to our consolidated financial statements provides a description of the principal differences between Argentine GAAP and U.S. GAAP affecting our net income (loss) and shareholders' equity and Note 16 provides a reconciliation to U.S. GAAP of net (loss) income and shareholders' equity reported under Argentine GAAP.

        As discussed in Note 2.5(k) to our consolidated financial statements, in order to comply with regulations of the CNV, we recognized deferred income tax assets and liabilities on a non-discounted basis. This accounting practice represents a departure from Argentine GAAP. However, such departure has not had a material effect on the accompanying financial statements.

        The consolidated financial statements were prepared in constant units of currency, reflecting the overall effects of inflation through August 31, 1995. Restatement of financial statements was discontinued from September 1, 1995 through December 31, 2001, a period characterized by very low rates of inflation and in certain years, deflation. Between January 1, 2002 and February 28, 2003, Argentine law was amended to permit the restatement of financial statements to reflect the effects of inflation, in recognition of the high rates of inflation that followed the end of the peso/U.S. dollar parity maintained under the Convertibility Law, whereby the Central Bank was obliged to sell U.S. dollars at a fixed rate of one peso per U.S. dollar. Pursuant to Decree No. 664/03, of the Argentine executive branch and resolution No. 441/03 issued by the CNV, restatement of financial statements to reflect inflation was discontinued again effective March 1, 2003. For comparative purposes, as required by Argentine law, we have restated in constant Argentine pesos as of March 1, 2003 all financial data included throughout this prospectus. However, under Argentine professional accounting standards, financial statements should be restated through September 30, 2003. If we had restated our financial statements to reflect inflation in accordance with professional accounting standards, our shareholders' equity at December 31, 2004 and 2003 and the results for the year ended December 31, 2003 would have decreased by Ps.33 million, Ps.35 million and Ps.32 million, respectively.

        The exchange rate between the dollar and the peso as of December 31, 2001 was U.S.$1.00 = Ps.1.00. However, as a result of the elimination of the fixed exchange rate and the devaluation of the peso in January 2002, the peso first depreciated steeply compared to the dollar and subsequently recovered part of its value. As of December 31, 2004, the exchange rate between the dollar and the peso was U.S.$1.00 = Ps.2.98, and as of November 17, 2005 the exchange rate was U.S.$1.00 = Ps2.943. See "—Exchange Rates."

        Unless otherwise specified, references herein to "U.S. dollars," "dollars," "U.S.$" or "$" are to United States dollars and references to "pesos" or "Ps." are to Argentine pesos.

	Six months ended June 30, (unaudited)		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands of pesos except operating data, margins and ratios)
	Ps.	Ps.	Ps.	Ps.	Ps.	Ps.	Ps.
Amounts in accordance with Argentine GAAP Statement of Income Data:
Net revenues(1)	306,644	266,208	556,579	507,498	582,121	999,719	1,090,672
Direct operating expenses	(155,310)	(125,724)	(266,381)	(245,004)	(312,181)	(500,032)	(495,684)
Selling, general, administrative and marketing expenses	(62,994)	(51,656)	(114,496)	(94,483)	(126,478)	(170,918)	(265,454)
Depreciation and amortization	(51,100)	(59,793)	(116,537)	(150,086)	(309,128)	(334,648)	(337,425)
Operating income (loss)	37,240	29,035	59,164	17,926	(165,666)	(5,880)	(7,891)
Financial results, net(2)	(66,420)	(135,236)	(260,047)	26,054	(474,959)	(224,100)	(246,115)
Other non-operating (expenses) income, net	(3,793)	(3,557)	(4,004)	4,013	(311,767)	(358,864)	(34,540)
Gain on sales of investees	—	—	—	—	—	324,904	—
(Loss) income before taxes, minority interest and equity in the gains (losses) of affiliated companies	(32,972)	(109,758)	(204,887)	47,993	(952,393)	(263,939)	(288,546)
Income taxes and/or tax on minimum notional income	1,824	29,898	73,362	8,069	246,855	64,761	(98,974)
Minority interest in results of consolidated subsidiaries	(932)	(590)	(1,189)	571	(7,578)	(2,939)	(3,338)
Equity in the gains (losses) of affiliated companies	765	471	1,790	4,918	23,188	(5,009)	(7,429)
(Loss) income from continuing operations	(31,315)	(79,979)	(130,924)	61,551	(689,928)	(207,126)	(398,288)
Net (loss) income	(31,315)	(79,979)	(130,924)	61,551	(689,928)	(207,126)	(398,288)

Balance Sheet Data (at year end):
Current assets	366,823	304,707	320,752	262,398	183,297	373,359	246,204
Property and equipment, net	413,930	461,650	424,712	495,849	624,698	803,660	956,879
Goodwill and intangible assets, net	1,209,993	1,209,101	1,212,154	1,207,766	1,210,431	1,633,786	2,079,434
Other non-current assets(3)	481,071	420,839	470,891	391,345	374,881	137,377	63,322
Total assets	2,471,818	2,396,298	2,428,510	2,357,358	2,393,307	2,948,183	3,345,839
Short-term debt(4)	2,258,904	2,090,055	2,208,959	1,971,979	2,044,719	1,684,923	629,013
Long-term debt(5)	340	340	340	340	3,589	461	1,271,208
Total financial debt	2,259,245	2,090,395	2,209,299	1,972,319	2,048,308	1,685,384	1,900,221
Other liabilities	165,811	172,413	141,716	167,576	191,087	422,426	402,136
Total liabilities	2,425,055	2,262,809	2,351,015	2,139,895	2,239,395	2,107,810	2,302,357
Net assets(6)	46,762	133,489	77,494	217,463	153,912	840,373	1,043,482
Temporary translation differences	(1,465)	2,962	(2,444)	3,330	—	—	—
Minority interest in consolidated subsidiaries	27,810	27,850	28,207	31,477	32,807	29,340	27,727
Common stock	371,635	371,635	371,635	371,635	366,821	366,821	365,953
Shareholders' equity	20,416	102,677	51,732	182,656	121,105	811,033	1,015,755
Cash Flow Data:
Net cash provided by operating activities	78,897	60,793	96,799	109,259	188,671	43,794	50,674
Acquisition of cable systems and subscribers and decrease (increase) in goodwill and intangible assets	(329)	(1,965)	(1,787)	(8,292)	(1,039)	315,534	(7,409)
Purchases of property and equipment net of proceeds from sales	(38,051)	(21,951)	(39,211)	(16,623)	(11,332)	(46,562)	(86,003)
Cash used in financing activities	(1,450)	(7,032)	(12,522)	(3,441)	(257,629)	(206,883)	(38,101)
Other Financial Information
Weighted average number of shares (in thousands)(7)	371,635	371,635	371,635	371,635	371,635	371,635	365,953
Basic and diluted (loss) earning per share	(0.08)	(0.22)	(0.35)	0.17	(1.86)	(0.56)	(1.09)

Amount in Accordance with U.S. GAAP:
Total assets	2,258,655	1,919,187	2,207,960	1,915,576	1,952,541	1,882,094	3,282,173
Net assets(6)	(171,346)	(346,486)	(147,011)	(225,980)	(619,232)	(557,652)	981,811
Net Revenues	307,452	266,910	557,461	508,318	618,124	1,070,657	1,143,938
Operating income (loss)	31,685	22,136	49,741	13,441	(363,285)	(301,804)	(46,771)
Financial results, net(2)	(60,045)	(134,163)	(251,004)	26,510	104,988	(1,240,841)	(246,648)
Income (loss) from continuing operations	(18,673)	(117,390)	94,723	386,143	131,644	(1,556,345)	(388,256)
Net income (loss)	(18,673)	(117,390)	94,723	386,143	(53,192)	(1,556,345)	(388,256)
Shareholders' (deficit) equity	(196,030)	(370,699)	(171,961)	(251,868)	(640,886)	(579,233)	958,493
Gain (loss) from continuing operations per share	(0.05)	(0.32)	0.25	1.04	0.35	(4.19)	(1.06)
Basic and diluted earnings (loss) per share	(0.05)	(0.32)	0.25	1.04	(0.14)	(4.19)	(1.06)
Selected Argentine Operating Data:
Total households(8)	5,353,800	5,092,900	5,340,500	5,092,900	5,092,900	5,092,900	5,092,900
Multicanal homes passed(9)(10)	4,474,000	4,443,800	4,458,900	4,446,100	4,436,200	4,522,700	4,364,400
Multicanal homes passed/Total households	83.6%	87.3%	83.5%	87.3%	87.1%	88.8%	85.7%
Total cable subscribers(9)	2,046,400	1,873,500	1,980,100	1,926,300	1,808,600	2,131,300	2,202,400
Multicanal subscribers(8)	966,500	891,100	927,600	862,960	826,200	1,148,900	1,220,000
Multicanal penetration(10)(11)	21.6%	20.1%	20.8%	19.4%	18.6%	25.4%	28.0%
Multicanal market share(11)	47.2%	47.6%	46.8%	44.8%	45.7%	53.9%	55.4%

(1)
Net revenues represent gross sales net of charges for the allowance for doubtful accounts.

(2)
Financial results, net, comprises financial charges, including interest income, interest expense and commissions, exchange gains and losses, taxes on interest, taxes on debits and credits to bank current accounts, and gains from the repurchases of the Notes. The consolidated financial statements until December 31, 2001, do not include the effects of price-level restatement after August 31, 1995, as inflation accounting was no longer permitted from September 1, 1995. The consolidated financial statements as of December 31, 2002 and 2003 include results on exposure to inflation.

(3)
Includes investments in affiliated companies and investments carried at cost.

(4)
Includes (i) bank loans, overdrafts, debt with related parties and current portion of acquisition related debt, and (ii) as from December 31, 2001, the principal amount of all our other financial debt, which following failure to pay on maturity our 9 1/4% Notes due 2002 has been classified in its entirety as short-term debt.

(5)
Includes long-term acquisition related debt.

(6)
Net assets represents assets less liabilities.

(7)
For purposes of calculating earnings per share, historical weighted average share and per share amounts have been calculated based on the assumption that the 4,814,066 shares issued for the capitalization of the irrevocable contribution were issued and outstanding at the date of the merger with Plataforma Digital S.A. which occurred on January 1, 2001.

(8)
Includes only Argentine regions where we offer service. The number of households is calculated based on figures generated internally.

(9)
Homes passed by our cable networks.

(10)
Includes only Argentine regions where we offer service. Multicanal subscribers as a percentage of Multicanal homes passed.

(11)
Includes only Argentine regions where we offer service. Multicanal subscribers as a percentage of total cable subscribers.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview

        Our strategy has been consistently based on the premise that the continuation of our operations, together with the restructuring of our financial debt, offers our creditors the best prospects for a recovery. To this end, our management has focused on the following measures:

  •
  Continuing to enhance the services provided to our customers;

  •
  Maintaining access to suppliers of programming;

  •
  Renegotiating programming and other contracts; and

  •
  Controlling expenses.

        Measures implemented in 2004 and 2005 to protect our operating margins included:

  •
  Implementing incentives to retain and/or recover customers;

  •
  Developing an internal system fully integrated with a licensed subscriber management software system (CRM) for billing, collection and customer service purposes to:

  •
  centralize subscriber data and manage account information more efficiently;

  •
  respond more quickly to customers' needs and measure the effectiveness of customer service; and

  •
  enhance subscriber retention initiatives and reduce operating costs due to the reduction in licensing fees as a result of the integration of our own system;

  •
  Requiring payment of a sign-up fee aimed at discouraging customers from subscribing and soon disconnecting;

  •
  Upgrading our networks to provide broadband services;

  •
  Beginning to operate under our Multicanal brand name in our foreign operations in Uruguay and Paraguay to strengthen recognition and brand awareness to attract new subscribers and reduce advertising costs;

  •
  Publication of our monthly magazine "Miradas," which is sold to our subscribers and to the public at large at kiosks throughout the country;

  •
  Enhancing programming by adding new channels such as Disney Channel and VH1; and

  •
  Providing centralized attention to our customers through a single call center.

        The following discussion should be read in conjunction with the consolidated financial statements and related notes. The financial information included in the discussion below as of December 31, 2004 and 2003 and for the three years ended December 31, 2004 is derived from the consolidated financial statements included elsewhere in this prospectus. The financial information included in the discussion below as of and for the six-month periods ended June 30, 2004 and 2005 have been derived from our unaudited interim consolidated financial statements for these periods included elsewhere in this prospectus. Except as discussed in the following paragraphs, we have prepared our financial statements in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain respects from U.S. GAAP. Our consolidated financial statements as of December 31, 2004 and 2003 and for the three years ended December 31, 2004 have been audited by our independent auditors, whose reports are included herein, whereas our consolidated financial statements as of and for the six-month periods ending June 30, 2004 and 2005 have not been audited.

        We are an Argentine company, subject to the laws of Argentina and the regulations of the local authorities, and therefore prepare our financial statements in accordance with Argentine GAAP. See Note 15 to the consolidated financial statements, describing the principal significant differences between Argentine GAAP and U.S. GAAP, as they relate to us. Note 16 to the consolidated financial statements provides a reconciliation to U.S. GAAP of net (loss) income for the years ended December 31, 2004, 2003 and 2002 and shareholders' equity as of December 31, 2004 and 2003 and Note 17 to the consolidated financial statements provides certain additional disclosures required under U.S. GAAP.

        As discussed in Note 2.5.(k) to our consolidated financial statements, in order to comply with regulations of the CNV, we recognized deferred income tax assets and liabilities on a non-discounted basis. This accounting practice represents a departure from Argentine GAAP. However, we believe that such departure has not had a material effect on the accompanying financial statements.

        The consolidated financial statements were prepared in constant units of currency, reflecting the overall effects of inflation through August 31, 1995. Restatement of financial statements was discontinued from September 1, 1995 through December 31, 2001, a period characterized by very low rates of inflation and in certain years, deflation. Between January 1, 2002 and February 28, 2003, Argentine law was amended to permit the restatement of financial statements to reflect the effects of inflation, in recognition of the high rates of inflation that followed the end of the peso/U.S. dollar parity maintained under the Convertibility Law. Pursuant to Decree No. 664 of the Argentine executive branch and resolution No. 441/03 issued by the CNV, restatement of the financial statements to reflect inflation was discontinued again effective March 1, 2003. Accordingly, our results for any corresponding period before March 1, 2003 have been restated as follows:

  •
  results accumulating monetary transactions, such as net sales, operating costs, and administrative and selling expenses, have been restated in constant pesos, from the month in which the transaction took place; and

  •
  results related to non-monetary assets valued at restated costs, such as amortization and depreciation, have been computed based on the restated amounts of such assets.

        Financial results have been valued net of general inflation on the related assets and liabilities from January 1, 2002 until February 28, 2003. The income statement for the year ended December 31, 2004 does not reflect any effects of inflation on our net holdings of monetary assets and liabilities. Assets and liabilities are considered "monetary" for purposes of restatement for wholesale-price level changes if their values are fixed by contract or otherwise in terms of number of currency units, regardless of changes in specific prices or in the WPI. Examples of "monetary" assets and liabilities include peso-denominated accounts receivable, accounts payable and cash. The restatement of the income statement to reflect wholesale price level changes merely reflects the effects of inflation, and does not imply either a generation or use of funds.

        Additionally, amounts for the year ended December 31, 2002, presented herein for comparative purposes, are presented in constant pesos of February 28, 2003 using a conversion factor equal to 1.0074, which represents the inflation index rate (based on wholesale prices) for the two-month period ended February 28, 2003. However, under Argentine professional accounting standards, financial statements must be restated through September 30, 2003. Had the provisions of those standards been applied, our shareholders' equity at December 31, 2004 and 2003 and the results for the year ended December 31, 2003 would have decreased by Ps.33 million, Ps.35 million and Ps.32 million, respectively.

        Assets and liabilities in currencies other than the peso, as of December 31, 2001, were valued at an exchange rate of Ps.1.00 per U.S.$1.00, or the equivalent in the currency of denomination, as of the date of the suspension of the foreign exchange market in accordance with General Resolution No. 392 of the CNV. As of December 31, 2004, our total consolidated bank and financial debt amounted to

U.S.$713.8 million (including accrued interest and seller debt) and Ps.82.1 million (including accrued interest). Net losses originating from the application of foreign exchange rates to foreign currency-denominated assets and liabilities as of the effective date of the Public Emergency Law are only deductible for income tax purposes up to 20% per annum in each of the first five fiscal years ended after the effective date of the Public Emergency Law. See "—Liquidity and Capital Resources."

        Our revenues are realized principally through monthly fees charged to our subscribers payable in pesos. Although substantially all of our financial expenses are denominated in U.S. dollars, we have not used financial instruments to hedge our currency risk. The significant devaluation of the peso beginning in January 2002 resulted in an increase in the cost of servicing our debt and, therefore, had a material adverse effect on our results of operations. In 2002, we defaulted on payments on all our existing debt.

The Argentine Economy

        We are an Argentine sociedad anónima (corporation) and substantially all of our facilities and approximately 88% of our subscribers are presently located within Argentina. In the fourth quarter of 1998, the Argentine economy entered into a recession that caused GDP to decrease by 3.4% in 1999, 0.8% in 2000, 4.4% in 2001 and 10.9% in 2002. However, GDP increased by 8.8% in 2003 and by 9.0%, in 2004. The unemployment rate increased from 14.5% in May 1999 to 15.4% in May 2000 to 16.4% in May 2001 to 21.5% in May 2002, then decreased to 17.8% in October 2002. As of January 1, 2003, the National Institute of Statistics and Censuses changed the methodology it uses to calculate the unemployment rate. This new methodology calculates the unemployment rate on a quarterly basis. Accordingly, the unemployment rate for 2003 in the first quarter was 20.4%, 17.8% in the second quarter, 16.3% in the third quarter and 14.5% in the fourth quarter. In 2004 the unemployment rate was 14.4% in the first quarter, 14.8% in the second quarter, 13.2% in the third quarter and 12.1% in the fourth quarter. The unemployment rate was 13% in the first quarter of 2005, and 12.1% in the second quarter of 2005.

        Measures taken by the Argentine government during 2001 were insufficient to restore investor confidence, and spreads on Argentine government securities reached record highs, as speculation increased that Argentina would cease honoring its debt obligations. The government responded to the lack of investor confidence by adopting additional measures designed to further control public sector spending and to safeguard the viability of the banking system by imposing restrictions on the amount of money holders could withdraw from banks and introduced exchange controls restricting capital outflows.

        On January 6, 2002, Congress enacted the Public Emergency Law, which amended certain provisions of the Convertibility Law and eliminated the requirement that the Central Bank's reserves in gold and foreign currency be at all times equivalent to at least 100% of the monetary base. The Public Emergency Law abolished the U.S. dollar to peso parity regime and granted the Argentine executive branch the power to set the exchange rate between the peso and foreign currencies and to issue regulations related to the foreign exchange market. The peso now floats freely and on August 29, 2005 traded at an exchange rate of Ps.2.913 per U.S.$1.00. See "Exchange Rates."

        Since January 6, 2002, regulations have been approved by the Argentine government, including:

  •
  ending the Convertibility Law, with the resulting devaluation of the peso;

  •
  converting U.S. dollar-denominated debts into peso-denominated debts at a one-to-one exchange rate;

  •
  converting U.S. dollar-denominated bank deposits into peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar;

  •
  restructuring bank deposits;

  •
  amending the Central Bank's charter to allow it to print currency in excess of the amount of the foreign reserves it holds, make short-term advances to the federal government and provide financial assistance to financial institutions with liquidity constraints or solvency problems;

  •
  requiring the obligatory sale, currently suspended, by all banks of all their foreign currency within Argentina to the Central Bank at an exchange rate of Ps.1.40 per U.S. dollar; and

  •
  repealing the prior consent requirement from the Central Bank in order to make payments of principal or interest on financing debt obligations.

        Although the long-term effect of the economic crisis of the past few years and the resulting governmental measures still remain uncertain, they had an immediate and materially adverse effect on our liquidity, financial condition, results of operations and business prospects, including eliminating expectations that we may be able to raise in the capital or banking markets the funds needed to refinance significant maturities that came due in 2002 and 2003.

        In late 2002, as the foreign exchange and capital flows began to stabilize, the Argentine government gradually lifted some of the monetary and exchange control measures it had implemented to prevent a collapse of the banking system. The lifting of these measures served to boost economic activity.

        In 2003, the Argentine economy began to recover, with GDP growing at a rate of 8.8%. This recovery, at first based almost exclusively on import substitution, broadened as the level of consumption and investment increased. Reflecting the economic recovery, Argentine stock exchange indices displayed greater dynamism in 2003, and both labor indicators and salary purchasing power registered improvements during the year. Argentina's GDP continued its upward trend in 2004, increasing by 9.0%. In the first quarter of 2005, the GDP grew by an estimated 8.0% compared to the same period in 2004.

        The long-term evolution of the Argentine economy, however, remains uncertain. While economic, political and social conditions have improved, the country still faces significant challenges, including the treatment of bondholders who rejected the debt exchange offer, the renegotiation of utility contracts, the restructuring of the financial system and reforms to its tax regime. In light of this uncertain situation, the following discussion may not be indicative of our current or future results of operations, liquidity or capital resources and may not contain all of the necessary information to help you understand the information contained in this discussion with results from previous or future periods. Accordingly, the following discussion should be read in conjunction with, and is qualified in its entirety by, the risk factors contained in this prospectus.

Other Factors Affecting our Results and Financial Condition

        Source of Revenues.    Since our formation in 1992, we have generated approximately 90% of our revenues from monthly customer charges for basic cable service and the balance from connection fees and advertising. More recently, we have also generated revenues from premium and pay-per-view fees. A decrease in the number of subscribers has a direct impact on net revenues, although it also causes a reduction in certain of our operating expenses. During 2004, our subscriber base increased by approximately 76,300 subscribers as compared to 2003. During the first half of 2005 we continued to increase subscribers with a net addition of approximately 41,600 subscribers. We believe that this net increase is primarily attributable to the recovery of the Argentine economy.

        Effects of Inflation.    From 1992 to 2001, Argentina experienced very low levels of inflation and in certain years, deflation. During several of these years, the purchasing power of a large segment of the population increased, together with consumer confidence. We initiated our business during that period, and our growth internally and through acquisitions reflects the overall increase in the level of economic activity. The recession that affected the country since 1998 gradually undermined the purchasing power of many of our customers, induced an increase in our churn and adversely affected our results of operations. These adverse trends accelerated with the significant devaluation and the inflation that followed. After a significant rise in the levels of inflation following the end of the Convertibility Law in 2002 (the CPI increased by 41% and the WPI increased by 118%), in 2003, inflation decelerated sharply, and the CPI for 2003 was 3.7% while the WPI for 2003 was 2.0%. In 2004, the CPI increased by 6.1%, and the WPI increased by 7.9%. The CPI for the first nine months of 2005 increased by 8.9% and the WPI by 8.1%. The inflation rate (by reference to the CPI) as of October 31, 2005 was 9.8%. See "Risk Factors—Risks Relating to Argentina." During periods of high inflation, real wages and salaries tend to fall and consumers adjust their consumption patterns to eliminate unnecessary expenses, including cable television services.

        Acquisition and Internal Growth.    We operate primarily in Argentina. A principal element of our strategy in the past was to increase our subscriber base through the acquisition of cable television companies and the expansion of our existing systems. Since our inception in 1991, we have acquired 121 companies, though we have not acquired any companies since 2001. Through these acquisitions we grew our subscription base by approximately 1,242,400 subscribers in the aggregate, calculated as of the date of each acquisition. However, most of those acquisitions were completed between 1991 and 1998. From 1998 through the first half of 2005 we have focused primarily on internal growth.

        We seek to improve operating performance and cash flow through the consolidation of our systems. These efforts have resulted in a significant improvement in our results of operations since 1996. In addition, we absorbed 71 of our wholly-owned subsidiaries and further consolidated our operations through the elimination of duplicative administrative functions. At June 30, 2005, we served directly approximately 80% of our subscriber base combined with that of our subsidiaries, with the remaining 20% serviced by our subsidiaries, including the Uruguayan and Paraguayan subsidiaries.

        We do not expect any significant increase in our subscriber base through either internal growth or acquisitions, unless the economy stabilizes in the long-term and conditions for growth in the service sectors of the economy are restored.

Critical Accounting Policies

        In connection with the preparation of the financial statements included in this prospectus, we have relied on variables and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant. Although we review these estimates and assumptions in the ordinary course of business, the portrayal of our financial condition and results of operations often requires our management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities. Actual results may differ from those estimated under different variables, assumptions or conditions. In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we have included the following comments related to each critical accounting policy described below.

Allowances for Doubtful Accounts

        Management makes estimates of the uncollectability of its accounts receivable and maintains allowances for doubtful accounts for estimated losses resulting from customers' failure to make required payments. Management calculates its estimate as a percentage of net revenues based on aging and historical statistics, and sometimes by using a case-by-case analysis. We recorded a provision for doubtful accounts of Ps.3.2 million during 2004, compared to Ps.2.5 million during 2003. At December 31, 2004, the allowance for doubtful accounts charge to expenses represented approximately 0.6% of total revenues, compared to approximately 0.5% at December 31, 2003. While, based on management's experience, losses due to uncollectibility have been within expectations and the provisions established, if there is a sudden economic downturn, management may need to reduce significantly its estimates of the recoverability of amounts due. This would affect our results of operations, financial conditions and net worth.

Provision for Obsolescence of Materials

        Provision for potentially obsolete or slow-moving materials is made based on management's assumptions about future consumption.

        While, based on our experience, losses due to obsolescence of materials have been within expectations and the provisions established, if circumstances change (i.e., significant changes in technology), management's estimates of the recoverability of these materials could be reduced by a material amount. In this case, our results of operations, financial condition and net worth would be further materially and adversely affected.

Loss Contingencies

        Loss contingencies cover potential labor, commercial, tax and other types of contingencies when it is probable that a future cost will be incurred and that cost can be reasonably estimated. Accruals for such contingencies reflect a reasonable estimate of the losses to be incurred based on information available as of the date of preparation of the financial statements. However, if reserves prove to be inadequate and we incur a charge to earnings, such charges could have a material adverse effect on our earnings and liquidity for the applicable period. Loss contingencies have generally fallen within management's expectations. However, if a sudden economic downturn were to occur or inflation rates were to increase significantly, management may need to changes its estimates based on a potential increase in the interest rates applicable to these claims, if and when the loss materializes.

Impairment of Long Lived Assets and Goodwill

        Our accounting policies require that we test long-lived assets for impairment whenever indicators of impairment exist. Additionally, goodwill must be evaluated for impairment at least annually. If any impairment were indicated as a result of such reviews, we would measure it using techniques such as comparing the discounted cash flows of the business to our book value or by obtaining appraisals of the related business. Until December 31, 2002, Argentine GAAP required that if the sum of the future discounted cash flows expected to result from the assets was less than a company's reported value of the assets, then the asset was not recoverable and the company must recognize an impairment. As from January 1, 2003, undiscounted cash flows are used for comparison purposes. The amount of impairment to be recognized is the excess of the reported value of the assets over the fair value of those assets.

        Management has reviewed our long-lived assets, primarily property and equipment to be held and used in the business, long-term investments and goodwill for the purposes of determining and measuring impairment. Given the significant negative impact of the devaluation, the pesification and the macro-economic slowdown in Argentina of 2002 on our operating results, and as management's best estimate of discounted future cash flows was below the carrying value of our long-lived assets, under Argentine GAAP we recorded impairment charges during the year ended December 31, 2002 amounting to Ps.315.0 million. Because the Argentine economic recovery had a positive impact on our projected future cash flows, during 2003 and 2004 we did not record any impairment charges.

        We believe that the accounting estimate related to this asset impairment is a "critical accounting estimate" because: (1) it is highly susceptible to change from period to period, since it requires management to make assumptions about future revenues and costs; and (2) the impact that recognizing an impairment has on the assets reported on our balance sheet as well as our net loss is material. Management's assumptions about future revenues, as well as future number of subscribers, operating costs and selling, general and administrative costs have improved in the last two years as a result of the recovery of the Argentine economy and its impact on our industry. In estimating future revenues, as well as future number of subscribers, operating costs and selling, general and administrative costs, we used our internal projections.

        Although we believe our estimates are appropriate, significant differences in the actual performance of the asset or group of assets may materially affect our asset values and results of operations.

        Under U.S. GAAP, on January 1, 2002 we adopted Statement of Financial Accounting Standards (or SFAS) No. 142, "Goodwill and Other Intangible Assets." In accordance with such adoption, we identified all reporting units in conjunction with the provisions of SFAS No. 142 and allocated all goodwill between the reporting units identified to determine the net assets of each reporting unit to be tested for impairment. Beginning in 2002, goodwill was evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. We tested goodwill for impairment using the two-step process prescribed in SFAS No.142. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then, in the second step, the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all recognized and unrecognized assets and liabilities.

        Under U.S. GAAP we recorded a Ps.302.0 million impairment charge during the year ended December 31, 2002 and Ps.184.8 million as the cumulative effect of the adoption of SFAS No. 142. The fair value of the reporting units was estimated using the expected present value of future cash flows. We did not record any impairment charge during the years ended December 31, 2004 and 2003.

        Although we believe our estimates are appropriate, significant differences in the actual performance of the reporting units may materially affect our goodwill values and results of operations.

Deferred Income Taxes

        Deferred income taxes are provided to reflect the net tax effects of temporary differences between the financial reporting and the tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws in each of the relevant jurisdictions. Deferred income taxes reflect management's assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of realization.

        Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Actual income taxes could vary from these estimates due to future changes in income tax law or the outcome of any review of our and our subsidiaries' tax returns by the taxing authorities.

        We have recorded a valuation allowance under Argentine GAAP of Ps.97.2 million as of June 30, 2005 due to uncertainties related to our ability to utilize certain deferred tax assets, primarily consisting of tax losses carried forward, before they expire. We have considered the reversal of the deferred income tax liabilities, tax planning and taxable income projections based on our best estimates in assessing the need for the valuation allowance. However, in the event management determined that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. In that respect the performance of a sensitivity analysis reducing our estimated taxable income for the next ten years by 5% had an impact of approximately Ps.14.5 million on the recoverable value of our deferred income tax under Argentine GAAP, but had no impact on the recoverable value of our deferred income tax under U.S. GAAP.

Recent Developments

        Set forth below is a discussion and analysis of our results of operations for the nine-month periods ended September 30, 2005 and 2004. The financial information included in the discussion below as at September 30, 2005 and 2004 and for the nine-month periods then ended is derived from our interim consolidated financial statements. The information in this section should be read together with the interim consolidated financial statements and the related notes included under Annex A to this prospectus.

        Except as otherwise set forth below, dollar-denominated assets and liabilities as of September 30, 2005 have been converted into pesos at a rate of Ps. 2.87 per U.S.$ 1.00 in the case of assets and Ps. 2.91 per U.S.$ 1.00 in the case of liabilities, the buy/sell exchange rates for dollars reported by Banco de la Nación Argentina on September 30, 2005.

	Nine months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(thousands of pesos)		(as a percentage of net revenue)
Net Revenues	463,366	410,657	100.0	100.0
Direct operating expenses and cost of goods sold	(241,552)	(191,440)	(52.1)	(46.6)
Selling, general, administrative and marketing expenses	(97,536)	(80,830)	(21.0)	(19.7)
Depreciation and amortization	(73,632)	(88,474)	(15.9)	(21.5)
Operating income (loss)	50,647	49,913	10.9	12.2
Financial results, net	(142,411)	(202,631)	(30.7)	(49.3)
Other non-operating (expenses) income, net	(4,157)	(1,585)	(0.9)	(0.4)
Income taxes and/or tax on minimum notional income	20,190	43,851	4.4	10.7
Net loss	(75,964)	(110,363)	(16.4)	(26.9)

Cable Subscribers

        The following table sets forth selected information relating to us within each of the areas in which we operated as of September 30, 2005 based on our internally generated market information:

	Cities of Buenos Aires, La Plata and Greater Buenos Aires	Atlantic Coast and Central Argentina	Litoral	Total Argentine Regions	Paraguay	Uruguay	Total International	Total Multicanal
Multicanal Homes Passed	2,982,553	1,067,809	426,540	4,476,902	327,300	520,000	847,300	5,324,202
Multicanal Subscribers	521,239	327,976	145,338	994,553	48,372	85,010	133,382	1,127,935
Multicanal Penetration	17.5%	30.7%	34.1%	22.2%	14.8%	16.3%	15.7%	21.2%

        The annualized churn rate for the three-month period ended September 30, 2005 was 11.9%, as compared to 14.3% for the three-month period ended September 30, 2004. The decrease in the churn rate is primarily due to the continued recovery of the Argentine economy and the continued effect of our introduction in 2002 of a sign-up fee, resulting in a lower level of disconnections. Our churn rate is determined by calculating the total number of disconnected cable television customers during each of the periods as a percentage of the initial number of cable television customers for each such period. During the nine-month period ended September 30, 2005 we continued to increase subscribers, with a net addition of approximately 70,100 subscribers as compared to a net addition of approximately 59,000 during the nine-month period ended September 30, 2004.

        Internet Subscribers (Cable Modem).    As of September 30, 2005, we provide high-speed Internet access to approximately 52,900 subscribers.

        Paraguay Share Exchange.    On October 12, 2005, after obtaining the approval of the National Telecommunications Commission of Paraguay (or Conatel), we completed the share exchange agreed on September 22, 2005 between us, as holder of shares of Cable Visión Comunicaciones S.A.E.C.A. (or CVC) and Televisión Dirigida S.A.E.C.A. ("TVD"), and Mrs. Claudia Pedrozo Bogado, Mrs. María Elena Bogado Silva and Mrs. Francisca Bogado de Pedrozo (which we refer to as the Pedrozo Shareholders), as holders of 100% of the capital stock of Consorcio Multipunto Multicanal S.A. (or CMM). As a result, we (i) acquired 70% of the capital stock and votes of CMM and in consideration thereof (ii) assigned to the Pedrozo Shareholders 30% of the capital stock and votes of CVC and TVD. The exchange will allow the companies to integrate their operations and implement common policies.

        Net Revenues.    Net revenues were Ps. 463.4 million for the nine-month period ended September 30, 2005. This figure represents an increase of 12.8% compared to net revenues of Ps. 410.7 million for the nine-month period ended September 30, 2004. The increase in net revenues in this period as compared to the nine-month period ended September 30, 2004 is attributable to the higher number of subscribers in the nine-month period ended September 30, 2005 compared to the nine-month period ended September 30, 2004 and an increase in the basic fees for our services (together representing an increase in revenues from subscriptions of Ps. 47.0 million), as well as an increase in revenues from the provision of high-speed Internet access (cable modem) of Ps. 4.1 million, revenues from advertising of Ps. 0.6 million and other sales of Ps. 1.3 million.

        Our revenues are presented net of charges for the allowance for doubtful accounts.

        Direct Operating Expenses and Cost of Goods Sold.    Our direct operating expenses and cost of goods sold were Ps. 241.6 million for the nine-month period ended September 30, 2005. This figure represents an increase of 26.2% over our direct operating expenses and cost of goods sold of Ps. 191.4 million in the nine-month period ended September 30, 2004, which is mainly attributable to increases in programming expenses of Ps. 12.0 million, sundry of Ps. 21.2 million (driven by higher costs related to repair and maintenance activities), payroll and social security expenses of Ps. 9.4 million, rentals of Ps. 2.2 million, and cost of goods sold of Ps. 5.1 million.

        Direct operating expenses and cost of goods sold consist principally of:

  •
  signal delivery fees paid to programming suppliers;

  •
  wages, benefits and fees paid to employees and subcontracted service firms for the repair and maintenance of cable networks and customer disconnections owned by us;

  •
  the cost of modems that are delivered to Internet customers; and

  •
  to a lesser extent, the costs of related materials consumed in repair and maintenance activities (primarily in foreign currency, since these inputs are imported), costs associated with pole rental and the printing cost for our monthly publication.

        Selling, General, Administrative and Marketing Expenses.    Our selling, general, administrative and marketing expenses were Ps. 97.5 million for the nine-month period ended September 30, 2005. This figure represents an increase of 20.7% from Ps. 80.8 million for the nine-month period ended September 30, 2004, which is attributable principally to an increase in payroll and social security expenses of Ps. 6.9 million, taxes, rates and contributions of Ps. 1.9 million, fees and compensation for services of Ps. 1.8 million, commissions of Ps. 1.0 million, personnel expenses of Ps. 1.6 million, publicity and advertising expenses of Ps. 1.4 million and sundry of Ps. 0.8 million.

        Our selling, general, administrative and marketing expenses consist of:

  •
  professional fees;

  •
  wages and benefits of non-technical employees;

  •
  sales commissions;

  •
  advertising;

  •
  insurance;

  •
  rental of office space;

  •
  other office related expenses; and

  •
  various direct taxes.

        Depreciation and Amortization.    Depreciation and amortization expenses were Ps. 73.6 million in the nine-month period ended September 30, 2005. This figure represents a decrease of 16.8% compared to depreciation and amortization expenses of Ps. 88.5 million in the nine-month period ended September 30, 2004. This decrease in our depreciation and amortization expenses was mainly due to some of our property and equipment becoming fully depreciated.

        Financial (Income) Expenses and Holding Losses Net.    Our net financial expenses and holding losses were Ps. 142.4 million in the nine-month period ended September 30, 2005, compared with financial losses, net, of Ps. 202.6 million in the nine-month period ended September 30, 2004. The decrease in net financial expenses and holding losses for the nine-month period ended September 30, 2005 compared to the same period of 2004 is attributable principally to the impact of the appreciation of the peso in relation to the U.S. dollar on our U.S. dollar-denominated assets and debt during the nine-month period ended September 30, 2005 (Ps. 48.7 million), and a decrease in commissions and other expenses of Ps. 10.8 million, which was partially offset by an increase in interest expenses of Ps. 11.0 million.

        Other Non-Operating Income (Expenses), Net.    Other non-operating expenses, net, were Ps.4.2 million in the nine-month period ended September 30, 2005, compared to other non-operating expenses, net, of Ps. 1.6 million in the nine-month period ended September 30, 2004. Other non-operating expenses net, in the nine-month period ended September 30, 2005 was mainly attributable to provisions for lawsuits and contingencies of Ps. 5.8 million, partially offset by a gain on the sale of property of Ps. 1.4 million and a recovery of other receivables of Ps. 0.9 million.

        Income Taxes and/or Tax on Minimum Notional Income.    We recorded a gain in income taxes for the nine-month period ended September 30, 2005 of Ps. 20.2 million compared to a gain of Ps. 43.9 million for the nine-month period ended September 30, 2004. The decrease in the gain in income taxes for the nine-month period ended September 30, 2005 as compared to the same period of 2004 is mainly due to a lower loss before income taxes.

        Net Loss.    We recorded a net loss of Ps. 76.0 million for the nine-month period ended September 30, 2005, as compared to a net loss of Ps. 110.4 million for the nine-month period ended September 30, 2004, as a result of the factors described above.

        Liquidity and Capital Resources.    As of September 30, 2005, our shareholders' equity is negative. See "Risk Factors—Risks Relating to Our Restructuring." During the nine-month period ended September 30, 2005, we applied a portion of our cash flows from operations to upgrade part of our network to facilitate the provision of broadband services. We spent Ps. 46.5 million on property and equipment in the nine-month period ended September 30, 2005 compared to Ps. 32.9 million in the nine-month period ended September 30, 2004.

Operating Results

        The following table sets forth, for the periods indicated, certain statements of income data in thousands of pesos and as a percentage of net revenues:

	Six months ended June 30, (unaudited)		Year ended December 31,
	2005	2004	2004	2003	2002
	(thousands of pesos)
Net revenues	306,644	266,208	556,579	507,498	582,121
Direct operating expenses and cost of goods sold	(155,310)	(125,724)	(266,381)	(245,004)	(312,181)
Selling, general, administrative and marketing expenses	(62,994)	(51,656)	(114,496)	(94,483)	(126,478)
Depreciation and amortization	(51,100)	(59,793)	(116,537)	(150,086)	(309,128)
Operating income (loss)	37,240	29,035	59,164	17,926	(165,666)
Financial results, net	(66,420)	(135,236)	(260,047)	26,054	(474,959)
Other non-operating (expenses) income, net	(3,793)	(3,557)	(4,004)	4,013	(311,767)
Income taxes and/or tax on minimum notional income	1,824	29,898	73,362	8,069	246,855
Net (loss) income	(31,315)	(79,979)	(130,924)	61,551	(689,928)
	Six months ended June 30, (unaudited)		Year ended December 31,
	2005	2004	2004	2003	2002
	(as a percentage of net revenue)
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Direct operating expenses and cost of goods sold	(50.6)	(47.2)	(47.9)	(48.3)	(53.6)
Selling, general, administrative and marketing expenses	(20.5)	(19.4)	(20.6)	(18.6)	(21.7)
Depreciation and amortization	(16.7)	(22.5)	(20.9)	(29.6)	(53.1)
Operating income (loss)	12.1	10.9	10.6	3.5	(28.5)
Financial results, net	(21.7)	(50.8)	(46.7)	5.1	(81.6)
Other non-operating (expenses), income net	(1.2)	(1.3)	(0.7)	0.8	(53.6)
Income taxes and/or tax on minimum notional income	0.6	11.2	13.2	1.6	42.4
Net (loss) income	(10.2)	(30.0)	(23.5)	12.1	(118.5)

        Set forth below is a discussion and analysis of our results of operations for the six-month periods ended June 30, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002.

Six Months Ended June 30, 2005 and 2004

        Net Revenues.    Net revenues were Ps.306.6 million for the six-month period ended June 30, 2005. This figure represents an increase of 15.2% compared to net revenues of Ps.266.2 million for the six-month period ended June 30, 2004. The increase in net revenues in this period as compared to the six-month period ended June 30, 2004 is attributable to the higher number of subscribers in the first half of 2005 compared to the first half of 2004 and an increase in the basic fees for our services (together representing an increase in revenues from subscriptions of Ps.34.3 million), as well as an increase in revenues from the provision of high-speed Internet access (cable modem) of Ps.2.3 million, revenues from advertising of Ps.1.2 million and other sales of Ps.2.5 million.

        Our revenues are presented net of charges for the allowance for doubtful accounts.

        Direct Operating Expenses and Cost of Goods Sold.    Our direct operating expenses and cost of goods sold were Ps. 155.3 million for the six-month period ended June 30, 2005. This figure represents an increase of 23.5% over our direct operating expenses and cost of goods sold of Ps.125.7 million in the six-month period ended June 30, 2004, which is mainly attributable to increases in programming expenses of Ps.9.1 million, sundry of Ps.10.3 million (driven by higher costs related to repair and maintenance activities), payroll and social security expenses of Ps.6.0 million, rentals of Ps.1.5 million, and cost of goods sold of Ps.2.5 million.

        Direct operating expenses and cost of goods sold consist principally of:

  •
  signal delivery fees paid to programming suppliers;

  •
  wages, benefits and fees paid to employees and subcontracted service firms for the repair and maintenance of cable networks and customer disconnections owned by us;

  •
  the cost of modems that are delivered to Internet customers; and

  •
  to a lesser extent, the costs of related materials consumed in repair and maintenance activities (primarily in foreign currency, since these inputs are imported), costs associated with pole rental and the printing cost for our monthly publication.

        Selling, General, Administrative and Marketing Expenses.    Our selling, general, administrative and marketing expenses were Ps.63.0 million for the six-month period ended June 30, 2005. This figure represents an increase of 21.9% from Ps.51.7 million for the six-month period ended June 30, 2004, which is attributable principally to an increase in payroll and social security expenses of Ps.4.7 million, taxes, rates and contributions of Ps.1.6 million, fees and compensation for services of Ps.1.4 million, commissions of Ps.1.2 million, personnel expenses of Ps.1.0 million and building expenses of Ps.0.6 million.

        Our selling, general, administrative and marketing expenses consist of:

  •
  professional fees;

  •
  wages and benefits of non-technical employees;

  •
  sales commissions;

  •
  advertising;

  •
  insurance;

  •
  rental of office space;

  •
  other office related expenses; and

  •
  various direct taxes.

        Depreciation and Amortization.    Depreciation and amortization expenses were Ps.51.1 million in the six-month period ended June 30, 2005. This figure represents a decrease of 14.5% compared to depreciation and amortization expenses of Ps.59.8 million in the six-month period ended June 30, 2004. This decrease in our depreciation and amortization expenses was mainly due to some of our property and equipment becoming fully depreciated.

        Financial Results, Net.    Our financial results, net were Ps.66.4 million in the six-month period ended June 30, 2005, compared with financial losses, net, of Ps.135.2 million in the six-month period ended June 30, 2004. The decrease in net financial expenses and holding losses for the six-month period ended June 30, 2005 compared to the same period of 2004 is attributable principally to the impact of the appreciation of the peso in relation to the U.S. dollar on our U.S. dollar-denominated assets and debt during the six-month period ended June 30, 2005 (Ps.58.5 million), and a decrease in commissions and other expenses of Ps.10.3 million, which was partially offset by an increase in interest expenses of Ps.9.0 million.

        Other Non-Operating (Expenses) Income, Net.    Other non-operating expenses, net, were Ps.3.8 million in the six-month period ended June 30, 2005, compared to other non-operating expenses, net, of Ps.3.6 million in the six-month period ended June 30, 2004. Other non-operating expenses net, in the six-month period ended June 30, 2005 was mainly attributable to provisions for lawsuits and contingencies of Ps.5.5 million, partially offset by a gain on the sale of property of Ps.1.4 million and a recovery of other receivables of Ps.0.9 million.

        Income Taxes and/or Tax on Minimum Notional Income.    We recorded a gain in income taxes for the six-month period ended June 30, 2005 of Ps.1.8 million compared to a gain of Ps.29.9 million for the six-month period ended June 30, 2004. The decrease in the gain in income taxes for the six-month period ended June 30, 2005 as compared to the same period of 2004 is mainly due to a lower loss before income taxes.

        Net Loss.    We recorded a net loss of Ps.31.3 million for the six-month period ended June 30, 2005, as compared to a net loss of Ps. 80.0 million for the six-month period ended June 30, 2004, as a result of the factors described above.

Years ended December 31, 2004 and 2003

        Net Revenues.    Net revenues were Ps.556.6 million for the year ended December 31, 2004. This figure represents an increase of 9.7% compared to net revenues of Ps.507.5 million for the year ended December 31, 2003. The increase in net revenues in this period as compared to the year ended December 31, 2003 is attributable to the combined impact of an increase in the number of subscribers in 2004 compared to 2003 and an increase in the basic fees for our services (Ps.44.9 million), an increase in advertising sales (Ps.4.7 million), as well as an increase in other sales (Ps.0.2 million). This increase in net revenues was partially offset by an increase in charges for the allowance for doubtful accounts of Ps.0.7 million. Our revenues are presented net of charges for the allowance for doubtful accounts.

        Direct Operating Expenses.    Our direct operating expenses were Ps.266.4 million for the year ended December 31, 2004. This figure represents an increase of 8.7% over our direct operating expenses of Ps.245.0 million in the year ended December 31, 2003, which is mainly attributable to increases in sundry of Ps.11.0 million (driven by higher costs related to repair and maintenance activities), payroll and social security expenses of Ps.6.2 million, programming expenses of Ps.3.0 million, taxes, rates and contributions of Ps.1.5 million, personnel expenses of Ps.1.3 million, printing distribution of magazines of Ps.1.1 million and fees and compensation for services of Ps.1.0 million, partially offset by a decrease in overhead of Ps.2.5 million and commissions of Ps.1.2 million.

        Direct operating expenses consist principally of:

  •
  signal delivery fees paid to programming suppliers;

  •
  wages, benefits and fees paid to employees and subcontracted service firms for the repair and maintenance of Multicanal-owned cable networks and customer disconnections; and

  •
  to a lesser extent, the costs of related materials consumed in these repair and maintenance activities (primarily in foreign currency, since these inputs are imported), costs associated with pole rental and the printing and distribution costs for our monthly publication.

        Selling, General, Administrative and Marketing Expenses.    Our selling, general, administrative and marketing expenses were Ps.114.5 million in the year ended December 31, 2004. This figure represents an increase of 21.2% from Ps.94.5 million in the year ended December 31, 2003, which is attributable principally to an increase in taxes, rates and contributions of Ps.3.2 million (as a consequence of the end of the Competitiveness Law No. 25,413 (which we refer to as the Competitiveness Law) on March 31, 2003, which benefited us and other Argentine companies by exempting us from paying certain taxes), publicity and advertising of Ps.4.3 million, payroll and social security expenses of Ps.2.6 million, fees and compensation for services of Ps.2.6 million, personnel expenses of Ps.1.5 million, commissions of Ps.1.3 million and building expenses of Ps.1.8 million and was partially offset by a decrease in overhead of Ps.0.7 million and expenses related to employee dismissals of Ps.1.0 million.

        Our selling, general, administrative and marketing expenses consist of:

  •
  professional fees;

  •
  wages and benefits of non-technical employees;

  •
  sales commissions;

  •
  advertising;

  •
  insurance;

  •
  rental of office space;

  •
  other office related expenses; and

  •
  various direct taxes.

        Depreciation and Amortization.    Depreciation and amortization expenses were Ps.116.5 million in the year ended December 31, 2004. This figure represents a decrease of 22.4% compared to depreciation and amortization expenses of Ps.150.1 million in the year ended December 31, 2003. This decrease in our depreciation and amortization expenses was mainly due to some of our property and equipment becoming fully depreciated.

        Financial Results, Net.    Our net financial losses were Ps.260.0 million in the year ended December 31, 2004, compared with financial gains, net, of Ps.26.1 million in the year ended December 31, 2003. The peso/U.S. dollar exchange rate having remained relatively stable during 2004, the net financial losses for the year ended December 31, 2004 are attributable principally to interest on our outstanding financial debt, which was not offset, as in 2003, by the impact of an appreciation of the peso of our U.S. dollar-denominated assets and debt (Ps.255.9 million).

        Other Non-Operating Income (Expenses), Net.    Other non-operating expenses net, were Ps.4.0 million in the year ended December 31, 2004, compared to other non-operating income, net, of Ps.4.0 million in the year ended December 31, 2003. The net non-operating expenses for the year ended December 31, 2004 are attributable principally to provisions for losses and contingencies, severance payments to employees and other sundry expenses.

        Income Taxes and/or Tax on Minimum Notional Income.    We recorded an income tax benefit for the year ended December 31, 2004 of Ps.73.4 million compared to a benefit of Ps.8.1 million for the year ended December 31, 2003. The benefit recorded for the year ended December 31, 2004 reflects mainly a tax loss carry-forward recorded for that period. The income tax benefit recorded for the year ended December 31, 2003 was significantly smaller mainly due to the financial gain recorded by Multicanal as a result of the impact of the appreciation of the peso in relation to the U.S. dollar on our U.S. dollar-denominated assets and debt and income taxes paid by our subsidiaries.

        Net (loss) income.    We recorded a net loss of Ps.130.9 million for the year ended December 31, 2004, as compared to net income of Ps.61.6 million for the year ended December 31, 2003, as a result of the factors described above.

Years ended December 31, 2003 and 2002

        Net Revenues.    Net revenues were Ps.507.5 million for the year ended December 31, 2003. This figure represents a decrease of 12.8% compared to net revenues of Ps.582.1 million for the year ended December 31, 2002. The decrease in net revenues in this period as compared to the year ended December 31, 2002 is attributable to our inability to increase the basic fees for our services at a rate equal to or greater than the general rate of inflation (between January 1, 2002 and December 31, 2003 we increased prices approximately 54% compared with an increase in the WPI in the same period of 122.2%), the lower yearly average number of subscribers in 2003 compared to 2002 (a 12.8% decrease in the number of yearly average subscribers) and a reduction in advertising sales of Ps.1.3 million. This decrease in net revenues was partially offset by an increase in other sales of Ps.0.6 million, as well as a decrease of charges for the allowance for doubtful accounts of Ps.32.7 million. There was also a decrease in revenues from international sources (Uruguay and Paraguay) during the year ended December 31, 2003 of Ps.16.6 million primarily due to the appreciation of the peso compared to the Uruguayan and Paraguayan currencies. Our revenues are presented net of charges for the allowance for doubtful accounts.

        Direct Operating Expenses.    Our direct operating expenses were Ps.245.0 million for the year ended December 31, 2003. This figure represents a decrease of 21.5% over our direct operating expenses of Ps.312.2 million in the year ended December 31, 2002, which is mainly attributable to decreases in charges for programming rights of Ps.29.5 million, payroll and social security of Ps.14.9 million, printing and distribution of magazines of Ps.8.8 million, taxes, rates and contributions of Ps.3.1 million, rentals of Ps.1.8 million and sundry of Ps.8.2 million. These decreases are mainly attributable to lower increases in costs compared to the general rate of inflation.

        Direct operating expenses consist principally of:

  •
  signal delivery fees paid to programming suppliers;

  •
  wages, benefits and fees paid to employees and subcontracted service firms for the repair and maintenance of Multicanal-owned cable networks and customer disconnections; and

  •
  to a lesser extent, the costs of related materials consumed in these repair and maintenance activities (primarily in foreign currency, since these inputs are imported), costs associated with pole rental and the printing and distribution costs for our monthly publication.

        Selling, General, Administrative and Marketing Expenses.    Our selling, general, administrative and marketing expenses were Ps.94.5 million in the year ended December 31, 2003. This figure represents a decrease of 25.3% from expenses of Ps.126.5 million in the year ended December 31, 2002, which is attributable principally to decreases in charges for payroll and social security of Ps.10.8 million, sales commissions of Ps.1.7 million, taxes, rates and contributions of Ps.0.9 million, fees and compensation for services of Ps.2.5 million, publicity and advertising of Ps.2.1 million, sundry of Ps.8.7 million, building expenses of Ps.1.9 million, and employee dismissals of Ps.1.1 million. On March 31, 2003, the Competitiveness Law expired along with the tax benefits arising under that regime. In our case, this resulted in the re-imposition of the minimum notional income tax and the inability to credit payments made to Sociedad Argentina de Autores y Compositores, Fondo Nacional de las Artes, Argentores and Asociación Argentina de Intérpretes y Cámara Argentina de Productores de Fonogramas y Videogramas y sus Reproducciones against value-added tax.

        Our selling, general, administrative and marketing expenses consist of:

  •
  professional fees;

  •
  wages and benefits of non-technical employees;

  •
  sales commissions;

  •
  advertising;

  •
  insurance;

  •
  rental of office space;

  •
  other office related expenses; and

  •
  various direct taxes.

        Depreciation and Amortization.    Depreciation and amortization expenses were Ps.150.1 million in the year ended December 31, 2003. This figure represents a decrease of 51.4% compared to depreciation and amortization expenses of Ps.309.1 million in the year ended December 31, 2002. This decrease in our depreciation and amortization expenses was mainly due to the discontinuance of the amortization of goodwill according to the application of new accounting rules issued by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires in 2001.

        Financial Results, Net.    Our net financial gains were Ps.26.1 million in the year ended December 31, 2003, compared with net financial expenses of Ps.475.0 million in the year ended December 31, 2002. The net financial gains for the year ended December 31, 2003 are attributable principally to the impact of the appreciation of the peso in relation to the U.S. dollar on our U.S. dollar-denominated debt and assets (Ps.255.9 million), compared to a loss of Ps.839.2 million due to the effect of the devaluation of the peso in the year ended December 31, 2002, which was partially offset by the gain on the cancellation of notes acquired in the open market before February 2002 (Ps.420.9 million). Net loss resulting from the impact of inflation on our monetary assets and liabilities during the year ended December 31, 2003 was Ps.1.4 million compared to a gain of Ps.178.1 million in the year ended December 31, 2002.

        Other Non-Operating Income (Expenses), Net.    Other non-operating income net, was Ps.4.0 million in the year ended December 31, 2003, compared to other non-operating expenses, net, of Ps.311.8 million in the year ended December 31, 2002. Other non-operating income, net, for 2003 compared to other non-operating expenses for 2002, is attributable mainly to the fact that for the year ended December 31, 2003 we did not record any impairment charges, while for the year ended December 31, 2002 we recorded impairment charges of Ps.315.0 million, and provisions for recovery of investments.

        Income Taxes and/or Tax on Minimum Notional Income.    We recorded an income tax benefit during the year ended December 31, 2003 of Ps.8.1 million compared to a benefit of Ps.246.9 million during the year ended December 31, 2002. The benefit recorded during the year ended December 31, 2003 is mainly due to the decrease in the deferred tax allowance net of the income tax charge resulting from the gain of the year. The benefit recorded in 2002 reflects mainly a tax loss carry-forward generated by the impact of the devaluation on our U.S. dollar-denominated debt. Such tax loss carry-forward was recorded during the year ended December 31, 2002 according to the deferred income tax method, and we expect it to be recovered in the future. Additionally, in October 2001 we were added to the register of beneficiaries of the agreements to improve competitiveness and employment and, as a result, we were exempted from the tax on minimum notional income for fiscal year 2001 and future years. That exemption as originally contemplated in the Competitiveness Law expired on March 31, 2003. In our case, this resulted in the reimposition of the minimum notional income tax.

        Net Income (loss).    We recorded net income of Ps.61.6 million for the year ended December 31, 2003, as compared to a net loss of Ps.689.9 million for the year ended December 31, 2002, as a result of the factors described above, including a decrease in direct operating expenses, a decrease in selling, general administrative and marketing expenses, a decrease in depreciation and amortization expenses, the appreciation of the peso against the dollar, and the absence of impairment charges in 2003.

U.S. GAAP Reconciliation

        Net income (loss) determined in accordance with U.S. GAAP would have been Ps.(18.7) million for the six-month period ended June 30, 2005 Ps.94.7 million for the year ended December 31, 2004, Ps.386.1 million for the year ended December 31, 2003, and Ps.(53.2) million for the year ended December 31, 2002, as compared with net (loss) income of Ps.(31.3) million, Ps.(130.9) million, Ps.61.6 million, and Ps.(689.9) million, determined under Argentine GAAP for the same periods. The principal differences affecting the determination of income (loss) are (i) organizational and preoperating costs have been written off for U.S. GAAP purposes and, accordingly, the amortization charge is reversed; (ii) the effects on depreciation and amortization of the different bases for determination of the underlying net asset acquired and the goodwill on the combination of businesses which have been treated on the purchase method; (iii) differences in the recognition of deferred income tax; (iv) interest capitalization; (v) foreign currency translation adjustment; (vi) the reversal of the provision for severance indemnities; (vii) foreign exchange differences; (viii) transfer of financial assets; (ix) impairment adjustment; (x) deferral of hook up (connection) revenues; and (xi) the effects on deferred taxes, investments carried under the equity method and minority interests of the above reconciling items. Shareholders' (deficit) determined in accordance with U.S. GAAP would have been Ps.(196.0) million as of June 30, 2005, Ps.(172.0) million as of December 31, 2004 and Ps.(251.9) million as of December 31, 2003. The principal differences affecting the determination of shareholders' (deficit) are those described above. For a discussion of the principal differences between Argentine and U.S. GAAP as they relate to our consolidated net loss and shareholders' deficit, see Note 15 to the consolidated financial statements and for a quantitative reconciliation of such differences, see Note 16 to the consolidated financial statements.

Liquidity and Capital Resources

        We operate in a capital intensive industry, which requires significant investments. In the past, our growth strategy has involved the acquisition of other cable television companies and the active improvement and expansion of our existing and acquired networks and equipment. We have historically relied on four main sources of funds:

  (1)
  equity contributions from our shareholders;

  (2)
  borrowings under bank facilities or debt security issuances;

  (3)
  cash flow from operations; and

  (4)
  financing by sellers of cable systems we acquire.

        The conditions affecting the Argentine economy since 1998 and the uncertainties as to future developments have prevented us from raising the funds required to discharge our payment obligations under our existing debt (which comprises our old notes and bank debt, and is subject to our APE) as it became due in and after 2002, and remains outstanding in 2005. As a result, in 2002 we defaulted on payment of our existing debt and since 2002 have focused our efforts and resources on preserving the ongoing viability of our operations. In 2003, we submitted a restructuring proposal to our creditors set forth in an APE. After obtaining the requisite majority approval of our creditors to our restructuring proposal in December 2003, we submitted our APE to the Buenos Aires Court requesting judicial confirmation under the Argentine Insolvency Law. Huff objected to the confirmation of our restructuring plan in Argentina and initiated legal action against us in the United States. Our Board sought recognition of our APE in the United States under Section 304 of the U.S. Bankruptcy Code. Our APE has been confirmed in Argentina and its recognition in the United States is subject to our implementation of certain remedies required by the Buenos Aires Court and the U.S. Bankruptcy Court. As of the date of this prospectus, we are in legal proceedings in the United States related to the implementation of the remedies ordered by the U.S. Bankruptcy Court as a condition to recognition of our Argentine reorganization plan in the United States. See "Introduction—Our APE and the Election Offers."

        From our formation through June 30, 2005, we received U.S.$875.1 million in equity contributions. Additionally, on December 12, 2003, our controlling shareholder contributed U.S.$15 million to a trust to effect, together with funds provided by us, the cash payment in connection with the cash option in our APE.

        Fintelco S.A. and its wholly-owned subsidiaries, which we acquired in 1997 continue to be jointly owned by us and Cablevisión and will continue operations with their remaining assets of Ps.0.4 million and liabilities of Ps.22.7 million at November 30, 2004, until the residual liabilities have been paid off. In 1998, we agreed with Cablevisión to make capital contributions in Fintelco S.A. in proportion to our equity interests in that company in order to enable Video Cable Comunicaciones, S.A. to discharge its remaining liabilities. Fintelco S.A. had a shareholders' deficit as of November 30, 2004. Under the Argentine Corporations Law this could result in its dissolution unless its capital is restored to the level required by such law. On June 1, 2005 the government suspended the application of that provision until December 10, 2005 through Decree No. 540/05. Cablevisión S.A. and we each hold 50% of the equity of Fintelco S.A. and, in that proportion, we have undertaken to make the contributions required to enable Fintelco S.A. to pay its and the liabilities of its subsidiaries when due.

        Net cash used in financing activities (excluding shareholders' contributions) amounted to Ps.1.5 million for the six-month period ended June 30, 2005, Ps.12.5 million for the year ended December 31, 2004, Ps.3.4 million for the year ended December 31, 2003 and Ps.257.6 million for the year ended December 31, 2002.

        At June 30, 2005, our consolidated bank and financial indebtedness (including seller financing and accrued interest) was Ps.2,259.2 million (U.S.$750.8 million and Ps.89.4 million). This financial indebtedness was comprised of:

  •
  U.S.$37.6 million under our 10 1/2% Notes due 2018;

  •
  U.S.$96.7 million under our 9 1/4% Notes due 2002;

  •
  U.S.$98.8 million under our 10 1/2% Notes due 2007;

  •
  U.S.$130.8 million under our 13.125% Notes due 2009;

  •
  U.S.$144.0 million under our Floating Rate Notes due 2003;

  •
  U.S.$242.8 million of interest accrued on our old notes through June 30, 2005;

  •
  Ps.89.4 million under short-term bank debt, including interest accrued through June 30, 2005; and

  •
  U.S.$0.1 million of seller financing.

        The significant devaluation of the Argentine currency since January 6, 2002 had a material adverse impact on our financial position due to the exposure of our existing debt, denominated mainly in dollars. On February 1, 2002, we defaulted on the payment of principal and interest on our 9 1/4% Notes due 2002 and interest payments on our 10 1/2% Notes due 2007 due to the situation of the Argentine economy and the political and social crisis that resulted from the economic, exchange, and regulatory measures. For the same reasons, on February 26, 2002, we defaulted on interest payments on our Floating Rate Notes due 2003, and on April 15, 2002, defaulted on interest payments on our 10 1/2% Notes due 2018 and our 13.125% Notes due 2009. All of our existing debt, including all outstanding Notes, is subject to the terms of the restructuring plan set forth in the APE. See "Introduction—Our APE and the Election Offers." Our outstanding Notes contain customary affirmative and negative covenants, including, without limitation, obligations that restrict: (i) indebtedness; (ii) dividend payments or the making of certain restricted payments; (iii) the granting of certain pledges; and (iv) the sale of certain assets of ours and certain of our subsidiaries.

        We generated cash flows from operating activities of Ps.78.9 million for the six-month period ended June 30, 2005, Ps.96.8 million for the year ended December 31, 2004, Ps.109.3 million for the year ended December 31, 2003, and Ps.188.7 million for the year ended December 31, 2002. We used cash for the acquisition of cable systems, the making of contributions to Fintelco S.A., and increase in goodwill and intangible assets of Ps.0.3 million for the six-month period ended June 30, 2005, Ps.1.8 million for the year ended December 31, 2004, Ps.8.3 million for the year ended December 31, 2003 and Ps.1.0 million for the year ended December 31, 2002. In our opinion, our working capital is sufficient for our present requirements.

        Expenses in property and equipment (net of proceeds from sales) of Ps.38.1 million for the six-month period ended June 30, 2005, Ps.39.2 million for the year ended December 31, 2004, Ps.16.6 million for the year ended December 31, 2003, and Ps.11.3 million for the year ended December 31, 2002, have been related to the construction, expansion and upgrading of our existing systems. During 2004 and the first half of 2005, we upgraded our networks to meet higher technological standards throughout our cable systems, and to offer a broader range of different programming alternatives, as well as broadband services in certain areas. From 1992 through June 30, 2005, we have increased our subscriber base primarily through internal growth, by expanding our existing systems and increasing penetration of these systems although we lost a significant number of subscribers due to the Argentine economic crisis in 2002, which we are only gradually recovering. During 2004 and the first half of 2005, we applied a portion of our cash flows from operations to upgrade part of our network to facilitate the provision of broadband services. We spent Ps.38.1 million on property and equipment in the first half of 2005 compared to Ps.22.0 million in the first half of 2004. We have only minimal commitments to capital expenditures required by the terms of our operating licenses. We were required to bring our cable systems fully into compliance with municipal regulations relating to the installation of cables in several areas of the City of Buenos Aires Region (see "Risk Factors—Risks Relating to the Cable Television Industry Generally") by late 2002, but are not in compliance with the City of Buenos Aires regulations as of the date of this prospectus. Although such ordinances generally do not provide for penalties to be imposed on non-compliant cable systems, the Justicia Municipal de Faltas, or Municipal Claims Court, may impose fines on us. If we have sufficient cash flow and financing is available at commercially attractive rates we will seek to continue to upgrade our existing cable systems, including any network upgrades or modifications required by regulatory or local authorities.

        We have often financed acquisitions of cable systems directly with the sellers of the acquired companies. As of June 30, 2005, we owed an aggregate amount of U.S.$0.1 million in connection with these seller financings. All outstanding seller financing obligations connected to the Telemás S.A. acquisition originally matured not later than June 30, 2002, and were subsequently renegotiated and to be paid in 24 monthly installments that commenced in July 2002, as amended in November 2002 and June 2003. The final payment of U.S.$417,889 was made on August 15, 2004. See "The Company—Acquisitions of Cable Networks."

        As of June 30, 2005 our accumulated losses exceeded 50% of our capital and 100% of our reserves. Section 206 of the Argentine Corporations Law establishes mandatory capital reduction in such situations. On June 1, 2005 the government suspended the application of that provision until December 10, 2005 through Decree No. 540/05. This situation will be remedied when we consummate the transactions contemplated in our APE. See "Liquidity and Capital Resources" under the "Recent Developments" section above for an update as of September 30, 2005. See also "Risk Factors—Risk Relating to Multicanal."

Off-balance Sheet Arrangements

        There are no transactions, agreements or other contractual arrangements to which an entity unconsolidated with us is a party that are not currently reflected on our balance sheet.

Contractual Obligations

        Our borrowing requirements are not seasonal, and we have no committed borrowing facilities. The following table details our known contractual obligations as of December 31, 2004. There have been no material changes outside the ordinary course of business in the specified contractual obligations below during the period ended June 30, 2005.

	Payments due by period
	(in thousands of pesos)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations(1)(2)	655	314.3	340.4	—	—
Purchase Obligations(3)	324,546	144,974	178,886	686	—

Total	325,201	145,288.3	179,226.4	686	—

(1)
In addition to the Long-Term Debt Obligations included in the above chart, we also treat U.S.$713.8 million and Ps.82.1 million of outstanding financial debt as due as of December 31, 2004. If we consummate the restructuring contemplated in our APE, we expect to have approximately U.S.$80.3 million of 10-Year Notes outstanding and U.S.$143.0 million of 7-Year Notes (with an average life of six years) outstanding.

(2)
Long-Term Debt Obligations includes financial obligations and acquisition related debt.

(3)
Purchase obligations includes programming obligations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We have not engaged in any market risk sensitive instruments for trading or non-trading purposes. We are exposed to various market risks, including changes in foreign currency exchange rates, interest rates and inflation. Market risk is the potential loss arising from, among other things, adverse changes in foreign currency exchange rates, interest rates and inflation.

        Exchange rate risk exists principally with respect to our indebtedness denominated in currencies other than Argentine pesos. Interest rate risk exists principally with respect to our U.S. dollar-denominated external indebtedness that bears interest at floating rates, as well as with respect to our peso-denominated Argentine bank and financial debt. Obligations converted into pesos according to Decree No. 214/02 are subject to varying interest rates. Communication "A" 3507, as modified by Communication "A" 3561 of the Central Bank, applied, as of February 4, 2002, the CER to the principal amount of foreign-currency-denominated indebtedness converted into pesos. After adjustment in accordance with the CER indexation rate, Communication "A" 3507 further imposed a maximum interest rate of 8%, as of February 3, 2002, on such U.S. dollar-denominated indebtedness converted into pesos. However, we cannot assure you that this Central Bank policy limiting increases in interest rates will remain in place, or that we will not be adversely affected by future fluctuations in the rates charged on our existing debt (either peso-denominated or denominated in dollars and later converted into pesos). Inflation risk exists principally with respect to the adjustment in accordance with the CER of our peso-denominated bank and financial debt. This peso-denominated bank and financial debt is susceptible to inflationary pressures.

        While we realize substantially all of our earnings in Argentina through sales denominated in pesos, a substantial portion of our debt obligations, operating costs (including programming costs) and expenses are and will continue to be denominated in dollars and will therefore be exposed to currency exchange rate risks.

        At December 31, 2004, our net monetary position in dollars subject to foreign currency exchange rate fluctuations was approximately U.S.$648.3 million. Our foreign exchange rate-related exposure is determined based on our monetary position and that of our subsidiaries, and primarily reflects dollar-denominated bank and financial debt and accounts payable, reduced by our cash and cash equivalents and other dollar-denominated assets (mainly receivables).

        The following table provides information on our bank and financial debt and acquisition related debt outstanding at June 30, 2005. Variable interest rates are based on effective rates at June 30, 2005. See Note 7 to the unaudited interim consolidated financial statements for further information. All amounts are presented in thousands.

        Bank and financial debt:

	Currently due(1)	2006
Notes
U.S. dollars	546,692
Fixed rate (average)	11.1%
Floating Rate Notes and bank debt
U.S. dollars	203,972
Pesos	89,171	240
Variable rate (average)	8.8%	14%

        Acquisition-related debt:

	2005	2006
U.S. dollars	109	35

(1)
In 2002, we defaulted on payments on our existing debt and accordingly treat our existing debt as currently due.

        We have not used financial instruments to hedge our exposure to fluctuations in foreign currency exchange or interest rates.

THE COMPANY

Our History and Development

        We are a sociedad anónima (corporation) organized under the Argentine Corporations Law. Our business began on July 26, 1991, with the incorporation of Multicanal S.A. We offered basic cable services to the residents of the City of Buenos Aires and were acquired by the shareholders of Grupo Clarín, directly or indirectly, in October 1992. Since then we have become a leader in Argentina's cable television industry through an acquisition policy that has allowed us to enhance our services and the quality of the programming we offer and increase our market share. We have established foreign operations in Paraguay and Uruguay. Our charter documents provide that our corporate existence will continue until 2090, but this date may be extended by a resolution of our shareholders. Our registered office is located at Avalos 2057, (C1431DPM) Buenos Aires, Argentina, telephone (5411) 5169-4700.

        In 2002, our financial condition was severely affected by Argentina's economic crisis and we defaulted on payments on our existing debt. In 2003, we submitted a restructuring proposal to our creditors set forth in an APE. After obtaining the requisite majority approval of our restructuring proposal in December 2003, we submitted our APE to the Buenos Aires Court requesting judicial confirmation under the Argentine Insolvency Law. Huff objected to the confirmation of our restructuring plan in Argentina and initiated legal action against us in the United States. Our Board sought recognition of our APE in the United States under Section 304 of the U.S. Bankruptcy Code. Our APE has been confirmed in Argentina and its recognition in the United States is subject to our implementation of certain remedies required by the Buenos Aires Court and the U.S. Bankruptcy Court. As of the date of this prospectus, we are in legal proceedings in the United States related to the implementation of the remedies ordered by the U.S. Bankruptcy Court as a condition to recognition of our Argentine reorganization plan in the United States. See "Introduction—Our APE and the Election Offers."

        For a detailed description of our recent principal capital expenditures and divestitures and those currently in progress, see "—Acquisitions of Cable Networks," "—Property, Plants and Equipment" and "—Capital Expenditures and Divestitures."

Business Overview

        We are a multiple system operator (or MSO) with operations in Argentina, Paraguay and Uruguay. A MSO is a cable company that owns multiple cable systems in different locations under the control and management of a single, common organization. As of June 30, 2005, we served approximately 1,099,400 subscribers, of which approximately 966,500 reside in Argentina and the balance reside in Uruguay and Paraguay. We own cable television systems in many of Argentina's most important regions and operate them through three regional clusters.

        We derive revenues primarily from monthly subscription fees for basic cable service. To a lesser extent, we also derive revenues from connection fees and advertising and from fees for premium and pay-per-view programming services, Internet services and magazine distribution. See "—Programming and Other Services."

        Substantially all of our operations, property and customers are located in Argentina. Accordingly, our revenues are primarily in pesos and our financial conditions and results of operation depend primarily on macroeconomic and political conditions prevailing in Argentina. Substantially all of our debt, however, is denominated in U.S. dollars. As a result of the severe economic crisis affecting Argentina since the fourth quarter of 2001, our debt burden became unsustainable. In 2002 we defaulted on payment of our existing debt and focused our efforts and resources on preserving the ongoing viability of our operations. Our first priority was to align our operating costs, to a large extent denominated in U.S. dollars, with our peso revenues. During 2003 we renegotiated various contracts to convert substantially all of our U.S. dollar-denominated costs into pesos.

Business Strategy

        Our business strategy focuses on maintaining our position as a significant cable television company in Argentina and, in the medium and long-term, positioning ourselves to become a provider of broadband services. Our goal is to continue offering high quality services and programming as well as Internet services. In light of the difficult Argentine macro-economic environment of the last few years, we focused initially on preserving the ongoing viability of our operations and, once that was assured, sought to address by means of the APE the long-term restructuring of our balance sheet dictated by our reduced cash flows. We have also emphasized customer service and retention in our efforts to maintain our subscriber base.

        During 2004 we upgraded our networks to meet higher technological standards throughout our cable systems, and to offer a broader range of programming alternatives, as well as broadband services in certain areas.

        We seek to differentiate ourselves from our competitors and reduce subscriber termination rates by focusing on the quality of our customer service, the strength of our brand name and the development of a broader range of cable products and services. Each of our operating regions is managed by a regional manager who is responsible for customer and technical service and who reports directly to our Chief Executive Officer.

        Our strategy has been consistently based on the premise that the continuation of our operations offers our creditors the best prospects for a recovery. To this end, our management has focused on the following measures:

  •
  continuing to provide services to our customers;

  •
  maintaining access to suppliers of programming;

  •
  renegotiating programming and other contracts; and

  •
  controlling expenses.

        Measures implemented in 2004 and 2005 to protect our operating margins included:

  •
  Implementing incentives to retain and/or recover customers;

  •
  Developing an internal system fully integrated with a licensed subscriber management software system (CRM) for billing, collection and customer service purposes to:

  •
  centralize subscriber data and manage account information more efficiently;

  •
  respond more quickly to customers' needs and measure the effectiveness of customer service; and

  •
  enhance subscriber retention initiatives and reduce operating costs due to the reduction in licensing fees as a result of the integration of our own system;

  •
  Requiring payment of a sign-up fee aimed at discouraging customers from subscribing and soon disconnecting;

  •
  Upgrading our networks to provide broadband services;

  •
  Beginning to operate under our Multicanal brand name in our foreign operations in Uruguay and Paraguay to strengthen recognition and brand awareness to attract new subscribers and reduce advertising costs;

  •
  Publication of our monthly magazine "Miradas," which is sold to our subscribers and to the public at large at kiosks throughout the country;

  •
  Enhancing programming by adding new channels such as Disney Channel and VH1; and

  •
  Providing centralized attention to our customers through a single call center.

Cable Networks

        Overview.    We currently operate our cable systems in Argentina through three regional clusters. The following table shows subscriber and related data for all three operating regions as of June 30, 2005, and is based on information published by third parties and our internally generated market information:

	City of Buenos Aires Region	Atlantic Coast & Central Region	Litoral Region	Total
Total Households(1)	3,463,600	1,111,800	778,400	5,353,800
Multicanal Homes Passed(1)(2)(3)	2,947,400	1,097,400	429,200	4,474,000
Multicanal Homes Passed/Total Households	85.1%	98.7%	55.1%	83.6%
Total Cable Subscribers(1)(2)	1,485,600	379,000	181,800	2,046,400
Multicanal Subscribers(2)	508,600	320,100	137,800	966,500
Multicanal Penetration(4)	17.3%	29.2%	32.1%	21.6%
Multicanal Market Share(5)	34.2%	84.5%	75.8%	47.2%

(1)
In areas where we operate. The number of households is calculated based on figures generated internally.

(2)
Numbers rounded to nearest hundred.

(3)
Homes passed by our cable networks.

(4)
Our subscribers as a percentage of total homes passed.

(5)
Our subscribers as a percentage of total cable subscribers.

        City of Buenos Aires Region.    This region consists of cable systems in the City of Buenos Aires, the Greater Buenos Aires Southern and Northwestern Regions and the cities of La Plata, Berisso and Ensenada. The City of Buenos Aires is the federal capital of Argentina and, together with the Buenos Aires metropolitan area, accounts for approximately 12 million inhabitants, representing approximately 35% of the total Argentine population. La Plata is the capital of the province of Buenos Aires, and Berisso and Ensenada are neighboring cities of La Plata. We serve approximately 508,600 subscribers in this region, with 2,947,400 homes passed and 10,500 miles of trunk and feeder cable. We have consolidated the City of Buenos Aires with the Greater Buenos Aires Southern Region using fiber optic loops, and our systems have a capacity ranging from 450 MHz to 750 MHz, with approximately 64.2% of our systems in this region having 750 MHz capacity.

        Atlantic Coast and Central Region.    This region consists of cable systems in ten major cities of the province of Buenos Aires, eight of which are on the Atlantic coast, including Mar del Plata and Bahía Blanca, seven of the largest cities in the province of Córdoba, the second largest province of Argentina in number of inhabitants, and two cities in the province of La Pampa. Our systems serve approximately 320,100 subscribers in this region, with approximately 1,097,400 homes passed and 5,000 miles of trunk and feeder cable. Approximately 45.1% of our systems have a capacity of 450 MHz in this region.

        Litoral Region.    This region consists of cable systems in five cities in the province of Santa Fe, the third largest province of Argentina in number of inhabitants, one city in the province of Entre Ríos, the City of Corrientes in the province of Corrientes, two cities in the province of Chaco and the City of Formosa in the province of Formosa. Our systems serve approximately 137,800 subscribers in this region, with 429,200 homes passed and 2,400 miles of trunk and feeder cable. Our systems have a capacity ranging from 350 to 750 MHz in this region.

        Network Architecture.    Our strategy emphasizes high technological standards for our cable television systems. During 2004 and the first half of 2005, we upgraded our networks to meet higher technological standards throughout our cable systems and to offer a broader range of programming alternatives as well as broadband services in certain areas.

        We use a FSA design to upgrade or rebuild our network because it permits bi-directional transmission. FSA network architecture is a design of cable network fiber trunks and coaxial cable extensions which connect programming headends to the distribution network and allow signals to flow both to and from headends and the distribution network.

        Our FSA network is made up of five levels.

  •
  Level 1. The first level consists of a principal headend and the fiber optic cable used to link it with the secondary or back up headends. This link has redundant capacity and enhances the reliability of our service.

  •
  Level 2. The second level, Optical Transition Node (or OTN), consists of buildings equipped with the technology necessary to provide the different services we offer or plan to offer, as well as the fiber optic ring that links each of these buildings between themselves and with the principal headend.

  •
  Each Level 1 is composed of several Level 2s or OTNs. These two levels together form the backbone of our network.

  •
  Level 3. The third level consists of the fiber optic cable that links the OTNs with "nodes." These nodes are equipped with optical signal receivers. Each node converts optical signals to electrical codes which are transmitted by coaxial cable to subscribers' homes. The design of our nodes permit each node to be further subdivided into four, increasing the number of homes that may be passed without significant additional investment.

  •
  Level 4. The fourth level consists of a coaxial cable network that covers the serving area. The serving area includes the cable network to, but does not include the connection with, the homes passed. This network is fed by the fiber optic cable and the optical signal receiver of the third level. The coaxial cable used in the upgrade or rebuilding of our FSA network is mostly 750 MHz.

  •
  Level 5. The fifth level consists of taps into the coaxial cable network for the direct connections to the subscribers.

        Our FSA network architecture creates a flexible network that can be used as a platform for additional services and products, including cable modems for Internet access and telephony services. It allows us to:

  •
  monitor our networks;

  •
  offer approximately 80 analog channels;

  •
  offer approximately 100 digital channels (assuming a 6-to-1 compression ratio); and

  •
  offer additional premium and pay-per-view services.

        Currently, approximately 38.4% of our network has a capacity of 750 MHz.

Acquisitions of Cable Networks

        From our creation in 1991 until 2001, we followed a systematic approach in acquiring, consolidating and operating cable television systems, selected on the basis of their subscriber base, location, operational characteristics and growth prospects. During that period, we completed 121 acquisitions, adding approximately 1,242,400 subscribers to our subscriber base.

        We improved the operating performance and cash flow of the acquired cable television systems by:

  •
  consolidating them into regional clusters;

  •
  eliminating duplicative personnel and office locations;

  •
  creating regional customer service centers and headends; and

  •
  centralizing corporate support functions.

        In addition to our acquisition strategy, we sought to increase our subscriber base by extending the number of homes passed by our systems. Despite the adverse economic conditions that affected Argentina in recent years, we have not discontinued our attempts to increase our penetration rates by promoting a distinct image of high quality programming and superior customer service. During the year ended December 31, 2004, mainly due to the recovery of the Argentine economy, we added approximately 76,300 subscribers. During the first half of 2005, we continued to increase subscribers with a net addition of approximately 41,600 subscribers.

        We have restructured our corporate organization on six occasions to rationalize and streamline our operations. Several regulatory approvals required in connection with these corporate reorganizations are currently pending. See "—Regulatory Overview" for a discussion of several governmental approvals which are applicable to our reorganizations.

Foreign Operations

        Uruguay.    On May 2, 1997, through our wholly-owned subsidiary Adesol S.A., we acquired 75% of Telemás S.A., a company that provides programming and management services to UHF systems and to another seven cable operators in Uruguay. Telemás S.A. receives a fee for its programming and management services. This fee accounts for approximately 90% of the monthly billing generated by each cable operator. On July 15, 1999, we caused Adesol S.A. to acquire the remaining 25% of Telemás S.A. and we agreed to pay U.S.$12.4 million in six semiannual installments, which were due and paid before December 31, 2004. As a result of the acquisition, the aggregate number of subscribers served by us in Uruguay is approximately 86,000 as of June 30, 2005. In the City of Montevideo and Canelones, the UHF system served by Telemás offers fifteen channels and competes with other cable systems offering more than fifty channels. There is no exclusivity. We cannot assure you that the UHF system will be able to compete with the cable systems successfully in the future.

        Paraguay.    As of June 30, 2005, we owned the following companies in Paraguay:

  •
  Cablevisión Comunicaciones S.A.E.C.A., which provides cable television services in Paraguay; and

  •
  Televisión Dirigida S.A.E.C.A., which provides UHF services in Paraguay and, together with Cablevisión Comunicaciones, S.A.E.C.A. served approximately 46,900 subscribers and had an estimated market share of 75.8% as of June 30,2005.

        On September 1, 2004 our operations in Paraguay began to operate under our Multicanal brand name.

        The following table is based on information published by third parties and our internally generated market information and sets forth certain information relating to our cable television systems within Paraguay and Uruguay as of June 30, 2005:

	Paraguay	Uruguay
Total Households(1)(2)	341,000	527,000
Multicanal Homes Passed(1)(2)(3)	327,300	520,000
Homes Passed/Total Households	96.0%	98.7%
Total Cable Subscribers(2)(4)	61,900	210,000
Multicanal Subscribers(4)	46,900	86,000
Multicanal Penetration(5)	14.3%	16.5%
Multicanal Market Share(6)	75.8%	41.0%

(1)
Numbers rounded to nearest thousand. The number of households is calculated based on figures generated internally.

(2)
In areas where we operate.

(3)
Homes passed by our cable networks.

(4)
Numbers rounded to nearest hundred.

(5)
Our subscribers as a percentage of total Multicanal homes passed.

(6)
Our subscribers as a percentage of total subscribers.

Programming and Other Services

Programming

        We purchase basic and premium programming from more than 20 program suppliers, including Grupo Clarín affiliates. Several programming suppliers have agreed to provide us volume discount pricing structures because of our growth and market share. Due to the macro-economic crisis that Argentina suffered in the last few years, growing inflation and higher gross churn rates before 2003, the terms of our programming contracts, which before 2002 generally ranged from 24 to 36 months and were typically based on a flat fee, are now being renewed for an average period of 12 to 24 months with varying fees. Some of our programming arrangements are with affiliates of our parent company, Grupo Clarín. Most of these contracts contain a provision requiring that their pricing be renegotiated in the event that the peso depreciates beyond a certain level with respect to the U.S. dollar. Our programming costs expressed as a percentage of net revenues were 29.1% for the six-month period ended June 30, 2005, 29.4% for the year ended December 31, 2004, as compared to 30.1% for the six-month period ended June 30, 2004, 31.6% for 2003 and 32.6% for 2002. Total programming costs are largely comprised of costs of programming in key categories like sports and movie channels. Programming costs for sports channels (including payments made to a joint venture in which our shareholder Grupo Clarín owns a 50% interest) are approximately 50% of total programming costs. Programming costs for movie channels are approximately 30% of total programming costs. In March 2005, we added the Disney Channel to our children's programming channels.

Basic Service

        Throughout most of Argentina, we offer subscribers a uniform basic service plan at an average monthly fee of Ps.44.6 (plus value-added taxes) at June 30, 2005. The basic service provides between 42 and 78 channels to our subscribers, depending on the capacity of the local networks. We divide our programming services into categories, including movies and television series, news, sports, children's programming, women's programming, music, over the air and general interest/other.

        The following table sets forth information regarding the programming we offer customers through many of our systems:

Programming Service	Origin	Language
MOVIES AND TELEVISION SERIES
I-SAT	Argentina	Spanish*
SPACE	Argentina	Spanish*
FILM & ARTS	Argentina	Spanish*
RETRO	Argentina	Spanish
VOLVER	Argentina	Spanish
CINECANAL	U.S.A.	English*
FOX	U.S.A.	Spanish*
HALLMARK	U.S.A.	Spanish*
SONY ENTERTAINMENT	U.S.A.	Spanish*
TNT	U.S.A.	Spanish*
THE FILM ZONE	U.S.A.	Spanish*
THE WARNER CHANNEL	U.S.A.	Spanish*
EUROPA-EUROPA	Europe	Spanish*
EUROCHANNEL	Europe	English
AXN	U.S.A.	Spanish*
NEWS
CVN	Argentina	Spanish
TODO NOTICIAS	Argentina	Spanish
CNN INTERNACIONAL	U.S.A.	English
CNN SPANISH	U.S.A.	Spanish
CANAL 26	Argentina	Spanish
CRONICA TV	Argentina	Spanish
BBC WORLDWIDE	U.K.	English
SPORTS
TYC SPORTS	Argentina	Spanish
MULTIDEPORTES	Argentina	Spanish
ESPN	U.S.A.	Spanish
FOX SPORTS	U.S.A.	Spanish
ESPN INTERNACIONAL	U.S.A.	Spanish
CHILDREN'S PROGRAMMING
JETIX	U.S.A.	Spanish
BOOMERANG	U.S.A.	Spanish
MAGIC KIDS	Argentina	Spanish
CARTOON NETWORK	U.S.A.	Spanish
DISNEY CHANNEL	U.S.A.	Spanish
NICKELODEON	U.S.A.	Spanish
DISCOVERY KIDS	U.S.A.	Spanish
WOMEN'S PROGRAMMING
FASHION TV	Argentina	Spanish
UTILISIMA SATELITAL	Argentina	Spanish
COSMOPOLITAN	U.S.A.	Spanish
MUSIC
MUCH MUSIC	Canada	Spanish
SOLO TANGO	Argentina	Spanish
MTV	U.S.A.	Spanish
ROCK AND POP T.V.	U.S.A.	Spanish

CM CRONICA MUSICAL	Argentina	Spanish
OVER THE AIR
ARTEAR	Argentina	Spanish
AMERICA	Argentina	Spanish
CANAL 9	Argentina	Spanish
CANAL 7	Argentina	Spanish
TELEFE	Argentina	Spanish
GENERAL INTEREST/OTHER
PLUS SATELITAL	Argentina	Spanish
METRO	Argentina	Spanish
GOURMET.COM	Argentina	Spanish
CANAL RURAL	Argentina	Spanish
INFINITO	Argentina	Spanish
MAGAZINE	Argentina	Spanish
GUIA EN PANTALLA	Argentina	Spanish
THE HISTORY CHANNEL	U.S.A.	Spanish
TV 5	France	French
DEUSTCHE WELLE	Germany	German
RAI	Italy	Italian
EL CANAL DE LAS ESTRELLAS	México	Spanish
TVE ESPAÑA	Spain	Spanish
TV CHILE	Chile	Spanish
DISCOVERY	U.S.A.	Spanish
P&E	Argentina	Spanish
MUNDO OLE	U.S.A.	Spanish*
E! ENTERTAINMENT TELEVISION	U.S.A.	Spanish*
ARGENTINISIMA	Argentina	Spanish
ANIMAL PLANET	U.S.A.	Spanish
NUEVA IMAGEN	U.S.A.	Spanish
EWTN	U.S.A.	Spanish
LOCOMOTION	U.S.A.	Spanish
BLOOMBERG TV	U.S.A.	Spanish
GALICIA TV	Spain	Spanish
PEOPLE & ARTS	U.S.A.	Spanish*
CANAL A	Argentina	Spanish
DISCOVERY—HOME AND HEALTH	U.S.A.	Spanish*
NATIONAL GEOGRAPHIC	U.S.A.	Spanish*
REALITY TV	U.S.A.	Spanish*
PREMIUM CHANNELS
MOVIE CITY	U.S.A.	English
CINE CANAL 2	U.S.A.	English
HBO	U.S.A.	English
HBO PLUS	U.S.A.	English
CINEMAX	U.S.A.	English
VENUS	Argentina	Spanish*
PLAYBOY	U.S.A.	Spanish*
TYC MAX	Argentina	Spanish

*
Includes programming in English with Spanish subtitles.

Premium and Pay-Per-View Services

        We were the first Argentine cable operator to develop and offer premium channels in Argentina. Currently we offer premium services in all regions in which we operate. Our premium services include programming dedicated to live soccer, movies and adult programming. As of June 30, 2005, the penetration rate of the movie and adult programming premium service (subscribers for movies and adult programming divided by total subscribers) was approximately 8.4%.

        To receive premium programming, subscribers pay an incremental monthly fee ranging from Ps.5 to Ps.57.5 (plus value-added taxes). To receive the service, premium subscribers must either rent or purchase from us an addressable set top unit. Approximately 110,900 set tops are currently in use by our subscribers, an increase of 16,800 set tops from December 31, 2003, which we attribute to the recovery of the purchasing power of our customers resulting from improved economic conditions in Argentina. We purchase addressable set top units with the capability of decoding audio and video signals.

        Set top units also have the capacity for pay-per-view service. We have introduced pay-per-view programming to subscribers with set top units, including sports events and movies. Subscribers can elect to receive both individual events and a series of events through the pay-per-view service.

        We were the first operator to launch a weekly live soccer program, El Clásico del Domingo, which is now available in all of our systems either on a subscription basis at an average monthly premium fee of Ps.13.7 (plus value-added taxes), or as a pay-per-view service in the regions where we have introduced addressable technology (set top units). As from February 2005, El Quinto Partido is transmitted through the basic service, and subscribers no longer need set top units to view this program. In its place the Edición Especial together with El Clásico del Domingo are now offered as single premium package called Super Domingo. This package became available either as a premium service at an average monthly fee of Ps.21.30 (plus value-added taxes) as of June 30, 2005, or as a pay-per-view service in those regions where addressable technology has already been implemented. We estimate that the soccer premium service has achieved a 4.96% penetration rate within our subscriber base.

        We have targeted the enhanced revenue opportunities associated with premium service and have been working with other cable operators and cable programming providers to create additional premium tiers by adding new premium channels. We can give no assurance that this type of tiering will be accomplished, since creating additional premium tiers requires industry-wide cooperation and agreement.

Magazine

        Since April 2003 we have published a monthly magazine titled Miradas. Miradas covers a broad spectrum of topics, including movies, television programs, national and international news, interviews, leisure information and information on Multicanal programming. The magazine is sold to our subscribers at a cost of Ps.2.40 (plus value-added taxes), and commercially at kiosks throughout the country at a cost of Ps.4.14 (plus value-added taxes) per issue. From the magazine's inception in April 2003 to June 30, 2005 we have sold on average 140,000 copies per month.

Internet Access

        We currently provide Internet high-speed access through two-way modems (broadband) under the name "Flash," and as of June 30, 2005 provided the service to approximately 36,800 subscribers in the City of Buenos Aires and La Plata City, Córdoba, Mar del Plata, Rosario and Santa Fe. We do not charge any up-front fee for the installation of cable modems. Under the arrangement with Prima, customers were charged a monthly fee of Ps.32.9 (plus value-added taxes) for Internet access through

128 Kbps, Ps.69.9 (plus value-added taxes) for Internet access through 256 Kbps speed and Ps.79.9 (plus value-added taxes) for Internet access through 512 Kbps and 1,024 Kbps speed at December 31, 2004. In June 2005, we discontinued a revenue-sharing agreement entered into with Prima to facilitate the rendering of Internet services. Under that agreement we received 50% of the monthly fees charged by Prima, the largest Internet content and service provider in Argentina, to our subscribers for Internet services, including access to Prima's content. We now invoice Internet access services (excluding access to content which is invoiced by Prima) directly to our subscribers on a monthly basis.

Advertising Revenue

        We also provide advertising services. These services accounted for 2.2% of our net revenue for the six-month period ended June 30, 2005, 2.5% of our net revenues in the year ended December 31, 2004, 1.8% of our net revenues in 2003, and 1.8% of our net revenues in 2002. We develop cable television advertising services as a means to increase our net revenues.

Revenues by Category of Activity and Geographic Market

        The following table sets forth our revenues by category of activity and geographic market for the last three years and for the six-month periods ended June 30, 2004 and June 30, 2005.

	Six months ended June 30,		Year ended December 31,
	2005	2004	2004	2003	2002
	(millions of pesos)
	Ps.	Ps.	Ps.	Ps.	Ps.
Net revenues	306.6	266.2	556.6	507.5	582.1
From subscriptions	291.9	257.0	533.5	489.1	563.9
From advertising	6.2	5.5	13.8	9.3	9.4
From other(1)	8.5	3.7	9.2	9.0	8.8
Revenues from:
Argentina	273.5	234.9	489.4	443.2	501.2
International	33.1	31.3	67.2	64.3	80.9

(1)
Included in this category are revenues from cable-modem (broadband) services, which amounted to Ps.3.0 million for the six-month period ended June 30, 2005, Ps.0.6 million for the six-month period ended June 30, 2004, Ps.2.1 million for the year ended 2004, Ps.1.1 million for the year ended 2003 and Ps.0.9 million for the year ended 2002.

Marketing and Customer Service

        We seek to differentiate ourselves from our competitors on the basis of the strength of our brand name and our focus on the quality of our customer service.

The Multicanal Brand Name

        We have taken and continue to take action to promote our corporate image with the public and increase consumer awareness of our brand name. We began trademarking the names of our cable television operations in 1994. Most of our operations, except for those in Uruguay and certain areas in the Province of Buenos Aires, operate under our brand name. We continued to expand the use of our brand name throughout Argentina during 2004, except in some regions in the interior where we utilize shared branding between well-regarded local trademarks and our trademark. On September 1, 2004 our operations in Paraguay began to operate under our Multicanal brand name.

        We employ advertising in a variety of forms to increase our brand awareness and customer recognition. These forms include:

  •
  advertising in print media, including both national and local newspapers and magazines;

  •
  publishing a monthly programming guide for our subscribers;

  •
  advertising on national and local radio stations;

  •
  advertising on our cable systems;

  •
  advertising on billboards;

  •
  sending mailings to subscribers and non-subscribers offering special promotions;

  •
  our "Attention Centers," which are designed to be both sales centers and customer service centers; and

  •
  other advertising campaigns.

Superior Customer Service

        On January 1, 2004, we implemented a subscriber management software system called Customer Relationship Management (or CRM), which we have licensed from Oracle Argentina S.A. Additionally, we developed our own system, which was fully integrated with CRM for billing, collection and customer service purposes. We have fully implemented this system in most regions of Argentina where we operate, and believe that this technology will enable us to centralize subscriber data and manage account information more efficiently, respond more quickly to customers' needs and measure the effectiveness of customer service and subscriber retention initiatives and reduce operating costs due to the reduction in licensing fees payable to Oracle Argentina S.A. as a result of the integration of our own system.

Billing and Subscriber Management

        Our billing system was centralized in the regions and cities where we have deployed the CRM system. Our billing systems for our Argentine subsidiaries Televisora Privada del Oeste S.A. and Teledifusora San Miguel Arcángel S.A., are decentralized. We integrated our operations in Paraguay into our centralized billing system in March 2005, and our operations in Uruguay were centralized in July 2005. Subscribers receive a bill issued by our regional administrative office in their home area. We bill all of our subscribers in advance for monthly basic cable service. Subscribers are given 30 days from the date of issuance to pay their bills without penalty. As of June 30, 2005, an average of 88% of our subscribers paid their bills within this period. We seek to enforce a strict disconnection policy. If subscribers do not pay their bills within the first 30 days, they receive a telephone call indicating that their account is overdue. We then send a claim letter seeking overdue payments still pending after the expiration of the next monthly billing cycle. In the third month, we no longer mail either a bill or the monthly programming magazine to the subscriber and, if payment is not received, we disconnect the subscriber as soon as practicable after the expiration of this period. Our efforts to improve customer retention and collections in 2004 have resulted in a reduction in the lag between invoicing and collection and, accordingly, a decrease in our charges for doubtful accounts.

Management of Churn

        Churn means subscriber termination. We determine our churn rate by calculating the total number of disconnected cable television customers over a given period as a percentage of the initial number of cable television customers for the same period. We experienced higher churn rates in 2001 and 2002, as compared to prior years, with our annual gross churn rate averaging 32.4% in 2001 and 43.8% in 2002.

In the year ended December 31, 2003 our churn decreased to 20.5%, to 16.1% in the year ended December 31, 2004 and further decreased to 13.0% in the six-month period ended June 30, 2005. We experienced a net addition of approximately 32,000 subscribers during the year ended December 31, 2003, and a net addition of approximately 76,300 subscribers during the year ended December 31, 2004. During the first half of 2005 we continued to increase subscribers with a net addition of approximately 41,600 subscribers.

        We believe that our higher churn rates until December 2002 were principally due to the continued slowdown of the Argentine economy that began in 1998, an increase in the value-added taxes imposed on cable television services and the loss in the purchasing power of the peso generated by its devaluation and high inflation rates during 2002, together with the increase in prices of basic and premium services. However, during 2003 and 2004 our churn rate decreased significantly, mainly due to the economic recovery in Argentina and our decision in April 2002 to re-institute an initial activation or sign-up fee.

        To reduce our churn rate and to address associated risks, such as the difficulty in collecting receivables, we pursue a vigorous customer service and retention policy. However, we cannot assure you that we will be able to maintain a comparatively low rate of churn in the future.

Competition

        The pay television business in Argentina is very competitive. We face competition from other cable television operators and providers of other television services, including direct broadcasting, satellite and wireless cable services. We also face competition from other broadband service providers. As a result of the non-exclusive nature of our licenses, many of our cable systems have been overbuilt by one or more competing cable networks. In the past this led to aggressive competition and marketing programs to encourage subscribers to switch networks, a trend which has slowed since our decision in 2002 to require a sign-up fee. Free broadcasting services are currently available to the Argentine population mainly from four privately-owned television networks (one of which is controlled by our shareholders) and their local affiliates and one state-owned national public television network. There are also some independent operators in cities in the interior of the country.

        Although the Argentine cable industry, with over 700 operators, which compete primarily on the basis of customer service and brand recognition, is highly fragmented, two MSOs, Cablevisión S.A. and we, account for a significant portion of the market. A third MSO, Supercanal, operates in the northwest of Argentina but does not compete directly with us or Cablevisión S.A. A fourth MSO, Telecentro S.A, is focused in the City of Buenos Aires region and Greater Buenos Aires. As of June 30, 2005, our penetration rate in the Argentine cable market (measured by subscribers) was approximately 21.6%. Among the cable systems, competition is based primarily on:

  •
  price;

  •
  programming services offered;

  •
  customer satisfaction; and

  •
  quality of the system.

        We believe that we are able to compete efficiently against other providers of pay television services, based on our competitive pricing, the large number and quality of channels we offer (including the recent introduction of the Disney Channel) and the attention we give customer claims through our call center. We also seek to attract and retain customers through our vigorous customer service policies. See "—Marketing and Customer Service."

        MMDS.    MMDS, often referred to as wireless cable, is a pay television distribution technology based upon a microwave transmission system which operates from a headend, consisting of a satellite receiver or other equipment. Programming is then transmitted by microwave transmitters from an antenna located on a tower or on top of a building to a small receiving antenna located at a subscriber's premises, where the encoded microwave signals are decoded. Although establishing an MMDS network is less capital intensive than constructing a cable television network, we believe that cable television has competitive advantages over MMDS:

  •
  MMDS transmissions cannot be received in "shadowed" areas where microwave transmission is blocked by terrain, buildings or other physical objects. In some cases, however, signal blockages may be overcome through the use of low power signal repeaters which retransmit an otherwise blocked signal over a limited area; and

  •
  MMDS has limited channel capacity, lower reliability and lower quality of signal.

        We provide MMDS service in the cities of Mar del Plata and Tres Arroyos and serve approximately 2,300 MMDS subscribers in these areas. There are presently approximately 200 MMDS operators serving approximately 60,000 subscribers in Argentina.

        DTH ("Direct to Home").    DTH systems use high power satellites to deliver signals to satellite dish antennae at homes, hotels and apartment buildings. In comparison to MMDS signals that are locally transmitted, a DTH satellite footprint can cover large land areas. High frequency Ku-Band DTH technology, which permits the use of a smaller satellite receiver dish of 60 centimeters, offers more channels and better picture quality than C-Band DTH technology. DTH service in Argentina is regulated by the Broadcasting Law.

        At present, only two companies, DTH S.A. and DirecTV Latin America, LLC, provide DTH services in Argentina. DTH S.A. offers approximately 24 video channels to its estimated 6,000 subscribers. On March 26, 2000, DTH S.A. initiated a concurso preventivotogether with Supercanal Holdings S.A. as well as other companies that form part of the Supercanal Group. Supercanal's proceedings to determine the composition of creditors prior to adjudication in bankruptcy are currently suspended. DirecTV Latin America, LLC, is a consortium comprised of Hughes Communications, Inc., a division of the Hughes Electronics subsidiary of General Motors Corporation and the Cisneros Group.

        DTH service may grow throughout Argentina, primarily in rural areas where there are no cable networks. Although we believe that cable television has advantages over DTH because cable television does not require the subscriber to bear the up-front cost for the purchase of an outdoor reception dish and related hardware necessary for DTH, we cannot assure you that DTH will not in the future become a significant competitor in Argentina's pay television market.

Regulatory Overview

        The installation and operation of cable television service in Argentina is governed by the Broadcasting Law, as amended, and related regulations. The cable television industry is principally regulated and supervised by Comfer. The Department of Press and Transmission supervises Comfer and reports directly to the Argentine executive branch. It also supervises the general enforcement of the Broadcasting Law and the regulatory framework for the industry.

        Comfer has the authority to:

  •
  grant operating licenses on a non-exclusive basis and extend the term of these licenses;

  •
  approve the shareholders of licensed companies and the transfer of shares or other ownership interests in licensed companies;

  •
  supervise the cultural, artistic and legal content of programming;

  •
  approve amendments to the bylaws of licensed companies; and

  •
  impose penalties on licensed companies in the form of fines, suspension of advertising and the revocation of licenses (see "Legal Proceedings—Regulatory Proceedings").

        Rates charged by cable television companies are not presently regulated.

        As a condition to obtaining a broadcast license, a cable operator must demonstrate that it has received permission to utilize municipal airspace from the relevant municipality and that it has obtained the rights to install poles that will carry the cable unless the cable is to be installed underground. The Comisión Nacional de Comunicaciones (the National Communications Commission or CNC) must approve the operator's technical plans for installation of cable service on poles.

        The CNC monitors compliance with technical regulations related to installation of cable networks through its surveillance of the use of the broadcasting spectrum and the granting of frequencies.

        Cable television companies in Argentina are required to obtain a non-exclusive broadcasting license from Comfer to carry and distribute programming over their cable networks. Comfer licenses have an initial fifteen-year term. At the end of this term, the licensee may apply for a one time ten-year extension and, according to the Broadcasting Law, Comfer must grant the extension if it verifies that the licensee has complied, during the first term, with all of the requirements and obligations set forth in the Broadcasting Law. The Broadcasting Law does not allow subsequent renewals when the ten-year extension term elapses. As a result, once the ten-year extension term elapses we may be forced to apply for new licenses. However, pursuant to the terms of Decree No. 527/05, the expiration of broadcasting licenses in effect on May 24, 2005 has been suspended for a period of ten years. As a result of the Decree, such licenses continue to be valid during the 10-year suspension period and remain valid following the 10-year suspension period for the number of years that were remaining as of May 24, 2005. Decree No. 527/05 requires that broadcasting companies like us with licenses to which it would apply submit to Comfer within two years for its approval proposals that would make broadcasting time available for programming that contributes to the protection of the national culture and the education of the population. Notwithstanding the suspension, the provisions of the Broadcasting Law enabling Comfer to cancel licenses under certain circumstances remain in effect. As of the date of this prospectus, we have not yet submitted such proposals. We cannot assure you that Decree No. 527/05 or its application will not be amended in the future or that Comfer will approve any proposals that we may submit.

        Under the terms of the Broadcasting Law, and before Decree No. 527/05, we expected to be granted all extensions for which we had applied. Because cable television licenses are directly granted by Comfer, if Comfer verifies that the laws and obligations have been complied with, it may grant a new license. As of June 30, 2005, the weighted average remaining life of our licenses was 7.77 years, based on the number of subscribers and the assumption that we will qualify in all cases for the ten-year extension. In the event that Comfer denies us an extension of a license in a specific area, we must cease operations in such area, seek to acquire a company that has a valid broadcasting license for the area or apply for a new license in our own name. We cannot assure you that there will be a cable company with a valid license operating in such an area, that we will be able to acquire such a cable company, or that if we apply for a new license in our name, that such licenses will be granted.

        Due to an injunction imposed in 2001 by a federal judge investigating Comfer's practices, including with respect to the granting of cable television licenses in recent years, Comfer was from December 2001 to May 2005 prevented from authorizing the transfer of shares of certain licensees, including us. The injunction was lifted on May 13, 2005. We can give you no assurance, however, that Comfer will approve all share transfers in which we have been involved.

        In addition, due to the various corporate reorganizations we have undergone, several licensee-operating companies have been merged into us. In some cases operating companies merged into us hold licenses for areas where we already hold a license and, because we are not legally allowed to keep both licenses, we have elected in most cases to keep in force the license with the longest remaining period of life. However, we cannot guarantee that Comfer will approve our choice to do so. Broadcasting licenses are transferable upon approval by Comfer and subject to compliance with the regulatory conditions set forth in Resolution No. 1110/01.

        Comfer issues broadcasting licenses upon a review of several qualifications of the applicant and its shareholders and partners. Under Section 45 of the Broadcasting Law, a licensee's shareholders and partners must:

  •
  be Argentine nationals that do not have corporate, legal or other affiliations with foreign media or broadcasting entities;

  •
  have good moral qualifications and no criminal record;

  •
  possess financial capabilities of which evidence is presented; and

  •
  not be a judge, legislator, public official or a member of the Armed Forces.

        In addition, in the event one or more of the licensee's shareholders is a corporation, the corporate shareholder must be duly organized and the members of its board of directors must meet the conditions set forth above, except that the directors of the corporate shareholder are not required to show financial capability.

        Section 46 of the Broadcasting Law establishes that licensed companies may not be affiliates, subsidiaries or under the control of foreign persons. Law No. 25,750, passed on June 18, 2003, requires that corporations in media-related businesses be owned by Argentine persons and establishes a maximum potential foreign ownership of such companies at 30% of the outstanding capital stock representing 30% of the voting rights. These requirements can be waived if the Argentine executive branch agrees and there is a bilateral treaty granting non-discriminatory treatment. Currently, such treaties exist between Argentina and the United States, Italy and France. See "Risk Factors—Risks Relating to Argentina."

        Finally, Section 45 of the Broadcasting Law requires Comfer approval for any transfer of shares in a licensee company, including the roll up transaction discussed in "Major Shareholders and Related Party Transactions—Overview of Grupo Clarín." In the event that a shareholder or partner of a licensee company is another company, Comfer has the authority to review that company's shareholders and determine whether they comply with the requirements set forth in such Section 45. Comfer has authorized the shareholders of Grupo Clarín as shareholders of several licensed companies that were merged into us. However, Comfer has not yet authorized AGEA, a corporation controlled by Grupo Clarín, and Grupo Clarín as our shareholders. We have given notice but not yet obtained the required approvals from Comfer in connection with all of our acquisitions of shares in companies which hold licenses and the transfer of licenses to us by certain of the subsidiaries merged into us.

        Failure to obtain Comfer's approval of the transfer of an ownership interest in a licensed company may result in the unwinding of the transfer. Violation of Comfer regulations regarding the transfer of an ownership interest in a licensed company can result in the revocation of the license of the licensee that violated the Comfer regulations.

        We have notified Comfer of the following transactions, among others, but Comfer has not yet approved them:

  •
  our acquisition in 1996 of the Megacable Group;

  •
  the subscription of shares in us by AGEA on April 7, 1998;

  •
  our acquisition in 1997 of an interest in Video Cable Comunicaciones, S.A. (or VCC), systems in the city of Bahía Blanca (which we refer to as the Bahía Blanca Systems) and the three cable systems in the Province of Santa Fe, owned jointly by us and Cablevisión S.A. (which we refer to as the Santa Fe Systems);

  •
  the transfer of shares resulting from the division of the subscribers, assets and liabilities of VCC, the Bahía Blanca Systems and the Santa Fe Systems with Cablevisión S.A.; and

  •
  the shareholders of Grupo Clarín's transfer to Grupo Clarín and Multicanal Holding LLC of 94% of our capital in December 1999 and of the remaining 6% in February 2000.

        The division of the operations of VCC resulted in the transfer of several broadcasting licenses of the VCC's companies to us. Comfer Resolution No. 870/93 establishes regulatory procedures for the transfer of a license. We have followed these procedures. On July 16, 2001, Comfer issued Resolution No. 1110/01, establishing the procedure and documentation necessary for the transfer of shares, interests and licenses. This resolution granted petitioners a term of 90 days to complete the documentation required to be filed with Comfer. The 90-day term expired on December 4, 2001. Although we have completed the documentation in accordance with the new procedure, there are documents that we were not able to file because we could not obtain them from previous license holders. While we have requested those documents they have not been provided to us by the previous license-holders. As of the date of this prospectus we are not aware of the suspension of any transfers.

        Additionally, Comfer must approve any elimination of headends. We are awaiting approvals for several headend eliminations resulting from the acquisition and division of VCC. Although we expect to receive all of the required approvals, we cannot assure you that Comfer or any successor agency will grant all of the approvals.

        The Broadcasting Law provides that Comfer may cancel licenses because of, among other things:

  •
  fraud regarding ownership of the licenses;

  •
  approval by the competent corporate authority of a licensed company of any transfer of ownership interests without Comfer's approval; and

  •
  any false statement made by the licensee in connection with the assets affected to the service being provided under the license.

        In the past, the application of the regulatory framework by Comfer has resulted in numerous and, in the aggregate, substantial fines. Comfer also periodically agreed to "payment programs" that resulted in material discounts from the face value of the fines imposed and deferrals of payment dates. Since November 20, 2002, Comfer has classified under Resolution No. 830/02, sanctions for violations of the Broadcasting Law as either a falta grave (severe violation) or as a falta leve (minor violation). Minor violations are sanctioned by llamados de atención (reprimands) and apercibimientos (warnings). Severe violations, such as the broadcast of obscene programs or the illegal installation and operation of a cable system, are subject to incremental fines, which may, in the case of numerous severe violations, eventually lead to the revocation of the license. We can give no assurance that we will not be sanctioned or have any of our licenses revoked under Resolution No. 830/02.

Antitrust Considerations

        Our operations are subject to the Argentine antitrust law (Law No. 22,262, enacted in 1980, as amended in 1995 by Law No. 24,481) (which we refer to as the Argentine Antitrust Law), which provides that certain acts, including:

  •
  fixing, establishing or altering market prices, directly or indirectly, through concerted actions;

  •
  limiting or controlling, by means of concerted action, technical developments or investments in the production, distribution or marketing of goods or services; and

  •
  entering into agreements or undertaking concerted actions to distribute zones, markets, clientele or sources of supply, in each case that limit, restrict or distort competition or which constitute an abuse of a dominant position in the market, may give rise to penalties. Penalties include fines payable by the entity engaged in the prohibited practice and its directors, legal representatives, attorneys-in-fact, managers, statutory auditors or members of the supervisory committee, all of which are jointly and severally liable. In addition, Argentine antitrust law vests the Comisión Nacional de Defensa de la Competencia, or National Commission for the Defense of Competition (or CNDC) with the power to order a party to abstain from or cease any anti-competitive activities, and to request the relevant court to liquidate or dissolve companies violating the law.

Organizational Structure

        The following table sets forth our consolidated subsidiaries, including significant subsidiaries, as of June 30, 2005, including the country of incorporation, ownership interest and percentage of voting power held.

Subsidiary	Country of Incorporation	Ownership Interest*
AVC Continente Audiovisual S.A.	Argentina	90%
CV Berazategui S.A.	Argentina	70%
Delta Cable S.A.	Argentina	84%
San Lorenzo TV Cable S.A.	Argentina	100%
TV Cable San Francisco S.A.	Argentina	100%
Telesur Teledifusora Río Cuarto S.A.	Argentina	100%
Televisora Privada del Oeste S.A.	Argentina	51%
La Capital Cable S.A.	Argentina	50%
Chaco TV Cable Color S.R.L.	Argentina	100%
Teledifusora San Miguel Arcángel S.A.	Argentina	50%
Tevemundo S.A.	Argentina	100%
Cable Imagen S.R.L.	Argentina	100%
Televisión Dirigida S.A.E.C.A.	Paraguay	90%
Cablevisión Communicaciones S.A.E.C.A.	Paraguay	90%
Tres Arroyos Televisora Color S.A.	Argentina	77%
Wolves Televisión S.A.	Argentina	100%
Adesol S.A.	Uruguay	100%
Cable Video S.A.	Argentina	100%
Pem S.A.	Argentina	100%
Hazen Limited	Cayman Islands	100%

*
In each case, the proportion of ownership interest equals the proportion of voting power held.

        Except for Pem S.A., Adesol S.A., San Lorenzo TV Cable S.A., TV Cable San Francisco S.A., Telesur Teledifusora Río Cuarto S.A. and Hazen Limited, all of our subsidiaries are cable television operators.

        On October 20, 2005, our Board authorized the initiation of measures aimed at implementing a further corporate reorganization by means of a merger of subsidiaries into us. Upon consummation of the reorganization, we will be the surviving company and will continue with the business and operations of Cable Video Sociedad Anónima, Chaco TV Cable S.A., Tevemundo S.A., Telesur Teledifusroa Río Cuarto S.A. and Teve Cable San Francisco S.A. (the subsidiaries to be merged into us). This merger is effective as of October 1, 2005 as from which date the operations of the absorbed subsidiaries are deemed carried out by us as the surviving company. On November 15, 2005, our Board approved the "compromiso previo de fusión" (merger agreement) for the corporate reorganization and the prospectus filed with the CNV in accordance with applicable regulations.

Property, Plants and Equipment

        We own most of our principal physical assets, which consist of:

  •
  cable television operating plants and equipment, including signal receiving devices, such as satellite and terrestrial antennae, antennae towers and related equipment;

  •
  headends, consisting of associated electronic equipment necessary for the reception and processing of signals

  •
  distribution systems, consisting primarily of coaxial and fiber optic cable; and

  •
  customer home drop cables and equipment.

        Our cable distribution system is generally attached to utility poles, and we either own or lease space on these poles from local public utilities. In addition, some of our distribution systems are located on building rooftops under arrangements with the owners of the buildings, or are located in underground ducts under lease arrangements with local subway authorities. We have entered into an agreement with Autopistas del Sol S.A. pursuant to which we have the ability to place distribution systems under certain highways serving the City of Buenos Aires and can thereby avoid locating a significant portion of these systems in underground ducts, which are less readily accessible. The physical components of our cable systems require maintenance and periodic upgrading to keep pace with technological change. We own our service vehicles, data processing facilities and test equipment and either own or lease our business offices and customer service center locations.

        We lease roof rights and space on utility poles and in underground ducts for the placement of our cable and certain equipment from third parties.

        We believe that our properties, both owned and leased, are in good operating condition and are suitable and adequate for our business purposes. Despite the adverse economic conditions affecting our market and our company, the book value of our assets reflects our current plans and cash-flow projections, based on information available to us. We are planning to start investing in our network to provide Internet services but currently have no plans to improve other facilities. These plans and projections assume that we continue to operate and that the economy continues to recover. We cannot assure you that the current book value of our assets can or will be recovered.

Capital Expenditures and Divestitures

        During the year ended December 31, 2002, we invested Ps.11.3 million in property and equipment and applied Ps.1.0 million for the acquisition of cable systems and increase in intangible assets. During the year ended December 31, 2003, we invested Ps.16.6 million in purchases of property and equipment, and applied Ps.8.3 million for the acquisition of cable systems, the making of equity contributions to Fintelco S.A., and increase in intangible assets. During the year ended December 31, 2004, we invested Ps.39.2 million in property and equipment to upgrade our networks and preserve our ability to deliver services effectively, and paid Ps.1.8 million for the acquisition of cable systems, and increase in intangible assets. During the six-month period ended June 30, 2005, we spent Ps. 38.1 million on property and equipment and Ps.0.3 million in the acquisition of cable systems, compared to Ps.22.0 million on property and equipment and Ps.2.0 million in the acquisition of cable systems, and increase in intangible assets in the six-month period ended June 30, 2004. These expenditures were made with funds generated by our operations.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

        We currently have two classes of shares of common stock issued and outstanding:

  •
  Class A shares are entitled to five votes and have a par value of Ps.1 per share; and

  •
  Class B shares are entitled to one vote and have a par value of Ps.1 per share.

        The following table sets forth the ownership of our share capital, all of which is held in Argentina, as of the date of this prospectus.

Title of Class	Identity of Owner	Number of Shares Owned	% of Class Outstanding
Class A shares	Grupo Clarín S.A.	202,963,617(1)(2)	100%
Class B shares	Grupo Clarín S.A.	50,521,104(3)(4)	30%
Class B shares	Arte Gráfico Editorial Argentino S.A.(3)	118,150,382	70%

(1)
Includes 40,094,948 shares pledged by Grupo Clarín in favor of Telefónica de Contenidos, S.A. Unipersonal.

(2)
Does not reflect the 15 million Class A shares to be issued to Grupo Clarín in connection with its U.S.$15 million equity contribution to enable us to make payment under the cash option.

(3)
AGEA is an Argentine sociedad anónima wholly-owned by Grupo Clarín and the shareholders of Grupo Clarín.

(4)
Includes 22,238,385 shares pledged by Grupo Clarín in favor of Telefónica de Contenidos, S.A. Unipersonal.

        On May 7, 2004 our shareholders approved (i) a capital increase of U.S.$15 million (on account of the funds to be contributed by our controlling shareholder to enable us to make payment under the cash option), and (ii) a capital increase of Ps.208,276,160 in connection with the issuance of up to 208,276,160 Class C shares under our APE. The issuance of Class C shares and Class D shares was authorized by a resolution of our shareholders dated May 7, 2004 and a resolution of our Board dated June 19, 2004, but will only be effected once we are in a position to consummate the transactions contemplated in our APE, after the date we accept eligible notes upon expiration of these election offers and receive approval for our amended bylaws from our regulators.

Shareholding Post-Approval of APE

        Assuming that of our U.S.$526.4 million aggregate principal amount of existing debt, (excluding accrued interest) holders of U.S.$76.5 million principal receive U.S.$80.3 million 10-Year Notes under the par option, holders of U.S.$324.9 million principal amount receive 7-Year Notes and Class C shares under the combined option and holders of U.S.$125 million principal amount receive U.S.$37.5 million under the cash option (in each case, including as a result of a deemed election in accordance with the APE and orders by the U.S. and Argentine courts), the table below adjusts the information in the table set forth above on a pro-forma basis giving effect to the APE (including a U.S.$15 million equity contribution by our controlling shareholder to enable us to make payment under the cash option). U.S. dollar amounts were converted into pesos at the rate of Ps.2.89 per U.S.$1.00, the exchange rate on June 30, 2005.

Share Capital Pre-Dilution

Class A	Class B	Total
202,963,617	168,671,486	371,635,103
55%	45%	100%

Voting Power Pre-Dilution

Class A	Class B	Total
85.7%	14.3%	100%

Shareholders' Contribution

U.S.$	Ps.
U.S.$15,000,000	43,350,000
Share capital	15,000,000
Additional paid-in capital	28,350,000

Share Capital Post Shareholders' Contribution and Pre-Dilution

Class A	Class B	Total
217,963,617	168,671,486	386,635,103
56%	44%	100%

Voting Power Post Shareholders' Contribution and Pre-Dilution

Class A	Class B	Total
86.6%	13.4%	100%

Share Capital Post-Dilution

Class A	Class B	Class C	Total
217,963,617	168,671,486	208,276,160	594,911,263
37%	28%	35%	100%

Voting Power Post-Dilution

Class A	Class B	Class C	Total
74.3%	11.5%	14.2%	100%

        The table set forth above would not require any adjustments to reflect the share capital post-dilution if holders of U.S.$131 million principal amount receive U.S.$39.3 million under the cash option, holders of U.S.$70.5 million principal amount receive U.S.$74.0 million 10-Year Notes under the par option and holders of U.S.$324.9 million principal amount receive 7-Year Notes and Class C shares under the combined option.

Overview of Grupo Clarín

        We were acquired by the shareholders of Grupo Clarín in October 1992 but are currently directly controlled by Grupo Clarín. Grupo Clarín is Argentina's leading media group and produces programming content, including sports, entertainment and news.

        In the second half of 1999, our original shareholders effected a roll up transaction pursuant to which they contributed their shares of Multicanal to Grupo Clarín, an Argentine holding company, and Multicanal Holding L.L.C. (a Delaware limited liability company that has since been dissolved, with our shares held by it contributed to Grupo Clarín). The roll-up transaction consolidated substantially all of our original shareholder's investments in the media industry under Grupo Clarín, a common holding company. In December 1999, our original shareholders sold a minority interest in each of Grupo Clarín and Multicanal Holding L.L.C. to affiliates of The Goldman Sachs Group, Inc. and other investors. Grupo Clarín, currently beneficially owns 100% of our capital stock. In connection with the sale of the minority interest in each of Grupo Clarín and Multicanal Holding L.L.C., our corporate charter was amended to require among other things, that a number of corporate actions be approved by a shareholders' resolution. The approval of a shareholders' resolution on these matters requires, in turn, the approval by the board of directors of Grupo Clarín, where directors nominated by The Goldman Sachs Group, Inc. hold certain veto rights. This amendment was approved by the IGJ on March 23, 2000.

        Grupo Clarín also owns:

  •
  Diario Clarín, the newspaper with the largest circulation in Argentina;

  •
  television and radio broadcast groups in Argentina;

  •
  printing and newsprint production plants;

  •
  Prima, an Internet service provider;

  •
  Clarín Digital, an integrated Internet business that provides an Internet portal for multimedia service providers, Internet content, e-commerce, a search engine (Clarín Buscador), and other Internet-related activities; and

  •
  a 25% equity interest in Cablevisión S.A.

Related Party Transactions

        In the ordinary course of business and at market prices, in 2002, 2003 and 2004 and the first half of 2005 we purchased programming from Tele Red Imagen S.A. (or TRISA) and Television Satelital Codificada (or TSC), companies in which Grupo Clarín owns 50% of the capital stock, and Arte Radiotelevisivo Argentino S.A. (or Artear), a wholly owned subsidiary of Grupo Clarín. The amounts invoiced to us for programming were approximately Ps.70.4 million for the year ended December 31, 2002, Ps.70.2 million for the year ended December 31, 2003, Ps.69.8 million for the year ended December 31, 2004 and Ps.35.8 million for the six-month period ended June 30, 2005.

        In addition, also in the ordinary course of business, we place advertising in media owned by Grupo Clarín, such as newspapers, and television and radio stations, at market prices. Grupo Clarín also purchases advertising time from us, and we and Grupo Clarín occasionally exchange advertising space and air time with each other. The aggregate amount invoiced by us to Grupo Clarín and other Grupo Clarín companies for advertising was approximately Ps.2.2 million in the year ended December 31, 2002, Ps.1.6 million in the year ended December 31, 2003, Ps.3.3 million in the year ended December 31, 2004 and Ps.1.3 million for the six-month period ended June 30, 2005. The aggregate amount invoiced by Grupo Clarín to us for advertising was approximately Ps.3.3 million for the year ended December 31, 2002, Ps.5.2 million for the year ended December 31, 2003, Ps.8.6 million for the year ended December 31, 2004 and Ps.4.3 million for the six-month period ended June 30, 2005.

        In 2002, our monthly subscriber magazine was published by Grupo Clarín and the amount invoiced by Grupo Clarín to us related to the magazine was approximately Ps.12.4 million for the year ended December 31, 2002. Currently, our monthly subscriber magazine is published by Artes Gráficas Rioplatense S.A. (or AGR), a wholly-owned subsidiary of Grupo Clarín, and the amounts invoiced by AGR to us related to the magazine were approximately Ps.5.2 million for the year ended December 31, 2003, Ps.6.2 million for the year ended December 31, 2004 and Ps.3.5 million for the six-month period ended June 30, 2005.

        The aggregate amounts invoiced by us to Prima and other related parties for new business were approximately Ps.0.8 million for the year ended December 31, 2002, Ps.0.9 million for the year ended December 31, 2003, Ps.2.2 million, of which approximately Ps.2.11 million was invoiced under our agreement with Prima to provide Internet-related services jointly, for the year ended December 31, 2004, and Ps.2.3 million for the six-month period ended June 30, 2005. In June 2005, we discontinued a revenue-sharing agreement entered into with Prima to facilitate the rendering of Internet services. Under that agreement we received 50% of the monthly fees charged by Prima, the largest Internet content and service provider in Argentina, to our subscribers for Internet services, including access to Prima's content. We now invoice Internet access services (excluding access to content which is invoiced by Prima) directly to our subscribers on a monthly basis. See "—The Company—Programming and Other Services."

        Related party balances for 2002, 2003 and 2004 and the six-month period ended June 30, 2005 were:

  •
  accounts receivable of Ps.4.8 million and accounts payable of Ps.18.8 million at December 31, 2002;

  •
  accounts receivable of Ps.3.1 million and accounts payable of Ps.27.4 million at December 31, 2003;

  •
  accounts receivable of Ps.5.5 million and accounts payable of Ps.10.1 million at December 31, 2004; and

  •
  accounts receivable of Ps.5.9 million and accounts payable of Ps.9.9 million at June 30, 2005.

        GC Gestión Compartida S.A., a wholly-owned subsidiary of Grupo Clarín, invoiced us for fees for financial and administrative services, human resources, information technology and purchasing logistical services the aggregate amount of Ps.5.4 million during the year ended December 31, 2002, Ps.3.6 million during the year ended December 31, 2003, Ps.7.7 million during the year ended December 31, 2004 and Ps.2.5 million for the six-month period ended June 30, 2005.

        Other purchases from related parties during the year ended December 31, 2004 amounted to Ps.2.9 million and 1.0 million during the six-month period ended June 30, 2005.

LEGAL PROCEEDINGS

Antitrust Litigation

        We are a party to the following administrative proceedings initiated against us under the Argentine Antitrust Law. In all of these proceedings the plaintiffs seek the imposition of fines and the cessation of our allegedly anticompetitive practices. In each case, as of the date of this prospectus, a final decision has not been issued:

  •
  On August 24, 1998, the Interior Trade and Consumer Protection Bureau of the Province of Entre Ríos filed a complaint with the CNDC alleging division of areas between us and our competitors. On May 4, 1999, we requested that the claim be rejected pursuant to Section 20 of the Argentine Antitrust Law. On June 24, 2004 the summary proceedings were concluded and notice was served under Section 23 of Law No. 22,262. As of the date of this prospectus no resolution on the merits has been issued. We cannot assure you that the final ruling will be in our favor.

  •
  In September 1998, the Santa Fe branch of Asociación del Consumidor (or the Consumer Association), filed with the CNDC a complaint against us and Cablevisión S.A. for alleged anticompetitive practices in the city of Santa Fe, in connection with the division of the subscribers, assets and liabilities of VCC and the Santa Fe Systems. We filed an answer to the complaint requesting that the CNDC dismiss the action, but no resolution on the merits has been issued as of the date of this prospectus. We cannot guarantee that the final decision will be favorable to us.

  •
  On January 13, 1999, the CNDC notified us that a complaint had been filed by the Santa Fe Commerce Department alleging that VCC had engaged in anticompetitive practices in the city of Rosario, Province of Santa Fe before our acquisition. Although we have responded to the complaint and the case is open for discovery, as of the date of this prospectus no resolution on the merits has been issued. We cannot assure you that the final decision will be favorable to us.

  •
  On February 18, 1999, the CNDC commenced a formal proceeding investigating an alleged price fixing agreement for soccer programs from 1995 onwards involving us, Cablevisión, VCC and other cable signal providers. The CNDC imposed fines on the companies involved. In our case, the fine was for Ps.352,859. We appealed the imposition of the fine on October 8, 2002. Although the Court of Appeals has revoked CNDC's decision imposing the fines, the Ministry of Economy has filed a recurso de queja (an ex parte proceeding seeking that an appellate court reverse the decision of a lower court denying the granting of an appeal) with the Supreme Court. The Supreme Court sent the file to the general prosecutor who has sustained the dismissal of the Ministry of Economy's appeal. We cannot assure you that the final outcome will be favorable to us.

  •
  On March 12, 1999, the owner of a cable television company in the city of Roldán, Province of Santa Fe, filed a complaint against us for alleged anticompetitive practices, such as predatory pricing, in that city. We presented an answer to the complaint on January 28, 2004 and on October 22, 2004 the CNDC admitted part of the evidence offered by us. However, as of the date of this prospectus no resolution on the merits has been issued.

  •
  The Interior Trade and Consumer Protection Bureau of the Province of Entre Ríos filed a claim before the National Court of Appeals in relation to the division of areas between us (as succeeding company of Video Cable 6 S.A.) and its competitors. We filed an explanatory brief on May 4, 1999, and on February 4, 2005 the preliminary stage of the trial was concluded and notice was served under Section 23 of Law No. 22,262 to answer the claim and provide evidence.

  •
  In December 2001, September 2003 and November 2003 a cable television operator in Santa Fe and Corrientes, Gigacable S.A., filed three complaints against us for alleged division of markets with Cablevisión S.A., uncompetitive practices, discriminatory pricing, and for having made presentations before various bodies which hindered Gigacable S.A. from obtaining administrative permits. We filed answers with the CNDC responding to the complaints. The case related to the presentation made before various bodies has been terminated and rejected. The case related to Santa Fe was brought to trial. We were notified on December 9, 2004 of an injunction instructing us not to charge prices in line with Gigacable's prices. We filed a response objecting to the injunction. As of the date of this prospectus no further resolution on the merits has been issued.

  •
  On December 15, 2002, Arsenio Mendoza, from the city of Paraná, brought a claim before the Interior Trade and Consumer Protection Bureau of the Province of Entre Ríos. The claim states that: (i) Cable Video, one of our subsidiaries, carries out promotional activities in certain areas from which the plaintiff has been excluded (ii) Cablevisión S.A. had expressed that it could not provide service in the plaintiff's area, and (iii) the contents of television programs of Cable Video are unsuitable for children and therefore violate their rights. On August 15, 2003 the case entered the evidentiary stage and will be heard in conjunction with the Gigacable case.

Paraguay Acquisitions

        On December 12, 1997, we entered into two agreements for the acquisition of 14 cable systems (13 in Paraguay and one in Clorinda, Argentina). The closing of the transaction was scheduled for November 15, 1997, which was subject to the seller's compliance with certain conditions, including obtaining various regulatory approvals from the government of Paraguay, which were ultimately not obtained. We made an advance payment of U.S.$2.3 million on account of the total price, and the seller issued a promissory note for U.S.$2.3 million and pledged the shares of some of the Paraguayan companies in our favor as security if the seller failed to meet the closing conditions.

        As a result of the seller's failure to meet the closing conditions, the final agreement was not signed. We demanded payment on the U.S.$2.3 million promissory note, but the seller initiated an action under the December 12, 1997 agreement for damages and/or specific performance before the Paraguayan courts and obtained a preliminary injunction. This measure prevented us from collecting on the amount of the promissory note. We asked the intervening judge to demand payment of court fees on the amount of the contract from the plaintiff, after the court accepted the petition and suspended the procedural terms. In light of the plaintiff's failure to pay the required court fees, we asked the court to lift the preliminary injunction and to dismiss the action. Although the court did not dismiss the action, it did lift the preliminary injunction restricting our ability to demand payment on the U.S.$2.3 million promissory note, a ruling that was confirmed by the Court of Appeals on Civil and Commercial Matters. The case was returned to the original court, where we will try to enforce the promissory note. We cannot assure you that following the lifting of the preliminary injunction we will be able to collect the amount due on the promissory note. A provision has been recorded for this investment.

Supercanal Proceedings

        We own, directly and indirectly, a minority equity interest in Supercanal Holding S.A., an Argentine company that operates cable systems in the city of Mendoza and the northwestern and southern regions of Argentina, which, together with its subsidiaries, we refer to as the Supercanal Group. On March 26, 2000, the Supercanal Group initiated concurso preventivo proceedings. These proceedings were commenced pursuant to a decision taken by the board of directors of Supercanal Holding S.A. The decision of the board of directors was ratified at a shareholders' meeting held on April 26, 2000.

        The terms of our investment in the Supercanal Group are governed by a shareholders' agreement, as supplemented by a second shareholders' agreement, that provides us with a number of minority rights regarding corporate governance matters. We encountered significant obstacles in exercising the rights provided by the shareholders' agreement. Consequently, we commenced several judicial actions against Supercanal Holding S.A. seeking to annul several shareholders' resolutions adopted without our consent and to obtain a judicial declaration of dissolution and liquidation of Supercanal Holding S.A. and the removal and replacement of the entire board of directors and the supervisory committee with a court-appointed administrator.

        On December 12, 2001, we were notified of the filing by Supercanal Holding S.A. of a claim for damages caused by the granting of a preliminary injunction requested by us. We had sought the injunction in connection with our action to declare null and void resolutions adopted in the extraordinary shareholders' meeting of Supercanal Holding S.A. on January 25, 2000 that reduced the capital stock of and increased the capital of Supercanal Holding S.A. The preliminary injunction was subsequently revoked. Supercanal Holding S.A. claimed that the suspension of the implementation of the shareholders' resolution of the meeting held on January 25, 2000 resulted in the cessation of payments to it. We answered the complaint and rejected the liability attributed to us based on the fact that the cessation of payments had taken place before the date of the meeting, according to documentation provided by the plaintiff itself. Based on the record of the case, we consider that the filed claim should be rejected in its entirety, and the legal costs should be borne by the plaintiff. However, we cannot assure you that the court will reject the claim or that it will be resolved in our favor.

        We cannot guarantee that the outcome of any of the judicial actions initiated by us or by the Supercanal Group will be favorable to our interests, or that the Supercanal Group or its shareholders will not bring any other judicial actions against us.

Regulatory Proceedings

        Administrative Proceedings.    As of June 30, 2005, Comfer has notified us that it commenced summary proceedings against us for 1,451 violations occurring since November 1, 2002 of minority age protection and content regulations of the Broadcasting Law and has imposed fines that have been finally determined by Comfer as due and payable totaling Ps.342,579. We have appealed those fines but cannot provide assurances that the appeals will be favorably resolved.

        Violations of minority age protection and content regulations constitute faltas graves or severe violations under the Broadcasting Law. In particular, if we are penalized in connection with 46 or more faltas graves during any year, Comfer may, in its discretion, revoke our broadcasting licenses. In the past, Comfer has not revoked broadcasting licenses in such situations, but we cannot assure you that Comfer will not do so in the future. See "The Company—Regulatory Overview." A loss of our broadcasting licenses in a particular area would result in our being unable to provide cable service in that area and force us to dispose of our cable assets in that area. Our opinion is that there are grounds in our favor to make Comfer review its position, but we cannot assure you that our appeals will be successful.

        The Executive Branch, by various decrees, granted us compensation-based moratoria with respect to any monetary penalties that were imposed on us as of the date set forth in such moratoria in summary proceedings commenced by Comfer. The amounts owed under a moratorium may be offset against the broadcast value of any advertising of public interest campaigns by the Argentine government that is purchased from us by Telam S.A., a state-owned news agency. We would be required to apply for new moratoria with respect to any penalties imposed that are not subject to an existing moratorium. We cannot assure you that any such moratorium would be granted.

        On December 13, 2002, we filed for a new installment plan instituted by Decree No. 2362/02, which plan covers fines imposed for alleged violations of the Broadcasting Law which occurred between January 1, 2001 and October 31, 2002. Pursuant to this decree, we may elect either to pay the fines in cash, or to cede advertising time for public interest campaigns. We have elected to cede advertising time worth Ps.422,390. Since October 31, 2002 fines have been imposed on us in relation to violations of the Broadcasting Law in the amount of Ps.342,579, which have not been paid. Furthermore, pending cases may result in the imposition of new fines.

        Demand for payment from Vidycom S.A.    Comfer filed a claim whereby it demanded payment from Vidycom S.A. (or Vidycom), a company absorbed by us in 1995, of all the differences in our favor as a result of its participation in the tax exemption established by Resolution No. 393/93 and No. 790/93. The tax authorities based their rejection of the aforementioned tax exemption on the following grounds: (a) Vidycom was asked to make payment on several occasions but did not comply with Comfer's requirements; (b) no documentation supporting the investments committed by us was provided; and (c) no evidence was provided of the weather phenomenon which the previous shareholders had requested the tax exemption. The amount of the claim was determined by Comfer on December 21, 1998 as Ps.332,533; this amount includes accrued interest. Appeals filed by us have been unsuccessful, and no further appeals may be filed. As defined by Comfer Resolution No 1316/03, installment plans provide for payment of only 50% of the accrued interest. Therefore on May 17, 2005, we filed an installment plan for the amount of Ps.339,756. The actual amount owed is Ps.501,333.

        Claims based upon Comfer's rejection of requests for tax exemptions.    Comfer has issued resolutions notifying several companies absorbed by us of the rejection of the request for tax exemptions made under the terms of Resolution No. 393/93, which allowed various tax exemptions provided that the amounts exempted were applied towards the purchase of new technology, and claiming payment of the unpaid amount plus compensatory interest. In some cases the amount payable has not yet been determined. In certain cases where such amount has been determined we have filed an appeal. As was the case with Vidycom, we believed that there are questions of fact and of law in favor of those companies, but in light of Comfer's position taken in Vidycom, it is likely that some of the appeals may be rejected by Comfer.

        Claims against Difusora S.A.    On December 17, 2002, Comfer notified Difusora S.A. (or Difusora) that the amount to be settled under the installment plan instituted by Decree No. 762/01 is Ps.23,708. Comfer forgave 70% of such amount and the remaining 30% is to be cancelled by us as follows: (i) Ps.4,694 by assigning advertising time, and (ii) Ps.2,418 in cash payments. On April 15, 2003, Comfer approved Difusora's filing and on May 29, 2003, Comfer and Difusora signed the "Installment Payment Agreement Decree No. 762/01" formalizing the agreement.

Other

        We are also involved in other litigation in Argentina from time to time in the ordinary course of business. In management's opinion, the litigation in which we are currently involved in Argentina, individually and in the aggregate, is not material to our financial condition or results of operations. For a description of our APE proceeding and related U.S. court proceedings, see "Introduction—Our APE and the Election Offers."

        We are also in legal proceedings in the United States related to seeking the recognition of our APE in the United States under Section 304 of the U.S. Bankruptcy Code and to the implementation of the remedies ordered by the U.S. Bankruptcy Court as a condition to recognition of our Argentine reorganization plan in the United States. See "Introduction—Our APE and the Election Offers."

DIRECTORS, SENIOR MANAGEMENT AND SUPERVISORY COMMITTEE

Directors and Senior Management

        Listed below is selected information concerning our directors and executive officers:

Name	Position	Age
Saturnino L. Herrero Mitjans	Chairman of the Board	72
Alejandro Alberto Urricelqui	Director of Multicanal and Alternate Chairman of the Board	46
Ricardo Javier Anglada	Director of Multicanal	50
Jorge Carlos Rendo	Director of Multicanal	52
Ignacio Rolando Driollet	Director of Multicanal	43
Horacio Eduardo Quirós	Director of Multicanal	56
F. Iván Acevedo	Director of Multicanal	39
Carlos Alberto Moltini	Chief Executive Officer	45
Adrián Jorge Mészaros	Chief Financial and Administrative Officer	40
Antonio José Alvarez	Programming Manager	40

        Listed below is selected information concerning the members of our Supervisory Committee:

Name	Position	Age
Carlos A.P. di Candia	President of the Supervisory Committee	58
Raúl Antonio Morán	Syndic	61
Hugo Ernesto López	Syndic	49
Eduardo Germán Padilla Fox	Alternate Syndic	64
Juan María de la Vega	Alternate Syndic	43
Horacio Marcelo Silva	Alternate Syndic	39

Biographical Information

        Saturnino L. Herrero Mitjans has been the Chairman of our Board of Directors since 2000. Mr. Herrero is the President of several Argentine companies including AGEA, Radio Mitre S.A., Prima, and Editorial La Razón S.A., among others. Mr. Herrero holds a degree in Business Administration from the Universidad Argentina de la Empresa.

        Alejandro Alberto Urricelqui has been a member of the Board of Directors since February 1996 and is currently the Alternate Chairman of the Board of Directors. Mr. Urricelqui joined Grupo Clarín in 1990, and held the position of Financial Manager of AGEA until 1994. From 1994 to date, he has been Chief Financial Officer of Grupo Clarín. He is also a member of the Board of Directors of Grupo Clarín. Before joining Grupo Clarín, Mr. Urricelqui was Chief Financial Officer of Grupo Juncal.

        Ricardo Javier Anglada joined our Board of Directors on May 3, 2005. He joined Grupo Clarín in 1990 where he worked in several executive positions and is currently Grupo Clarín's Director of Audiovisual Content. Mr. Anglada has developed his executive career in both Argentine and international companies. He also serves on the boards of other Argentine companies, including Artear and Inversora de Eventos Sociedad Anónima. Mr. Anglada graduated from the University of Buenos Aires with a degree in public accounting. He subsequently obtained a Master's degree in finance from Columbia University, and participated in executive programs conducted by the Universidad de San Andrés and the Instituto de Altos Estudios Empresariales. He has lectured at the University of Buenos Aires teaching on the subject of "Investment Decisions" since 1990.

        Jorge Carlos Rendo has been a member of the Board of Directors since 2001. He joined Grupo Clarín in 1998, and is currently the Director of External Relations of Grupo Clarín. He graduated with a law degree from Universidad de Buenos Aires and later obtained a Masters degree from the

Wharton School of the University of Pennsylvania. Mr. Rendo also serves on the boards of several other Argentine companies, including: Papel Prensa y de Mandatos S.A.C.I.F., Prima, Clarín Global S.A., Artear, Artes Gráficas Rioplatense S.A. and Radio Mitre S.A.

        Ignacio Rolando Driollet has been a member of the Board of Directors since 2002. He joined Grupo Clarín in 1992, and served until 1994 as Deputy of Institutional Relations. Until December 1997, Mr. Driollet led Grupo Clarín's New Development Projects Group and during 1997, also served as Manager of Strategic Analysis. From 1998 to date, he has been the Director of Corporate Strategy. Mr. Driollet graduated with a law degree from Universidad Católica Argentina in 1987.

        Horacio Eduardo Quirós has been a member of the Board of Directors since 2002. Since 1997, Mr. Quirós has served as Director of Corporate Human Resources at Grupo Clarín. Previously he has worked in the human resources area at various businesses in the automotive, industrial agriculture, and communications media sectors. He has also served as President to the AMCham Commission on Industrial Relations and is currently President of the Argentina Association of Human Resources (or ADRHA) and regional Vice President of the Inter-American Federation of Professional Associations for Human Resources. Mr. Quirós graduated from the Universidad Argentina de la Empresa in 1992 with a degree in Industrial Relations.

        F. Iván Acevedo joined our Board of Directors on May 3, 2005. Mr. Acevedo joined Grupo Clarín in 2000 and is currently Grupo Clarín's Director of Corporate Control. He graduated from the University of Buenos Aires with a degree in public accounting and subsequently earned a Master's degree in Business Management from the Instituto de Altos Estudios Empresariales of the Unversidad Austral. Mr. Acevedo worked for eight years before joining Grupo Clarín at Grupo Bunge (in Argentina and abroad) and before that for five years at Pistrelli, Díaz y Asociados (Arthur Andersen).

        Carlos Alberto Moltini was appointed our Chief Executive Officer in October 2001 after one year as Vice Chief Executive Officer. Mr. Moltini joined us after seven years as the Chief Financial Officer of Artear, a leading broadcasting channel in the City of Buenos Aires, owned by Group Clarín. Previously Mr. Moltini worked at Bagley and other companies in the broadcasting sector.

        Adrián Jorge Mészaros joined us as Chief Financial Officer in 1994. Previously, he was senior business officer in the media and communications division of corporate banking for BankBoston in Buenos Aires. Before his career with BankBoston, Mr. Mészaros worked as head of financial operations at IMAR S.A., a metallurgy products company.

        Antonio José Alvarez joined us in 1992 and was appointed programming manager in 1999. Before joining us, he worked as relationship manager at Banco Río de la Plata S.A., from 1989 to 1992, and head of investments at Financiera Bullrich, from 1986 to 1989.

Duties and Liabilities of Directors

        Our amended bylaws provide that the Board of Directors shall have full power to manage and dispose of our property, including such powers as are provided under Section 1881 of the Civil Code and Section 9 of Decree No. 5965/63 that must be vested under a special power of attorney. The Board of Directors may, in our name and stead, perform any acts that are in furtherance of our corporate purpose, including banking transactions. The compensation of the directors is set at shareholders meetings. Under the Argentine Corporations Law, the maximum remuneration that members of our Board of Directors can collect from us, including wages and other remuneration, cannot exceed 25% of corporate earnings. This percentage is limited to 5% if no dividend is distributed. This limitation is increased in proportion to any dividends paid. When one or more directors perform special functions or technical administrative functions and the small amount or nonexistence of earnings make it necessary to exceed the percentage established, the corporation cannot pay such sums without express approval at the shareholders meeting.

        Our amended bylaws do not contain provisions relating to:

  •
  a director's power to vote on a proposal, arrangement or contract in which the director is materially interested;

  •
  the directors' power to vote compensation to themselves or any members of their body;

  •
  borrowing powers exercisable by the directors and how such borrowing powers can be varied;

  •
  retirement or non-retirement of directors under an age limit requirement; or

  •
  a number of shares required for a director's qualification.

        Under Argentine law, directors have the obligation to perform their duties with the loyalty and the diligence of a prudent business person, and directors of a company like us that is listed on an exchange in Argentina have a duty of loyalty under Decree 677/01, issued in connection with Law 17,811 of Public Offerings. Directors are jointly and severally liable to us, our shareholders and third parties for the improper performance of their duties, for violating the law, our bylaws or regulations, if any, and for any damage caused by fraud, abuse of authority or gross negligence. Under Argentine law, specific duties may be assigned to a director by our bylaws or by a resolution of a shareholders' or board meeting. In such cases, a director's liability will be determined with reference to the performance of such duties, provided that certain recording requirements are met. Under Argentine law, directors are prohibited from engaging in activities that are against the interest of the company on whose board they serve. Certain transactions between directors and us are subject to ratification procedures established by Argentine law. These procedures do not apply in connection with transactions between affiliates of directors and us or between shareholders and us. A director must inform the Board of Directors of any conflicting interest he may have in a proposed transaction and must abstain from voting thereon.

        In general, a director will not be liable if, notwithstanding his presence at the meeting at which a resolution was adopted or his knowledge of such resolution, a written record exists of his objection thereto and he reports his objection to the Supervisory Committee before any complaint against him is brought to the Board, the Supervisory Committee, a shareholders' meeting, the competent governmental agency or the courts. Except in the event of our mandatory liquidation or bankruptcy, shareholder approval of a director's performance terminates any liability of a director vis-à-vis us, provided that shareholders representing at least 5% of our capital stock do not object and provided further that such liability does not result from a violation of law or our bylaws

        We may initiate causes of action against directors upon a majority vote of shareholders. If a cause of action has not been initiated within three months of a shareholders' resolution approving its initiation, any shareholder may start the action on behalf and on our account. A cause of action against the directors may be also initiated by shareholders who object to the approval of the performance of such directors if such shareholders represent, individually or in the aggregate, at least 5% of our capital stock.

Compensation

        Each of the three executive officers referred to above receives annual compensation from us exceeding Ps.100,000. For the year ended December 31, 2004, the aggregate compensation of these three executive officers was approximately Ps.1.4 million.

Share Ownership

        None of the persons listed in "—Directors and Senior Management" owns any of our shares.

MARKET INFORMATION

Market Price of Our Shares

        In compliance with applicable Argentine securities regulations, we have applied to have all our shares listed on the BCBA but not to have the Class A shares, Class B shares or Class C shares authorized to trade on the BCBA. We have also applied to have the Class D shares listed with and authorized to trade on the BCBA, as early as practicable after delivery of Class C shares. Even if the Class D shares are authorized for trading, we cannot assure you that a market for such shares will develop, or, if it develops, we cannot assure you that it will be sustainable.

The Argentine Securities Market

        There are 10 securities exchanges in Argentina, five of which have affiliated stock markets and are authorized to quote publicly offered securities: Buenos Aires, Rosario, Córdoba, Mendoza and Santa Fe. The oldest and largest of these exchanges is the BCBA, founded in 1854 and on which approximately 97% of all equity trades in Argentina are executed. Total trading volume in the equity securities of companies listed on the BCBA during the six-month period ended June 30, 2005 was approximately Ps.10.8 billion. As of June 30, 2005, the market capitalization of shares of the 106 companies (excluding mutual funds) listed on the BCBA was approximately Ps.672.5 billion compared to Ps.556.3 billion on June 30, 2005. Trading in securities listed on an exchange is conducted through the brokers of the Mercado de Valores de Buenos Aires S.A., the Buenos Aires Stock Market or MERVAL, affiliated with such exchange.

        Securities may also be listed and traded through over-the-counter market brokers who must be linked to an electronic reporting system. The activities of such brokers are controlled and regulated by the OTC market, or the MAE, an electronic over-the-counter market reporting system that functions independently from MERVAL and the BCBA. Pursuant to an agreement between the BCBA and certain members of the MAE, trading in equity and equity-related securities is conducted exclusively on the BCBA and trading in Argentine government and corporate debt securities, which are not covered by the agreement, may be conducted on either or both of the BCBA and the MAE. The agreement does not extend to other Argentine exchanges.

        The CNV has passed a set of resolutions establishing a system of self-regulating entities under which each exchange and the MAE are responsible for developing and implementing regulations establishing regulations for listing securities, admitting brokers, conducting trades and controlling the truthfulness of any information which is required to be reported in connection therewith, subject to the approval and oversight of the CNV.

        Although companies may list all of their capital stock on the BCBA, in most cases controlling shareholders retain a continuing block. This results in only a relatively small percentage of most companies' stock being available for active trading by the public on the BCBA. Even though individuals have historically constituted the largest group of investors in Argentina's equity markets, in recent years, banks and insurance companies have shown an interest in these markets. Argentine pension funds also represent an increasing percentage of BCBA trading activity.

CERTAIN ARGENTINE TAX CONSIDERATIONS

        The following is a description of material tax consequences arising from the exchange of old notes for new securities and the acquisition, ownership and disposition of new notes and/or new shares and, is based upon tax laws in Argentina and regulations thereunder as in effect on the date of this prospectus. It is subject to any subsequent change, possibly on a retroactive basis, in Argentine law and regulations that may come into effect after such date. No assurance can be given that the courts or fiscal authorities responsible for the administration of the laws and regulations described herein will agree with this interpretation. See also "Risk Factors—Risks Relating to the New Notes."

Non-Argentine Holders

        This discussion applies to holders that are neither Argentine entities nor Argentine resident individuals, which we refer to as non-Argentine holders.

Exchange

        Non-Argentine holders will be exempt from Argentine income tax on any gain derived from the exchange of old notes for any new securities issued pursuant to the APE. Similarly, if non-Argentine holders derive any gain from the exchange of the old notes for the cash option, they will be exempt from Argentine income tax.

Interest Payments

        Interest payments on the Fixed Rate Notes (including original issue discount, if any), will be exempt from Argentine income tax provided that the new notes are issued in accordance with the Negotiable Obligations Law, and qualify for the tax-exempt treatment under Article 36 of such law. Under this article, interest on the new notes will be exempt if the following conditions, which we refer to as the Article 36 Conditions are satisfied:

  (a)
  the new notes are placed through a public offering authorized by the CNV (actually or by operation of law);

  (b)
  the proceeds of the placement are used by us for (i) working capital in Argentina, (ii) investments in tangible assets located in Argentina, (iii) refinancing of debt, (iv) contributions to the capital of a controlled or related corporation, provided the controlled or related corporation uses the proceeds of such contribution for the purposes specified in this section (b), or (v) making loans for any of the purposes described in this section (b); and

  (c)
  we provide evidence to the CNV, in the time and manner prescribed by regulations, as to the use of the proceeds of the offering made hereby for any of the purposes described in paragraph (b) above.

        Resolution No. 470/04 issued by the CNV and the Administración Federal de Ingresos Públicos or the Argentine taxing authority on September 14, 2004 amended CNV rules and modified Article 55 of such rules. Currently, Article 55 states that according to Article 36 of the Negotiable Obligations Law issuers must inform the CNV by sworn affidavit within 10 days of the application of the proceeds whether the plan of application of the proceeds has been fulfilled.

        There is uncertainty due to a lack of precedent as to the manner in which the exemption set forth in Article 36 of the Negotiable Obligations Law applies in the case of a restructuring involving an exchange of old notes for new notes. We will seek to issue the Fixed Rate Notes in compliance with the Article 36 Conditions. See "Risk Factors—Risks Relating to the New Notes" as to the application of the exemption. If it is established that all or a part of our new notes are not entitled to the withholding tax exemption provided for issuers that meet the Article 36 Conditions, Article 38 of the Negotiable Obligations Law provides that we shall be responsible for the payment that would have corresponded to the holders of any such Argentine taxes on interest received by the holders of the new notes. In such event, such holders of the new notes shall receive the amount of interest provided under the new notes as though no such tax had been required.

        Interest payments on new notes that are privately placed and thus are not authorized for public offering, such as the 7-Year FRNs, shall be subject to a withholding tax at an effective rate of 17.72%

(grossed-up), if the holder is a bank domiciled in a jurisdiction that (i) is not deemed to be of low or zero taxation pursuant to Decree No. 916/2004, or (ii) has entered into an exchange of information agreement with Argentina and that is not limited by banking or other secrecy rules in respect of requests made by the tax authority of such jurisdiction. If the holder does not meet the above conditions, the effective withholding tax rate is 53.84% (grossed-up) unless the holder is organized in a jurisdiction with which Argentina has entered into a tax treaty, in which case the applicable withholding tax rate will be limited pursuant to the relevant treaty cap rate. Argentina, however, has not entered into an applicable tax treaty with the United States.

        Pursuant to the terms of the new notes, including for these purposes the 7-Year FRNs, if any withholding on account of Argentine taxes is imposed on interest on the new notes, subject to certain conditions, we shall be responsible for the payment of such additional amounts so that the holders receive the amount of interest provided in the new notes free from any such withholdings. See "Description of the New Notes—Payment of Additional Amounts."

Capital Gains

        Provided the Article 36 Conditions are met, non-Argentine holders will not be subject to tax on proceeds exceeding the cost basis (or capital gains) derived from the sale or other disposition of the new notes. However, even if the Article 36 Conditions are not met, Argentine Decree No. 2,284, ratified by Argentine Law No. 24,307, states that non-resident beneficiaries are not subject to tax on capital gains derived from the sale or other disposition of the new notes.

        The sale or disposition of the new shares by non-Argentine holders is generally exempt from Argentine taxes under Argentine Decree No. 2,284, ratified by Argentine Law No. 24,307. However, Law No. 25,414 and subsequent regulations established that if the new shares are not listed on exchange markets, the sale or transfer of the new shares by non-Argentine holders would only be subject to income tax if the new shares are held by non-resident entities which, by virtue of their bylaws or legal nature (i) make investments outside their jurisdiction of incorporation, and/or (ii) are not authorized to conduct certain activities in their jurisdiction of incorporation, and/or (iii) are not authorized to make certain expressly determined investments in their jurisdiction of incorporation. Under these circumstances, a withholding tax shall be applied either (i) on the gross proceeds obtained from the sale or transfer of the new shares at an effective 17.5% tax rate or (b) over the net income arising therefrom at a 35% tax rate, at the option of the taxpayer. Current regulations do not specify which entity would be responsible for making the corresponding withholding of this withholding tax when the transferee or buyer of the shares is a non-resident person.

        In addition, on July 3, 2003 by means of Opinion No. 351/03 the Solicitor of the Treasury expressed the view that the amendments introduced by the above-mentioned Law No. 25,414 to Law No. 24,307 were rendered ineffective by the enactment of Law No. 25,556 effective as from the 2002 fiscal period, inclusive. Thus, capital gains stemming from the purchase and sale of new shares would currently not be subject to withholding tax.

Dividend Payments

        Dividends distributed on the new shares to non-Argentine holders are generally not subject to tax. However, a withholding tax may be applicable if we distribute dividends out of non-taxed earnings at the corporate level (equalization tax). Basically, if this equalization tax were applicable, a 35% withholding tax would be imposed on any dividends distributed that exceed the amount of taxed profits at the corporate level.

Personal Assets Tax

        Although new notes directly held by individuals domiciled and undivided estates located outside Argentina would technically be subject to the personal assets tax, the personal assets tax law sets forth no method or procedure for the collection of such tax in respect of securities, such as the new notes, that are directly held by such individuals or undivided estates.

        The personal assets tax generally is not applicable in respect of securities, such as the new notes, held by legal entities (or individuals, such as U.S. retail holders) not domiciled in Argentina. For the application of the personal assets tax to Argentine stock, please refer to the last paragraph of this section, "Personal Assets Tax." The personal assets tax law establishes an irrefutable legal presumption, however, that any securities, such as the new notes, issued by Argentine issuers, which are directly owned ("titularidad directa") by a foreign legal entity that (i) is located in a country which does not require securities to be held in registered form, and (ii) pursuant to its legal nature or its bylaws (a) its principal business is investing outside its country of organization and/or (b) is not able to perform certain activities in its own country or to make certain investments permitted pursuant to the laws of such country, are deemed to be owned by individuals domiciled in or undivided estates located in Argentina and, therefore, subject to personal assets tax. In such cases, the law imposes the obligation to pay the personal assets tax at an aggregate rate of 1.5% on any individual or legal entity domiciled or located in Argentina which has any connection with the securities by means of, without limitation, the holding, deposit, custody or administration thereof, which we refer to as the substitute obligor. The personal assets tax law imposes on the company, acting as "substitute obligor" under the law, the obligation to make such payment on behalf of the holders of its securities and authorizes the substitute obligor to seek reimbursement of the amount so paid, including without limitation, by way of withholding or by foreclosing on the assets that gave rise to such payment.

        The above legal presumption does not apply to the following non-resident entities that directly own securities such as the new notes: (i) insurance companies, (ii) open-end investment funds, (iii) pension funds and (iv) banks or financial entities the head office of which is located in a country whose central bank or equivalent authority has adopted the international standards of supervision established by the Basle Banking Committee.

        Notwithstanding the above, Decree No. 812/96, establishes that the legal presumption discussed above shall not apply to debt-related securities whose public offering has been authorized by the CNV and which are traded on stock exchanges located in Argentina or abroad. In order to ensure that this legal presumption will not apply, and correspondingly, that we will not be liable as a substitute obligor, we must keep in our records a duly certified copy of the CNV resolution authorizing the public offering of the new notes and evidence that such certificate of authorization was effective as of December 31 of the year in which the tax liability may have occurred, as required by Resolution No. 4,203 issued by the Dirección General Impositiva or DGI. We intend to comply with these requirements. These requirements are applicable regardless of the identity of the foreign person holding the notes.

        Because the 7-Year FRNs were issued through a private placement and therefore are not authorized for public offering, the considerations expressed in the second and third paragraphs of this section, "Personal Assets Tax," apply to the 7-Year FRNs. Therefore we will have to request from the holders of the 7-Year FRNs information concerning the conditions specified in the second paragraph of this section. If we do not have information whether the holder meets the criteria causing it to be subject to the tax, we will have to act as a substitute obligor, i.e. we will be obligated to pay the tax corresponding to the foreign person.

        The holding of new shares by non-Argentine holders is subject to personal assets tax at an annual tax rate of 0.5%. This tax is levied on the net worth value allocated to the new shares as of December 31 each year. According to the amendment to this tax by Argentine Law 25,585, the tax is in this case payable by the Argentine entity in which the equity interest is held, that is, by us in the case of the new shares. We are authorized by law to seek reimbursement of the tax so paid, including without limitation by way of withholding or by foreclosing on the assets that gave rise to such payment. We do not intend to seek reimbursement of this tax.

Value Added Tax

        All operations and financial transactions relating to the issue, placement, purchase, transfer, payment of principal and/or interest or redemption of the old notes are exempt from value added tax, provided (i) the new notes are placed by means of a public offering, and (ii) the conditions set forth in Article 36 are satisfied on a timely basis. The sale or disposal of the new shares is not subject to this tax.

        Payments of interest on the 7-Year FRNs are subject to the value added tax at a rate of (i) 10.5%, if the holder is a bank organized in a jurisdiction whose central bank has adopted the International Standards of Banking Supervision of the Basle Committee and (ii) 21% in all other cases. In the case of foreign holders, we must withhold payments and make transfers to the tax authorities on account of this tax on behalf of such holders. We can set-off amounts so paid against the value added tax obligations incurred by us in connection with our operations.

Other Tax Consequences

Stamp Taxes and Transfer Taxes

        No stamp taxes shall be payable in the City of Buenos Aires by holders of the new notes or the new shares under Article 35 of the Negotiable Obligations Law and also under the current tax code of the City of Buenos Aires. No Argentine transfer taxes are applicable on the sale or transfer of the new notes or the new shares.

Court Taxes

        In the event that it becomes necessary to institute enforcement proceedings in relation to the new notes or the new shares in Argentina, a court tax (currently at a rate of 3.0%) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

        HOLDERS AND PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES IN THEIR PARTICULAR SITUATION.

 CERTAIN U.S. TAX CONSIDERATIONS

        The following is a summary of material U.S. federal income tax consequences of (i) the exchange of existing debt pursuant to the APE and (ii) ownership and disposition of the new notes or the new shares received pursuant to the APE that may be relevant to you if you are a U.S. Holder. For purposes of this summary, a U.S. Holder is a beneficial owner of existing debt, or new notes or new shares that is an individual citizen or resident of the United States, a corporation organized under the laws of the United States or any state thereof or the District of Columbia or any other person that is subject to U.S. federal income taxation on a net income basis in respect of its investment in the existing debt, or the new notes or new shares.

        This summary is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Code), Treasury Regulations, published administrative interpretations of the IRS and judicial decisions in effect as of the date of this prospectus, all of which are subject to change at any time, possibly on a retroactive basis. This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers that are assumed to be known by investors. In particular, this summary does not address the tax consequences to (i) persons that may be subject special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect mark to market and dealers in securities or currencies, (ii) persons that hold existing debt, or will hold new notes or new shares as part of a position in a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, (iii) persons whose functional currency is not the United States dollar or (iv) persons that do not hold the existing debt, or will not hold the new notes or the new shares as capital assets. You should be aware that the relevant U.S. federal income tax consequences may be materially different for investors described in the preceding sentence. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

        You should be aware that under current U.S. federal income tax law, the appropriate treatment of the election offers is uncertain. Moreover, we have not obtained, and will not request, a ruling from the IRS in connection with the election offers. Accordingly, no assurances can be made that the IRS will agree with the positions to be taken by us, or that a court will not sustain any challenge by the IRS in the event of litigation.

        You should consult your own tax advisors in determining the U.S. federal, state, local and foreign tax consequences of the election offers pursuant to the APE as well as of the acquisition, ownership and disposition of the new notes or the new shares.

Overview

Characterization of the Par Option and the Combined Option as Recapitalization

        The exchange by you of the 9.25% Notes due 2002 (which we refer to as the 2002 notes), 10.5% Notes due 2007 (which we refer to as the 2007 notes), 13.125% Notes due 2009 (which we refer to as the 2009 notes) and/or 10.5% Notes due 2018 (which we refer to as the 2018 notes and, collectively, as the old fixed rate notes) for the new notes or a combination of the new notes and the new shares should be treated as a recapitalization. On the other hand, the exchange by you of the Floating Rate Notes due 2003 (which we refer to as the old floating rate notes) for the new notes or a combination of the new notes and the new shares will be a taxable exchange.

        In general, an exchange of a class of existing debt for the new notes or a combination of the new notes and the new shares will qualify as a recapitalization only if both the existing debt and the new notes that are subject to such exchange constitute "securities" for this purpose. The rules for determining whether a debt instrument constitutes a security under the recapitalization provisions of

U.S. federal income tax law are unclear. The term "security" is not defined for this purpose in the Code or the Treasury regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a term of less than five years generally are not likely to (but may in certain circumstances) be considered securities, debt instruments with a term of ten years or more are highly likely to be considered securities, while debt instruments with an initial term at issuance of five to ten years are often considered securities, but their status may be unclear. If a debt instrument provides for partial repayment of principal during its term, then the weighted term of the debt instrument must be evaluated to determine whether the debt instrument qualifies as a security.

        Based on the relevant factors discussed above, each of the 2007 notes, the 2009 notes and the 2018 notes as well as the new 7-Year Notes and 10-Year Notes should constitute securities. While less clear, the 2002 notes should also be treated as securities. In contrast, it is unlikely that the old floating rate notes would constitute securities.

        Due to the absence of authority as to the proper characterization of existing debt and new notes as securities no assurance can be given that the IRS will accept, or that a court will uphold, the characterization described above. In particular, if a class of old fixed rate notes surrendered in the exchange is not treated as a security and/or a class of the new notes received in the exchange is not treated as a security, then the particular exchange of such class of the old fixed rate notes for such class of the new notes or a combination of such new notes and the new shares by you pursuant to the election offers would be a taxable transaction to the holder for U.S. federal income tax purposes. In that event, you would recognize gain or loss and the exchange of that class of the old fixed rate notes would be treated in substantially the same way as the exchange of the old floating rate notes discussed below under "Tax Consequences of the Exchange of Old Floating Rate Notes."

Characterization of the Cash Option

        If you sell to us all of the existing debt owned by you under the cash option, such exchange will be treated as a taxable transaction. In addition, the tender of any portion of your old floating rate notes under the cash option will be treated as a taxable transaction. If, however, you exchange a portion of your old fixed rate notes for the new notes or a combination of the new notes and the new shares under the par option and/or the combined option and also sell some of your old fixed rate notes to us under the cash option (including pursuant to reallocation), you should be treated as receiving cash in recapitalization. In that event, you will recognize taxable gain, but not loss, on the disposition of your old fixed rate notes as discussed in the following subsection. You should be aware, however, that instead of recapitalization treatment, it is possible that the receipt of any combination of the new notes, new shares and cash may be treated as a partial recapitalization and a partial redemption. Under such treatment, the amount of gain or loss recognized is the difference between the amount of cash received and your adjusted tax basis allocable to the portion of the old fixed rate notes that is redeemed. In a partial recapitalization and a partial redemption, loss could be recognized on a partial redemption. You should consult your own tax advisor regarding the proper treatment to you of the receipt of a combination of cash and the new notes or a combination of cash, the new notes and new shares.

Accrued and Unpaid Interest

        As discussed in the section "Description of Options—Accrued and Unpaid Interest," we are not paying any accrued but unpaid interest (including default interest and additional amounts, if any) on existing debt to be cancelled under our APE. However, the amount of cash, new notes or new shares properly allocable to accrued interest for U.S. federal income tax purposes is unclear under current law. It is possible that where a holder does not recover the full amount of its principal on exchange under the election offers and the parties to the election offers agree to allocate no consideration to accrued interest (as opposed to a proration between accrued interest and such principal), such allocation may be respected. Accordingly, you, by participating in the election offers, and we agree to allocate no consideration to accrued interest for U.S. federal income tax purposes, except where otherwise required by law. The remainder of this section assumes that such allocation will be respected and you will not treat any of the cash, the new notes or new shares received in the exchange as amounts received with respect to accrued interest. Due to the absence of authority, however, it is not certain that such allocation will be respected. If a portion of the cash, new notes or new shares received in the election offers were determined to be properly allocable to accrued interest for U.S. federal income tax purposes, you would be required to treat such amounts as ordinary interest income, rather than cash or securities, respectively, received in a tax-free recapitalization. In addition, your initial tax basis in the new notes or new shares allocable to the accrued interest would be equal to the issue price of the new notes or the fair market value of the new shares, respectively, and your holding period in such new notes or new shares would begin on the date following the date of the exchange. You should consult your own tax advisors in determining the amount of cash, new notes or new shares properly allocable to accrued interest for U.S. federal income tax purposes.

Consequences of Exchange of the Old Fixed Rate Notes Under the Par Option, Combined Option and Partial Cash Option

        As discussed above, the exchange of the old fixed rate notes for the new notes or a combination of the new notes and the new shares should qualify as a tax-free recapitalization. As discussed above under "—Accrued and Unpaid Interest," pursuant to the agreement between you and us, no amounts of the new notes and the new shares (if any) will be allocated to accrued but unpaid interest. Accordingly, you should not recognize any gain or loss on such exchange, unless you also participate in the cash option.

        For purposes of this subsection, the issue price of the 7-Year Fixed Rate Notes and the 10-Year Notes will equal their fair market value on the date of the exchange. The issue price of the 7-Year FRNs will equal the fair market value of the old fixed rate notes exchanged therefor.

        If you exchange old fixed rate notes for the new notes or a combination of the new notes and the new shares and also elect (or are deemed to have elected pursuant to reallocation) the cash option subject to proration, while not free from doubt, any cash received by you in exchange for some, but not all, of your old fixed rate notes should be treated as cash received in the recapitalization. Under this treatment, you will recognize capital gain on the exchange equal to the lesser of the (i) amount of cash received and (ii) the amount of gain realized on the exchange. Your amount of gain realized on the exchange will equal the difference between your amount realized (generally, the sum of cash received and the issue price of the new notes and the fair market value of the new shares (if any), less any cash) and your adjusted tax basis in the old fixed rate notes. Your adjusted tax basis in an old fixed rate note generally will equal the price you paid for that note, increased by the amount of any market discount and original issue discount (or OID) previously included in income by you with respect to the note, and reduced (but not below zero) (i) by any amortizable bond premium allowable as a deduction with respect to the note and (ii) by any payments (other than qualified stated interest payments) received by you on the note before the sale. The recognized gain will be capital gain (except to the extent attributable to accrued market discount on the old fixed rate notes, if any, that will be treated as ordinary income) and will be long-term capital gain if you held the old fixed rate notes for more than one year. Long-term capital gains are currently eligible for taxation at reduced rates. You will not recognize any loss on the exchange.

        Your initial tax basis in the new notes and the new shares (if any) will be determined by reference to the adjusted tax basis in the old fixed rate notes tendered in the exchange. Under the par option, your initial tax basis in the new notes will be equal to your adjusted tax basis in the old fixed rate notes. If you elect the combined option, your initial tax basis in the new notes and the new shares will be equal to your adjusted tax basis in the old fixed rate notes allocated between the new notes and the new shares you receive, based on the relative issue prices of the new notes and fair market values of the new shares. If you also participate in the cash option, your initial tax basis in the new notes and new shares (if any) determined as described in the preceding sentence will be increased (proportionately to the relative issue prices of the new notes and fair market values of the new shares (if any)) by the amount of taxable gain recognized by you and decreased by the amount of cash received.

        Your holding period in the new notes and the new shares (if any) will include your holding period in the old fixed rate notes exchanged therefor.

        The OID and the market discount rules described under "Consequences of Holding the New Notes" and "Consequences of Holding the New Shares" will apply to the new notes and the new shares received in exchange for the old fixed rate notes.

Consequences of the Exchange of Floating Rate Notes Under the Par Option, the Combined Option or the Cash Option.

        If you exchange the old floating rate notes for the new notes, a combination of the new notes and the new shares, cash or combination thereof, you will be treated as participating in a taxable exchange. As discussed above under "Accrued and Unpaid Interest," pursuant to the agreement between you and us, no amounts of the new notes or the new shares will be allocated to accrued but unpaid interest. Accordingly, you will recognize gain or loss equal to the difference between your amount realized (generally, the sum of the issue price of the new notes and the fair market value of the new shares received (if any) and the cash received (if any)) and your adjusted tax basis in the old floating rate notes. For purposes of this sub-section, the issue price of the 7-Year Fixed Rate Notes and the 10-Year Notes will equal their fair market value on the date of the exchange, and the issue price of the 7-Year FRNs will likely equal their stated principal amount. It is possible, however that the issue price of the 7-Year FRNs may equal their fair market value if price quotations for such 7-Year FRNs are readily available from dealers, brokers or traders. Your adjusted tax basis in the old floating rate notes generally will equal the price you paid therefor, increased by the amount of any market discount and OID previously included in income by you with respect thereto, and reduced (but not below zero) (i) by any amortizable bond premium allowable as a deduction with respect thereto and (ii) by any payments (other than qualified stated interest payments) received by you on the existing debt prior to the sale.

        Any gain or loss recognized on the exchange generally will be capital gain or loss (except as described in the next sentence) and will be long-term capital gain or loss if you have held the old floating rate notes for more than one year. If you acquired the old floating rate notes with market discount, you generally will be required to treat a portion of any gain as ordinary income to the extent of any accrued market discount not previously included in income. Long-term capital gains are currently eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations under the Code.

        Your tax basis in the new notes received in such a taxable exchange will equal the issue price of such new notes and your tax basis in the new shares received in such a taxable exchange the fair market value of such new shares. Your holding period for the new notes and the new shares will begin on the date following the date of the exchange.

Sale of All Old Fixed Rate Notes Owned by a U.S. Holder Under the Cash Option

        If you sell all of your old fixed rate notes pursuant to the cash option, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the old fixed rate notes. As discussed above under "—Accrued and Unpaid Interest," pursuant to the agreement between you and us, no amounts of the new notes or the new shares will be allocated to accrued but unpaid interest. Your amount realized will equal the amount of cash received. Your adjusted tax basis in the old fixed rate notes generally will equal the price you paid therefor, increased by the amount of any market discount and OID previously included in income by you with respect thereto, and reduced (but not below zero) (i) by any amortizable bond premium allowable as a deduction with respect thereto and (ii) by any payments (other than qualified stated interest payments) received by you on the existing debt prior to the sale.

Consequences of Holding the New Notes

Original Issue Discount.

        If the issue price of the new notes is less than their stated redemption price at maturity by more than a de minimis amount (equal to 0.0025 multiplied by the product of their stated redemption price at maturity and the number of complete years to maturity from the date of the exchange), the new notes will be treated as issued with OID for U.S. federal income tax purposes. The issue price of the new notes will be the amount determined as set forth in the preceding two sub-sections, as applicable. The stated redemption price at maturity of the new notes is the sum of all payments due under the new notes other than payments of qualified stated interest. For this purpose, qualified stated interest includes only stated interest that is unconditionally payable, in cash or in property (other than our debt), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments. Amounts of interest payable on the 7-Year Notes will constitute qualified stated interest, so that their stated redemption price at maturity will equal their stated principal amount. Amounts of interest payable on the 10-Year Notes in excess of 2% per annum will not constitute qualified stated interest and must be included in their stated redemption price at maturity.

        We expect that the issue price of the new notes (except for the 7-Year FRNs issued in exchange for the old floating rate notes) will be less than their stated redemption price at maturity by more than a de minimis amount, and that they will be issued with OID.

        If the new notes are issued with OID, you generally will be required to include OID, as ordinary interest income, under a constant yield method over the term of the new notes in advance of cash payments attributable to such income, regardless of your method of tax accounting and regardless of the timing or amount of any actual payments.

Payments of Interest and Additional Amounts on 7-Year FRNs

        If the 7-Year FRNs are not issued with OID, you will include into income payments the gross amount of interest and additional amounts (as defined in "Description of Notes—Payment of Additional Amounts,") with respect to such notes according to your regular method of tax accounting. If the 7-Year FRNs are issued with OID, they will be treated as described above under "—Original Issue Discount."

Acquisition Premium, Market Discount and Bond Premium.

        If your tax basis in the new notes exceeds the issue price of such notes but is less than the stated redemption price at maturity of such notes, you will have acquisition premium on such notes to the extent of that excess. In such case, the amount of OID includible in your gross income in any taxable year will be reduced by an allocable portion of the acquisition premium. The amount of acquisition premium allocable to any taxable year generally will be determined by multiplying the annual OID accrual by a fraction, the numerator of which is the acquisition premium, and the denominator of which is the total OID on the new notes. Alternatively, you may elect to treat all interest on a new note as OID, in which case the acquisition premium allocable to any taxable year will be determined on a constant yield basis.

        If your tax basis in the new notes is less than the issue price of such notes, you will be subject to the market discount rules (unless market discount is considered to be zero, because the amount of the excess of the issue price over the tax basis is less than a specified de minimis amount). Under the market discount rules you will be required to treat a portion of the gain (if any) realized on the future disposition of the new notes as ordinary income. Alternatively, you may elect to take market discount into income over the remaining life of a note, either on a ratable or constant yield basis.

        If you acquired the old fixed rate notes at a market discount, you generally will be required to carry over to the new notes any portion of such accrued market discount not previously included in income or recognized in the exchange. However, because the new notes (other than the 7-Year FRNs issued in exchange for the old floating rate notes) are expected to be issued with OID, all or part of such market discount may be converted into OID.

        If your tax basis in the new notes exceeds their stated redemption price at maturity, your new notes will have bond premium to the extent of that excess, and you will not be required to include any OID in income. You generally may elect to amortize the bond premium on a constant yield basis as a reduction of your interest income on the new notes.

Sale, Retirement or Other Taxable Disposition of New Notes.

        Upon the sale, retirement or other taxable disposition of a new note, you generally will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the new note. The gain or loss generally will be capital gain or loss (except to the extent attributable to accrued market discount not previously included in your gross income). Such gain or loss will be long-term capital gain or loss if you have held the new note for more than one year at the time of the disposition. In general, your adjusted tax basis in a new note would equal the initial tax basis of the new note, determined as described in the preceding sub-sections, at the time of its receipt in the exchange, increased by the amount of OID and any market discount previously included in gross income by you, and decreased (but not below zero) by (i) any amortizable bond premium allowable as a deduction with respect to the new note and (ii) all payments, other than payments of qualified stated interest, received in respect of the new note. Long-term capital gains are currently eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations under the Code.

Foreign Tax Credits.

        As described under "Description of the New Notes—Additional Amounts," payments on the new notes may be subject to withholding tax imposed by Argentina, in which case you will receive additional amounts. You will treat the gross amount of interest and additional amounts (that is, without reduction for any Argentine withholding taxes) as ordinary interest income. Argentine withholding taxes, if any, paid at your applicable rate will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability. The creditability or the deductibility (at your election) of Argentine withholding taxes will be subject to generally applicable limitations and conditions.

        Interest and additional amounts will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute "passive income" for U.S. foreign tax credit purposes. For the taxable years beginning on or before December 31, 2006, if your applicable Argentine withholding tax rate is not less than 5%, such interest and additional amounts generally will constitute "high withholding tax interest."

        The calculation of foreign tax credits and the determination of the availability of deductions for foreign taxes (if you elect to deduct such taxes) involve the application of rules that heavily depend on your particular circumstances. You should consult your own tax advisor regarding the determination of the availability and amount of foreign tax credits or deductions in light of your specific tax circumstances.

Pre-Issuance Interest

        Pre-issuance interest on the new notes will accrue between December 10, 2003 and the issuance date of the new notes. This pre-issuance interest will be paid on the first interest payment date, which will occur when the new notes are delivered to you. Under a special rule, the issue price of the new notes and their stated redemption price at maturity are determined without regard to such pre-issuance interest. Under this rule, such pre-issuance interest would be taken into account as additional amount realized in the exchange rather than as interest income, and the amount of OID in respect of the new notes will not be affected by the pre-issuance interest. Under this treatment, such pre-issuance interest generally will increase the amount of capital gain you recognize in the recapitalization. You should consult your own tax advisors in determining how to treat the pre-issuance interest for U.S. federal income tax purposes.

Consequences of Holding the New Shares

        Dividend payments, if any, will be treated as foreign source dividend income in the year received to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. tax purposes. Dividends paid on the new shares will not constitute qualified dividend income and, therefore, will not be eligible for taxation at reduced rates.

        Dividends on the new shares will be subject to withholding tax imposed by Argentina. Dividends generally will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute "passive income" for U.S. foreign tax credit purposes. Argentine withholding taxes paid at your applicable tax rate will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability. The creditability or the deductibility (at your election) of Argentine withholding taxes will be subject to generally applicable limitations and conditions. The calculation of foreign tax credits and the determination of the availability of deductions for foreign taxes (if you elect to deduct such taxes) involve the application of rules that heavily depend on your particular circumstances. You should consult your own tax advisor regarding the determination of the availability and amount of foreign tax credits or deductions in light of your specific tax circumstances.

        Gain or loss on the sale, disposition or redemption of the new shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference the amount realized on the disposition and your basis in the new shares. Such gain or loss will be long-term capital gain or loss if you held the new shares for more than one year at the time of the sale, disposition or redemption. For that purpose, your holding period in the new shares received in exchange for the old fixed rate notes generally will include your holding period in the old fixed rate notes exchanged therefor. If you received the new shares in exchange for the old floating rate notes, your holding period in the new shares will begin on the date following the date of the exchange. Long-term capital gains are currently eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations under the Code.

        If you acquired at a market discount your old notes exchanged for the new shares, you may be required to carry over to the new shares any accrued market discount to the extent not previously included in income or recognized in the exchange. Accordingly, you will be required to treat gain (if any) on future taxable disposition of the new shares as ordinary income to the extent of such carried-over market discount.

Backup Withholding and Information Reporting.

        The exchange of the existing debt and any payments on the new notes and the new shares generally will be subject to information reporting requirements. To avoid the imposition of backup withholding, you should complete an IRS Form W-9 (available at the IRS website, http://www.irs.gov) and either (i) provide your correct taxpayer identification number ("TIN"), or (ii) establish a basis for an exemption from backup withholding. If you are an individual, your TIN is your social security number. If you are a holder such as, a corporation or an individual retirement account, you will be exempt from these backup withholding and information reporting requirements, provided you establish your entitlement to an exemption. If you do not provide the Exchange Agent with the correct TIN or an adequate basis for exemption, you may be subject to a backup withholding tax on the gross proceeds received in the offers and on any payments distributed on the new notes or the new shares, and proceeds of sale of the new notes or the new shares. Backup withholding is not an additional tax, and you should be able to obtain a refund or credit, provided that the backup withholding results in an overpayment of taxes and the required information is provided to the IRS.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFERS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

EXCHANGE CONTROLS

Overview

        Increases in Argentine inflation or devaluation of the peso could adversely affect our operating results. As a result of inflationary pressures, the Argentine currency has been devalued repeatedly during the last 30 years. During that period, the economic authorities in Argentina have utilized a number of exchange rate systems. Macroeconomic instability has led to broad fluctuations in the real exchange rate of the Argentine currency relative to the dollar.

        Before December 1989, the Argentine foreign exchange market was subject to exchange controls. From December 1989 until April 1991, Argentina had a freely floating exchange rate for all foreign currency transactions, and the transfer of dividend payments in foreign currency abroad and the repatriation of capital were permitted without prior approval of the Argentine government. From April 1, 1991, when the Convertibility Law became effective, until January 6, 2002, the Argentine currency was freely convertible into dollars. Under the Convertibility Law, the Central Bank was obligated to have a reserve in foreign currencies, gold and public bonds denominated in foreign currency (at their market value) equal to the amount of the outstanding Argentine currency and to sell dollars at a rate of not more than P$1.00 per U.S.$1.00. The Central Bank followed a policy to seek to prevent the appreciation of the peso significantly above the P$1.00 per U.S.$1.00 level by purchasing dollars at a rate of not less than P$0.998 per U.S.$1.00. Under the Argentine government's medium-term program agreed to with the IMF, the convertibility scheme would maintain the fixed convertibility ratio of one peso per U.S. dollar. In June 2001, the Argentine government passed a new law to reform the Convertibility Law, pegging the Argentine peso to a basket composed of an equal percentage of U.S. dollars and euro. This reform would have become effective once the euro reached parity with the dollar. For information regarding historical foreign exchange rates in Argentina and the Convertibility Law, see "Exchange Rates" and "Operating and Financial Review and Prospects—The Argentine Economy."

        On January 6, 2002, the Argentine Government enacted the Public Emergency Law, putting an end to ten years of dollar-peso parity under the Convertibility Law and eliminating the requirement that the Central Bank's reserves in gold, foreign currency and foreign currency denominated bonds be at all times equivalent to not less than 100% of the pesos in circulation plus the peso deposits of the financial sector with the Central Bank. The Public Emergency Law grants the Argentine executive branch the power to set the system that will determine the exchange rate between the peso and foreign currencies and to issue regulations related to the foreign exchange market. On January 9, 2002, the Argentine executive branch established a temporary dual exchange rate system, a fixed rate for transactions subject to Central Bank approval and import and export transactions at an exchange rate of P$1.40 per dollar and a floating rate to be freely determined by the market for all other transactions.

        On January 11, 2002, after the Central Bank ended a banking holiday that it had imposed with some interruptions since December 21, 2001, the exchange rate began to float for the first time since April 1991. Heightened demand for scarce dollars caused the dollar to trade well above the P$1.40 per dollar rate used by the Argentine government. On February 8, 2002, the Argentine executive branch announced the elimination of the dual exchange rate in favor of a single floating rate for all transactions. In addition, since February 3, 2002, the Argentine executive branch has imposed several banking holidays, thereby freezing the banking system for days at a time.

Transfer Restrictions

        On December 3, 2001, the Argentine government imposed a number of monetary and currency exchange control measures that included restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions. On February 8, 2002, the Central Bank issued Communication "A" 3471, which stated that single and free exchange transactions can only be performed with entities authorized by the Central Bank to operate in foreign exchange. Item 4 of the communication stated that the exchange sale transactions in the single and free exchange market shall be performed using peso bills.

        In March 2002, Communication "A" 3501 allowed payments of negotiable obligations and bonds issued by local companies to be refinanced under certain conditions. Additionally, as from July 31, 2002 Communication "A" 3680 established that the prior approval of the Central Bank was not required for the payment of financings entered into as from February 11, 2001.

        On March 25, 2002, Communication "A" 3537 imposed additional restrictions on the transfer of funds abroad, requiring prior approval of the Central Bank for the payment of principal and interest of financial debts.

        Communication "A" 3712 dated September 3, 2002, as amended by Communication "A" 3820 dated November 25, 2002, required that foreign currency obtained under loans and bonds issued as from that date be liquidated, and additionally stated that their repayment could not be made before 90 days. The obligation to maintain the funds in Argentina included in Decree No. 285/03 of the Ministerio de Economía y Producción (the Ministry of Economy and Production), as amended by Communication "A" 3972, extended the requirement to a term of 180 days. The 180-day term was subsequently extended by Resolution No. 292/05 of the Ministry of Economy and Production, as amended by Communication "A" 4354, to 365 days. Decree No. 616/05 issued on June 9, 2005, provides that all transfers to and from the Argentine exchange market are subject to registration with the Central Bank for a 365-day term.

        Beginning in January 2003, the restrictions requiring the Central Bank's prior authorization for the transfer of funds abroad in order to make payments of principal and/or interest were progressively reduced by Communication "A" 3843 dated December 26, 2002, as amended by Communication "A" 3866 dated January 16, 2003, by Communication "A" 3880 dated February 13, 2003, by Communication "A" 3895 dated March 13, 2003 and by Communication "A" 3908 dated March 27, 2003 and Communication "A" 3944 dated May 6, 2003.

        In accordance with Communication "A" 3973 dated July 1, 2003, as amended by Communication "A" 4142 dated May 18, 2004, the Central Bank's prior approval is no longer required for the following payments

  •
  total or partial payment of principal debts in connection with financial loans, bonds and other securities the payment of which is owed to persons or entities that are not residents of Argentina, provided that these payments are made within 90 days before the date they become due and as long as they are made after 180 days as of the entrance and liquidation of the funds disbursed pursuant to such debt.

  •
  the total or partial payment in advance (with no limitation in time) of principal in connection with financial loans, bonds and other securities the payment of which is owed to persons or entities that are not residents of Argentina, provided that the following conditions are met:

  •
  if the payment is not made as part of a debt restructuring process, the foreign currency amount to be used to prepay debt with persons or entities that are not residents of Argentina shall be not higher than the current value of the portion of the debt being cancelled; or

  •
  if the payment is made as part of a debt restructuring process with persons or entities that are not residents of Argentina, the new debt terms and conditions and the cash payment to be made shall not imply an increase in the current value of the debt.

        In addition, Communication "A" 3843, as amended, and Communication "A" 4142 state that prior authorization from the Central Bank is no longer required for payment of interest, at any time, to persons or entities that are not residents of Argentina.

        Pursuant to Communication "A" 3722, as amended, individuals and legal entities must obtain the Central Bank's prior approval for transactions regarding the acquisition of foreign currency for the following purposes: individuals' foreign portfolio investments, residents' other foreign investments, legal entities' foreign investment, and purchases of foreign currency to be kept in custody within Argentina. Communication "A" 3909 and Communication "A" 4128, as amended by Communication "A" 3944, states that this prior authorization will no longer be required by individuals and legal entities with residence in Argentina for the purpose of purchase of foreign currency as long as:

            (i)  the purchases do not exceed an aggregate amount of U.S.$2,000,000 per month; or

           (ii)  the amount in pesos to be paid for the foreign currency does not exceed the equivalent of the amount paid by that individual or legal entity to the Argentine tax administration in the previous calendar month for the prior month with respect to exportation duties plus three times the amount paid as tax on deposits and withdrawals of bank accounts.

        Communication "A" 3998, as amended by Communications "A" 4066, "A" 4162 and "A" 4261, states that in addition to the maximum amounts set forth in (i) and (ii) above, individuals and legal entities with residence in Argentina will not be required, up to June 30, 2005, to obtain the Central Bank's prior approval for the purpose of purchase of foreign currency, provided that:

            (i)  the amounts are used before December 31, 2004 to cancel bonds, syndicated financial loans, financial loans granted by foreign banks, debt held by foreign banks or certain other debt;

           (ii)  foreign currency purchased pursuant to Communication "A" 3998 and the related rules and Communication "A" 3722 (as amended) may not exceed U.S.$40,000,000 per month; and

          (iii)  the aggregate of foreign currency purchased pursuant to Communication "A" 3998 plus any foreign currency deposited in trusts pursuant to Communication "A" 3872 (as amended) plus foreign currency purchased pursuant to specific Central Bank authorizations, may not exceed 25% of the total outstanding principal debt subject to restructuring or the aggregate of unmatured or past-due interest and past-due principal subject to restructuring.

        Prepayments of principal for periods exceeding the 365-day term are subject to the restrictions of Communication "A" 4177, as amended by Communications "A" 4203, "A" 4324 and "A" 4353. Payment of principal can only be made 365 days after the date on which the proceeds were transferred into Argentina.

        Decree No. 616/05 states that, generally, all external debts of Argentine residents and the refinancing of existing external debts must have a minimum repayment term of 365 days counted as from (i) the date on which the proceeds of such external debts are converted into pesos and deposited into a local bank account, or (ii) the refinancing date, as applicable. However, this restriction does not apply to interest on such debts, which can be repaid as agreed between the parties.

        Moreover, Communication "A" 4359 established that such external debts may not be repaid prior to the expiration of the 365-term by any means. Consequently, the principal of external indebtedness may not be repaid prior to the expiration of the 365-day term even if the debtor has funds available abroad.

        The minimum repayment term does not apply to (i) (a) prepayment of exports and pre-export financing, provided that the same are repaid through the application of export proceeds and (b) import financing corresponding to the Argentine foreign trade of goods; (ii) amounts due to correspondent banks by local financial entities (provided the balances do not constitute credit lines); and (iii) primary issuances of publicly-traded debt securities listed in local self-regulated markets.

        Foreign indebtedness disbursed prior to May 26, 2005 that, according to applicable regulations, has not yet been converted into pesos and deposited in a local bank account is subject to special treatment. The minimum repayment term for this type of foreign indebtedness will be the term set forth by the applicable regulations effective at the time the relevant amounts were disbursed.

        The new regulations set forth additional requirements applying to funds transferred to Argentina in transactions resulting in new foreign indebtedness (excluding foreign trade facilities and the issuance of publicly-traded debt securities listed in local self-regulated markets) and transactions involving investments made by non-residents of Argentina: (i) purchases of local currency; (ii) certain portfolio investments; (iii) certain investments in debt securities; (iv) purchases in the secondary market of securities issued by the Argentine government or an instrumentality of the government; (v) acquisitions in the secondary market of any rights relating to securities issued by the Argentine government or an instrumentality of the Argentine government; and (vi) primary subscriptions of securities issued by the Central Bank. Those transactions are subject to the following conditions: (i) minimum term: the funds may only be transferred outside Argentina upon the expiration of a 365-day term counted as from the date the funds were transferred into Argentina; (ii) conversion: the funds must be converted into pesos and deposited in a local bank account; and (iii) mandatory deposit: a nominative dollar-denominated, non-transferable and non-interest bearing deposit must be made with a local financial entity, for a minimum term of 365 days, for the equivalent of 30% of the amount of the relevant transaction. This deposit may not be used as collateral for other transactions. Certain transactions included in this decree are exempt from the minimum term and deposit requirements set forth in Decree No. 616/05.

ENFORCEABILITY OF CIVIL REMEDIES

        We are organized under the laws of Argentina and our directors, officers and controlling persons reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on such persons. It may be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in the U.S. court judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Argentina, whether in original actions or in actions to enforce judgment of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

EXPERTS

        The financial statements of Multicanal S.A. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this Registration Statement have been so included in reliance on the audit report (which contains a paragraph related to a departure from Argentine GAAP) of Price Waterhouse & Co S.R.L., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GENERAL INFORMATION

1.
The APE was authorized by a resolution of our Board of Directors adopted on August 12, 2003, a decision ratified by our shareholders by a resolution adopted on the same date. The issuance and delivery of the new securities will require approval by a shareholders' meeting of Multicanal.

2.
Other than as disclosed in this prospectus, we are not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the delivery of the new securities nor, so far as we are aware, is any litigation or arbitration pending or threatened.

3.
Price Waterhouse & Co. S.R.L., a member firm of PricewaterhouseCoopers, an independent, registered public accounting firm has agreed to the incorporation by reference of its report in this prospectus.

Annex A

Condensed from the original prepared in Spanish for publication in Argentina

INDEX TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MULTICANAL S.A.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS ON CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of Multicanal S.A.

1.
We have audited the accompanying condensed consolidated balance sheets of Multicanal S.A. and its subsidiaries at September 30, 2005 and December 31, 2004 and the related condensed consolidated statements of operations, of cash flows and of changes in shareholders' equity for the nine-month period ended September 30, 2005. These condensed consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these condensed consolidated financial statements based on our audits.

2.
We conducted our audits of the condensed consolidated financial statements in accordance with Argentine auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
As mentioned in Note 2.5 (l), the Company has analyzed the recoverability of the net asset for deferred tax on the basis of its current business plans. We are not in a condition to foresee if the assumptions used by Management to prepare those projections will take place in the future and as a result, if the net asset of deferred taxes will be recovered.

4.
Accounting principles generally accepted in Argentina require companies with a controlling financial interest in other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements as primary and supplementary information, respectively. Because of the special purpose of these condensed consolidated financial statements, parent company financial statements are not included. This procedure has been adopted for the convenience of the reader of these condensed consolidated financial statements.

5.
In our opinion, except for the departure of generally accepted accounting standards mentioned in paragraph 4. and subject to the effect on the financial statements of the adjustments and reclassifications, if any, that might result from the situation described in paragraph 3., the condensed consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Multicanal S.A. and its subsidiaries at September 30, 2005 and December 31, 2004, and the consolidated results of their operations and their cash flows for the nine-month period ended September 30, 2005, in conformity with accounting principles generally accepted in the Autonomous City of Buenos Aires.

6.
The comparative information for the nine-month period ended September 30, 2004 is taken from the condensed interim consolidated financial statements of the Company at that date, on which we issued our limited review report with a qualification similar to that described in paragraph 3.

7.
The accompanying condensed consolidated financial statements are presented on the basis of accounting principles generally accepted in the Autonomous City of Buenos Aires, which differ from the accounting principles generally accepted in other countries, including the United States of America.

Buenos Aires, Argentina November 9, 2005	PRICE WATERHOUSE & CO. S.R.L.
	By:	/s/ CARLOS A. REBAY (Partner) Carlos A. Rebay

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.
INTERIM CONSOLIDATED BALANCE SHEET
(At September 30, 2005 and December 31, 2004)

	September 30, 2005	December 31, 2004
	Ps.
ASSETS
CURRENT ASSETS
Cash and banks	34,774,325	182,064,389
Short-term investments (Note 3 (a))	255,934,687	51,193,257
Trade receivables (Note 3 (b))	16,680,110	18,989,354
Receivables from related parties	20,185,478	13,093,359
Other (Note 3 (c))	56,867,732	55,411,769
Inventories (Note 3 (d))	1,341,452	—

Total current assets	385,783,784	320,752,128

NON-CURRENT ASSETS
Long-term investments (Note 3 (f))	6,531,781	6,896,177
Property and equipment, net (Note 4)	394,537,012	424,711,853
Intangible assets (Note 5)	14,356,428	16,949,334
Goodwill (Note 3(g))	1,193,315,394	1,195,204,785
Other (Note 3 (e))	498,148,366	463,995,292

Total non-current assets	2,106,888,981	2,107,757,441

Total assets	2,492,672,765	2,428,509,569

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	83,138,060	76,107,255
Short-term bank and financial debt (Notes 3 (h) and 7)	2,330,632,068	2,208,644,560
Acquisition related debt	246,201	314,315
Taxes payable	17,793,732	16,379,412
Debt with related parties	6,441,014	15,088
Payroll and social security	17,786,404	12,121,948
Other (Note 3 (i))	13,133,801	6,794,996

Total current liabilities	2,469,171,280	2,320,377,574

NON-CURRENT LIABILITIES
Accounts payable and accrued liabilities	568,217	839,973
Taxes payable	6,322,229	1,075,348
Acquisition related debt	100,633	100,633
Long-term bank and financial debt	239,753	239,753
Other (Note 3 (j))	11,809,573	11,127,253
Provision for lawsuits and contingencies (Note 6 (c))	16,508,725	17,254,671

Total non-current liabilities	35,549,130	30,637,631

Total liabilities	2,504,720,410	2,351,015,205

TEMPORARY TRANSLATION DIFFERENCES	(2,123,815)	(2,444,276)
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	14,308,637	28,206,862
SHAREHOLDERS' EQUITY (as per related statement)	(24,232,467)	51,731,778

Total liabilities, Temporary translation differences, Minority interest in consolidated subsidiaries and Shareholders' equity	2,492,672,765	2,428,509,569

The accompanying notes and exhibits are an integral part of these consolidated financial statements.

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.

INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
(For the nine-month periods ended September 30, 2005 and 2004)

	September 30,
	2005	2004
		(Unaudited)
	Ps.
Net revenues (Note 3 (k))	463,366,275	410,657,223
Operating costs
Cost of goods sold and direct operating expenses (Exhibit B)	(241,551,782)	(191,439,771)
General and administrative expenses (Exhibit A)	(53,039,416)	(49,280,160)
Selling and marketing expenses (Exhibit A)	(44,496,096)	(31,550,167)
Depreciation and amortization	(73,631,544)	(88,474,473)

Operating gain	50,647,437	49,912,652
Non-operating expenses
Financial income / (expenses) and holding results, net
On assets
Exchange differences and results from conversion	450,718	13,727,382
Bank expenses	(727,924)	(869,444)
Holding gains/short-term investments	387,797	214,809
Holding results—Inventories	(3,542)	—
Interest	5,832,502	2,085,129
On liabilities
Interest	(165,725,256)	(154,765,903)
Loan index adjustment	(8,302,146)	(4,372,557)
Exchange differences	48,296,113	(25,354,256)
Tax on debits and credits to bank current accounts	(4,958,985)	(4,794,193)
Commissions	(17,660,000)	(28,502,092)
Other non-operating income / (expenses), net (Note 3 (l))	(4,156,853)	(1,584,870)

Loss before income taxes, minority interest and equity in the gains of affiliated companies	(95,920,139)	(154,303,343)
Income taxes and / or tax on minimum notional income	20,189,602	43,851,474

Loss before minority interest and equity in the gains of affiliated companies	(75,730,537)	(110,451,869)
Equity in the gains of affiliated companies	1,094,583	942,440
Minority interest in results of consolidated subsidiaries	(1,328,291)	(853,698)

Net loss	(75,964,245)	(110,363,127)

Net loss per share	(0.20)	(0.30)

Weighted average number of shares	371,635,103	371,635,103

The accompanying notes and exhibits are an integral part of these interim consolidated financial statements.

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.

INTERIM CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(For the nine-month periods ended September 30, 2005 and 2004)

	Number of issued and authorized common shares par value Ps. 1
		SHAREHOLDERS' CONTRIBUTIONS
								Retained earnings (accumulated deficit)
		Share capital	Adjustments to capital	Additional paid-in capital	Merger premium	Reserve	Legal reserve		Total shareholders' equity
At January 1, 2004	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,815,422,317)	182,656,042
Net loss for the period	—	—	—	—	—	—	—	(110,363,127)	(110,363,127)

At September 30, 2004	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,925,785,444)	72,292,915

At January 1, 2005	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,946,346,581)	51,731,778
Net loss for the period	—	—	—	—	—	—	—	(75,964,245)	(75,964,245)

At September 30, 2005	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(2,022,310,826)	(24,232,467)

The accompanying notes and exhibits are an integral part of these interim consolidated financial statement.

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
(For the nine-month periods ended September 30, 2005 and 2004)

	September 30,
	2005	2004
		(Unaudited)
	Ps.
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	(75,964,245)	(110,363,127)
Adjustments to reconcile net (loss) gain to net cash provided by operating activities:
Accrued income tax	(20,189,602)	(43,851,474)
Depreciation of fixed assets	70,527,600	83,942,988
Intangible assets amortization	3,103,944	4,531,485
Equity in the losses of affiliated companies	(1,094,583)	(942,440)
Loan index adjustment	8,302,146	4,372,557
Interest accrued on financial liabilities and acquisition of cable	164,810,554	153,430,028
Exchange difference on negotiable obligations	(49,631,528)	31,192,936
Minority interest in results of consolidated subsidiaries	1,328,291	853,698
Provision for lawsuits and contingencies	5,798,757	—
Result from holding of long-term investments	3,542	—
Holding results—Inventories	(1,597)	(2,082)
Income tax paid	(8,349,052)	(8,521,743)
Decrease (increase) in assets
Trade receivables	2,309,244	(1,187,994)
Other current assets	6,057,869	3,701,610
Other non-current assets	(7,657,139)	(3,087,424)
Receivables from related parties	(7,092,119)	23,488
Inventories	(1,344,994)	—
Increase (decrease) in liabilities
Debt with related parties	6,425,926	312,216
Other current and non-current liabilities	6,813,894	(658,991)
Accounts payable and accrued liabilities	6,759,049	7,329,845
Payroll and social security	5,664,456	256,664
Current and non-current taxes payable	3,210,756	(8,286,342)
Provision for lawsuits and contingencies	(6,544,703)	(1,304,348)
Results from conversion	(3,675,283)	(13,498,609)

Cash provided by operations	109,571,183	98,242,941

CASH FLOWS FROM INVESTMENT ACTIVITIES
Purchases of property and equipment net of proceeds from sales and disposals	(46,503,100)	(32,930,827)
(Acquisitions)/Sales of cable systems and subscribers and (increase) decrease in goodwill and intangible assets	(3,378,981)	(2,426,355)
Dividends received	2,250,552	1,079,234

Cash used in investment activities	(47,631,529)	(34,277,948)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of acquisition related debt	—	(8,126,120)
Financial loans obtained	—	91,760
Payment of interest on loans	(5,933)	(637)
Decrease of minority interest in consolidated subsidiaries	(4,482,355)	(4,363,426)

Cash used in financing activities	(4,488,288)	(12,398,423)

INCREASE IN CASH AND CASH EQUIVALENTS	57,451,366	51,566,570
Cash and cash equivalents at the beginning of period	233,257,646	187,926,696

CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	290,709,012	239,493,266

The accompanying notes and exhibits are an integral part of these consolidated financial statements.

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(For the nine-month period ended September 30, 2005 and comparatives)

NOTE 1—BUSINESS OF THE COMPANY

        Multicanal S.A. (the "Company" or "Multicanal"), an Argentine corporation formed on July 26, 1991, is in one segment of business as owner and operator of cable television systems.

        The Company's licenses to operate the different cable systems owned by it have been granted by the Comité Federal de Radiodifusión (Federal Broadcasting Committee or "COMFER") and have an initial term of 15 years, with an option to renew for an additional 10 years.

        Since 1994, the Company has made significant investments, initially in the acquisition of cable systems and their subsequent development and expansion. These investments have been substantially financed by loans from financial institutions and former owners of certain acquired cable systems, as well as shareholders' contributions.

NOTE 2—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

2.1.
Basis of presentation of the consolidated financial statements

        The consolidated financial statements include the accounts of Multicanal and its majority owned subsidiaries. All material intercompany balances, transactions and profits have been eliminated. Except as explained below, the equity method is used to account for investments in affiliates in which the Company has an ownership interest between 20% and 50%. Investments in affiliates in which the Company has an ownership interest of less than 20% are accounted for under the cost method.

        The consolidated financial statements include accounts of Multicanal and the following subsidiaries:

	% of capital and votes held by Multicanal
	September 30, 2005	December 31, 2004
	%
Subsidiaries
Telesur Teledifusora Río Cuarto S.A.	100.00	100.00
Delta Cable S.A.	84.00	84.00
Teve Cable San Francisco S.A.	100.00	100.00
A.V.C. Continente Audiovisual S.A.	90.00	90.00
Televisora Privada del Oeste S.A.	51.00	51.00
Pem S.A.	100.00	100.00
CV Berazategui S.A.	70.00	70.00
San Lorenzo T.V. Cable S.A.	100.00	100.00
La Capital Cable S.A. (1)	50.00	50.00
Chaco Cable Color S.A.	100.00	100.00
Teledifusora San Miguel Arcángel S.A.	50.10	50.10
Tevemundo S.A.	100.00	100.00
Cable Imagen S.R.L. (2)	100.00	100.00
Televisión Dirigida S.A.E.C.A.	89.63	89.39
Cablevisión Comunicaciones S.A.E.C.A.	89.90	89.81
Tres Arroyos Televisora Color S.A.	76.85	74.92
Wolves Televisión S.A.	100.00	100.00
Adesol S.A.	100.00	100.00
Cable Video Sociedad Anónima	100.00	100.00
Hazen Limited	100.00	100.00

(1)
Proportional consolidation.

(2)
Company in the process of being transformed from a S.R.L. to a S.A. (Corporation).

2.2.
Recognition of the effects of inflation

        The consolidated financial statements were prepared in constant units of currency, reflecting the overall effects of inflation through August 31, 1995. As from that date, restatement of the financial statements was discontinued until December 31, 2001 as a result of a period of economic stability.

Between January 1, 2002 and March 1, 2003 the effects of inflation were recognized as a result of a period of high inflation. As from that date, in accordance with Decree No. 664 of the National Executive Branch and Resolution No. 441/03 issued by the Comisión Nacional de Valores (National Securities Commission or the "CNV"), restatement of the financial statements was discontinued.

        This criterion is not in line with prevailing professional accounting standards, under which financial statements are to be restated until September 30, 2003. This deviation has not had a material effect on these financial statements.

2.3.
Generally Accepted Accounting Principles

        The consolidated financial statements have been prepared in accordance with Argentine Generally Accepted Accounting Principles ("GAAP") and the requirements of the CNV and are presented in Argentine pesos ("Ps.").

        The Company has maintained the same disclosure criteria used in previous years in relation to this matter, and will adopt the new accounting standards when so required by the control authorities.

        Certain reclassifications and additional disclosures have been included in these consolidated financial statements in order to conform more closely to the form and content required by US GAAP. These consolidated financial statements do not include all the additional disclosures required by the US Securities and Exchange Commission ("SEC") or US GAAP.

        Accounting principles generally accepted in Argentina require companies with controlling financial interest in other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements as primary and supplementary information, respectively. Because of the special purpose of these consolidated financial statements, parent company financial statements are not included. This procedure has been adopted for the convenience of the reader of the financial statements.

2.4.
Comparative financial statements

        Certain reclassifications have been included in the financial statements at December 31, 2004 and for the nine-month period ended September 30, 2004 which are presented for comparative purposes.

2.5.
Valuation criteria

        The principal valuation criteria used in the preparation of these consolidated financial statements are as follows:

  (a)
  Cash and Banks

          Cash on hand was recorded at face value.

  (b)
  Foreign currency

          Assets and liabilities denominated in foreign currency are presented at the nominal value of the foreign currency translated to Argentine pesos at period-end exchange rates.

          The financial debt incurred by the Company in the issuance of negotiable obligations has been valued according to a conservative criterion, as mentioned in the preceding paragraph. Notwithstanding this, the Company reserves the right to consider that debt pesified, as stated in its submission of the legal proceeding to seek approval of the acuerdo preventivo extrajudicial (the "APE") (See Note 12).

  (c)
  Short-term investments

          Time deposits were valued according to the amount deposited at the time of the transaction plus accrued financial interest based on the internal rate of return determined at that time.

  (d)
  Trade receivables and accounts payable

          Trade receivables and accounts payable were valued at the estimated cash value at the time of the transaction plus interest and implicit financial components accrued based on the internal rate of return determined at such time.

          Trade receivables include an allowance for doubtful accounts, which is considered to be sufficient to absorb future losses due to uncollectible loans.

  (e)
  Financial receivables and payables

          Financial receivables and payables were valued based on the sums of money disbursed and collected, respectively, plus financial results accrued based on the rate estimated at that time.

  (f)
  Other receivables and payables

          Sundry receivables and payables were valued based on the best estimates of the amounts receivable and payable, respectively.

  (g)
  Inventories

          Inventories have been appraised at their replacement cost at the end of the period. The values obtained in this manner do not exceed their respective estimated recoverable values at the end of the period.

  (h)
  Long-term investments

          Long-term investments in subsidiaries and related companies were valued by the equity method of accounting.

          The professional accounting standards used by the subsidiaries and related companies for the preparation of its financial statements are the same as those used by the Company. In the event of differences, the corresponding adjustments were made.

          Foreign companies: Cable Visión Comunicaciones S.A.E.C.A., Televisión Dirigida S.A.E.C.A., and Adesol S.A. were classified as not integrated with the operations of the Company as these companies generate revenue, incur expenses and obtain financing in their countries of incorporation. Hazen Limited was classified as integrated with the operations of the Company as established by Technical Pronouncement No. 18.

          The figures of the financial statements of the non-integrated companies located abroad have been converted to pesos applying the period-end exchange rate. Exchange differences arising from conversion have been charged to the Temporary Translation Differences line and amounted to (Ps.2,123,815) and (Ps.2,444,276) at September 30, 2005 and December 31, 2004, respectively.

          Long-term investments in companies in which no significant control or influence is exercised were valued at their restated acquisition cost following the guidelines mentioned in Note 2.2.

  (i)
  Property and equipment

          Property and equipment were valued at restated acquisition cost following the guidelines indicated in Note 2.2., net of accumulated depreciation.

          Depreciation was calculated by the straight-line method based on the estimated useful lives of the assets, using annual rates sufficient to extinguish asset values by the end of their useful lives.

          Aggregate assets value does not exceed their economic value to the business at the end of the period.

  (j)
  Intangible assets

          Intangible assets represent basically exploitation rights and concessions, and were valued at restated cost following the guidelines indicated in Note 2.2., net of accumulated amortization.

          Amortization was calculated by the straight-line method, based on an estimated useful life of between 5 and 20 years.

          Aggregate value of intangible assets does not exceed their estimated recoverable value at the end of the period.

  (k)
  Goodwill

          Goodwill represents the higher value disbursed on the corresponding proportional equity value of the investments. Goodwill was restated following the guidelines indicated in Note 2.2.

          As from January 1, 2003, goodwill has not been amortized, as it had unspecified useful life directly related to the Company's business.

          The Company regularly evaluates goodwill for recoverability based on estimates and the evaluation of available information at the date of issue of the financial statements. It is estimated that the aggregate value of goodwill, net of the allowance recorded, is lower than recoverable value at the end of the period.

  (l)
  Income Tax

          The Company has recognized the charge for income tax by the deferred tax liability method, recognizing the temporary differences between the tax bases of assets and liabilities and their carrying amounts.

          To determine deferred tax assets and liabilities the tax rate expected to be in effect at the time of reversal or use has been applied to the temporary differences identified and the tax loss carryforwards, observing the regulations in effect at the date of issue of these consolidated financial statements.

          Since it is unlikely that future taxable income will absorb part of net assets timing differences and tax loss carryforwards, the Company has recorded an impairment on net asset timing differences and has not recognized the tax loss carryforwards that it estimates will not be absorbed.

          The Company has analyzed the recoverability of the net deferred tax asset determined at September 30, 2005 based on its current business plans and has therefore recorded the net asset timing differences and loss carry-forwards it expects to offset in future fiscal years.

          As established by CNV regulations, deferred tax assets and liabilities were not discounted. This criterion is not in line with the accounting standards in force in the Autonomous City of Buenos Aires, which require that those balances be discounted.

          However, as of September 30, 2005, this deviation has not had a material impact on these financial statements.

  (m)
  Minimum notional income tax

          The Company calculates minimum notional income tax by applying the current rate (1%) on computable assets at the end of the year. This tax complements income tax. The tax obligation of the Company during each year will be determined by the higher of the two taxes. However, if in a given year minimum notional income tax exceeds income tax, that amount in excess can be computed as payment on account of income tax determined in the following ten years.

          In May 2001 the Company was included in the register of beneficiaries of the agreements to improve competitiveness and employment (Decree No. 730/01). For this reason, the Company was exempt from this tax until December 31, 2002.

          The Company recognized minimum notional income tax accrued during the period and paid in previous years as a credit, as it estimates that it will be able to compute it as payment on account of income tax in future years.

  (n)
  Provision for lawsuits and contingencies

          A provision has been set up to cover potential labor, commercial, tax and other types of contingencies that could generate liabilities for the Company. The opinion of the Company's legal counsel has been taken into account for purposes of calculation of the amount and likelihood of occurrence.

  (o)
  Shareholders' equity

          These accounts have been restated on a constant Argentine pesos basis (included in Adjustments to capital account) (Note 2.2.). Adjustments to capital and additional paid-in capital may be used to absorb accumulated deficits or to increase capital at the discretion of the shareholders. These amounts cannot be distributed in the form of cash dividends.

          The "share capital" account has been stated at its historical nominal value. The difference between the capital stock stated in constant currency and the capital stock stated in historical nominal value has been disclosed under the "adjustments to capital" account, in the shareholders' equity.

  (p)
  Recognition of revenues

          Revenues are recognized on an accrual basis, including revenues from subscriptions, which are recorded in the month the service is rendered. The Company's revenues are presented net of the allowance for doubtful accounts.

  (q)
  Selling and marketing expenses

          Selling and marketing expenses are expensed as incurred.

  (r)
  Programming rights

          Programming rights pending invoicing at the period-end are estimated on the basis of existing agreements and other judgment criteria at that date.

  (s)
  Accounting estimates

          The preparation of the financial statements requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.

NOTE 3—ANALYSIS OF CERTAIN CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS ACCOUNTS

	September 30, 2005	December 31, 2004
	Ps.
CONSOLIDATED BALANCE SHEET
CURRENT ASSETS
(a) Short-term investments
Money market instruments	29,167	35,829
Time deposits	255,884,962	50,750,108
Other	20,558	407,320

	255,934,687	51,193,257

(b)	Trade receivables
	From subscriptions	21,930,519	22,462,760
	From advertising	7,807,901	11,163,661
	Notes receivable	43,203	20,676
	From new businesses	531,989	2,021,377
	Credit cards	2,369,571	2,357,297
	From assurance	3,972,431	3,963,425
	Other	150,350	147.334
	Allowance for doubtful accounts (Note 6 (a))
	From subscriptions	(16,210,150)	(17,756,612)
	From advertising	(3,537,216)	(5,012,076)
	From new businesses	(378,488)	(378,488)

		16,680,110	18,989,354

(c)	Other
	Advances to suppliers	5,362,242	6,526,297
	Receivables from minority shareholders	875,378	334,206
	Tax advances	4,146,597	3,797,906
	Deposits in guarantee	382,140	533,708
	Other receivables	6,950,014	6,936,622
	Prepaid expenses	5,460,571	5,247,245
	Advances to employees	316,384	395,474
	Judicial deposits	12,251,811	15,332,756
	Dividends receivable	4,271,218	499,595
	Other	16,851,377	15,807,960

		56,867,732	55,411,769

(d)	Inventories
	Material/Supplies	385,071	—
	Resale goods	956,381	—

		1,341,452	—

NON-CURRENT ASSETS
(e)	Other
	Prepaid expenses	18,239,657	19,147,204
	Net deferred tax assets	460,060,523	433,647,041
	Tax advances	16,421,377	11,020,208
	Deposits in guarantee	283,966	180,839
	Other receivables	2,604,406	—
	Other	538,437	—

		498,148,366	463,995,292

(f)	Long-term investments
	Investments in companies carried under the equity method (Note 10)	1,466,627	6,190,058
	Advances for the purchase of companies	11,108,438	6,912,000
	Provision for recovery of investments (Note 6 (d))	(6,601,000)	(6,762,000)
	Investments in companies carried at cost	557,716	556,119

		6,531,781	6,896,177

(g)	Goodwill
	Original Value	2,635,244,728	2,637,138,497
	Accumulated amortization	(867,770,532)	(867,774,910)

		1,767,474,196	1,769,363,587
	Allowance for impairment of Goodwill	(574,158,802)	(574,158,802)

		1,193,315,394	1,195,204,785

CURRENT LIABILITIES
(h)	Short-term bank and financial debt
	Overdraft facilities	57,144	57,144
	Corporate Bonds
	Capital	1,477,849,320	1,513,398,960
	Interests payable	761,790,120	613,426,605
	Loans
	Capital	43,866,857	44,694,027
	Interests payable and restatements	47,068,627	37,067,824

		2,330,632,068	2,208,644,560

(i)	Other
	Other provisions	13,616	113,571
	Debt with minority shareholders	252,175	259,704
	Dividends payable	4,123,514	2,260,626
	Sundry creditors	239,543	762,010
	Other	8,504,953	3,399,085

		13,133,801	6,794,996

NON-CURRENT LIABILITIES
(j)	Other
	Investments in companies carried under the equity method — Fintelco S.A. (Note 10)	11,077,368	10,870,136
	Other	732,205	257,117

		11,809,573	11,127,253

CONSOLIDATED STATEMENT OF OPERATIONS
(k)	Net revenues
	Gross sales
	From subscriptions	444,503,086	397,524,065
	From advertising	10,040,073	9,488,963
	From cable modem	5,445,626	1,352,508
	Other	6,062,498	4,756,465
	Allowance for doubtful accounts
	From subscriptions	(2,111,473)	(2,447,368)
	From advertising	(573,535)	(17,410)

		463,366,275	410,657,223

(l)	Other non-operating income/(expenses), net
	Provision for lawsuits and contingencies	(5,798,757)	—
	Indemnification paid	—	(518,000)
	Recovery of sundry receivables	885,000	—
	Gain on the sale of real estate	1,395,507	—
	Other	(638,603)	(1,066,870)

		(4,156,853)	(1,584,870)

NOTE 4—PROPERTY AND EQUIPMENT

	September 30, 2005
	Original value	Accumulated depreciation	Net book value	Assets lives years
	Ps.
Installations, external wiring and transmission equipment	1,429,857,799	(1,203,293,993)	226,563,806	10
Properties	121,258,526	(50,913,301)	70,345,225	50
Computer equipment	72,581,883	(65,493,405)	7,088,478	5
Furniture, fixtures and tools	55,300,453	(51,707,588)	3,592,865	10
Vehicles	31,584,212	(27,172,529)	4,411,683	5
Materials, net of provision for obsolescence of materials	68,092,156	—	68,092,156	—
Work in progress	12,967,390	—	12,967,390	—
Advances to suppliers	1,475,409	—	1,475,409	—

Total	1,793,117,828	(1,398,580,816)	394,537,012

	December 31, 2004
	Original value	Accumulated depreciation	Net book value	Assets lives years
	Ps.
Installations, external wiring and transmission equipment	1,437,330,608	(1,158,972,517)	278,358,091	10
Properties	122,283,816	(49,301,866)	72,981,950	50
Computer equipment	71,055,348	(63,096,399)	7,958,949	5
Furniture, fixtures and tools	54,383,614	(50,831,235)	3,552,379	10
Vehicles	30,524,910	(27,277,422)	3,247,488	5
Materials, net of provision for obsolescence of materials	44,931,062	—	44,931,062	—
Work in progress	12,543,681	—	12,543,681	—
Advances to suppliers	1,138,253	—	1,138,253	—

Total	1,774,191,292	(1,349,479,439)	424,711,853

        The consolidated net additions of fixed assets for the nine-month periods ended September 30, 2005 and 2004 amounted to Ps.46,503,100 and Ps.32,930,827, respectively.

        The consolidated depreciation of property and equipment for nine-month periods ended September 30, 2005 and 2004 amounted to Ps.70,527,600 and Ps.83,942,988, respectively.

NOTE 5—INTANGIBLE ASSETS

	September 30, 2005
	Original value	Accumulated amortization	Net book value
	Ps.
Others	42,241,804	(27,885,376)	14,356,428

Total	42,241,804	(27,885,376)	14,356,428

	Original value	December 31, 2004 Accumulated amortization	Net book value
	Ps.
Others	52,283,795	(35,334,461)	16,949,334

Total	52,283,795	(35,334,461)	16,949,334

        The consolidated amortization of intangible assets for nine-month periods ended September 30, 2005 and 2004 amounted to Ps.3,103,944 and Ps.4,531,485, respectively.

NOTE 6—ALLOWANCES AND CERTAIN PROVISIONS

(a)
Allowance for doubtful accounts

	September 30, 2005	December 31, 2004	September 30, 2005	December 31, 2004	September 30, 2005	December 31, 2004
	From subscriptions		From advertising		From new businesses
	Ps.
Balance at the beginning of the period/year	17,756,612	20,285,188	5,012,076	5,710,992	378,488	400,159
Increase (recorded as loss)	2,111,473	3,004,007	573,535	172,447	—	—
(Write-off)	(3,657,935)	(5,532,583)	(2,048,395)	(871,363)	—	—

Balance at the end of the period/year	16,210,150	17,756,612	3,537,216	5,012,076	378,488	400,159

(b)
Provision for obsolescence of materials

	September 30, 2005	December 31, 2004
	Ps.
Balance at the beginning of the period/year	11,036,033	11,146,358
Decrease of provision	—	(110,325)

Balance at the end of the period/year	11,036,033	11,036,033

(c)
Provision for lawsuits and contingencies

	September 30, 2005	December 31, 2004
	Ps.
Balance at the beginning of the period/year	17,254,671	19,831,019
Increase (recorded as loss)	5,798,757	899,517
Decrease of provision	(6,544,703)	(3,475,865)

Balance at the end of the period/year	16,508,725	17,254,671

(d)
Provision for recovery of investments

	September 30, 2005	December 31, 2004
	Ps.
Balance at the beginning of the period/year	6,762,000	6,635,500
(Decrease) Increase of provision	(161,000)	126,500

Balance at the end of the period/year	6,601,000	6,762,000

NOTE 7—BANK AND FINANCIAL DEBT

        In addition to the financial loans with local financial entities, which have been converted into pesos and restated through application of the Reference Stabilization Coefficient ("CER"), the Company's financial debt, subject to restructuring under the terms of the APE, is made up as follows:

  a)
  US$37,620,000 in principal amount of Series C 10 1/2% Notes due 2018,

  b)
  US$130,802,000 in principal amount of Series E 13.125% Notes due 2009,

  c)
  US$98,761,000 in principal amount of 10 1/2% Notes due 2007,

  d)
  US$144,000,000 in principal amount of Series J Floating Notes due 2003 and

  e)
  US$ 96.669.000 in principal amount of 9 1/4% Notes due 2002.

Deferred Payments

        On February 1, 2002, the Company deferred payment of principal and interest on its 9 1/4% Notes due 2002 and interest on its 10 1/2% Notes due 2007 due to the Argentine economic and social crisis that resulted in the issuance of economic, foreign exchange and regulatory measures adopted during the economic and social crisis. Later, on February 26, 2002 the Company deferred payment of interest on its Series J Floating Rate Notes due 2003. On April 15, 2002 the Company deferred payment of interest on its Series C 10 1/2% Notes due 2018 and its Series E 13.125% Notes due 2009 (collectively the "Existing Notes") and together with the existing bank debt (the "Existing Debt") due to the worsening of the economic crisis in Argentina.

Proposal for the restructuring of the financial debt

        In 2003, the Company submitted to its creditors a proposal for restructuring its financial debts. The restructuring proposal was set forth in an APE and comprises three options: a cash buyback option at 30 cents per U.S.$1, a ten-year bond exchange option and a combined exchange option (including a seven-year bond and common stock), each subject to a ceiling. Based on the approvals obtained at the bondholders' meeting of all series of Existing Notes held on December 10, 2003 and the support provided by commercial bank creditors, the Company announced that the requisite majority of affected creditors had consented to the restructuring set forth in the APE. On December 16, 2003 the Company filed its APE together with evidence of the consents and approvals obtained from its creditors with the Commercial Court No. 4 of Buenos Aires (the "Argentine Court") seeking judicial confirmation thereof. The Company published the statutory notices as ordered by the Argentine Court on December 17, 2003, and creditors had a right to file objections to the confirmation of the APE until February 13, 2004. Several objections were filed, including an objection by State Street Bank, on behalf of the U.S.-based investment group known as W.R. Huff ("Huff"). The Company answered each of the objections filed. On April 14, 2004, the Argentine Court rejected the objections presented and confirmed the APE (the "APE Confirmation Order"). Holding that all affected creditors should be treated equally, the Argentine Court ordered that the three options contemplated in the APE should be offered to those present at the meeting held on December 10, 2003 who had voted against the APE or had abstained from voting, as well as to those creditors that did not attend to the meeting, giving such elections the same treatment as those made at the December 10, 2003 bondholders'meeting by the creditors that approved our proposal. On October 4, 2004, the Cámara de Apelaciones en lo Comercial (Court of Appeals on Commercial Matters), Chamber "A" (the "Court of Appeals") rendered a decision affirming the April 14, 2004 decision of the Argentine Court. On December 14, 2004, the Court of Appeals dismissed an extraordinary appeal filed by Huff against its decision of October 2004, affirming the lower court's confirmation of the APE. Huff subsequently filed a recurso de queja (petition in error) with the Supreme Court of Justice (the "Supreme Court"), seeking to reverse the decision rendered by the Court of Appeals, which was dismissed in April 2005 by the Supreme Court. In the meantime, Huff made several submissions with the Argentine Court seeking to delay the publication of the notices (edictos) contemplated in the April 14, 2004 decision, which were also rejected on May 16, 2005. On May 26, 2005 the Argentine Court dismissed an appeal taken by Huff on the same date against the May 16, 2005 decision. To the Company's knowledge, Huff did not seek to reverse the rejection of the appeal dated May 26, 2005. The Company has been advised that Argentine law affords no further appeal against the April 14, 2004 decision.

        On July 7, 2005, the Company filed its response to a new notice served by the Argentine Court upon a filing requesting such court to order the Company to make the publications. On July 8, 2005, the Argentine Court deemed the notice answered and considered the explanations presented by the Company. On August 2, 2005, the Company was notified of the filing of a new brief, requesting once again that the court order the Company to publish the notices. On August 25, 2005, the Argentine Court rejected for the second time a petition filed by a group of bondholders to require the Company to publish the notices ordered by the Argentine Court in the APE Confirmation Order. As of the date of these financial statements, the resolution has been appealed and the matter is still pending before the Court of Appeals.

        The Board of Directors of the Company is trying to obtain recognition of its APE in the United States subject to the compliance with certain measures that are currently being litigated in the United States.

        If the Company consummates the transactions contemplated in the APE, under the terms approved by the courts, each holder of Existing Debt shall receive:

  (a)
  a cash payment of U.S.$300 per U.S.$1,000 of principal amount of Existing Debt that is repurchased by the Company under the APE (the "Cash Option");

  (b)
  U.S.$1,050 principal amount of the 10-Year Step-Up Notes (the "10-Year Notes") per U.S.$1,000 of principal amount of Existing Debt exchanged under the APE (the "Par Option"); or

  (c)
  641 Class C shares of common stock and U.S.$440 principal amount of either (i) 7% 7-Year Notes (the "7-Year Fixed Rate Notes"), or (ii) 7-Year Floating Rate Notes (the "7-Year FRNs", together with the 7-Year Fixed Rate Notes, the "7-Year Notes") per U.S.$1,000 of principal of the Existing Debt exchanged pursuant to the APE (the "Combined Option").

        The Company will not pay any accrued and unpaid interest (including default interest and additional amounts, if any) on the Existing Debt repurchased or exchanged under the APE. Interest will accrue on the 10-Year Notes and on the 7-Year Notes from December 10, 2003, and the first interest payment date will occur on the date of delivery under the APE.

        The Company plans to (i) repurchase approximately U.S.$125 million of the principal amount of Existing Debt with an aggregate cash payment of U.S.$37.5 million, (ii) exchange approximately U.S.$76.5 million principal amount of Existing Debt for U.S.$80.3 million of 10-Year Notes, (iii) exchange approximately U.S.$143.0 million principal amount of Existing Debt for U.S.$143.0 million principal amount of 7-Year Notes and (iv) exchange approximately U.S.$181.9 million principal amount of Existing Debt for Class C common shares representing approximately 35% of the Company's total capital stock. In accordance with the terms of the APE, the maximum aggregate principal amount of Existing Debt that may be exchanged for the Par Option is U.S.$76.5 million; for the Combined Option, U.S.$324.9 million; and for the Cash Option, U.S.$131 million. Any principal amount of Existing Debt electing the Par Option exceeding U.S.$76.5 million will be prorated and reallocated ratably to the Combined Option or, to the extent the maximum amount of Existing Debt that may be exchanged for the Combined Option has been fully subscribed, to the Cash Option pursuant to the APE. As of December 2003, when the Company accepted the Existing Debt that holders had agreed to exchange pursuant to the APE, holders of Existing Debt in an aggregate principal amount exceeding U.S.$76.5 million had elected the Par Option. Accordingly, although under the APE any principal amount of Existing Debt electing the Combined Option exceeding U.S.$324.9 million shall be prorated and reallocated ratably to the Par Option, because the maximum amount of the Par Option has been exceeded as results of the elections by holders, any excess amounts electing the Combined Option will be allocated ratably to the Cash Option together with any amount of principal of Existing Debt which elected the Par Option. Any principal amount of Existing Debt electing the Cash Option that exceeds U.S.$131 million will be prorated and reallocated to the Combined Option. The allocation will be made after giving effect to any election made in accordance with the decisions of the Argentine and U.S. courts. The Existing

Debt in respect of which holders make no election shall be allocated ratably to the Combined Option or to the Cash Option, as the case may be, outstanding after giving effect to the allocation mentioned above.

NOTE 8—SHAREHOLDERS' CAPITAL

        On August 8, 2003, the Shareholders' Meeting of the Company resolved to increase the corporate capital by Ps. 4,814,066, through the capitalization of all irrevocable contributions recognized until such date. Thus, the capital was increased to Ps.371,635,103 through the issuance of 2,629,140 ordinary registered non-endorsable Class A shares with a par value of Ps.1 each and entitled to five votes per share, delivered to Grupo Clarín S.A., and 2,184,926 ordinary registered non-endorsable Class B shares with a par value of Ps.1 each and entitled to one vote per share, of which 654,438 correspond to Grupo Clarín S.A. and 1,530,488, to Arte Gráfico Editorial Argentino S.A. The Superintendency of Corporations approved the registration of the capital increase on February 15, 2005.

        As mentioned in Note 13, on May 7, 2004 the shareholders of the Company decided to increase the capital stock through the contribution to be made by the controlling shareholder, Grupo Clarín S.A., amounting to US$ 15,000,000 and the capitalization of the financial debt offered, subject to confirmation of the judgment approving the APE and compliance with the procedures contemplated therein.

        As a result, the shares of the Company are currently held as follows:

	Number of shares
Shareholder					% Holding
	Class A	Class B	Total
Grupo Clarín S.A.	202,963,617	50,521,104	253,484,721	(1)	68.21
Arte Gráfico Editorial Argentino S.A.	—	118,150,382	118,150,382		31.79

Total	202,963,617	168,671,486	371,635,103		100.00

(1)
Of this holding, 40,094,948 ordinary Class A shares and 22,238,385 ordinary Class B shares are pledged in favor of Telefónica de Contenidos S.A. Unipersonal.

        As of September 30, 2005, the Company has a negative shareholders' equity. Management anticipates that this situation will be reversed once the financial debt restructuring already initiated by the Company is completed, in which case it will not be necessary to dissolve the Company, as set forth in Section 5, paragraph 94 of the Business Companies Law, the application of which has been suspended until December 10, 2005 pursuant to Decrees No. 1269/02 and 540/05.

NOTE 9—COMMITMENTS AND CONTINGENCIES

(a)
Acquisition and sale of cable systems

(i)
Acquisition of cable systems in Paraguay

        On December 12, 1997, the Company entered into two agreements for the acquisition of 14 cable systems (13 in Paraguay and 1 in Clorinda, Argentina). The closing of the transaction was scheduled for

November 15, 1997, which was subject to the seller's compliance with certain conditions, including obtaining various regulatory approvals from the government of Paraguay, which were ultimately not obtained. The Company made advance payment of US$ 2,300,000 on account of the total price and the seller issued a promissory note for the amount received, i.e. US$ 2,300,000 and pledged the shares corresponding to certain TV systems in favor of the Company to guarantee compliance with the conditions for the closing of the transaction.

        As a result of the seller's failure to meet its obligations the final agreement was not signed. As a result of the seller's non-compliance, the Company demanded payment of the promissory note, but the seller brought a claim demanding compliance with the agreement signed on December 12, 1997, reserving the right to determine the amount of damages, and an injunction which was resolved by the Paraguayan court in favor of the plaintiff. This measure preventing collection by the Company of the promissory note amounting to US$ 2,300,000.

        The Company asked the intervening judge to demand payment of court fees on the amount of the contract from the plaintiff, after the Court accepted the petition and suspended the procedural terms. In view of the plaintiff's failure to pay court fees after having been demanded payment, the Company requested lifting of the preliminary injunction, ending of the lawsuit and filing of the case. The judge did not end the case but accepted the lifting of the preliminary injunction, a ruling that was confirmed by the Court of Appeals on Civil and Commercial matters, Room 4. Confirmation by the Court of Appeals is firm.

        The file was sent back to the original Court, where the proceeding will be continued. The Company cannot assure that following the lifting of the preliminary injunction it will be able to collect the amount due.

  (ii)
  Tres Arroyos Televisora Color S.A. trusts

        On September 7, 2001, a Trust Agreement was signed under which the minority shareholders transferred all of their equity interests in Tres Arroyos Televisora Color S.A., representing 38.58% of the stock capital, in favor of the trustee, Mr. José María Sáenz Valiente (the "Trustee") (h). The Company was appointed the trust beneficiary so that the stock in trust is gradually transferred to it provided it pays Ps. 42,876 per month to the Trustee over a 10-year period. The trust will be revoked if the Company were to fail to pay the consecutive monthly installments.

        Additionally, on the same date, a beneficial interest on the mentioned shares, was set up in favor of the Company, for the earlier of 10 years or the Trust life.

        In accordance with the minutes of the shareholders' meeting of Tres Arroyos Televisora Color S.A. dated April 27, 2005, the Company resolved to capitalize irrevocable capital contributions, thus increasing its capital stock from the amount of Ps.24,000 to Ps.3,121,153 represented by 3,121,153 common shares of nominal value Ps.1 each and carrying one vote per share.

        On June 9, 2005 an Addendum to the Trust Agreement was executed, amending the clauses referring to the transfer of shares in accordance with the resolved capital increase.

        Under the terms of the Trust Agreement and its Addendum, as of September 30, 2005 the Trustee has made the stock transfers, and consequently Multicanal is the holder of 2,398,605 shares representing 76.85% of the voting capital stock of the company and the Trustee is the legal owner of the remaining 722,548 shares representing 23.15% of the remaining voting capital stock of the company.

  (iii)
  Setting up of Hazen Limited.

        On November 4, 2004 Hazen Limited, a wholly-owned subsidiary of Multicanal, was set up abroad.

(b)
Litigation

        The Company is involved in litigation from time to time in the ordinary course of business. In Management's opinion, the lawsuits in which the Company is currently involved, individually and in the aggregate, are not expected to be resolved for amounts that would be material to the Company's financial condition or results of operations.

(c)
Operating licenses

        Broadcasting licenses are granted for a 15-year term, renewable for one additional ten year-term. Applicable regulations establish that COMFER must grant an extension if it is verified that the licensee has complied with applicable regulations, the bidding terms and conditions and the obligations undertaken in its proposals during the original term of the license. The Company estimates that it will obtain all requested extensions of existing licenses. The extension of the licenses is subject to approval by COMFER. Although management considers the risk that the Company will be unable to renew its licenses in the future remote, it cannot provide assurance that the Company will obtain any such extensions. Since cable TV is a service not requiring award through a public bidding process and licenses are granted directly by COMFER, if COMFER verifies that during the 25-year term of the license the Company has complied with applicable laws, the bidding terms and conditions and obligations assumed in its proposals, it may award a new license. However, pursuant to the terms of Decree No. 527/05, the expiration of broadcasting licenses in effect on May 24, 2005 has been suspended for a period of ten years. As a result of the Decree, such licenses continue to be valid during the 10-year suspension period and remain valid following the 10-year suspension period for the number of years that were remaining as of May 24, 2005. Decree No. 527/05 requires that broadcasting companies like Multicanal with licenses to which it would apply, submit to COMFER, within two years, for its approval proposals that would make broadcasting time available for programming that contributes to the protection of the national culture and the education of the population. As of the date of these financial statements, the Company has not yet submitted such proposals.

(d)
Pending approvals

        The Company has applied for COMFER approval of several transactions, including the various corporate reorganizations in which several operating subsidiaries were merged into the Company, certain transfers and other acquisitions of cable television companies. In addition, the Company has requested that COMFER approve the elimination of certain headends. Although most of these approval petitions are pending, the Company expects to receive all such approvals in due course.

(e)
Claims by COMFER

(i)
Administrative proceedings

        The Company has sought participation in various installment plans in order to pay fines for breach of broadcasting regulations. As a result of such filings, the amounts payable determined by the COMFER have been paid by the Company by assigning advertising time in favor of the Secretaría de Medios de Comunicación (the "Department of Media") and COMFER, which will be applied to the promotion of general interest campaigns conducted by the National State.

        As of September 30, 2005, COMFER has notified us that it commenced summary proceedings against us for 1,516 violations occurring since November 1, 2002, of minority age protection and contents regulations of the Broadcasting Law and has imposed fines that have been finally determined by COMFER as due and payable totaling Ps.342,579. Although the Company has appealed such fines, the Company cannot assure you that such appeals will be decided in its favor.

  (ii)
  Demand for payment from Vidycom S.A.

        COMFER filed a claim whereby it demanded payment from Vidycom S.A. ("Vidycom"), a company absorbed by Multicanal in 1995, of all the differences in its favor as a result of its participation in the tax exemption established by Resolutions No. 393/93 and 790/93.

        The tax authorities based their rejection of the mentioned tax exemption on the following grounds: (a) Vidycom was asked to make payment on several occasions, but did not comply with COMFER's requirements, (b) no documentation supporting the investments committed by the company was provided and (c) no evidence was provided of the weather phenomenon as a result of which the previous shareholders had requested the tax exemption.

        On May 17, 2005, the Company appeared before COMFER to avail itself of the moratorium established under Resolution No. 1316/CFR/03 to pay the unpaid and due amounts owed to COMFER.

        The moratorium provides for a 50% reduction of interest rates applicable to the calculation of debts on account of radio broadcasting fees for the benefit of those who execute a payment agreement with COMFER regarding fees due, bearing payment of litigation costs and expenses incurred.

        In connection with such revenues, the amount paid as unpaid differences, after deduction of the interest owed, amounted to Ps.364,088.99 and was settled in a single payment.

  (iii)
  Demand for payment due to rejection of requests for exemption

        COMFER issued various resolutions announcing the rejection of the request for exemptions filed under the terms of Resolution No. 393/93 to the holders of broadcasting licenses absorbed by the Company and to demand payment of sums due plus interest.

        The Company considers that there are allegations of fact and questions of law in its favor that would require COMFER to review its position, but the Company cannot provide any assurance that the authorities will rule in favor of the Company.

(f)
Other regulatory aspects

        In February 1995, the City of Buenos Aires issued a municipal ordinance regulating the authorization for the installation of TV cable networks. Such ordinance establishes several alternatives for cable installation on the street, namely: by underground laying, center of city block or posting. The ordinance established a maximum term of 7 years for cable operators to adapt their wiring networks according to the requirements of the ordinance. The municipality of the City of Mar del Plata issued an ordinance to regulate the installation of cable TV networks.

        Although the Company has been adapting its network, it has had difficulties making its network fully compliant as a result of the economic crisis in Argentina, the current lack of financial stability and the successive tax charges, which have forced the Company to apply its resources and income to ensuring the continuity of its business and greatly reduce its capital expenditures. On September 30, 2002 the Company requested suspension of the terms established by ordinance 48,899.

        According to applicable regulations, 5% of the year's profit must be applied to the legal reserves until it equals 20% of Company equity.

(g)
Commitments to make contributions to Fintelco S.A.

        Fintelco S.A. had a negative shareholders' equity as of June 30, 2005. Under the Argentine Corporations Law, this could bring its dissolution, unless its capital is restored. The Company and Cablevisión S.A. each hold 50% of the equity of Fintelco S.A. and, in that proportion, the Company has undertaken to make the contributions required to pay the liabilities of Fintelco S.A. and of its subsidiaries when due.

(h)
Complaints against the Supercanal Group

        The Company brought various claims against Supercanal Holding S.A. and its subsidiaries (the "Supercanal Group"), including an action to declare resolutions adopted during the Extraordinary Shareholders' Meeting of Supercanal Holding S.A. on January 25, 2000 to reduce capital stock of Supercanal Holding S.A. to Ps. 12,000 and subsequently increase capital to Ps. 83,012,000 null and void. The Court issued an injunction requested by the Company but required that the Company post bond for Ps. 22,000,000 for potential damages that could be assessed against the defendant, should the complaint be dismissed. The remedy was granted against the issue of a surety bond. The Court of Appeals revoked the injunction. The Company filed an extraordinary appeal against that resolution, claiming it is both "arbitrary" and "damaging to the institution". On October 1, 2004, the Company was notified of the dismissal of its extraordinary appeal.

        Other legal actions were initiated, claiming the suspension of: i) the last five Ordinary Shareholders' Meetings of Supercanal Holding S.A. and ii) the guarantees granted by Supercanal S.A. on bank loans exclusively in favor of the group controlling Supercanal Holding S.A. (Grupo Uno S.A. and affiliated companies). In addition, a claim for dissolution and liquidation of Supercanal Holding S.A. was brought jointly with the action for removal of all the members of the Board of Directors and the Supervisory Committee, and the dissolution of Supercanal Capital N.V.

        Supercanal Holding S.A. and other companies of the Supercanal Group filed for bankruptcy proceedings with the National Court of First Instance on Commercial Matters No. 20, Secretariat No. 40, and the procedures began on April 19, 2000.

        As a result of the revocation of the preliminary injunction mentioned above, on December 12, 2001 the Company was notified of the filing of a claim by Supercanal Holding S.A. for damages caused by the granting of the preliminary injunction that was subsequently revoked. It has been claimed that the suspension of the effects of the meeting held on January 25, 2000 resulted in the cessation of payments to Supercanal Holding S.A.

        The Company answered the complaint and rejected the liability attributed to it based on the fact that the cessation of payment had taken place before the date of the meeting that was suspended by the preliminary injunction, according to documentation provided by the plaintiff itself. Furthermore, the suspension of the meeting did not prevent capitalization of the Company through other means. Based on the record of the case, the Company considers that the claim filed should be rejected in its entirety, and the legal costs should be borne by the plaintiff.

        No assurance can be provided that the Company will obtain an economic or financial gain as a result of these actions. Presently, as a result of the ancillary jurisdiction of the bankruptcy proceedings of Supercanal Holding S.A., all the claims are brought in the abovementioned Court.

(i)
Restrictions on the distribution of profits

        There are certain restrictions on the distribution of dividends by the Company due to the limitations and conditions contained in the APE.

NOTE 10—LONG-TERM INVESTMENTS

        Investments carried under the equity method are as follows:

Company	Direct percentage participation in voting stock %	September 30, 2005	December 31, 2004
		Ps.
VER T.V. S.A.	49.00	1,466,627	6,190,058
Fintelco S.A.	50.00	(11,077,368)	(10,870,136)

		(9,610,941)	(4,680,078)

NOTE 11—ANTITRUST CONSIDERATIONS

        On August 24, 1998, the Chamber of Internal Trade and Defense of Consumer of the Province of Entre Rios made a presentation before the National Committee for the Defense of Competition ("CNDC") alleging a division of regions between Multicanal and its competitors. On May 4, 1999 the pertinent rebuttal was submitted. On June 24, 2004, the preliminary stage was concluded and notice was served upon the parties, as established by Section 23 of Law 22262.

        On January 13, 1999, the CNDC notified the Company that a complaint had been filed by the Santa Fe commerce department alleging the existence of anticompetitive practices by VCC in the city of Rosario, Province of Santa Fe, prior to Multicanal's acquisition of this company. Although the Company has submitted rebuttals to the CNDC, no assurance can be provided that a final decision will be favorable to it.

        Additionally, on February 18, 1999, the CNDC issued a resolution initiating an investigative proceeding into an alleged agreement between the TV cable operating companies VCC, Multicanal and Cablevisión S.A. and those providing Televisión Satelital Codificada S.A. and Tele Red Imagen S.A. channels consisting of fixing of minimum prices for the trading of channels owning rights to the broadcasting of football tournaments organized by the "Asociación de Fútbol Argentino" in Federal Capital and Greater Buenos Aires. The investigation spans from the year 1995 through the date of the resolution.

        The Commission penalized the companies with a fine, which in the case of the Company amounts to Ps.352,859. The resolution under which the fine was applied was appealed by the Company on October 8, 2002. Court B of the Chamber of Criminal and Economic Matters suspended the fine established by the Secretariat for Defense of Competition. The Ministry of Economy appealed this ruling before the Supreme Court of Justice ("CSJN"), the file was remitted to the prosecutor for resolution.

        On March 12, 1999, the owner of a cable television operating company in the city of Roldán, Province of Santa Fe, brought an action against Multicanal claiming uncompetitive practices in that city. On December 9, 2003 the preparatory stage of the case was concluded. The CNDC served notice under section 23 of Law No. 22262 in relation to this case and initiated summary proceedings. The Company made such presentation on January 28, 2004 and on October 22, 2004 the CNDC admitted part of the evidence offered by the Company.

        In December 2001, and November 2003, Gigacable SA., a cable TV operator operating in certain areas of the Provinces of Santa Fe and Corrientes, filed two complaints before the CNDC accusing Multicanal of (i) having divided with Cablevisión S.A. areas in which the companies provide services, (ii) uncompetitive practices, and (iii) selling the subscription for a price below Multicanal S.A.'s usual price. The Company submitted the relevant explanations to CNDC. The case corresponding to Santa Fe was brought to trial. On December 9, 2004 Multicanal was notified of an injunction instructing it not to sell signal in the Gigacable area at a lower price than that charged in other areas; the Company filed a claim against that measure. The Company cannot assure you that the controversies will be solved or that the Company shall not be sanctioned in the case of a failure to reach an agreement.

        On September 17, 2003 the Company was notified of a claim made by Gigacable S.A. alleging that Multicanal S.A. and Cablevisión S.A (i) have made presentations before various bodies (COMFER and the Municipality of Rosario), which hindered Gigacable S.A. from obtaining the administrative permits to operate in Rosario; (ii) engaged in monopolistic conduct. The Company answered that claim on October 6, 2003. On May 30, 2005 the explanations furnished by the Company were accepted and the record of the proceedings was ordered. Notwithstanding the foregoing, the Company cannot assure you that Gigacable will not appeal the decision.

        The Domestic Trade and Consumer Protection Bureau of the Province of Entre Ríos filed a claim before the National Court of Appeals in relation to the division of areas between Multicanal (as succeeding company of Video Cable 6 S.A.) and its competitors. On May 4, 1999, the Company filed an explanation brief. On February 14, 2005, the CNDC concluded the preliminary stage and served notice upon the parties for them to submit the pertinent rebuttal and offer evidence.

        On December 15, 2002 Arsenio Mendoza, from the city of Paraná, brought a claim before the Consumer Protection Bureau in Entre Ríos. The claim states that: i) Cable Video would carry out promotion activities in certain areas in which the plaintiff has not been included, ii) Cablevisión S.A. had expressed that it could not provide the service in the area of the plaintiff and iii) the contents of TV programs of Cable Video violate children's rights, as they are unsuitable for them. On August 15, 2003 the case entered the evidentiary stage. This case was consolidated with the Gigacable case (they will be heard together).

NOTE 12—NOTIFICATION OF PETITIONS FOR BANKRUPTCY FILED AGAINST THE COMPANY

        As of these consolidated financial statements the Company has been served with process on 34 petitions for bankruptcy against it as a result of the Company's deferral of payments of principal and interest on its negotiable obligations. The Company filed its response in all cases, and deposited in escrow, the amount claimed in pesos at the rate of exchange of US$ 1 = Ps.1 plus CER plus 8% per annum for interest and 5% to cover possible expenses relating to lawsuits. The judge: i) considered it sufficient at this time in order to disregard the credit invoked as "revealing factor" of suspension of payment of debts, the deposit made by the Company, dismissing 33 petitions for declaration of bankruptcy, (the court of appeals having ratified the lower court decisions in those cases where plaintiffs appealed such decisions); ii) the filing of the APE suspended the other bankruptcy petition.

        One additional petition was filed but not served on the Company and was suspended.

        The Company argued in its response to the bankruptcy petitions that its foreign currency obligations had been converted to pesos as established by Section 1 of Decree No. 214/02, because the provisions of Section 1, subsection e) of Decree No. 410/02 (establishing that "the obligations of the public and private sectors denominated in foreign currency, compliance with which is subject to foreign laws, are not subject to the conversion to pesos") do not apply in this case.

        In the offer to restructure its financial debt (see Note 7) the Company calculated Existing Debt to be restructured in US dollars, to reflect more clearly the reduction of the debt and the exchange ratio for the new securities that would be issued if its restructuring transactions are consummated. The fact that its debt has been denominated in US dollars exclusively for such purposes does not mean that the Company has changed its position of considering those obligations to have been pesified, as this approach was taken only to achieve a rapid and effective conclusion to the negotiation of the APE, in order to obtain creditors' acceptance of the proposal without having to waive any valid rights. This approach, which does not address the definition of the scope of the Decree on Conversion to Pesos referred to above, has been the most appropriate one to overcome financial difficulties for the benefit of the Company, its creditors and the public in general, but should not be construed as a waiver by the Company of its right to sustain that the debt incurred prior to the issuance of Decree No. 410/02 is subject to pesification.

        In view of this, in the submission filed to request approval of the reorganization plan from the court, the Company reserved its right to file a motion for the pesification of all financial debts incurred in the issuance of outstanding negotiable obligations if the out-of-court reorganization plan were not to be approved and insolvency proceedings were to be filed against it.

        On January 28, 2004, affiliates of the U.S.-based investment group known as W.R. Huff and a certain Willard Alexander (together, the "Involuntary Petitioners"), claiming to be holders of debt securities issued by Multicanal, filed against Multicanal an involuntary petition in a reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court").

        On January 30, 2004, at the request of the Board of Directors of Multicanal under a proceeding brought on January 16, 2004 pursuant to Section 304 of the U.S. Bankruptcy Code, in order to counteract legal actions initiated by Huff before the courts of the State of New York in December 2003, the U.S. Bankruptcy Court entered an order allowing (a) Multicanal to take all actions to participate in, conduct, or take any action in furtherance of, Multicanal's APE under the jurisdiction of the Argentine Court (the "APE Proceedings") to the fullest extent permitted under Argentine law, (b) any creditor, equity holder, party in interest or other person, entity, court or governmental unit (including, without limitation, the Involuntary Petitioners) to take all actions to participate in, conduct, or take any action in furtherance of, Multicanal's APE and its APE Proceedings to the fullest extent permitted under Argentine law, and (c) any creditor, equity holder, party in interest or any other person, entity, court or governmental unit (including, without limitation, the Involuntary Petitioners) to take all actions in the Argentine court presiding over the APE Proceedings (and any right to appeal any decision of such Argentine court) to oppose Multicanal's APE or its APE Proceedings to the fullest extent permitted under Argentine law.

        The order of the U.S. Bankruptcy Court ensured that the filing by the Involuntary Petitioners does not interfere with participation by creditors of Multicanal or any other person in the APE Proceedings. This order makes clear that any person's or party's participation in the APE or the APE Proceedings in Argentina is not prohibited or limited by application of the automatic stay provisions of the United States Bankruptcy Code.

        On August 27, 2004, the Company was notified of a preliminary decision rendered by the U.S. Bankruptcy Court in the Section 304 of the U.S. Bankruptcy Code proceeding initiated by the Company's Board of Directors. The decision called for additional proceedings with respect to two matters prior to the Company obtaining a final favorable decision in the United States.

        After making the filings required by the U.S. Bankruptcy Court with respect to those additional proceedings, on December 2, 2004 the Court issued a ruling stating that as a result of the clarifications made by Multicanal S.A in its filings it would issue a final ruling dismissing the involuntary proceeding, and subject to compliance with certain conditions, grant the motion filed by the Board of Directors of the Company under Section 304 of the U.S. Bankruptcy Code. On January 6, 2005 the U.S. Bankruptcy Court issued an order on the matters previously decided in its earlier order. The January 6, 2005 order of the U.S. Bankruptcy Code was appealed by Huff to the U.S. District Court for the Southern District of New York (the "U.S. District Court") in January 2005. On April 5, 2005, the U.S. District Court entered an order upholding the U.S. Bankruptcy Court's dismissal of the involuntary petition filed against the Company and the denial of Huff's claim regarding its alleged rights under the federal securities law that was invoked to seek dismissal of the motion filed by the Board of Directors under Section 304, but reserved judgment on issues relating to the compliance with the conditions imposed by the U.S. Bankruptcy Court until May 31, 2005. In May 2005, additional filings were made before the U.S. District Court. In its resolution of May 16, 2005, the Argentine Court determined that performance of the conditions imposed by the U.S. Bankruptcy Court in the manner proposed by the Company did not require any further proceedings in Argentina. On May 31, 2005, a hearing was held before the U.S. District Court.

        In turn, in April 2005 Huff appealed the April 5, 2005 U.S. District Court order to the United States Court of Appeals for the Second Circuit. The Company has sought dismissal of such appeal. No decision has been issued in the context of this appellate proceeding.

        On September 6, 2005, to implement the cure ordered by the Argentine Court and the cure ordered by the U.S. Bankruptcy Court under the APE as promptly as practicable and to avoid the potential expense and delay that could result from further litigation regarding the availability of an exemption from registration under the Securities Act of 1933, the Company filed a registration statement with the SEC to register with the SEC the securities to be offered in connection with the cures.

        On September 28, 2005, the U.S. District Court affirmed (with the limitation noted below) prior rulings of the U.S. Bankruptcy Court granting recognition to the Company's APE in the United States to the extent the Company's APE has been confirmed in Argentina and dismissing the involuntary Chapter 11 petition brought by Huff against the Company. The U.S. District Court, however, remanded the case to the U.S. Bankruptcy Court for further proceedings as to the legality of the measures proposed by the Company to implement the cures required by the Buenos Aires Court in its decision confirming the APE and by the U.S. Bankruptcy Court under Section 5 of the Securities Act of 1933 and the sufficiency of such measures under Section 304 of the U.S. Bankruptcy Code. Multicanal has presented its legal arguments following the schedule set forth by the U.S. Bankruptcy Court.

NOTE 13—ADMISSION TO THE PUBLIC OFFER REGIME

        On May 7, 2004 a Shareholders' Extraordinary Meeting was held to adopt the decisions contemplated under the terms of the APE approved by the Argentine Court. The Shareholders' Extraordinary Meeting approved the increase in capital stock as a result of the contribution of US$15,000,000 to be made by the controlling shareholder Grupo Clarín S.A., under the terms of a trust agreement entered into on December 11, 2003 the capitalization of the financial debt offered, as well as the overall amendment of the by-laws and admission of the Company to the public offering and share quotation regime. All such decisions were unanimously approved and shall become effective once the Company is ready to consummate the transactions contemplated in the APE, issuing new debt securities and making the payments set forth under the APE, in exchange for its debt.

        On July 19, 2004, the Company's Board of Directors, based on the results of the shareholders' meeting, resolved to file the Company's request to enter the public offering system, on July 20, 2004 having begun the procedure at the National Securities Commission to obtain the prequalification for the acceptance of the capital stock and the listing of Class D shares to be created by the conversion of Class C shares to enter the public offering system, subject to confirmation of the APE and after carrying out the procedures established in the ruling approving the reorganization.

        On September 28, 2004 the Company's Board of Directors approved the issuance of series "A" and "B" Negotiable Obligations in an amount of up to US$150,000,000 each, under the Global Negotiable Obligations Program for US$ 300,000,000, which shall be issued and delivered according to the APE, once the APE has been confirmed and cannot be appealed.

        On September 29, 2004, the Company made presentations before CNV, the Buenos Aires Stock Exchange ("BCBA") and the Over the Counter Market (Mercado Abierto Electrónico or "MAE") to obtain the necessary approval for the delivery of the Series "A" and "B" negotiable obligations.

NOTE 14—BALANCES AND OPERATIONS WITH RELATED COMPANIES

        Below are the consolidated balances and operations of the Company with its related companies at September 30, 2005, presented in comparative format.

Parent companies (or companies exerting considerable influence):

	09.30.2005		09.30.2004	12.31.2004
Item / Operation	Amount for the nine-month period	Debtor (creditor) balance	Amount for the nine-month period	Debtor (creditor) balance
Receivables from parent companies	—	23,419	—	506,999
Payables to parent companies	—	(15,088)	—	(15,088)
Sales of advertising	30,306	—	171,062	—
Other sales	1,079	—	—	—
Consultancy services	(614,706)	—	(519,594)	—
Purchase of advertising	(3,225,529)	—	(3,007,180)	—

Other related companies:

	09.30.2005		09.30.2004	12.31.2004
Item / Operation	Amount for the nine-month period	Debtor (creditor) balance	Amount for the nine-month period	Debtor 12.31.2004 balance
Trade receivables	—	1,230,129	—	4,992,935
Accounts payable	—	(9,895,596)	—	(10,128,186)
Sales of advertising	1,628,670	—	1,474,566	—
Other sales	2,302,656	—	1,498,572	—
Publishing of magazines	(5,501,375)	—	(4,589,803)	—
Programming services (1)	(52,383,287)	—	(51,421,394)	—
Advisory services (2)	(3,839,668)	—	(3,321,143)	—
Purchase of advertising	(2,893,224)	—	(1,319,733)	—
Other purchases	(532,457)	—	(1,969,798)	—

(1)
Includes programming services purchased by Multicanal from Tele Red Imagen S.A. ("TRISA") and Televisión Satelital Codificada ("TSC"), companies of the group in which Grupo Clarín S.A. holds 50% of the capital stock.

(2)
Fees for advice on administrative and financial, human resources, systems and purchases provided by Gestión Compartida S.A., a company wholly owned by Grupo Clarín S.A.

NOTE 15—SUBSEQUENT EVENTS

  a)
  On October 12, 2005, having obtained from the National Telecommunications Commission of Paraguay ("CONATEL") the approval for a share exchange between the Company, as holder of shares of Cable Visión Comunicaciones S.A.E.C.A. ("CVC") and Televisión Dirigida S.A.E.C.A. ("TVD"), and Mrs. Claudia Pedrozo Bogado, Mrs. María Elena Bogado Silva and Mrs. Francisca Bogado de Pedrozo ("Pedrozo Shareholders"), as holders of 100% of the capital stock of Consorcio Multipunto Multicanal S.A. ("CMM"), the share exchange agreed upon between Multicanal S.A. and the Pedrozo Shareholders was completed. As a result, Multicanal S.A. (i) acquired 70% of the capital stock and votes of CMM and in consideration thereof, (ii) assigned to the Pedrozo Shareholders 30% of the capital stock and votes of CVC and TVD. The exchange will allow the companies to integrate their operations and implement common policies.

  b)
  On October 14, 2005, the boards of directors of Pem S.A. and Multicanal S.A. approved the execution of a share exchange agreement entered into on September 30, 2005, whereby Multicanal S.A. exchanged 563,821 shares in Wolves Televisión S.A. for the interest Pem S.A. had as of that date in Cable Video Sociedad Anónima, Tevemundo S.A., Telesur Teledifusora Río Cuarto S.A., Teve Cable San Francisco S.A. and Chaco T.V. Cable Color S.A.

    The share exchange agreement was entered into so that Multicanal would hold a 100% interest in the above-mentioned companies, with which it shall start a merger process effective as of October 1, 2005.

  c)
  On October 20, 2005, the Company's Board of Directors authorized its Chairman to initiate measures aimed at implementing a corporate restructuring by means of a merger. For purposes of consummating such merger, Multicanal will be the surviving company in all respects and will therefore continue with the business and operations of the companies, and Cable Video Sociedad Anónima, Chaco T.V. Cable Color S.A., Tevemundo S.A., Telesur Teledifusora Río Cuarto S.A. and Teve Cable San Francisco S.A., the absorbed companies, will be dissolved. This corporate restructuring will be effective as of October 1, 2005, as from which date the operations of the absorbed companies will be considered made by the surviving company. The balance sheets prepared by the companies as of September 30, 2005, will serve as basis for the merger.

  d)
  On November 4, 2005, the Buenos Aires Stock Exchange informed the Company that, as the Securities Commission had advised with a favorable pre-qualifying opinion, the documents corresponding to the request for joining the public offering regime and listing of the shares had been sent to the CNV.

Exhibit A

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.

INFORMATION REQUIRED BY SECTION 64, SUB-SECTION b) OF LAW No, 19550
for the nine-month periods ended September 30, 2005 and 2004

				Total at September 30,
Caption	Direct operating expenses	General and administrative expenses	Selling and marketing expenses
				2005	2004
					(Unaudited)
	Ps.
Payroll and social security	40,620,210	8,122,636	18,438,842	67,181,688	50,873,510
Employees' dismissals	26,107	38,800	191,192	256,099	1,493,623
Taxes rates and contributions	7,741,967	3,382,527	10,648,988	21,773,482	19,332,887
Insurance	—	5,366	—	5,366	16,159
Programming rights	133,647,333	—	—	133,647,333	121,640,497
Printing and distribution of magazines	6,502,590	—	546,783	7,049,373	5,701,812
Fees and compensation for services	283,681	9,533,881	122,925	9,940,487	8,421,930
Commissions	363,729	11,298,156	2,024,884	13,686,769	13,675,223
Overhead	305,733	146,276	2,919	454,928	344,989
Personnel expenses	3,381,566	2,251,591	2,487,950	8,121,107	6,216,252
Building expenses	468,631	5,318,193	170,623	5,957,447	5,122,865
Vehicles expenses	356,674	2,719,396	279,254	3,355,324	2,845,151
Rentals	12,555,771	1,351,868	179,190	14,086,829	11,965,282
Security and surveillance	64,601	2,030,195	69,180	2,163,976	1,857,326
Representation and travel expenses	17,092	809,428	105,765	932,285	860,548
Office expenses	21,779	1,248,969	141,170	1,411,918	1,324,584
Publicity and advertising	—	—	9,017,150	9,017,150	7,612,303
Sundry	30,075,399	4,782,134	69,281	34,926,814	12,965,157

Total at September 30, 2005	236,432,863	53,039,416	44,496,096	333,968,375

Total at September 30, 2004	191,439,771	49,280,160	31,550,167		272,270,098

Exhibit B

Condensed from the original prepared in Spanish for publication in Argentina

MULTICANAL S.A.

COST OF GOODS SOLD AND DIRECT OPERATING EXPENSES
for the nine-month periods ended September 30, 2005 and 2004

	Total at September 30
	2005		2004
			(Unaudited)
	Ps.
Inventories at the commencement of the fiscal year		—		—
Resale goods	—		—

Purchase and Direct operating expenses in the nine-month period		242,896,776		191,439,771
Purchase	6,463,913		—
Direct operating expenses (Exhibit A)	236,432,863		191,439,771

More / (less)
Holding results		(3,542)		—
Less:
Inventories at the end of the six-month period		1,341,452		—
Material	385,071
Resale goods	956,381		—

Cost of goods sold and direct operating expenses		241,551,782		191,439,771

Condensed from the original prepared in Spanish for publication in Argentina

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MULTICANAL S.A.

Unaudited Interim Consolidated Financial Statements for the Six Months Ended June 30, 2005 and 2004
Unaudited interim consolidated balance sheets	F-2
Unaudited interim consolidated statement of operations	F-3
Unaudited interim consolidated statement of changes in shareholders' equity	F-4
Unaudited interim consolidated statement of cash flows	F-5
Notes to the unaudited interim consolidated financial statements	F-6
Exhibit A	F-41
Exhibit B	F-42
Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002
Report of Independent Registered Public Accounting Firm	F-43
Consolidated balance sheets	F-44
Consolidated statement of operations	F-45
Consolidated statement of changes in shareholders' equity	F-46
Consolidated statement of cash flows	F-47
Notes to the consolidated financial statements	F-48
Exhibit	F-93

MULTICANAL S.A.

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET

(At June 30, 2005 and December 31, 2004)

	June 30, 2005	December 31, 2004
	(Unaudited)
	$
ASSETS
CURRENT ASSETS
Cash and banks	40,020,882	182,064,389
Short-term investments (Note 3(a))	232,799,598	51,193,257
Trade receivables (Note 3(b))	20,871,091	18,989,354
Receivables from related parties	13,125,493	13,093,359
Other (Note 3(c))	58,117,393	55,411,769
Inventories (Note 3(d))	1,888,268	—

Total current assets	366,822,725	320,752,128

NON-CURRENT ASSETS
Long-term investments (Note 3(f))	7,712,973	6,896,177
Property and equipment, net (Note 4)	413,929,985	424,711,853
Intangible assets (Note 5)	29,025,111	31,634,861
Goodwill (Note 3(g))	1,180,968,240	1,180,519,258
Other (Note 3(e))	473,358,487	463,995,292

Total non-current assets	2,104,994,796	2,107,757,441

Total assets	2,471,817,521	2,428,509,569

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	91,510,772	76,107,255
Short-term bank and financial debt (Notes 3(h) and 7)	2,258,589,975	2,208,644,560
Acquisition related debt	314,315	314,315
Taxes payable	18,259,675	16,379,412
Debt with related parties	617,352	15,088
Payroll and social security	12,380,744	12,121,948
Other (Note 3(i))	10,471,812	6,794,996

Total current liabilities	2,392,144,645	2,320,377,574

NON-CURRENT LIABILITIES
Accounts payable and accrued liabilities	642,332	839,973
Taxes payable	1,055,406	1,075,348
Acquisition related debt	100,633	100,633
Long-term bank and financial debt	239,753	239,753
Other (Note 3(j))	11,732,728	11,127,253
Provision for lawsuits and contingencies (Note 6(c))	19,139,976	17,254,671

Total non-current liabilities	32,910,828	30,637,631

Total liabilities	2,425,055,473	2,351,015,205

TEMPORARY TRANSLATION DIFFERENCES	(1,464,621)	(2,444,276)
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	27,810,299	28,206,862
SHAREHOLDERS' EQUITY (as per related statement)	20,416,370	51,731,778

Total liabilities, Temporary translation differences, Minority interest in consolidated subsidiaries and Shareholders' equity	2,471,817,521	2,428,509,569

The accompanying notes and exhibits are an integral part of these consolidated financial statements.

MULTICANAL S.A.

UNAUDITED INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

(For the six-month periods ended June 30, 2005 and 2004)

	June 30,
	2005	2004
	(Unaudited)	(Unaudited)
	$
Net revenues (Note 3 (k))	306,643,861	266,208,265
Operating costs
Cost of goods sold and direct operating expenses (Exhibit B)	(155,309,678)	(125,723,709)
General and administrative expenses (Exhibit A)	(35,377,925)	(31,981,885)
Selling and marketing expenses (Exhibit A)	(27,616,262)	(19,674,569)
Depreciation and amortization	(51,099,526)	(59,792,932)

Operating gain	37,240,470	29,035,170
Non-operating expenses
Financial income/(expenses) and holding results, net
On assets
Exchange differences and results from conversion	(5,141,954)	6,817,467
Bank expenses	(457,470)	(429,709)
Holding gains/short-term investments	199,617	120,544
Holding results—Inventories	(82,654)	—
Interest	3,544,301	1,193,016
On liabilities
Interest	(109,909,871)	(100,937,195)
Loan restatement	(5,763,143)	(2,832,181)
Exchange differences	63,679,304	(16,313,465)
Tax on debits and credits to bank current accounts	(3,236,896)	(3,307,267)
Commissions	(9,250,967)	(19,546,941)
Other non-operating income/(expenses), net (Note 3 (l))	(3,793,114)	(3,557,457)

Loss before income taxes, minority interest and equity in the gains of affiliated companies	(32,972,377)	(109,758,018)
Income taxes and/or tax on minimum notional income	1,824,483	29,897,947

Loss before minority interest and equity in the gains of affiliated companies	(31,147,894)	(79,860,071)
Equity in the gains of affiliated companies	764,621	471,153
Minority interest in results of consolidated subsidiaries	(932,135)	(589,958)

Net loss	(31,315,408)	(79,978,876)

Net loss per share	(0,08)	(0,22)

Weighted average number of shares	371,635,103	371,635,103

The accompanying notes and exhibits are an integral part of these unaudited interim consolidated financial statements.

MULTICANAL S.A.

UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(For the six-month periods ended June 30, 2005 and 2004)

		SHAREHOLDERS' CONTRIBUTIONS
	Number of issued and authorized common shares par value Ps. 1							Retained earnings (accumulated deficit)
		Share capital	Adjustments to capital	Additional paid-in capital	Merger premium	Reserve	Legal reserve		Total shareholders' equity
At January 1, 2004	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,815,422,317)	182,656,042
Net loss for the period	—	—	—	—	—	—	—	(79,978,876)	(79,978,876)

At June 30, 2004	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,895,401,193)	102,677,166

At January 1, 2005	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,946,346,581)	51,731,778
Net loss for the period	—	—	—	—	—	—	—	(31,315,408)	(31,315,408)

At June 30, 2005	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	64,519,465	6,356,401	(1,977,661,989)	20,416,370

The accompanying notes and exhibits are an integral part of these unaudited interim consolidated financial statement.

MULTICANAL S.A.

UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

(For the six-month periods ended June 30, 2005 and 2004)

	June 30,
	2005	2004
	(Unaudited)	(Unaudited)
	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	(31,315,408)	(79,978,876)
Adjustments to reconcile net (loss) gain to net cash provided by operating activities:
Accrued income tax	(1,824,483)	(29,897,947)
Depreciation and disposal of fixed assets	48,397,166	56,769,262
Intangible assets amortization	2,702,360	3,023,670
Equity in the losses of affiliated companies	(764,621)	(471,153)
Loan restatement	5,763,143	2,832,181
Interest accrued on financial liabilities and acquisition of cable	109,147,620	100,154,617
Result from restatement of negotiable obligations	(64,961,012)	17,747,343
Minority interest in results of consolidated subsidiaries	932,135	589,958
Provision for lawsuits and contingencies	5,531,450	2,350,000
Result from holding of long-term investments	—	(1,071)
Holding results—Inventories	82,654	—
Income tax paid	(6,353,195)	(6,058,637)
Decrease (increase) in assets
Trade receivables	(1,881,737)	(907,270)
Other current assets	699,764	(3,289,773)
Other non-current assets	(3,123,574)	(2,599,173)
Receivables from related parties	(32,134)	296,363
Inventories	(1,970,922)	—
Increase (decrease) in liabilities
Debt with related parties	602,264	62,093
Other current and non-current liabilities	4,230,116	(1,087,238)
Accounts payable and accrued liabilities	15,205,876	11,306,903
Payroll and social security	258,796	(1,360,260)
Current and non-current taxes payable	(103,537)	(4,699,146)
Provision for lawsuits and contingencies	(3,646,145)	(979,919)
Temporary translation differences	1,320,065	(3,008,921)

Cash provided by operations	78,896,641	60,793,006

CASH FLOWS FROM INVESTMENT ACTIVITIES
Purchases of property and equipment net of proceeds from sales and disposals	(38,051,092)	(21,951,197)
(Acquisitions)/Sales of cable systems and subscribers and (increase) decrease in goodwill and intangible assets	(329,077)	(1,965,429)
Dividends received	496,526	784,000

Cash used in investment activities	(37,883,643)	(23,132,626)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of acquisition related debt	—	(2,802,066)
Payment of interest on loans	(4,336)	—
Decrease of minority interest in consolidated subsidiaries	(1,445,828)	(4,229,482)

Cash used in financing activities	(1,450,164)	(7,031,548)

INCREASE IN CASH AND CASH EQUIVALENTS	39,562,834	30,628,832
Cash and cash equivalents at the beginning of period	233,257,646	187,926,696

CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	272,820,480	218,555,528

The accompanying notes and exhibits are an integral part of these consolidated financial statements.

MULTICANAL S.A.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(For the six-month period ended June 30, 2005 and comparatives)

NOTE 1—BUSINESS AND FORMATION OF THE COMPANY

(a)    Business

        Multicanal S.A. (the "Company" or "Multicanal"), an Argentine corporation formed on July 26, 1991, is in one segment of business as owner and operator of cable television systems.

        The Company's licenses to operate the different cable systems owned by it have been granted by the Comité Federal de Radiodifusión (Federal Broadcasting Committee or "COMFER") and have an initial term of 15 years, with an option to renew for an additional 10 years.

        Since 1994, the Company has made significant investments, initially in the acquisition of cable systems and their subsequent development and expansion. These investments have been substantially financed by loans from financial institutions and former owners of certain acquired cable systems, as well as shareholders' contributions.

NOTE 2—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

2.1.    Basis of presentation of the consolidated financial statements

        The consolidated financial statements include the accounts of Multicanal and its majority owned subsidiaries. All material intercompany balances, transactions and profits have been eliminated. Except as explained below, the equity method is used to account for investments in affiliates in which the Company has an ownership interest between 20% and 50%. Investments in affiliates in which the Company has an ownership interest of less than 20% are accounted for under the cost method.

        The consolidated financial statements include accounts of Multicanal and the following subsidiaries:

	% of capital and votes held by Multicanal
	June 30, 2005	December 31, 2004
	%
Subsidiaries
Telesur Teledifusora Río Cuarto S.A.	100.00	100.00
Delta Cable S.A.	84.00	84.00
TV Cable San Francisco S.A.	100.00	100.00
A.V.C. Continente Audiovisual S.A.	90.00	90.00
Televisora Privada del Oeste S.A.	51.00	51.00
Pem S.A.	100.00	100.00
CV Berazategui S.A.	70.00	70.00
San Lorenzo T.V. Cable S.A.	100.00	100.00
La Capital Cable S.A.	50.00	50.00
Chaco Cable Color S.R.L. (1)	100.00	100.00
Teledifusora San Miguel Arcángel S.A.	50.10	50.10
Tevemundo S.A.	100.00	100.00
Cable Imagen S.R.L. (1)	100.00	100.00
Televisión Dirigida S.A.E.C.A.	89.63	89.39

Cablevisión Comunicaciones S.A.E.C.A.	89.90	89.81
Tres Arroyos Televisora Color S.A.	76.85	74.92
Wolves Televisión S.A.	100.00	100.00
Adesol S.A.	100.00	100.00
Cable Video Sociedad Anónima	100.00	100.00
Hazen Limited	100.00	100.00
(1)
Companies in the process of being transformed from a S.R.L. to a S.A. (Corporation).

        The financial statements for the six-month periods ended on June 30, 2005 and 2004 have not been audited. Management estimates that they include all the necessary adjustments to fairly present the results for each period. The results for the six-month periods ended on June 30, 2005 and 2004 do not necessarily reflect the proportion of Company's results for the full years.

2.2.    Recognition of the effects of inflation

        The consolidated financial statements were prepared in constant units of currency, reflecting the overall effects of inflation through August 31, 1995. As from that date, restatement of the financial statements was discontinued until December 31, 2001 as a result of a period of economic stability. Between January 1, 2002 and March 1, 2003 the effects of inflation were recognized as a result of a period of high inflation. As from that date, in accordance with Decree No. 664 of the National Executive Branch and Resolution No. 441/03 issued by the CNV, restatement of the financial statements was discontinued.

        This criterion is not in line with prevailing professional accounting standards, under which financial statements are to be restated until September 30, 2003. This deviation has not had a material effect on these financial statements.

2.3.    Generally Accepted Accounting Principles

        The consolidated financial statements are presented in Argentine pesos ("Ps.") and have been prepared in accordance with Argentine Generally Accepted Accounting Principles ("GAAP") and the requirements of the CNV, which differ in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). Such differences involve methods of measuring the amounts shown in the financial statements as well as additional disclosures required by US GAAP and Regulation S-X of the Securities and Exchange Commission ("SEC"). These financial statements include solely a reconciliation of net loss and shareholders' equity to US GAAP. See Note 17.

        The Company has maintained the same disclosure criteria used in previous years in relation to this matter, and will adopt the new accounting standards when so required by the control authorities.

        Certain reclassifications and additional disclosures have been included in these consolidated financial statements in order to conform more closely to the form and content required by US GAAP.

These consolidated financial statements do not include all the additional disclosures required by the SEC or US GAAP.

        Accounting principles generally accepted in Argentina require companies with controlling financial interest in other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements as primary and supplementary information, respectively. Because of the special purpose of these consolidated financial statements, parent company financial statements are not included. This procedure has been adopted for the convenience of the reader of the financial statements.

2.4.    Comparative financial statements

        Certain reclassifications have been included in the financial statements at December 31, 2004 and for the six-month period ended June 30, 2004 which are presented for comparative purposes.

2.5.    Valuation criteria

        The principal valuation criteria used in the preparation of these consolidated financial statements are as follows:

(a)    Cash and Banks

        Cash on hand was recorded at face value.

(b)    Foreign currency

        Assets and liabilities denominated in foreign currency are presented at the nominal value of the foreign currency translated to Argentine pesos at period-end exchange rates.

        The financial debt incurred by the Company in the issuance of negotiable obligations has been valued according to a conservative criterion, as mentioned in the preceding paragraph. Notwithstanding this, the Company reserves the right to consider that debt pesified, as stated in its submission of the legal proceeding to seek approval of the acuerdo preventivo extrajudicial (the "APE") (See Note 12).

(c)    Short-term investments

        Time deposits were valued according to the amount deposited at the time of the transaction plus accrued financial interest based on the internal rate of return determined at that time.

(d)    Trade receivables and accounts payable

        Trade receivables and accounts payable were valued at the estimated cash value at the time of the transaction plus interest and implicit financial components accrued based on the internal rate of return determined at such time.

        Trade receivables include an allowance for doubtful accounts, which is considered to be sufficient to absorb future losses due to uncollectible loans.

(e)    Financial receivables and payables

        Financial receivables and payables were valued based on the sums of money disbursed and collected, respectively, plus financial results accrued based on the rate estimated at that time.

(f)    Other receivables and payables

        Sundry receivables and payables were valued based on the best estimates of the amounts receivable and payable, respectively.

(g)    Inventories

        Inventories have been appraised at their replacement cost at the end of the period. The values obtained in this manner do not exceed their respective estimated recoverable values at the end of the period.

(h)    Long-term investments

        Long-term investments in subsidiaries and related companies were valued by the equity method of accounting.

        The professional accounting standards used by the subsidiaries and related companies for the preparation of its financial statements are the same as those used by the Company. In the event of differences, the corresponding adjustments were made.

        Foreign companies: Cable Visión Comunicaciones S.A.E.C.A., Televisión Dirigida S.A.E.C.A., and Adesol S.A. were classified as not integrated with the operations of the Company as these companies generate revenue, incur expenses and obtain financing in their countries of incorporation. Hazen Limited was classified as integrated with the operations of the Company as established by Technical Pronouncement No. 18.

        The figures of the financial statements of the non-integrated companies located abroad have been converted to pesos applying the period-end exchange rate. Exchange differences arising from conversion have been charged to the Temporary Translation Differences line and amounted to ($1,464,621) and ($2,444,276) at June 30, 2005 and December 31, 2004, respectively.

        Long-term investments in companies in which no significant control or influence is exercised were valued at their restated acquisition cost following the guidelines mentioned in Note 2.2.

(i)    Property and equipment

        Property and equipment were valued at restated acquisition cost following the guidelines indicated in Note 2.2., net of accumulated depreciation.

        Depreciation was calculated by the straight-line method based on the estimated useful lives of the assets, using annual rates sufficient to extinguish asset values by the end of their useful lives.

        Aggregate assets value does not exceed their economic value to the business at the end of the period.

(j)    Intangible assets

        Intangible assets represent basically exploitation rights, concessions, purchase value of the subscriber portfolio, etc. and were valued at restated cost following the guidelines indicated in Note 2.2., net of accumulated amortization.

        Amortization was computed by the straight-line method, based on an estimated useful life of between 5 and 20 years.

        Aggregate value of intangible assets does not exceed their estimated recoverable value at the end of the period.

(k)    Goodwill

        Goodwill represents the higher value disbursed on the corresponding proportional equity value of the investments. Goodwill was restated following the guidelines indicated in Note 2.2.

        As from January 1, 2003, goodwill has not been amortized, as it had unspecified useful life directly related to the Company's business.

        The Company regularly evaluates goodwill for recoverability based on estimates and the evaluation of available information at the date of issue of the financial statements. It is estimated that the aggregate value of goodwill, net of the allowance recorded, is lower than recoverable value at the end of the period.

(l)    Income Tax

        The Company has recognized the charge for income tax by the deferred tax liability method, recognizing the temporary differences between the tax bases of assets and liabilities and their carrying amounts.

        To determine deferred tax assets and liabilities the tax rate expected to be in effect at the time of reversal or use has been applied to the temporary differences identified and the tax loss carryforwards, observing the regulations in effect at the date of issue of these consolidated financial statements.

        Since it is unlikely that future taxable income will absorb part of net assets timing differences and tax loss carryforwards, the Company has recorded an impairment on net asset timing differences and has not recognized the tax loss carryforwards that it estimates will not be absorbed.

        The Company has analyzed the recoverability of the net deferred tax asset determined at June 30, 2005 based on its current business plans and has therefore recorded the net asset timing differences and loss carry-forwards it expects to offset in future fiscal years.

        As established by CNV regulations, deferred tax assets and liabilities were not discounted. This criterion is not in line with the accounting standards in force in the Autonomous City of Buenos Aires, which require that those balances be discounted, however, at June 30, 2005, this deviation has not had a material impact on these financial statements.

(m)    Minimum notional income tax

        The Company calculates minimum notional income tax by applying the current rate (1%) on computable assets at the end of the year. This tax complements income tax. The tax obligation of the Company during each year will be determined by the higher of the two taxes. However, if in a given year minimum notional income tax exceeds income tax, that amount in excess can be computed as payment on account of income tax determined in the following ten years.

        In May 2001 the Company was included in the register of beneficiaries of the agreements to improve competitiveness and employment (Decree No. 730/01). For this reason, the Company was exempt from this tax until December 31, 2002.

        The Company recognized minimum notional income tax accrued during the period and paid in previous years as a credit, as it estimates that it will be able to compute it as payment on account of income tax in future years.

(n)    Provision for lawsuits and contingencies

        A provision has been set up to cover potential labor, commercial, tax and other types of contingencies that could generate liabilities for the Company. The opinion of the Company's legal counsel has been taken into account for purposes of calculation of the amount and likelihood of occurrence.

(o)    Shareholders' equity

        These accounts have been restated on a constant Argentine pesos basis (included in Adjustments to capital account) (Note 2.2.). Adjustments to capital and additional paid-in capital may be used to absorb accumulated deficits or to increase capital at the discretion of the shareholders. These amounts cannot be distributed in the form of cash dividends.

        The "share capital" account has been stated at its historical nominal value. The difference between the capital stock stated in constant currency and the capital stock stated in historical nominal value has been disclosed under the "adjustments to capital" account, in the shareholders' equity.

(p)    Recognition of revenues

        Revenues are recognized on an accrual basis, including revenues from subscriptions, which are recorded in the month the service is rendered. The Company's revenues are presented net of the allowance for doubtful accounts.

(q)    Selling and marketing expenses

        Selling and marketing expenses are expensed as incurred.

(r)    Programming rights

        Programming rights pending invoicing at the period-end are estimated on the basis of existing agreements and other judgment criteria at that date.

(s)    Accounting estimates

        The preparation of the financial statements requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.

NOTE 3—ANALYSIS OF CERTAIN CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS ACCOUNTS

	June 30, 2005	December 31, 2004
	(Unaudited)
	$
CONSOLIDATED BALANCE SHEET
CURRENT ASSETS
(a) Short-term investments
Money market instruments	25,844	35,829
Time deposits	232,626,672	50,750,108
Other	147,082	407,320

	232,799,598	51,193,257

(b) Trade receivables
From subscriptions	22,442,771	22,462,760
From advertising	8,233,387	11,163,661
Notes receivable	41,864	20,676
From new businesses	4,523,364	2,021,377
Credit cards	2,375,663	2,357,297
From assurance	3,752,070	3,963,425
Other	170,016	169,005
Allowance for doubtful accounts (Note 6 (a))
From subscriptions	(16,861,367)	(17,756,612)
From advertising	(3,406,518)	(5,012,076)
From new businesses	(400,159)	(400,159)

	20,871,091	18,989,354

(c) Other
Advances to suppliers	6,002,931	6,526,297
Receivables from minority shareholders	545,033	334,206
Tax advances	3,810,905	3,797,906
Deposits in guarantee	403,013	533,708
Other receivables	9,881,647	6,936,622
Prepaid expenses	8,303,787	5,247,245
Advances to employees	343,902	395,474
Judicial deposits	12,225,320	15,332,756
Dividends receivable	—	499,595
Other	16,600,855	15,807,960

	58,117,393	55,411,769

(d) Inventories
Resale goods	1,888,268	—

	1,888,268	—

(e) Other
Prepaid expenses	17,720,952	19,147,204
Net deferred tax assets	439,973,298	433,647,041
Tax advances	14,850,308	11,020,208
Deposits in guarantee	281,386	180,839
Other	532,543	—

	473,358,487	463,995,292

(f) Long-term investments
Investments in companies carried under the equity method (Note 10)	7,006,854	6,190,058
Advances for the purchase of companies	6,705,000	6,912,000
Provision for recovery of investments (Note 6 (d))	(6,555,000)	(6,762,000)
Investments in companies carried at cost	556,119	556,119

	7,712,973	6,896,177

(g) Goodwill
Original Value	2,610,525,695	2,609,961,615
Accumulated amortization	(855,398,653)	(855,283,555)

	1,755,127,042	1,754,678,060
Allowance for impairment of Goodwill	(574,158,802)	(574,158,802)

	1,180,968,240	1,180,519,258

	June 30, 2005	December 31, 2004
	(Unaudited)
	$
CURRENT LIABILITIES
(h) Short-term bank and financial debt
Overdraft facilities	57,144	57,144
Corporate Bonds
Capital	1,467,692,280	1,513,398,960
Interests payable	701,726,552	613,426,605
Loans
Capital	44,691,237	44,694,027
Interests payable and restatements	44,422,762	37,067,824

	2,258,589,975	2,208,644,560

(i) Other
Other provisions	741,169	113,571
Debt with minority shareholders	259,704	259,704
Dividends payable	3,511,124	2,260,626
Sundry creditors	240,009	762,010
Other	5,719,806	3,399,085

	10,471,812	6,794,996

NON-CURRENT LIABILITIES
(j) Other
Investments in companies carried under the equity method—Fintelco S.A. (Note 10)	10,922,312	10,870,136
Other	810,416	257,117

	11,732,728	11,127,253

	June 30, 2005	June 30, 2004
	(Unaudited)	(Unaudited)
	$
CONSOLIDATED STATEMENT OF OPERATIONS
(k) Net revenues
Gross sales
From subscriptions	293,228,198	258,939,214
From advertising	6,720,251	5,517,534
From cable modem	2,969,249	637,359
Other	5,525,084	3,018,356
Allowance for doubtful accounts
From subscriptions	(1,315,429)	(1,906,795)
From advertising—recovery	(483,492)	2,597

	306,643,861	266,208,265

(l) Other non-operating income/(expenses), net
Provision for lawsuits and contingencies	(5,531,450)	(2,350,000)
Indemnification paid	—	(518,000)
Recovery of sundry receivables	885,000	—
Gain on the sale of real estate	1,395,507	—
Other	(542,171)	(689,457)

	(3,793,114)	(3,557,457)

NOTE 4—PROPERTY AND EQUIPMENT

	June 30, 2005
	Original value	Accumulated depreciation	Net book value	Assets lives years
	(Unaudited)	(Unaudited)	(Unaudited)
	$
Installations, external wiring and transmission equipment	1,444,489,436	(1,196,292,229)	248,197,207	10
Properties	121,915,724	(50,924,504)	70,991,220	50
Computer equipment	72,119,041	(64,795,270)	7,323,771	5
Furniture, fixtures and tools	55,163,565	(51,510,723)	3,652,842	10
Vehicles	30,615,668	(27,032,989)	3,582,679	5
Materials, net of provision for obsolescence of materials	70,873,718	—	70,873,718	—
Work in progress	7,980,627	—	7,980,627	—
Advances to suppliers	1,327,921	—	1,327,921	—

Total	1,804,485,700	(1,390,555,715)	413,929,985

	December 31, 2004
	Original value	Accumulated depreciation	Net book value	Assets lives years
	$
Installations, external wiring and transmission equipment	1,437,330,608	(1,158,972,517)	278,358,091	10
Properties	122,283,816	(49,301,866)	72,981,950	50
Computer equipment	71,055,348	(63,096,399)	7,958,949	5
Furniture, fixtures and tools	54,383,614	(50,831,235)	3,552,379	10
Vehicles	30,524,910	(27,277,422)	3,247,488	5
Materials, net of provision for obsolescence of materials	44,931,062	—	44,931,062	—
Work in progress	12,543,681	—	12,543,681	—
Advances to suppliers	1,138,253	—	1,138,253	—

Total	1,774,191,292	(1,349,479,439)	424,711,853

        The consolidated net additions of fixed assets for the six-month periods ended June 30, 2005 and 2004 amounted to Ps. 38,051,092 and Ps. 21,951,197, respectively.

        The consolidated depreciation of property and equipment for six-month periods ended June 30, 2005 and 2004 amounted to Ps. 48,397,166 and Ps. 56,769,262, respectively.

NOTE 5—INTANGIBLE ASSETS

	June 30, 2005
	Original value	Accumulated amortization	Net book value
	(Unaudited)	(Unaudited)	(Unaudited)
	$
Purchased subscribers	27,678,117	(13,357,432)	14,320,685
Others	40,981,717	(26,277,291)	14,704,426

Total	68,659,834	(39,634,723)	29,025,111

	December 31, 2004
	Original value	Accumulated amortization	Net book value
	$
Purchased subscribers	27,678,117	(12,642,411)	15,035,706
Others	40,987,996	(24,388,841)	16,599,155

Total	68,666,113	(37,031,252)	31,634,861

        The consolidated amortization of intangible assets for six-month periods ended June 30, 2005 and 2004 amounted to Ps. 2,702,360 and Ps. 3,023,670, respectively.

NOTE 6—ALLOWANCES AND CERTAIN PROVISIONS

(a)
Allowance for doubtful accounts

	From subscriptions		From advertising		From new businesses
	June 30, 2005	December 31, 2004	June 30, 2005	December 31, 2004	June 30, 2005	December 31, 2004
	(Unaudited)		(Unaudited)		(Unaudited)
	$
Balance at the beginning of the period/year	17,756,612	20,285,188	5,012,076	5,710,992	400,159	400,159
Increase/(Decrease) (recorded as loss)	1,315,429	3,004,007	483,492	172,447	—	—
(Write-off)(*)	(2,210,674)	(5,532,583)	(2,089,050)	(871,363)	—	—

Balance at the end of the period/year	16,861,367	17,756,612	3,406,518	5,012,076	400,159	400,159

(*)
Includes result of exposure to inflation.

(b)
Provision for obsolescence of materials

	June 30, 2005	December 31, 2004
	(Unaudited)
	$
Balance at the beginning of the period/year	11,036,033	11,146,358
Increase (Decrease) of provision	—	(110,325)

Balance at the end of the period/year	11,036,033	11,036,033

(c)
Provision for lawsuits and contingencies

	June 30, 2005	December 31, 2004
	(Unaudited)
	$
Balance at the beginning of the period/year	17,254,671	19,831,019
Increase (recorded as loss)	5,531,450	899,517
Decrease of provision(*)	(3,646,145)	(3,475,865)

Balance at the end of the period/year	19,139,976	17,254,671

(*)
Includes result of exposure to inflation.

(d)
Provision for recovery of investments

	June 30, 2005	December 31, 2004
	(Unaudited)
	$
Balance at the beginning of the period/year	6,762,000	6,635,500
Increase (Decrease) of provision(*)	(207,000)	126,500

Balance at the end of the period/year	6,555,000	6,762,000

(*)
Includes result of exposure to inflation and exchanges differences.

NOTE 7—BANK AND FINANCIAL DEBT

        In addition to the financial loans with local financial entities, which have been converted into pesos and restated through application of the Reference Stabilization Coefficient ("CER"), the Company's financial debt, subject to restructuring under the terms of the APE, is made up as follows:

  a)
  U.S.$37,620,000 in principal amount of Series C 10 1/2% Notes due 2018,

  b)
  U.S.$130,802,000 in principal amount of Series E 13.125% Notes due 2009,

  c)
  U.S.$98,761,000 in principal amount of 10 1/2% Notes due 2007,

  d)
  U.S.$144,000,000 in principal amount of Series J Floating Notes due 2003 and

  e)
  U.S.$ 96,669,000 in principal amount of 9 1/4% Notes due 2002.

Deferred Payments

        On February 1, 2002, the Company deferred payment of principal and interest on its 9 1/4% Notes due 2002 and interest on its 10 1/2% Notes due 2007 due to the Argentine economic and social crisis that resulted in the issuance of economic, foreign exchange and regulatory measures adopted during the economic and social crisis. Later, on February 26, 2002 the Company deferred payment of interest on its Series J Floating Rate Notes due 2003. On April 15, 2002 the Company deferred payment of interest on its Series C 10 1/2% Notes due 2018 and its Series E 13.125% Notes due 2009 (collectively the "Existing Notes") and together with the existing bank debt (the "Existing Debt") due to the worsening of the economic crisis in Argentina.

Proposal for the restructuring of the financial debt

        In 2003, the Company submitted to its creditors a proposal for restructuring its financial debts. The restructuring proposal was set forth in an APE and comprises three options: a cash buyback option at 30 cents per U.S.$1, a ten-year bond exchange option and a combined exchange option (including a seven-year bond and common stock), each subject to a ceiling. Based on the approvals obtained at the bondholders' meeting of all series of Existing Notes held on December 10, 2003 and the support provided by commercial bank creditors, the Company announced that the requisite majority of affected creditors had consented to the restructuring set forth in the APE. On December 16, 2003 the Company filed its APE together with evidence of the consents and approvals obtained from its creditors with the Commercial Court No. 4 of Buenos Aires (the "Argentine Court") seeking judicial confirmation thereof. The Company published the statutory notices as ordered by the Argentine Court on December 17, 2003, and the creditors had a right to file objections to the APE confirmation until February 13, 2004. Several objections were filed, including an objection by State Street Bank, on behalf of the U.S.-based investment group known as W.R. Huff ("Huff"). The Company answered each of the objections filed. On April 14, 2004, the Argentine Court rejected the objections presented and confirmed the APE. Holding that all affected creditors should be treated equally, the Argentine Court ordered that the three options contemplated in the APE should be offered to those that in the meeting held on December 10, 2003 had voted against the APE or had abstained from voting, as well as to those creditors that did not attend to the meeting, giving such elections the same treatment as those made by the creditors accepting the proposal. On October 4, 2004, the Cámara de Apelaciones en lo Comercial (Court of Appeals on Commercial Matters), Chamber "A" (the "Court of Appeals") rendered a decision affirming the April 14, 2004 decision of the Argentine Court. On December 14,

2004, the Court of Appeals dismissed an extraordinary appeal filed by Huff against its decision of October 2004, affirming the lower court's confirmation of the APE. Huff subsequently filed a recurso de queja (petition in error) with the Supreme Court, seeking to reverse the decision rendered by the Court of Appeals, which was dismissed in April 2005 by the Supreme Court. In the meantime, Huff made several filings with the Argentine Court in order to delay the publication of the official notices (edictos) contemplated in the resolution of April 14, 2004, which were also rejected on May 16, 2005. On May 26, 2005 the Argentine Court dismissed an appeal taken by Huff on the same date against the May 16, 2005 decision. To the Company's knowledge, Huff did not seek to reverse the rejection of the appeal dated May 26, 2005. The Company has been advised that Argentine law affords no further appeal against the April 14, 2004 decision.

        The board of directors of the Company is trying to obtain acknowledgment of its APE in the United States subject to the compliance with certain measures that are currently being litigated in the United States.

        If the Company consummates the transactions contemplated in the APE, under the terms approved by the courts, each holder of Existing Debt shall receive:

  (a)
  a cash payment of U.S.$300 per U.S.$1,000 of principal amount of Existing Debt that is repurchased by the Company under the APE (the "Cash Option");

  (b)
  U.S.$1,050 principal amount of the 10-Year Step-Up Notes (the "10-Year Notes") per U.S.$1,000 of principal amount of Existing Debt exchanged under the APE (the "Par Option"); or

  (c)
  641 Class C shares of common stock and U.S.$440 principal amount of either (i) 7% 7-Year Notes (the "7-Year Fixed Rate Notes"), or (ii) 7-Year Floating Rate Notes (the "7-Year FRNs", together with the 7-Year Fixed Rate Notes, the "7-Year Notes") per U.S.$1,000 of principal of the Existing Debt exchanged pursuant to the APE (the "Combined Option").

        The Company will not pay any accrued and unpaid interest (including default interest and additional amounts, if any) on the Existing Debt repurchased or exchanged under the APE. Interest will accrue on the 10-Year Notes and on the 7-Year Notes from December 10, 2003, and the first interest payment date will occur on the date of delivery under the APE.

        The Company plans to (i) repurchase approximately U.S.$125 million of the principal amount of Existing Debt with an aggregate cash payment of U.S.$37.5 million, (ii) exchange approximately U.S.$76.5 million principal amount of Existing Debt for U.S.$80.3 million of 10-Year Notes, (iii) exchange approximately U.S.$143.0 million principal amount of Existing Debt for U.S.$143.0 million principal amount of 7-Year Notes and (iv) exchange approximately U.S.$181.9 million principal amount of Existing Debt for Class C common shares representing approximately 35% of the Company's total capital stock. In accordance with the terms of the APE, the maximum aggregate principal amount of Existing Debt that may be exchanged for the Par Option is U.S.$76.5 million; for the Combined Option, U.S.$324.9 million; and for the Cash Option, U.S.$131 million. Any principal amount of Existing Debt electing the Par Option exceeding U.S.$76.5 million will be prorated and reallocated to the Combined Option, and if the maximum amount available under the Combined Option has been fully subscribed, on a pro-rata basis to the

Cash Option pursuant to the APE. As of December 2003, when the Company accepted the Existing Debt that holders had agreed to exchange pursuant to the APE, holders of Existing Debt in an aggregate principal amount exceeding U.S.$76.5 million had elected the Par Option. Accordingly, although under the APE any principal amount of Existing Debt electing the Combined Option exceeding U.S.$324.9 million shall be prorated and reallocated to the Par Option, because the maximum amount of the Par Option has been exceeded as results of the elections by holders, any excess amounts as electing the Combined Option shall be allocated ratably to the Cash Option together with any amount of principal of Existing Debt which elected the Par Option. Any principal amount of Existing Debt electing the Cash Option that exceeds U.S.$131 million will be prorated and reallocated to the Combined Option and the Par Option pursuant to the APE. The allocation will be made after giving effect to any election made in accordance with the decisions of the Argentine and U.S. courts. The Existing Debt in respect of which holders make no election shall be allocated ratably to the Combined Option or to the Cash Option, as the case may be, outstanding after giving effect to the allocation mentioned above.

NOTE 8—SHAREHOLDERS' CAPITAL

        On August 8, 2003, the Shareholders' Meeting of the Company resolved to increase the corporate capital by $4,814,066, through the capitalization of all irrevocable contributions recognized until such date. Thus, the capital was increased to $371,635,103 through the issuance of 2,629,140 ordinary registered non-endorsable Class A shares with a par value of $1 each and entitled to five votes per share, delivered to Grupo Clarín S.A., and 2,184,926 ordinary registered non-endorsable Class B shares with a par value of $1 each and entitled to one vote per share, of which 654,438 correspond to Grupo Clarín S.A. and 1,530,488, to Arte Gráfico Editorial Argentino S.A. The Superintendency of Corporations approved the registration of the capital increase on February 15, 2005.

        As mentioned in Note 14, on May 7, 2004 the shareholders of the Company decided to increase the capital stock through the contribution to be made by the controlling shareholder, Grupo Clarín S.A., amounting to US$15,000,000 and the capitalization of the financial debt offered, subject to confirmation of the judgment approving the APE and compliance with the procedures contemplated therein.

        As a result, the shares of the Company are currently held as follows:

	Number of shares
Shareholder					% Holding
	Class A	Class B	Total
Grupo Clarín S.A.	202,963,617	50,521,104	253,484,721	(1)	68.21
Arte Gráfico Editorial Argentino S.A.	—	118,150,382	118,150,382		31.79

Total	202,963,617	168,671,486	371,635,103		100.00

(1)
Of this holding, 40,094,948 ordinary Class A shares and 22,238,385 ordinary Class B shares are pledged in favor of Telefónica de Contenidos S.A. Unipersonal.

        At June 30, 2005 the losses recorded by the Company use up more than 50% of the capital stock and 100% of reserves. This circumstance will be corrected once the financial debt restructuring process undertaken by the Company has been concluded, in which case it will not be necessary to make an obligatory capital reduction as established by section 206 of the Corporations Law.

NOTE 9—COMMITMENTS AND CONTINGENCIES

(a)
Acquisition and sale of cable systems
(i)
Acquisition of cable systems in Paraguay

        On December 12, 1997, the Company entered into two agreements for the acquisition of 14 cable systems (13 in Paraguay and 1 in Clorinda, Argentina). The closing of the transaction was scheduled for November 15, 1997, which was subject to the seller's compliance with certain conditions, including obtaining various regulatory approvals from the government of Paraguay, which were ultimately not obtained. The Company made advance payment of US$2,300,000 on account of the total price and the seller issued a promissory note for the amount received, i.e. US$2,300,000 and pledged the shares corresponding to certain TV systems in favor of the Company to guarantee compliance with the conditions for the closing of the transaction.

        As a result of the seller's failure to meet its obligations the final agreement was not signed. As a result of the seller's non-compliance, the Company demanded payment of the promissory note, but the seller brought a claim demanding compliance with the agreement signed on December 12, 1997, reserving the right to determine the amount of damages, and an injunction which was resolved by the Paraguayan court in favor of the plaintiff. This measure preventing collection by the Company of the promissory note amounting to US$2,300,000.

        The Company asked the intervening judge to demand payment of court fees on the amount of the contract from the plaintiff, after the Court accepted the petition and suspended the procedural terms. In view of the plaintiff's failure to pay court fees after having been demanded payment, the Company requested lifting of the preliminary injunction, ending of the lawsuit and filing of the case. The judge did not end the case but accepted the lifting of the preliminary injunction, a ruling that was confirmed by the Court of Appeals on Civil and Commercial matters, Room 4. Confirmation by the Court is firm.

        The file was sent back to the original Court, where the proceeding will be continued. The Company cannot assure that following the lifting of the preliminary injunction it will be able to collect the sum due.

(ii)
Tres Arroyos Televisora Color S.A. trusts

        On September 7, 2001, a Trust Agreement was signed under which the minority shareholders transferred all of their equity interests in Tres Arroyos Televisora Color S.A., representing 38.58% of the stock capital, in favor of the trustee, Mr. José María Sáenz Valiente (h). The Company was appointed the trust beneficiary so that the stock in trust is gradually transferred to it provided it pays Ps. 42,876 per month to the trustee over a 10-year period. The trust will be revoked if the Company were to fail to pay the consecutive monthly installments.

        Additionally, on the same date, a beneficial interest on the mentioned shares, was set up in favor of the Company, for the earlier of 10 years or the Trust life.

        In accordance with the minutes of the shareholders' meeting of Tres Arroyos Televisora Color S.A. dated April 27, 2005, the Company resolved to capitalize irrevocable capital contributions, thus increasing its capital stock from the amount of Ps.$24,000 to Ps.$3,121,153 represented by 3,121,153 common shares of nominal value Ps.$1 each and carrying one vote per share.

        On June 9, 2005 an Addendum to the Trust Agreement was executed, amending the clauses referring to the transfer of shares in accordance with the resolved capital increase.

        Under the terms of the Trust Agreement and its Addendum, as of June 30, 2005 the Trustee has made the stock transfers, and consequently Multicanal is the holder of 2,398,605 shares representing 76.85% of the voting capital stock of the company and the Trustee is the legal owner of the remaining 722,548 shares representing 23.15% of the remaining voting capital stock of the company.

(iii)
Setting up of Hazen Limited.

        On November 4, 2004 Hazen Limited, a wholly-owned subsidiary of Multicanal, was set up abroad.

(b)
Litigation

        The Company is involved in litigation from time to time in the ordinary course of business. In Management's opinion, the lawsuits in which the Company is currently involved, individually and in the aggregate, are not expected to be resolved for amounts that would be material to the Company's financial condition or results of operations.

(c)
Operating licenses

        Broadcasting licenses are granted for a 15-year term, renewable for one additional ten year-term. Applicable regulations establish that Comité Federal de Radiodifusión (Federal Broadcasting Committee or "COMFER") must grant an extension if it is verified that the licensee has complied with applicable regulations, the bidding terms and conditions and the obligations undertaken in its proposals during the original term of the license. The Company estimates that it will obtain all requested extensions of existing licenses. The extension of the licenses is subject to approval by COMFER. Although management considers that the risk that the Company will be unable to renew its licenses in the future remote, it cannot provide assurance that the Company will obtain any such extensions. Since cable TV is a service not requiring award through a public bidding process and licenses are granted directly, if COMFER verifies that during the 25-year term of the license the Company has complied with applicable laws, the bidding terms and conditions and obligations assumed in its proposals, it may award a new license. However, pursuant to the terms of Decree No. 527/05, the expiration of broadcasting licenses in effect on May 24, 2005 has been suspended for a period of ten years. As a result of the Decree, such licenses continue to be valid during the 10-year suspension period and remain valid following the 10-year suspension period for the number of years that were remaining as of May 24, 2005. Decree No. 527/05 requires that broadcasting companies like Multicanal with licenses to which it would apply submit to COMFER within two years for its approval proposals that would make broadcasting time available for programming that contributes to the protection of the national culture and the education of the population.

(d)
Pending approvals

        The Company has applied for COMFER approval of several transactions, including the various corporate reorganizations in which several operating subsidiaries were merged into the Company, certain transfers and other acquisitions of cable television companies. In addition, the Company has requested that COMFER approve the elimination of certain headends. Although most of these approval petitions are pending, the Company expects to receive all such approvals in due course.

(e)
Claims by COMFER

(i)
Administrative proceedings

        The Company has sought participation in various installment plans in order to pay fines for breach of broadcasting regulations. As a result of those requests, the COMFER has assessed amounts totaling $479,829.50, payable in their entirety through the granting of advertising seconds in favor of the Communications Media Secretariat of the Presidency of the Nation and the COMFER, which will be applied to the promotion of general interest campaigns conducted by the National State.

(ii)
Demand for payment from Vidycom S.A.

        COMFER filed a claim whereby it demanded payment from Vidycom S.A. ("Vidycom"), a company absorbed by Multicanal in 1995, of all the differences in its favor as a result of its participation in the tax exemption established by Resolutions No. 393/93 and 790/93.

        The tax authorities based their rejection of the mentioned tax exemption on the following grounds: (a) Vidycom was asked to make payment on several occasions, but did not comply with COMFER's requirements, (b) no documentation supporting the investments committed by the company was provided and (c) no evidence was provided of the weather phenomenon as a result of which the previous shareholders had requested the tax exemption.

        On May 17, 2005, the Company appeared before COMFER to avail itself of the moratorium established under Resolution No 1316/CFR/03 to pay the unpaid and due amounts owed to COMFER.

        The moratorium provides for a 50% reduction of interest rates applicable to the calculation of debts on account of radio broadcasting fees for the benefit of those who execute a payment agreement with COMFER regarding fees due, bearing payment of litigation costs and expenses incurred.

        On account of the above, the amount payable as of the date hereof as unpaid amounts, discounting interest due, totals Ps.$364,088.99. The Company shall execute a payment agreement with COMFER.

(iii)
Demand for payment due to rejection of requests for exemption

        COMFER issued various resolutions announcing the rejection of the request for exemptions filed under the terms of Resolution No. 393/93 to the holders of broadcasting licenses absorbed by the Company and to demand payment of sums due plus interest.

        The Company considers that there are allegations of fact and questions of law in its favor that would require COMFER to review its position, but the Company cannot provide any assurance that the authorities will rule in favor of the Company.

(f)
Other regulatory aspects

        In February 1995, the City of Buenos Aires issued a municipal ordinance regulating the authorization for the installation of TV cable networks. Such ordinance establishes several alternatives for cable installation on the street, namely: by underground laying, center of city block or posting. The ordinance established a maximum term of 7 years for cable operators to adapt their wiring networks according to the requirements of the ordinance. The municipality of the City of Mar del Plata issued an ordinance to regulate the installation of cable TV networks.

        Although the Company has been adapting its network, it has had difficulties making its network fully compliant as a result of the economic crisis in Argentina, the current lack of financial stability and the successive tax charges, which have forced the Company to apply its resources and income to ensuring the continuity of its business and greatly reduce its capital expenditures. On September 30, 2002 the Company requested suspension of the terms established by ordinance 48,899.

        According to applicable regulations, 5% of the year's profit must be applied to the legal reserves until it equals 20% of Company equity.

(g)
Commitments to make contributions to Fintelco S.A.

        Fintelco S.A. had a negative shareholders' equity as of March 31, 2005. Under the Argentine Commercial Companies Law, this could bring its dissolution, unless its capital is restored. The Company and Cablevisión S.A. each hold 50% of the equity of Fintelco S.A. and, in that proportion, the Company has undertaken to make the contributions required to pay the liabilities of Fintelco S.A. and of its subsidiaries when due.

(h)
Complaints against the Supercanal Group

        The Company brought various claims against Supercanal Holding S.A. and its subsidiaries (the "Supercanal Group"), including an action to declare resolutions adopted during the Extraordinary Shareholders' Meeting of Supercanal Holding S.A. on January 25, 2000 to reduce capital stock of Supercanal Holding S.A. to Ps. 12,000 and subsequently increase capital to Ps. 83,012,000 null and void. The Court issued an injunction requested by the Company but required that the Company post bond for Ps. 22,000,000 for potential damages that could be assessed against the defendant, should the complaint be dismissed. The remedy was granted against the issue of a surety bond. The Court of Appeals revoked the injunction. The Company filed an extraordinary appeal against that resolution, claiming it is both "arbitrary" and "damaging to the institution". On October 1, 2004, the Company was notified of the dismissal of its extraordinary appeal.

        Other legal actions were initiated, claiming the suspension of: i) the last five Ordinary Shareholders' Meetings of Supercanal Holding S.A. and ii) the guarantees granted by Supercanal S.A. on bank loans exclusively in favor of the group controlling Supercanal Holding S.A. (Grupo Uno S.A. and affiliated companies). In addition, a claim for dissolution and liquidation of Supercanal Holding S.A. was brought jointly with the action for removal of all the members of the Board of Directors and the Surveillance Committee, and the dissolution of Supercanal Capital N.V.

        Supercanal Holding S.A. and other companies of the Supercanal Group filed for bankruptcy proceedings with the National Court of First Instance on Commercial Matters No. 20, Secretariat No. 40. and the procedures began on April 19, 2000.

        As a result of the revocation of the preliminary injunction mentioned above, on December 12, 2001 the Company was notified of the filing of a claim by Supercanal Holding S.A. for damages caused by the granting of the preliminary injunction that was subsequently revoked. It has been claimed that the suspension of the effects of the meeting held on January 25, 2000 resulted in the cessation of payments to Supercanal Holding S.A.

        The Company answered the complaint and rejected the liability attributed to it based on the fact that the cessation of payment had taken place before the date of the meeting that was suspended by the preliminary injunction, according to documentation provided by the plaintiff itself. Furthermore, the suspension of the meeting did not prevent capitalization of the Company through other means. Based on the record of the case, the Company considers that the claim filed should be rejected in its entirety, and the legal costs should be borne by the plaintiff.

        No assurance can be provided that the Company will obtain an economic or financial gain as a result of these actions. Presently, as a result of the ancillary jurisdiction of the bankruptcy proceedings of Supercanal Holding S.A., all the claims are brought in the abovementioned Court.

(i)
Restrictions on the distribution of profits

        There are certain restrictions on the distribution of dividends by the Company due to the limitations and conditions contained in the APE.

NOTE 10—LONG-TERM INVESTMENTS

        Investments carried under the equity method are as follows:

	Direct percentage participation in voting stock
		June 30,	December 31,
Company
	%	2005	2004
		(Unaudited)
		$
VER T.V. S.A.	49.00	7,006,854	6,190,058
Fintelco S.A.	50.00	(10,922,312)	(10,870,136)

		(3,915,458)	(4,680,078)

NOTE 11—ANTITRUST CONSIDERATIONS

        On August 24, 1998, the Chamber of Internal Trade and Defense of Consumer of the Province of Entre Rios made a presentation before the National Committee for the Defense of Competition ("CNDC") alleging a division of regions between Multicanal and its competitors. On May 4, 1999 the pertinent rebuttal was submitted. On June 24, 2004, the preliminary stage was concluded and notice was served upon the parties, as established by Section 23 of Law 22262.

        On January 13, 1999, the CNDC notified the Company that a complaint had been filed by the Santa Fe commerce department alleging the existence of anticompetitive practices by VCC in the city of Rosario, Province of Santa Fe, prior to Multicanal's acquisition of this company. Although the Company has submitted rebuttals to the CNDC, no assurance can be provided that a final decision will be favorable to it.

        Additionally, on February 18, 1999, the CNDC issued a resolution initiating an investigative proceeding into an alleged agreement between the TV cable operating companies VCC, Multicanal and Cablevisión S.A. and those providing Televisión Satelital Codificada S.A. and Tele Red Imagen S.A. channels consisting of fixing of minimum prices for the trading of channels owning rights to the broadcasting of football tournaments organized by the "Asociación de Fútbol Argentino" in Federal Capital and Greater Buenos Aires. The investigation spans from the year 1995 through the date of the resolution.

        The Commission penalized the companies with a fine, which in the case of the Company amounts to $352,859. The resolution under which the fine was applied was appealed by the Company on October 8, 2002. Court B of the Chamber of Criminal and Economic Matters suspended the fine established by the Secretariat for Defense of Competition. The Ministry of Economy appealed this ruling before the Supreme Court of Justice ("CSJN"), the file was remitted to the prosecutor for resolution.

        On March 12, 1999, the owner of a cable television operating company in the city of Roldán, Province of Santa Fe, brought an action against Multicanal claiming uncompetitive practices in that city. On December 9, 2003 the preparatory stage of the case was concluded. The CNDC served notice under section 23 of Law No. 22262 in relation to this case and initiated summary proceedings. The Company made such presentation on January 28, 2004 and on October 22, 2004 the CNDC admitted part of the evidence offered by the Company.

        In December 2001, and November 2003, Gigacable SA., a cable TV operator operating in certain areas of the Provinces of Santa Fe and Corrientes, filed two complaints before the CNDC accusing Multicanal of (i) having divided with Cablevisión S.A. areas in which the companies provide services, (ii) uncompetitive practices, and (iii) selling the subscription for a price below Multicanal S.A.'s usual price. The Company submitted the relevant explanations to CNDC. The case corresponding to Santa Fe was brought to trial. On December 9, 2004 Multicanal was notified of an injunction instructing it not to sell signal in the Gigacable area at a lower price than that charged in other areas; the Company filed a claim against that measure. The Company cannot assure you that the controversies will be solved or that the Company shall not be sanctioned in the case of a failure to reach an agreement.

        On September 17, 2003 the Company was notified of a claim made by Gigacable S.A. alleging that Multicanal S.A. and Cablevisión S.A (i) have made presentations before various bodies (COMFER and the Municipality of Rosario), which hindered Gigacable S.A. from obtaining the administrative permits to operate in Rosario; (ii) engaged in monopolistic conduct. The Company answered that claim on October 6, 2003. On May 30, 2005 the explanations furnished by the Company were accepted and the record of the proceedings was ordered. Notwithstanding the foregoing, the Company cannot assure you that Gigacable will not appeal the decision.

        The Domestic Trade and Consumer Protection Bureau of the Province of Entre Ríos filed a claim before the National Court of Appeals in relation to the division of areas between Multicanal (as succeeding company of Video Cable 6 S.A.) and its competitors. On May 4, 1999, the Company filed an explanation brief. On February 14, 2005, the CNDC concluded the preliminary stage and served notice upon the parties for them to submit the pertinent rebuttal and offer evidence.

        On December 15, 2002 Arsenio Mendoza, from the city of Paraná, brought a claim before the Consumer Protection Bureau in Entre Ríos. The claim states that: i) Cable Video would carry out promotion activities in certain areas in which the plaintiff has not been included, ii) Cablevisión S.A. had expressed that it could not provide the service in the area of the plaintiff and iii) the contents of TV programs of Cable Video violate children's rights, as they are unsuitable for them. On August 15, 2003 the case entered the evidentiary stage. This case was consolidated with the Gigacable case (they will be heard together).

NOTE 12—NOTIFICATION OF PETITIONS FOR BANKRUPTCY FILED AGAINST THE COMPANY

        As of these consolidated financial statements the Company has been served with process on 34 petitions for bankruptcy against it as a result of the Company's deferral of payments of principal and interest on its negotiable obligations. The Company filed its response in all cases, and deposited in escrow, the amount claimed in pesos at the rate of exchange of US$1 = $1 plus CER plus 8% per annum for interest and 5% to cover possible expenses relating to lawsuits. The judge: i) considered it sufficient at this time in order to disregard the credit invoked as "revealing factor" of suspension of payment of debts, the deposit made by the Company, dismissing 33 petitions for declaration of bankruptcy, (the court of appeals having ratified the lower court decisions in those cases where plaintiffs appealed such decisions); ii) the filing of the APE suspended the other bankruptcy petition.

        One additional petition was filed but not served on the Company and was suspended.

        The Company argued in its response to the bankruptcy petitions that its foreign currency obligations had been converted to pesos as established by Section 1 of Decree No. 214/02, because the provisions of Section 1, subsection e) of Decree No. 410/02 (establishing that "the obligations of the public and private sectors denominated in foreign currency, compliance with which is subject to foreign laws, are not subject to the conversion to pesos") do not apply in this case.

        In the offer to restructure its financial debt (see Note 7) the Company calculated Existing Debt to be restructured in US dollars, to reflect more clearly the reduction of the debt and the exchange ratio for the new securities that would be issued if its restructuring transactions are consummated. The fact that its debt has been denominated in US dollars exclusively for such purposes does not mean that the Company has changed its position of considering those obligations to have been pesified, as this approach was taken only to achieve a rapid and effective conclusion to the negotiation of the APE, in order to obtain creditors' acceptance of the proposal without having to waive any valid rights. This approach, which does not address the definition of the scope of the Decree on Conversion to Pesos referred to above, has been the most appropriate one to overcome financial difficulties for the benefit of the Company, its creditors and the public in general, but should not be construed as a waiver by the Company of its right to sustain that its the debt incurred prior to the issuance of Decree No 410/02 is subject to pesification.

        In view of this, in the submission filed to request approval of the reorganization plan from the court, the Company reserved its right to file a motion for the pesification of all financial debts incurred in the issuance of outstanding negotiable obligations if the out-of-court reorganization plan were not to be approved and insolvency proceedings were to be filed against it.

        On January 28, 2004, affiliates of the U.S.-based investment group known as W.R. Huff and a certain Willard Alexander (together, the "Involuntary Petitioners"), claiming to be holders of debt securities issued by Multicanal, filed against Multicanal an involuntary petition in a reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court").

        On January 30, 2004, at the request of the Board of Directors of Multicanal under a proceeding brought on January 16, 2004 pursuant to Section 304 of the U.S. Bankruptcy Code, in order to counteract legal actions initiated by Huff before the courts of the State of New York in December 2003, the U.S. Bankruptcy Court entered an order allowing (a) Multicanal to take all actions to participate in, conduct, or take any action in furtherance of, Multicanal's APE under the jurisdiction of the Argentine Court (the "APE Proceedings") to the fullest extent permitted under Argentine law, (b) any creditor, equity holder, party in interest or other person, entity, court or governmental unit (including, without limitation, the Involuntary Petitioners) to take all actions to participate in, conduct, or take any action in furtherance of, Multicanal's APE and its APE Proceedings to the fullest extent permitted under Argentine law, and (c) any creditor, equity holder, party in interest or any other person, entity, court or governmental unit (including, without limitation, the Involuntary Petitioners) to take all actions in the Argentine court presiding over the APE Proceedings (and any right to appeal any decision of such Argentine court) to oppose Multicanal's APE or its APE Proceedings to the fullest extent permitted under Argentine law.

        The order of the U.S. Bankruptcy Court ensures that the filing by the Involuntary Petitioners does not interfere with participation by creditors of Multicanal or any other person in the APE Proceedings. This order makes clear that any person's or party's participation in the APE or the APE Proceedings in Argentina is not prohibited or limited by application of automatic stay provisions of the United States Bankruptcy Code.

        On August 27, 2004 the Company was notified of a preliminary decision issued by the US Bankruptcy Court in the proceeding initiated by the Company's Board of Directors as envisaged in Section 304 of the U.S. Bankruptcy Code. The decision called for additional proceedings with respect to two matters prior to the Company obtaining a final favorable decision in the United States.

        After making the filings required by the U.S. Bankruptcy Court with respect to those additional proceedings, on December 2, 2004 the Court issued a ruling stating that as a result of the clarifications made by Multicanal S.A in its filings it would issue a final ruling dismissing the involuntary proceeding, and subject to the compliance with certain conditions, grant the motion filed by the board of directors of the Company under Section 304 of the U.S. Bankruptcy Code. On January 6, 2005 the U.S. Bankruptcy Court issued an order on the matters in its earlier order. The January 6, 2005 order of the U.S. Bankruptcy Code was appealed by Huff before the U.S. District Court for the Southern District of New York (the "U.S. District Court") in January 2005. On April 5, 2005 the U.S. Bankruptcy Court

issued an order affirming the U.S. Bankruptcy Court's dismissal of the involuntary petition filed against the Company and the rejection of Huff's motion regarding its alleged rights under the federal securities law that was invoked to seek dismissal of the motion filed by the board of directors under Section 304, but reserved judgment on the issues relating to the compliance with the conditions imposed by the U.S. Bankruptcy Court until May 31, 2005. In May 2005, additional presentations were filed with the U.S. District Court and on May 31, 2005 a hearing was held where the U.S. District Court stated its intention to affirm the decisions of the U.S. Bankruptcy Court regarding several issues related to the Section 304 proceeding and remanding the proceedings back to the U.S. Bankruptcy Court instructing such Court to determine whether, as argued by the Company, the measures proposed to comply with the conditions imposed by the U.S. Bankruptcy Court may be legally carried out on the basis of an exemption from registration under the Securities Act. In its May 16, 2005 the Argentine Court determined that the compliance with the conditions imposed by the U.S. Bankruptcy Court in the manner proposed by the Company did not require further proceedings in Argentina.

        In turn, in April 2005 Huff appealed the April 5, 2005 U.S. District Court order to the U.S. Appellate Court for the Second Circuit. The Company has sought dismissal of such appeal. No decision has been issued in the context of such appellate proceeding.

NOTE 13—ADMISSION TO THE PUBLIC OFFER REGIME

        On May 7, 2004 a Shareholders' Extraordinary Meeting was held to adopt the decisions contemplated under the terms of the APE approved by the Argentine Court. The Shareholders' Extraordinary Meeting approved the increase in capital stock as a result of the contribution of US$15,000,000 to be made by the controlling shareholder Grupo Clarín S.A., under the terms of a trust agreement entered into on December 11, 2003 the capitalization of the financial debt offered, as well as the overall amendment of the by-laws and admission of the Company to the public offering and share quotation regime. All such decisions were unanimously approved and shall become effective once the Company is ready to consummate the transactions contemplated in the APE, issuing new debt securities and making the payments set forth under the APE, in exchange for its debt.

        On July 19, 2004, the Company's Board of Directors at the Shareholders' Meeting's instruction, resolved to file the Company's request to enter the public offering system, on July 20, 2004 having begun the procedure at the National Securities Commission to obtain the prequalification for the acceptance of the capital stock and the listing of Class D shares to be created by the conversion of Class C shares to enter the public offering system, subject to confirmation of the APE and after carrying out the procedures established in the ruling approving the reorganization.

        On September 28, 2004 the Company's Board of Directors approved the issuance of series "A" and "B" Negotiable Obligations in an amount of up to US$150,000,000 each, under the Global Negotiable Obligations Program for US$300,000,000, which shall be issued and delivered according to the APE, once the APE has been confirmed and cannot be appealed.

        On September 29, 2004, the Company made presentations before the Comisión Nacional de Valores (National Securities Commission or the "CNV"), the Buenos Aires Stock Exchange ("BCBA")

and the Over the Counter Marker (Mercado Abierto Electrónico or "MAE") to obtain the necessary approval for the delivery of the Series "A" and "B" negotiable obligations.

NOTE 14—BALANCES AND OPERATIONS WITH RELATED COMPANIES

        Below are the consolidated balances and operations of the Company with its related companies at June 30, 2005, presented in comparative format.

Parent companies (or companies exerting considerable influence):

	06.30.2005		06.30.2004	12.31.2004
Item/Operation	Amount for the six-month period	Debtor (creditor) balance	Amount for the six-month period	Debtor (creditor) balance
Receivables from parent companies	—	400,509	—	506,999
Payables to parent companies	—	(617,352)	—	(15,088)
Sales of advertising	5,739	—	124,027	—
Other sales	727	—	—	—
Consultancy services	(614,706)	—	(298,784)	—
Purchase of advertising	(1,775,132)	—	(1,603,100)	—

Other related companies:

	06.30.2005		06.30.2004	12.31.2004
Item/Operation	Amount for the six-month period	Debtor (creditor) balance	Amount for the six-month period	Debtor (creditor) balance
Trade receivables	—	5,468,297	—	4,992,935
Accounts payable	—	(9,301,729)	—	(10,128,186)
Sales of advertising	1,302,859	—	972,468	—
Other sales	2,274,349	—	781,001	—
Publishing of magazines	(3,523,754)	—	(2,955,033)	—
Programming services(1)	(35,766,256)	—	(35,279,783)	—
Advisory services(2)	(2,484,130)	—	(2,123,959)	—
Purchase of advertising	(2,543,223)	—	(842,920)	—
Other purchases	(398,368)	—	(1,713,641)	—
(1)
Includes programming services purchased by Multicanal from Tele Red Imagen S.A. ("TRISA") and Televisión Satelital Codificada ("TSC"), companies of the group in which Grupo Clarín S.A. holds 50% of the capital stock.

(2)
Fees for advice on administrative and financial, human resources, systems and purchases provided by Gestión Compartida S.A., a company wholly owned by Grupo Clarín S.A.

NOTE 15—SUBSEQUENT EVENTS

        a)    On July 7, 2005, the Company filed its response to a new notice served by the Argentine Court upon a filing requesting such court to demand the Company to make the publications. On July 8, 2005, the Argentine Court deemed the notice answered and considered the explanations presented by the Company. On August 2, 2005, the Company was notified of the filing of a new brief, requesting once again that the court require the Company to publish the notices.

        On August 25, 2005, the Argentine Court rejected for the second time a petition filed by a group of bondholders to require the Company to publish the notices ordered by the Argentine Court in the decision confirming the APE. As of the date of these financial statements, the resolution has been appealed and the matter is still pending before the Court of Appeals.

        On September 6, 2005, to implement the cure ordered by the Argentine Court and the cure ordered by the U.S. Bankruptcy Court under the APE as promptly as practicable and to avoid the potential expense and delay that could result from further litigation regarding the availability of an exemption from registration under the Securities Act of 1933, the Company filed a registration statement with the SEC to register with the SEC the securities to be offered in connection with the cures.

        On September 28, 2005, the U.S. District Court affirmed (with the limitation noted below) prior rulings of the U.S. Bankruptcy Court granting recognition to the Company's APE in the United States to the extent the Company's APE has been confirmed in Argentina and dismissing the involuntary Chapter 11 petition brought by Huff against the Company. The U.S. District Court, however, remanded the case to the U.S. Bankruptcy Court for further proceedings as to the legality of the measures proposed by the Company to implement the cures required by the Argentine Court in its decision confirming the APE and by the U.S. Bankruptcy Court under Section 5 of the Securities Act of 1933 and the sufficiency of such measures under Section 304 of the U.S. Bankruptcy Code. Multicanal has presented its legal arguments following the schedule set forth by the U.S. Bankruptcy Court.

        b)    On October 12, 2005, having obtained from the National Telecommunications Commission of Paraguay ("CONATEL") the approval for a share exchange between the Company, as holder of shares of Cable Visión Comunicaciones S.A.E.C.A. ("CVC") and Televisión Dirigida S.A.E.C.A. ("TVD"), and Mrs. Claudia Pedrozo Bogado, Mrs. María Elena Bogado Silva and Mrs. Francisca Bogado de Pedrozo ("Pedrozo Shareholders"), as holders of 100% of the capital stock of Consorcio Multipunto Multicanal S.A. ("CMM"), the share exchange agreed upon between Multicanal S.A. and the Pedrozo Shareholders was completed. As a result, Multicanal S.A. (i) acquired 70% of the capital stock and votes of CMM and in consideration thereof, (ii) assigned to the Pedrozo Shareholders 30% of the capital stock and votes of CVC and TVD. The exchange will allow the companies to integrate their operations and implement common policies.

        c)     On October 14, 2005, the boards of directors of Pem S.A. and Multicanal S.A. approved the execution of a share exchange agreement entered into on September 30, 2005, whereby Multicanal S.A. exchanged 563,821 shares in Wolves Televisión S.A. for the interest Pem S.A. had as of that date in Cable Video Sociedad Anónima, Tevemundo S.A., Telesur Teledifusora Río Cuarto S.A., Teve Cable San Francisco S.A. and Chaco T.V. Cable Color S.A.

        The share exchange agreement was entered into so that Multicanal would hold a 100% interest in the above-mentioned companies, with which it shall start a merger process effective as of October 1, 2005.

        d)    On October 20, 2005, the Company's Board of Directors authorized its Chairman to initiate measures aimed at implementing a corporate restructuring by means of a merger. For purposes of consummating such merger, Multicanal will be the surviving company in all respects and will therefore continue with the business and operations of the companies, and Cable Video Sociedad Anónima, Chaco T.V. Cable Color S.A., Tevemundo S.A., Telesur Teledifusora Río Cuarto S.A. and Teve Cable San Francisco S.A., the absorbed companies, will be dissolved. This corporate restructuring will be effective as of October 1, 2005, as from which date the operations of the absorbed companies will be considered made by the surviving company. The balance sheets prepared by the companies as of September 30, 2005, will serve as basis for the merger.

        e)    On November 4, 2005, the Buenos Aires Stock Exchange informed the Company that, as the Securities Commission had advised with a favorable pre-qualifying opinion, the documents corresponding to the request for joining the public offering regime and listing of the shares had been sent to the CNV.

NOTE 16—SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ARGENTINE GAAP AND US GAAP

        The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from US GAAP. The significant differences at June 30, 2005 and 2004 and for the six-month periods ended June 30, 2005 and 2004 are reflected in the reconciliations provided in Note 17 and principally relate to the items discussed in the following paragraphs:

(a)    Restatement of financial statements for general price-level changes

        As indicated in Note 2.2, the National Executive Branch issued a decree establishing that the financial statements for periods ending as from March 1, 2003 should be stated in nominal currency. In April 2003, the CNV issued a resolution discontinuing inflation accounting as of March 1, 2003. As a result, the Company's consolidated financial statements include the effects of inflation until February 28, 2003. Since Argentine GAAP required companies to prepare price-level restated financial statements through September 30, 2003, the application of the CNV resolution represents a departure from Argentine GAAP.

        The US GAAP reconciliation does not reverse the effects of the general price-level restatement included in the Argentine GAAP financial statements as permitted by the SEC.

(b)    Foreign currency translation adjustment

        Under Argentine GAAP, as from January 1, 2003, the financial statements of the foreign subsidiaries that are considered foreign entities, were translated into pesos at the rates of exchange prevailing at the end of the year. The exchange differences generated by that translation were charged to "Temporary translation differences" between liabilities and shareholders' equity.

        Under US GAAP, financial statements of foreign subsidiaries have been translated into Argentine pesos following the guidelines established in SFAS 52 "Foreign Currency Translation". Assets and liabilities of these foreign subsidiaries are translated at the exchange rates in effect at period-end, and the statement of income is translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into pesos that result in unrealized gains or losses are referred to as foreign currency translation adjustments. Under US GAAP, cumulative translation adjustments are recorded as a separate component of shareholders' equity. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 17.

(c)    Business combination and goodwill

        Under Argentine GAAP and US GAAP the Company applied the purchase method of accounting to the Company's acquisition transactions. Accordingly, the fair market value of the assets and liabilities of the acquired companies were estimated and the excess of the purchase price over the fair value of the assets acquired and liabilities assumed is considered goodwill. The US GAAP adjustment reflects the application of certain US GAAP adjustments when estimating the fair value of such assets and liabilities.

        The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in the year ended December 31, 2002. SFAS No. 142 states that goodwill is not amortized but rather is tested at least annually for possible impairment. Under Argentine GAAP, until December 31, 2002, amortization was calculated by the straight line method over twenty years as from the month of origin. As from January 1, 2003 goodwill is no longer amortized.

(d)    Impairment of long-lived assets

        Management reviews long-lived assets, primarily property and equipment to be held and used in the business, long-term investments and goodwill for the purposes of determining and measuring impairment.

        As a result of the adoption of SFAS No. 142, the Company tested goodwill for impairment. The reconciling difference for this item is presented in the quantitative reconciliation in Note 17.

(e)    Organizational and preoperating costs

        Under Argentine GAAP, organizational and preoperating costs may be deferred and amortized over the estimated period of benefit. Under US GAAP, such costs are generally charged to operations. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 17.

(f)    Income taxes

        Under Argentine GAAP, the Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes in accordance with Resolution MD No.11/2003 issued by the CPCECABA.

Under US GAAP, the Company applies EITF 93-9, "Application of FASB Statement No.109 in Foreign Financial Statements Restated for General Price-Level Changes", which requires such differences to be treated as temporary differences in calculating deferred income taxes. In addition, the adjustment includes the effect on deferred income taxes of the foregoing reconciling items, as appropriate.

        Under Argentine GAAP, the realization of deferred income tax assets depends on the generation of future taxable income when temporary differences would be deductible. Accordingly, the Company has considered the reversal of the deferred income tax liabilities, tax planning and taxable income projections based on its best estimates. Based on these projections, Multicanal has recorded as of June 30, 2005 a valuation allowance against the deferred taxes assets considered non-recoverable. Also, as indicated in Note 2.5.(m), the Company is subject to minimum notional income tax. Under Argentine GAAP, the Company considered the ultimate realization of the credit relating to the minimum notional income tax to be more likely than not based on current projections and its legal expiration period of 10 years. As such, the Company deferred this amount as other non-current receivables in the balance sheet.

        Under US GAAP, Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" states more specific and strict rules to determine a valuation allowance for tax credits. Under this pronouncement, an enterprise must use judgment in considering the relative impact of negative and positive evidence to determine if a valuation allowance is needed or not. For example, negative evidence includes: a) losses expected in early future years by a presently profitable entity; b) unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years; and c) a carryforward that is so brief that it would limit realization of tax benefits if significant deductible temporary difference is expected to reverse in a single year. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 17.

(g)    Equity in the gains of affiliated companies and investments in companies carried under equity method

        For purposes of this reconciliation, the Company has assessed the impact of US GAAP adjustments on the Argentine GAAP financial statements of its equity investees. The significant differences that give rise to US GAAP adjustments on equity investees are as follows: (i) the application of SFAS No 109 "Deferred Income Taxes" and (ii) the effects on depreciation of different bases for determination of the underlying net asset acquired.

(h)    Interest capitalization

        Before the adoption of the new technical pronouncements, Argentine GAAP allowed, but did not require, companies to capitalize interest on self-constructed assets. The Company did not capitalize interest on projects under construction of a short-term nature. Under US GAAP, the Company would be required to capitalize interest on the qualifying self-constructed assets. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 17.

(i)    Specific pronouncement for cable television companies

        Under Argentine GAAP, there are no specific pronouncements related to cable television companies. Hookup revenues are recognized at the time of connection.

        Under US GAAP, SFAS No. 51 "Financial Reporting by Cable Television Companies" establishes that:

  (1)
  The network in each area is considered to pass through a "prematurity" period when it is in construction and yet partially in service. This period commences when transmission is made to the first subscriber and ends when the network for a particular area is substantially complete and attains the number of subscribers (penetration rate) expected for that specific area. During the prematurity period, SFAS No. 51 requires that charges for capitalized costs other than those of the main cable television plant, interest and financing charges be allocated to both current and future periods based upon the ratio of active subscribers to the total estimated subscribers at the end of the prematurity period. As the Company's systems are relatively mature, management considers that SFAS No. 51 prematurity period accounting would not materially affect the financial position or the results of operations for the years presented.

  (2)
  Hook-up revenues that exceed related direct selling expenses must be deferred and amortized in the period in which the Company expects the subscriber to be connected to the system. Hook-up services charged by the Company have not been a significant component of revenues and until the year ended December 31, 2002, the related direct selling expenses exceeded sign-up fees. In the year ended December 31, 2003, this relationship has reversed. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 17.

(j)    Allowance for doubtful accounts

        Under Argentine GAAP, the allowance is charged against revenues whereas under US GAAP the charge would be presented as an operating cost. As this difference has no effect on net loss or on shareholders' deficit, no reconciling adjustment is presented in the US GAAP reconciliation.

(k)    Advances to suppliers

        Under Argentine GAAP, funds advanced to suppliers are capitalized and included under Property and equipment prior to purchase and specifically identified as property or equipment items. Under US GAAP, these funds are accounted for as a deposit until the actual property or equipment procured by such funds has been purchased. Accordingly, such funds are generally classified as "Other assets".

        However, due to the nature of such funds and their relative immateriality to the consolidated financial statements taken as a whole (Note 4), the quantitative difference between Argentine and US GAAP would be a reclassification from property and equipment to other assets and, accordingly, it does not affect the reconciliation of net loss and shareholders' equity in Note 17.

(l)    Other income and expenses

        Under Argentine GAAP certain expenses are included in Other non-operating (expenses) income, net (see Note 3 (l)). Under US GAAP, these items are classified as operating expenses.

        However, the quantitative difference between Argentine and US GAAP would be a reclassification from "Other non-operating (expenses) income, net" to "Direct operating expenses", "General and administrative expenses", "Selling and marketing expenses" or "Other operating expenses", as appropriate, and, accordingly, it does not affect the reconciliation of net loss and shareholders' deficit summarized in Note 17.

NOTE 17—RECONCILIATION OF NET (LOSS) INCOME AND SHAREHOLDERS' EQUITY TO US GAAP

        The following is a summary of the significant adjustments to net loss for the six-month periods ended June 30, 2005 and 2004 and shareholders' equity for the periods ended June 30, 2005 and 2004, which would be required if the financial statements had been prepared in accordance with US GAAP instead of Argentine GAAP.

	Six-month periods ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Net loss in accordance with Argentine GAAP	(31,315,408)	(79,978,876)
US GAAP adjustments—income (expense)
Foreign currency translation adjustment (Note 16(b))	6,375,146	1,072,806
Depreciation of property and equipment (Note 16(c))	(1,414,327)	(2,782,005)
Organizational and preoperating costs—Amortization (Note 16(e))	941,638	941,643
Deferred income taxes (Note 16(f))	8,041,248	(33,317,806)
Equity in the earnings (losses) of affiliated companies (Note 16(g))	118,104	127,831
Interest capitalization—Depreciation (Note 16(h))	(298,746)	(298,745)
Hook up revenues (Note 16(i))	(990,605)	(1,202,667)
Minority interest in above reconciling items	(130,500)	(1,952,172)

Net loss in accordance with US GAAP	(18,673,450)	(117,389,991)

Basic and diluted loss per share in accordance with US GAAP	(0.05)	(0.32)
Weighted average number of shares	371,635,103	371,635,103

	At June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Shareholders' equity in accordance with Argentine GAAP	20,416,370	102,677,166
US GAAP adjustments—increase (decrease)
Foreign currency translation adjustment (Note 16(b))	(1,464,621)	2,961,769
Goodwill, net (Note 16(c))	101,180,181	101,180,181
Depreciation of property and equipment (Note 16(c))	(80,815,495)	(77,772,816)
Impairment adjustment (Note 16(d))	(99,196,589)	(99,196,589)
Organizational and preoperating costs—Original value (Note 16(e))	(9,259,476)	(9,259,476)
Organizational and preoperating costs—Accumulated amortization (Note 16(e))	6,591,491	4,708,211
Deferred income taxes (Note 16(f))	(134,429,321)	(399,889,712)
Investments in companies carried under equity method (Note 16(g))	(1,049,590)	(1,295,037)
Interest capitalization—Original value (Note 16(h))	5,974,908	5,974,908
Interest capitalization—Accumulated depreciation (Note 16(h))	(2,158,189)	(1,560,698)
Hook up revenues (Note 16(i))	(4,946,395)	(2,864,009)
Minority interest in above reconciling items	3,126,294	3,636,852

Shareholders' deficit in accordance with US GAAP	(196,030,432)	(370,699,250)

(a)    Changes in Shareholders' deficit under US GAAP are as follows:

	Six-month periods ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Shareholders' deficit at the beginning of the year in accordance with US GAAP	(171,961,491)	(251,867,862)
Foreign currency translation adjustment	(5,395,491)	(1,441,397)
Net income for the year in accordance with US GAAP	(18,673,450)	(117,389,991)

Shareholders' deficit at the end of the year in accordance with US GAAP	(196,030,432)	(370,699,250)

(b)    Statement of consolidated comprehensive income under US GAAP

        Multicanal follows the provisions contained in Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which requires that an enterprise (i) classify items of other comprehensive income (loss) by their nature in a financial statement and

(ii) display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

	Six-month periods ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Net loss in accordance with US GAAP	(18,673,450)	(117,389,991)

Other comprehensive loss:
Foreign currency translation adjustment	(5,395,491)	(1,441,397)

Total other comprehensive loss	(5,395,491)	(1,441,397)

Comprehensive loss	(24,068,941)	(118,831,388)

        The accumulated balances related to each component of other comprehensive income were as follows:

	Foreign currency translation adjustment for the six-month periods ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
Balance at the beginning of the year	(4,537,228)	10,279,644
Decrease for the period	(5,395,491)	(1,441,397)

Balance at the end of the period	(9,932,719)	8,838,247

(c)    Supplementary information on the statement of cash flows

	At June 30,
	2005	2004
Cash and cash equivalents include:
Cash	40,020,882	217,889,636
Short-term investments (original maturity < 90 days)	232,799,598	665,892

	272,820,480	218,555,528

        Under Argentine GAAP the effect of exchange rate changes on cash and cash equivalents was not disclosed by presenting additional cash flow statement categories as required by US GAAP. The following table presents the cash flows from operating, investing and financing activities and the effects of inflation accounting and of exchange rate changes on cash and cash equivalents that would be reported in the statement of cash flows, which contemplate classification differences under US GAAP.

	Six-month periods ended June 30,
	2005	2004
Net cash provided by operating activities	83,591,514	59,732,118
Net cash used in investment activities	(37,883,643)	(23,132,626)
Net cash used in financing activities	(1,450,164)	(7,031,548)
Effect of exchange rate changes	(4,694,873)	1,060,888

Net increase (decrease) in cash and cash equivalents	39,562,834	30,628,832

NOTE 18—IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED

1.
Revenue recognition

        On December 17, 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB No. 104"), which revises or rescinds portions of the interpretative guidance included in Staff Accounting Bulletin No. 101, Revenue Recognition ("SAB No. 101"). The main modifications introduced by SAB No. 104 are aimed at making this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in the US GAAP. The Company's management has not assessed the potential impact of this standard on its financial statements.

2.
Accounting for Inventory Costs

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the types of costs that should be expensed rather than capitalized as inventory. SFAS No. 151 also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005.

3.
Exchanges of Non-monetary Assets

        In December 2004, the FASB issued Statement of Financial Accounting Standard No.153 (SFAS 153), which amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company expects that the full adoption of SFAS 153 will not have a material impact on its financial position or results of operations.

Exhibit A

MULTICANAL S.A.

INFORMATION REQUIRED BY SECTION 64, SUB-SECTION b) OF LAW No, 19550
for the six-month periods ended June 30, 2005 and 2004

				Total at June 30,
Caption	Direct operating expenses	General and administrative expenses	Selling and marketing expenses
				2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Payroll and social security	26,217,219	5,429,466	11,833,541	43,480,226	32,852,996
Employees' dismissals	25,548	45,688	65,191	136,427	1,379,001
Taxes rates and contributions	5,192,360	2,528,810	7,027,654	14,748,824	12,763,967
Insurance	—	7,617	—	7,617	11,843
Programming rights	89,172,454	—	—	89,172,454	80,076,939
Printing and distribution of magazines	4,230,773	—	366,594	4,597,367	3,673,795
Fees and compensation for services	283,114	6,262,037	117,104	6,662,255	5,266,738
Commissions	224,282	7,719,864	1,415,904	9,360,050	8,735,816
Overhead	286,737	140,448	2,146	429,331	235,474
Personnel expenses	2,126,458	1,354,664	1,578,391	5,059,513	3,909,667
Building expenses	333,494	3,613,829	104,050	4,051,373	3,321,285
Vehicles expenses	209,555	1,704,676	176,695	2,090,926	1,844,867
Rentals	8,272,635	915,567	113,686	9,301,888	7,837,509
Security and surveillance	47,815	1,297,577	43,589	1,388,981	1,220,553
Representation and travel expenses	10,336	467,104	61,271	538,711	505,153
Office expenses	16,526	866,744	89,048	972,318	871,743
Publicity and advertising	—	—	4,581,390	4,581,390	4,140,201
Sundry	16,134,847	3,023,834	40,008	19,198,689	8,732,616

Total at June 30, 2005	152,784,153	35,377,925	27,616,262	215,778,340

Total at June 30, 2004	125,723,709	31,981,885	19,674,569		177,380,163

Exhibit B

MULTICANAL S.A.

COST OF GOODS SOLD AND DIRECT OPERATING EXPENSES
for the six-month periods ended June 30, 2005 and 2004

	Total at June 30,
	2005		2004
	(Unaudited)		(Unaudited)
	$
Inventories at the commencement of the fiscal year		—		—
Resale goods	—		—

Purchase and Direct operating expenses in the six-month period		157.280.600		125.723.709
Purchase	4.496.447		—
Direct operating expenses (Exhibit A)	152.784.153		125.723.709

More/(less)
Holding results		(82.654)		—
Less:
Inventories at the end of the six-month period		1.888.268		—
Resale goods	1.888.268		—

Cost of goods sold and direct operating expenses		155.309.678		125.723.709

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Multicanal S.A.

        We have audited the accompanying consolidated balance sheets of Multicanal S.A. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As indicated in Note 2.2., effective March 1, 2003, the Company has discontinued the restatement of the financial statements into constant currency, as required by a resolution issued by the Comisión Nacional de Valores (CNV). Since generally accepted accounting principles in Argentina require companies to prepare price-level restated financial statements through September 30, 2003, the application of the CNV resolution represents a departure from generally accepted accounting principles in Argentina. Had those regulations been applied, the Company's shareholders' equity at December 31, 2004 and 2003 and the results for the year ended December 31, 2003 would have decreased by Ps. 33 million, Ps. 35 million and Ps. 32 million, respectively.

        In our opinion, except for the effects of the matter described in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Multicanal S.A. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in Argentina.

        Accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and as allowed by Item 18 to Form 20-F. Information relating to the nature and effect of such differences is presented in Notes 15 and 16 to the consolidated financial statements.

Buenos Aires, Argentina June 15, 2005	PRICE WATERHOUSE & CO. S.R.L. by/s/Carlos A. Rebay (Partner) Carlos A. Rebay

MULTICANAL S.A.
CONSOLIDATED BALANCE SHEETS
(At December 31, 2004 and 2003)
(Expressed in Argentine pesos)

	December 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and banks	182,064,389	187,475,744
Short-term investments (Note 3 (a))	51,193,257	450,952
Trade receivables (Note 3 (b))	18,989,354	15,527,882
Receivables from related parties	13,093,359	12,016,311
Other (Note 3 (c))	55,411,769	46,926,992

Total current assets	320,752,128	262,397,881

NON-CURRENT ASSETS
Long-term investments (Note 3 (e))	6,896,177	11,996,007
Property and equipment, net (Note 4)	424,711,853	495,848,975
Intangible assets, net (Note 5)	31,634,861	35,083,550
Goodwill (Note 3(f))	1,180,519,258	1,172,682,439
Other (Note 3 (d))	463,995,292	379,349,295

Total non-current assets	2,107,757,441	2,094,960,266

Total assets	2,428,509,569	2,357,358,147

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	76,107,255	96,041,540
Short-term bank and financial debt (Notes 3 (g) and 7)	2,208,644,560	1,963,820,070
Acquisition related debt	314,315	8,158,497
Taxes payable	16,379,412	16,878,902
Debt with related parties	15,088	20,458
Payroll and social security payable	12,121,948	11,643,677
Other (Note 3 (h))	6,794,996	7,342,309

Total current liabilities	2,320,377,574	2,103,905,453

NON-CURRENT LIABILITIES
Accounts payable and accrued liabilities	839,973	—
Taxes payable	1,075,348	684,715
Acquisition related debt	100,633	100,633
Long-term bank and financial debt	239,753	239,753
Other (Note 3 (i))	11,127,253	15,133,341
Provision for lawsuits and contingencies (Note 6 (c))	17,254,671	19,831,019

Total non-current liabilities	30,637,631	35,989,461

Total liabilities	2,351,015,205	2,139,894,914

TEMPORARY TRANSLATION DIFFERENCES	(2,444,276)	3,330,360
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	28,206,862	31,476,831
SHAREHOLDERS' EQUITY (as per related statement)	51,731,778	182,656,042

Total liabilities, temporary translation differences, minority interest in consolidated subsidiaries and shareholders' equity	2,428,509,569	2,357,358,147

The accompanying notes and exhibit are an integral part of these consolidated financial statements.

MULTICANAL S.A.
CONSOLIDATED STATEMENT OF OPERATIONS
(For the years ended December 31, 2004 and 2003)
(Expressed in Argentine pesos)

	December 31,
	2004	2003	2002
Net revenues (Note 3 (j))	556,578,692	507,498,473	582,120,864
Operating costs
Direct operating expenses (Exhibit)	(266,381,282)	(245,004,104)	(312,181,488)
General and administrative expenses (Exhibit)	(68,543,061)	(59,105,012)	(84,664,191)
Selling and marketing expenses (Exhibit)	(45,953,118)	(35,377,838)	(41,813,366)
Depreciation and amortization	(116,537,180)	(150,085,893)	(309,128,310)

Operating income (loss)	59,164,051	17,925,626	(165,666,491)
Non-operating expenses
Financial income / (expenses) and holding results, net
On assets
Result of exposure to inflation	—	(8,617,916)	(161,329,039)
Exchange differences and results from conversion	16,950,468	(19,607,903)	21,166,047
Bank expenses	(1,097,191)	(916,877)	(883,907)
Holding gains/short-term investments	353,178	348,813	5,052,510
Interest	3,175,072	2,200,607	574,539
On liabilities
Result of exposure to inflation	—	7,241,208	339,383,841
Interest	(209,421,721)	(195,576,259)	(247,239,379)
Loan index adjustment	(5,682,840)	(3,371,472)	30,421,798
Result from advanced repurchase of negotiable obligations	—	—	420,871,431
Exchange differences	(27,880,026)	275,528,045	(860,361,623)
Tax recovery	—	—	726,663
Tax on debits and credits to bank current accounts	(6,416,127)	(5,541,535)	(5,026,792)
Commissions	(30,027,443)	(25,632,405)	(18,315,035)
Other non-operating (expenses)/income, net (Note 3 (k))	(4,004,496)	4,013,065	(311,767,208)

(Loss)/income before income taxes, minority interest and equity in the gains of affiliated companies	(204,887,075)	47,992,997	(952,392,645)
Income tax benefit and/or tax on minimum notional income	73,361,736	8,069,210	246,854,666

(Loss)/income before minority interest and equity in the gains of affiliated companies	(131,525,339)	56,062,207	(705,537,979)
Equity in the gains of affiliated companies	1,790,353	4,917,758	23,187,910
Minority interest in results of consolidated subsidiaries	(1,189,278)	571,482	(7,578,070)

Net (loss)/income	(130,924,264)	61,551,447	(689,928,139)

Net (loss)/income per share	(0.35)	0.17	(1.86)

Weighted average number of shares	371,635,103	371,635,103	371,635,103

The accompanying notes and exhibit are an integral part of these consolidated financial statements.

MULTICANAL S.A.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(For the years ended December 31, 2004, 2003 and 2002)
(Expressed in Argentine pesos)

		SHAREHOLDERS' CONTRIBUTIONS
	Number of issued and authorized common shares par value Ps. 1
		Common stock	Inflation adjustment of common stock	Additional paid-in capital	Merger premium	Irrevocable contributions	Reserve	Legal reserve	Accumulated deficit	Total shareholders' equity
At December 31, 2001	366,821,037	366,821,037	469,187,808	1,052,448,962	33,930,620	4,814,066	64,519,465	6,356,401	(1,187,045,625)	811,032,734
Net loss for the year	—	—	—	—	—	—	—	—	(689,928,139)	(689,928,139)

At December 31, 2002	366,821,037	366,821,037	469,187,808	1,052,448,962	33,930,620	4,814,066	64,519,465	6,356,401	(1,876,973,764)	121,104,595
Capital increase resolved by the Self-summoned Extraordinary Meeting of Shareholders dated August 8, 2003	4,814,066	4,814,066	—	—	—	(4,814,066)	—	—	—	—
Net income for the year	—	—	—	—	—	—	—	—	61,551,447	61,551,447

At December 31, 2003	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	—	64,519,465	6,356,401	(1,815,422,317)	182,656,042
Net loss for the year	—	—	—	—	—	—	—	—	(130,924,264)	(130,924,264)

At December 31, 2004	371,635,103	371,635,103	469,187,808	1,052,448,962	33,930,620	—	64,519,465	6,356,401	(1,946,346,581)	51,731,778

The accompanying notes and exhibit are an integral part of these consolidated financial statement

MULTICANAL S.A.
CONSOLIDATED STATEMENT OF CASH FLOWS
(For the years ended December 31, 2004, 2003 and 2002)
(Expressed in Argentine pesos)

	December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)/income for the year	(130,924,264)	61,551,447	(689,928,139)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Accrued income tax	(73,361,736)	(8,069,210)	(246,854,666)
Depreciation and disposal of fixed assets	110,461,460	144,728,560	193,288,814
Intangible assets amortization	6,075,720	5,357,333	115,839,496
Equity in the gains of affiliated companies	(1,790,353)	(4,917,758)	(23,187,910)
Interest accrued on financial liabilities and acquisition of cable	209,421,721	195,576,259	247,239,379
Financial results	37,264,282	(263,545,061)	784,913,860
Results from conversion	(13,934,768)	4,110,874	(4,032,927)
Result from advanced repurchase of negotiable obligations	—	—	(420,871,431)
Provision for recovery of investments	(149,500)	(941,214)	7,576,714
Minority interest in results of consolidated subsidiaries	1,189,278	(571,482)	7,578,070
Provision for lawsuits and contingencies	899,517	3,824,685	2,029,125
Result of sale long-term investments	—	—	(25,515)
Allowance for impairment of goodwill	—	—	315,044,680
Result from holding of long-term investments	(4,182)	2,379	(26,509)
Interest paid	(1,801,381)	(3,187,865)	(2,296,454)
Income tax paid	(12,228,433)	(7,964,405)	(6,781,170)
Decrease (increase) in assets
Trade receivables	(3,461,472)	9,565,327	46,614,614
Other current assets	2,976,968	(811,344)	64,381,891
Other non-current assets	(4,053,885)	2,496,443	12,639,286
Receivables from related parties	(1,077,048)	836,588	4,111,473
Increase (decrease) in liabilities
Debt with related parties	(5,370)	(1,007,974)	(1,959,586)
Other current and non-current liabilities	(530,044)	(5,858,600)	3,979,800
Accounts payable and accrued liabilities	(19,094,312)	(14,687,074)	(135,273,441)
Payroll and social security payable	478,271	1,756,893	(10,931,923)
Current and non-current taxes payable	(6,076,017)	(6,496,469)	(38,549,991)
Provision for lawsuits and contingencies	(3,475,865)	(2,489,367)	(35,846,825)

Cash provided by operations	96,798,587	109,258,965	188,670,715

CASH FLOWS FROM INVESTMENT ACTIVITIES
Purchases of property and equipment	(39,210,580)	(16,623,378)	(11,331,612)
(Acquisitions)/Sales of cable systems and subscribers and (increase) decrease in goodwill and intangible assets	(1,786,879)	(8,291,533)	(1,038,564)
Dividends received	2,051,472	—	—

Cash used in investment activities	(38,945,987)	(24,914,911)	(12,370,176)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in acquisition related debt	—	—	357,190
Repayments of acquisition related debt	(8,128,512)	(2,541,810)	(4,461,558)
Financial loans obtained	91,760	—	—
Payments of banks and financial loans	—	—	(249,516,388)
Decrease of minority interest in consolidated subsidiaries	(4,484,898)	(899,520)	(4,008,654)

Cash used in financing activities	(12,521,650)	(3,441,330)	(257,629,410)

INCREASE IN CASH AND CASH EQUIVALENTS	45,330,950	80,902,724	(81,328,871)
Cash and cash equivalents at the beginning of year	187,926,696	107,023,972	188,352,843

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	233,257,646	187,926,696	107,023,972

The accompanying notes and exhibit are an integral part of these consolidated financial statements.

MULTICANAL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(For the years ended December 31, 2004 and comparatives)
(Expressed in Argentine pesos)

NOTE 1—BUSINESS AND FORMATION OF THE COMPANY

(a)    Business

        Multicanal S.A. (the "Company" or "Multicanal"), an Argentine corporation formed on July 26, 1991, is a multiple system cable operator with businesses in Argentina, Uruguay and Paraguay.

        Since 1994, the Company has made significant investments, initially in the acquisition of cable systems and their subsequent development and expansion. These investments have been substantially financed by loans from financial institutions and former owners of certain acquired cable systems, as well as shareholders' contributions.

(b)    Formation of the Company

        On January 1, 2001 the Company carried out a business reorganization process through which it absorbed Plataforma Digital S.A., Red Argentina S.A., Radio Satel Sociedad Anónima, Cable Espacio del Buen Ayre S.A., Video Cable Norte S.A., Televisión por Cable S.A. and Cable Visión Corrientes Sociedad Anónima (the "Fifth Merger"), which were dissolved without being liquidated. In its capacity as the absorbing company, the Company continued with the operations of the absorbed companies. As a result of the merger, the Company increased its capital stock by Ps. 867,810, i.e. from Ps. 365,953,227 to Ps. 366,821,037, through the issuance of 867,810 ordinary, nominal and non-endorsable Class A shares of Ps. 1 par value and 5 votes each, delivered to Grupo Clarín S.A. in lieu of 16,303,000 ordinary, nominal and non-endorsable shares held in Plataforma Digital S.A.

        As the Company is a publicly held corporation, on April 11, 2001 an application was filed with the Comisión Nacional de Valores (National Securities Commission or the "CNV") for administrative approval of such business reorganization processes, as required by applicable regulations. Through Resolution No. 14928, on October 7, 2004 the CNV approved the Fifth Merger subject to the submission of evidence of the registration of the Fourth Merger with the Public Registry of Commerce, which registration was effected on October 22, 2004. The Fifth Merger and the capital increase resulting from the merger were registered at the Public Registry of Commerce on November 4, 2004 and November 26, 2004, respectively.

NOTE 2—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

2.1.    Basis of presentation of the consolidated financial statements

        The consolidated financial statements include the accounts of Multicanal and its majority owned subsidiaries. All material intercompany balances, transactions and profits have been eliminated.

        The consolidated financial statements include accounts of Multicanal and the following subsidiaries:

	% of capital and votes held by Multicanal
	2004	December 31, 2003	2002
Subsidiaries
Telesur Teledifusora Río Cuarto S.A.	100.00	100.00	100.00
Delta Cable S.A.	84.00	84.00	84.00
TV Cable San Francisco S.A.	100.00	100.00	100.00

A.V.C. Continente Audiovisual S.A.	90.00	90.00	90.00
Televisora Privada del Oeste S.A.	51.00	51.00	51.00
Pem S.A.	100.00	100.00	100.00
CV Berazategui S.A.	70.00	70.00	70.00
San Lorenzo T.V. Cable S.A.	100.00	100.00	100.00
La Capital Cable S.A.	50.00	50.00	50.00
Chaco Cable Color S.R.L.(1)	100.00	100.00	100.00
Teledifusora San Miguel Arcángel S.A.	50.10	50.10	50.10
Tevemundo S.A.	100.00	100.00	100.00
Cable Imagen S.R.L.(1)	100.00	100.00	100.00
Televisión Dirigida S.A.E.C.A.	89.39	89.39	89.39
Cablevisión Comunicaciones S.A.E.C.A.	89.81	89.81	89.81
Tres Arroyos Televisora Color S.A.	74.92	71.06	67.20
Wolves Televisión S.A.	100.00	100.00	100.00
Adesol S.A.	100.00	100.00	100.00
Cable Video Sociedad Anónima	100.00	100.00	100.00
Hazen Limited	100.00	—	—
Bridge Management Holdings Corp.(2)	—	—	100.00
Orange Televisión Productions S.A.(3)	—	—	100.00
Cablepar S.A.(3)	—	—	100.00

(1)
Companies in the process of being transformed from a S.R.L. to a S.A. (Corporation).
(2)
A company dissolved as from August 25, 2003.
(3)
Companies merged into Cablevisión Comunicaciones S.A.E.C.A. as from October 1, 2003

2.2.    Recognition of the effects of inflation

        The consolidated financial statements were prepared in constant units of currency, reflecting the overall effects of inflation through August 31, 1995. As from that date, restatement of the financial statements was discontinued until December 31, 2001 as a result of a period of economic stability. Between January 1, 2002 and March 1, 2003 the effects of inflation were recognized as a result of a period of high inflation. As from that date, in accordance with Decree No. 664 of the National Executive Branch and Resolution No. 441/03 issued by the CNV, restatement of the financial statements was discontinued.

        This criterion is not in line with prevailing professional accounting standards, under which financial statements are to be restated until September 30, 2003. This deviation has not had a material effect on these financial statements. Had the provisions of those regulations been applied, the Company's shareholders' equity at December 31, 2004 and 2003 and the results for the year ended December 31, 2003 would have decreased by Ps. 33 million Ps. 35 million and Ps. 32 million, respectively.

        The rate used for purposes of restatement of items was the domestic wholesale price index published by the National Institute of Statistics and Census.

2.3.    Basis of presentation

        The consolidated financial statements are presented in Argentine pesos ("Ps.") and have been prepared in accordance with Argentine Generally Accepted Accounting Principles ("GAAP") and the requirements of the CNV and, which differ in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). Such differences involve methods of measuring the amounts shown in the financial statements as well as additional disclosures required by US GAAP and Regulation S-X of the Securities and Exchange Commission ("SEC"). A description of the significant differences between Argentine GAAP and US GAAP as they relate to the Company are set forth in Note 15 to these consolidated financial statements.

        On February 19, 2003, the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires ("CPCECABA") approved Technical Pronouncement No. 21 "Proportional equity value—consolidation of financial statements—information to be disclosed on related parties" through Resolution MD No. 5/2003. The Technical Pronouncement and amendments thereto became effective for fiscal years commenced as from April 1, 2003. However, in General Resolution No. 459/04, the CNV extended application to fiscal years commencing on April 1, 2004, permitting advance application. This option, however, has not been adopted by the Company. That information is shown in Note 14.

        Certain reclassifications and additional disclosures have been included in these consolidated financial statements in order to conform more closely to the form and content required by US GAAP.

        Accounting principles generally accepted in Argentina require companies with controlling financial interest in other companies to present both parent company, where investments in subsidiaries are accounted for by the equity method, and consolidated financial statements as primary and supplementary information, respectively. Because of the special purpose of these consolidated financial statements, parent company financial statements are not included. This procedure has been adopted for the convenience of the reader of the financial statements.

2.4.    Comparative financial statements

        Balances at December 31, 2002 and for the year then ended, which are shown in these consolidated financial statements for comparative purposes, result from restating the amounts in the financial statements at those dates following the guidelines indicated in Note 2.2.

        Certain reclassifications have been included in the financial statements at December 31, 2003 which are presented for comparative purposes.

2.5.    Significant accounting policies

        The following is a summary of the significant accounting policies used in the preparation of these consolidated financial statements:

(a)    Cash and Banks

        Cash on hand was recorded at face value.

(b)    Foreign currency

        Assets and liabilities denominated in foreign currency are presented at the nominal value of the foreign currency translated to Argentine pesos at year-end exchange rates.

(c)    Short-term investments

        Time deposits were valued according to the amount deposited at the time of the transaction plus accrued financial interest based on the internal rate of return determined at that time.

(d)    Trade receivables and accounts payable

        Trade receivables and accounts payable were valued at the estimated cash value at the time of the transaction plus interest and implicit financial components accrued based on the internal rate of return determined at such time.

        Trade receivables include an allowance for doubtful accounts, which is considered to be sufficient to absorb future losses due to uncollectible loans.

(e)    Financial receivables and payables

        Financial receivables and payables were valued based on the sums of money disbursed and collected, respectively, plus financial results accrued based on the rate estimated at that time.

(f)    Other receivables and payables

        Sundry receivables and payables were valued based on the best estimates of the amounts receivable and payable, respectively.

(g)    Long-term investments

        Generally, investments in unconsolidated affiliated companies in which the Company has ownership interests between 20% and 50% are accounted for under the equity method.

        The professional accounting standards used by the subsidiaries and related companies for the preparation of its financial statements are the same as those used by the Company. In the event of differences, the corresponding adjustments were made.

        The Company's foreign subsidiaries (Cable Visión Comunicaciones S.A.E.C.A., Televisión Dirigida S.A.E.C.A., Orange Televisión Productions S.A., Cablepar S.A. and Adesol S.A.) have been considered foreign entities for purposes of its categorization under Technical Pronouncement No. 18 as they are financially, economically and organizationally autonomous. Accordingly, financial statements of the Company's foreign subsidiaries were translated to Argentine pesos using the year-end exchange rates for assets, liabilities and results of operations. Adjustments resulting from these translations are accumulated and reported as a separate line item between the liability and equity section of the balance sheet and totaled Ps. (2,444,276) at December 31, 2004.

        On October 1, 2003 Orange Televisión Productions S.A. and Cablepar S.A. merged into Cable Visión Comunicaciones S.A.E.C.A.

        Bridge Management Holdings Corp. and Hazen Limited were classified as integrated with the operations of the Company as established by Technical Pronouncement No. 18. On August 25, 2003, the controlled company Bridge Management Holdings Corp. was dissolved and, therefore, its assets and liabilities were assigned to Multicanal, as its sole shareholder.

        Until December 31, 2002, financial statements of foreign subsidiaries had been translated into Argentine pesos following the guidance of Technical Pronouncement No. 13 of the Argentine Federation of Professional Councils in Economic Sciences ("FACPCE") (restate-convert-disclose method).

        Long-term investments in companies in which no significant control or influence is exercised were valued at their restated acquisition cost following the guidelines mentioned in Note 2.2.

(h)    Property and equipment

        Property and equipment were valued at restated acquisition cost following the guidelines indicated in Note 2.2., net of accumulated depreciation.

        Depreciation was calculated by the straight-line method based on the estimated useful lives of the assets, using annual rates sufficient to extinguish asset values by the end of their useful lives.

        Improvements that extend asset lives are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and are recognized as a component of depreciation expense.

        Provision for potentially obsolete or slow-moving materials is made based on management's assumptions about future consumption.

        Aggregate assets value does not exceed their economic value to the business at the end of the year.

(i)    Intangible assets

        Intangible assets represent basically exploitation rights, concessions and purchase value of the subscriber portfolio and were valued at restated cost following the guidelines indicated in Note 2.2., net of accumulated amortization.

        Amortization was calculated by the straight-line method, based on an estimated useful life of between 5 and 20 years.

        Aggregate value of intangible assets does not exceed their estimated recoverable value at the end of the year.

(j)    Goodwill

        Goodwill represents the excess of cost over the fair value of net identifiable assets acquired. Goodwill was restated following the guidelines indicated in Note 2.2.

        Until December 31, 2002, amortization was calculated by the straight-line method over twenty years as from the month of origin. As from January 1, 2003, goodwill has not been amortized, as it had unspecified useful life directly related to the Company's business.

        The Company regularly evaluates goodwill for recoverability based on estimates and the evaluation of available information at the date of issue of the financial statements. It is estimated that the aggregate value of goodwill, net of the allowance recorded, is lower than recoverable value at the end of the year.

        As of December 31, 2002 as a result of the continued deterioration of the Argentine economy, the Company evaluated for impairment its goodwill and other intangible assets in accordance with the standard's guidance and recorded an impairment of Ps. 315,044,680 (Note 3 (k)).

(k)    Income Tax

        The Company records income taxes in accordance with the liability method of accounting. Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the countries in which the Company has operations.

        Deferred tax assets are reduced, if necessary, by a valuation allowance. The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized.

        The Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes in accordance with Resolution MD No.11/2003 issued by the CPCECABA.

        In accordance with CNV regulations, deferred tax assets and liabilities have not been discounted. Since Argentine GAAP requires the accounting for deferred tax assets and liabilities on a discounted basis, the application of the CNV resolution represents a departure from generally accepted accounting principles. However, such a departure has not had a material effect on the accompanying consolidated financial statements.

(l)    Minimum notional income tax

        The Company calculates minimum notional income tax by applying the current rate (1%) on computable assets at the end of the year. This tax complements income tax. The tax obligation of the Company during each year will be determined by the higher of the two taxes. However, if in a given year minimum notional income tax exceeds income tax, that amount in excess can be computed as payment on account of income tax determined in the following ten years.

        In May 2001 the Company was included in the register of beneficiaries of the agreements to improve competitiveness and employment (Decree No. 730/01). For this reason, the Company was exempt from this tax until December 31, 2002.

        The Company recognized minimum notional income tax accrued during the year and paid in previous years as a credit, as it estimates that it will be able to compute it as payment on account of income tax in future years.

(m)    Provision for lawsuits and contingencies

        We record a loss contingency when management determines that it is probable that a future cost will be incurred and that cost can be reasonably estimated. These loss contingencies and accruals are based on recent developments in respect of the matter under consideration, management's estimates of the outcome of the matter and our attorneys' advice, based on their experience in litigating related matters, regarding potential outcome.

(n)    Shareholders' equity

        These accounts have been restated on a constant Argentine pesos basis (included in Adjustments to capital account) (Note 2.2.). Adjustments to capital and additional paid-in capital may be used to absorb accumulated deficits or to increase capital at the discretion of the shareholders. These amounts cannot be distributed in the form of cash dividends.

        The "share capital" account has been stated at its historical nominal value. The difference between the capital stock stated in constant currency and the capital stock stated in historical nominal value has been disclosed under the "adjustments to capital" account, in the shareholders' equity.

(o)    Recognition of revenues

        Revenues are recognized on an accrual basis, including revenues from subscriptions, which are recorded in the month the service is rendered. The Company's revenues are presented net of the allowance for doubtful accounts.

(p)    Selling and marketing expenses

        Selling and marketing expenses are expensed as incurred.

(q)    Programming rights

        Programming rights pending invoicing at the year-end are estimated on the basis of existing agreements and other judgment criteria at that date.

(r)    Employee severance indemnities

        Severance indemnities are expensed when paid or when they represent a certain and quantified risk.

(s)    Accounting estimates

        The preparation of the financial statements requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting years. Actual results may differ from these estimates.

(t)    Earnings per share

        For purposes of calculating earnings per share, historical weighted average share and per share amounts have been calculated based on the assumption that the 4,814,066 shares issued for the capitalization of the irrevocable contribution were issued and outstanding at the date of the merger with Plataforma Digital S.A.

(u)    Cash and cash equivalents

        The Company considers all highly liquid investments with original maturities of three months or less, consisting primarily of mutual funds, to be cash equivalents.

NOTE 3—ANALYSIS OF CERTAIN CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS ACCOUNTS

	December 31,
	2004	2003
CONSOLIDATED BALANCE SHEET
CURRENT ASSETS
(a) Short-term investments
Money market instruments	35,829	36,385
Time deposits	50,750,108	173,845
Other	407,320	240,722

	51,193,257	450,952

(b) Trade receivables
From subscriptions	26,426,185	28,168,333
From advertising	11,163,661	9,212,702
Notes receivable	20,676	15,628
From new businesses	2,021,377	794,041
Credit cards	2,357,297	3,354,466
Other	169,005	379,051
Allowance for doubtful accounts (Note 6 (a))
From subscriptions	(17,756,612)	(20,285,188)
From advertising	(5,012,076)	(5,710,992)
From new businesses	(400,159)	(400,159)

	18,989,354	15,527,882

(c) Other
Advances to suppliers	6,526,297	791,057
Receivables from minority shareholders	334,206	520,326
Tax advances	3,797,906	3,406,427
Deposits in guarantee	533,708	555,334
Other receivables	6,936,622	9,004,290
Prepaid expenses	5,247,245	5,446,394
Advances to employees	395,474	309,154
Judicial deposits	15,332,756	14,361,063
Dividends receivable	499,595	—
Other	15,807,960	12,532,947

	55,411,769	46,926,992

NON-CURRENT ASSETS
(d) Other
Prepaid expenses	19,147,204	22,561,980
Net deferred tax assets	433,647,041	352,245,799
Tax advances	11,020,208	4,396,391
Deposits in guarantee	180,839	145,125

	463,995,292	379,349,295

(e) Long-term investments
Investments in companies carried under the equity method (Note 10)	6,190,058	7,286,400
Advances for the purchase of companies	6,912,000	6,785,500
Provision for recovery of investments (Note 6 (d))	(6,762,000)	(6,635,500)
Investments in companies carried at cost	556,119	4,559,607

	6,896,177	11,996,007

(f) Goodwill
Original Value	2,609,961,615	2,597,016,094
Accumulated amortization	(855,283,555)	(850,174,853)

	1,754,678,060	1,746,841,241
Allowance for impairment of Goodwill	(574,158,802)	(574,158,802)

	1,180,519,258	1,172,682,439

CURRENT LIABILITIES
(g) Short-term bank and financial debt
Overdraft facilities	57,144	57,144
Corporate Bonds
Capital	1,513,398,960	1,490,545,620
Interests payable	613,426,605	400,378,043
Loans
Capital	44,694,027	44,601,647
Interests payable and restatements	37,067,824	28,237,616

	2,208,644,560	1,963,820,070

(h) Other
Other provisions	113,571	736,009
Debt with minority shareholders	259,704	244,646
Dividends payable	2,260,626	2,347,300
Sundry creditors	762,010	545,052
Other	3,399,085	3,469,302

	6,794,996	7,342,309

NON-CURRENT LIABILITIES
(i) Other
Investments in companies carried under the equity method—Fintelco S.A. (Note 10)	10,870,137	14,875,850
Other	257,116	257,491

	11,127,253	15,133,341

	December 31,
	2004	2003	2002
CONSOLIDATED STATEMENT OF OPERATIONS
(j) Net revenues
Gross sales
From subscriptions	536,539,195	491,640,338	599,118,535
From advertising	13,982,829	9,311,394	10,588,703
Other	9,233,122	9,028,020	8,416,303
Allowance for doubtful accounts
From subscriptions	(3,004,007)	(2,499,494)	(35,235,572)
From advertising—recovery	(172,447)	18,215	(1,170,068)
From Others	—	—	402,963

	556,578,692	507,498,473	582,120,864

(k) Other non-operating income/(expenses), net
Provision for lawsuits and contingencies	(899,517)	(3,824,685)	(2,029,125)
Income from tax deferral	—	906,337
Indemnification paid	(518,000)	—	—
Indemnification collected	—	1,571,916	—
Impairment of goodwill	—	—	(315,044,680)
Uncollectibility of other receivables	—	(567,641)	(402,963)
Other	(2,586,979)	5,927,138	5,709,560

	(4,004,496)	4,013,065	(311,767,208)

NOTE 4—PROPERTY AND EQUIPMENT, NET

	December 31, 2004
	Original value	Accumulated depreciation	Net book value	Assets lives years
Installations, external wiring and transmission equipment	1,437,330,608	(1,158,972,517)	278,358,091	10
Properties	122,283,816	(49,301,866)	72,981,950	50
Computer equipment	71,055,348	(63,096,399)	7,958,949	5
Furniture, fixtures and tools	54,383,614	(50,831,235)	3,552,379	10
Vehicles	30,524,910	(27,277,422)	3,247,488	5
Materials, net of provision for obsolescence of materials	44,931,062	—	44,931,062	—
Work in progress	12,543,681	—	12,543,681	—
Advances to suppliers	1,138,253	—	1,138,253	—

Total	1,774,191,292	(1,349,479,439)	424,711,853

	December 31, 2003
	Original value	Accumulated depreciation	Net book value	Assets lives years
Installations, external wiring and transmission equipment	1,414,541,121	(1,073,969,643)	340,571,478	10
Properties	119,919,321	(43,448,764)	76,470,557	50
Computer equipment	63,889,233	(59,143,983)	4,745,250	5
Furniture, fixtures and tools	53,295,943	(49,523,044)	3,772,899	10
Vehicles	29,896,109	(27,757,101)	2,139,008	5
Materials, net of provision for obsolescence of materials	57,212,629	—	57,212,629	—
Work in progress	9,088,949	—	9,088,949	—
Advances to suppliers	1,848,205	—	1,848,205	—

Total	1,749,691,510	(1,253,842,535)	495,848,975

        Net additions of property and equipment for the years ended December 31, 2004, 2003 and 2002 amounted to Ps. 39,210,580, Ps. 16,623,378, and Ps. 11,331,612 respectively.

        Depreciation of property and equipment for the years ended December 31, 2004, 2003 and 2002 amounted to Ps. 110,461,460, Ps. 144,728,560, and Ps. 193,288,814 respectively.

NOTE 5—INTANGIBLE ASSETS, NET

	December 31, 2004
	Original value	Accumulated amortization	Net book value
Purchased subscribers	27,678,117	(12,642,411)	15,035,706
Others	40,987,996	(24,388,841)	16,599,155

Total	68,666,113	(37,031,252)	31,634,861

	December 31, 2003
	Original value	Accumulated amortization	Net book value
Purchased subscribers	27,678,117	(11,212,372)	16,465,745
Others	48,986,577	(30,368,772)	18,617,805

Total	76,664,694	(41,581,144)	35,083,550

        Amortization of intangible assets for years ended December 31, 2004, 2003 and 2002 amounted to Ps. 6,075,720, Ps. 5,357,333, and Ps. 4,980,090 respectively.

NOTE 6—ALLOWANCES AND CERTAIN PROVISIONS

(a)    Allowance for doubtful accounts

	December 31,			December 31,			December 31,
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	From subscriptions			From advertising			From new businesses
Balance at the beginning of the year	20,285,188	22,251,308	47,429,544	5,710,992	6,437,303	9,496,992	400,159	403,123	1,711,321
Increase/(Decrease) (recorded as loss)	3,004,007	2,499,494	35,235,572	172,447	(18,215)	1,170,068	—	—	(402,963)
(Write-off) (*)	(5,532,583)	(4,465,614)	(60,413,808)	(871,363)	(708,096)	(4,229,757)	—	(2,964)	(905,235)

Balance at the end of the year	17,756,612	20,285,188	22,251,308	5,012,076	5,710,992	6,437,303	400,159	400,159	403,123

(*)
Includes result of exposure to inflation.

(b)    Provision for obsolescence of materials

	December 31,
	2004	2003	2002
Balance at the beginning of the year	11,146,358	11,084,790	11,150,723
Increase (Decrease) of provision	(110,325)	61,568	(65,933)

Balance at the end of the year	11,036,033	11,146,358	11,084,790

(c)    Provision for lawsuits and contingencies

	December 31,
	2004	2003	2002
Balance at the beginning of the year	19,831,019	18,495,701	52,313,401
Increase (recorded as loss)	899,517	3,824,685	2,029,125
Decrease of provision (*)	(3,475,865)	(2,489,367)	(35,846,825)

Balance at the end of the year	17,254,671	19,831,019	18,495,701

(*)
Includes result of exposure to inflation.

(d)    Provision for recovery of investments

	December 31,
	2004	2003	2002
Balance at the beginning of the year	6,635,500	7,576,714	—
Increase (Decrease) of provision (*)	126,500	(941,214)	7,576,714

Balance at the end of the year	6,762,000	6,635,500	7,576,714

(*)
Includes result of exposure to inflation and exchanges differences.

NOTE 7—BANK AND FINANCIAL DEBT

        In addition to the financial loans with local financial entities, which have been converted into pesos and restated through application of the Reference Stabilization Coefficient ("CER"), the Company's financial debt, subject to restructuring under the terms of the "acuerdo preventivo extrajudicial" or pre-packaged reorganization plan ("APE"), is made up as follows:

        (a)    US$ 125 million 9 1/4% Notes due 2002 and US$ 125 million 10 1/2% Notes due 2007

        On January 28, 1997, the Board of Directors of Multicanal approved the issuance of two series of securities, the US$ 125 million 9 1/4% Notes due 2002 and the US$ 125 million 10 1/2% Notes due 2007 (collectively, the "Notes"), in each case interest to be paid semi-annually. The aggregate net proceeds of the issue of the Notes due 2002 and the Notes due 2007 of US$ 244,882,500, together with US$ 5,117,500 corresponding to cash generated by the operations, were used to repay a US$ 200 million loan facility arranged by The Boston Investment Group S.A., Banco Río de la Plata

S.A. and Galicia Capital Markets S.A. in 1995 (the "1995 Loan Facility") and to refinance short-term bank debt and other indebtedness. Appropriation to payment was effected on February 3, 1997.

        The Notes due 2002 and the Notes due 2007 contained customary affirmative and negative covenants, including, but not limited to, restrictions on the incurrence of additional debt, creation of liens on assets, disposal of assets, mergers and payments of dividends.

        On July 2, 1997, the Notes due 2002 and the Notes due 2007 were registered with the SEC, and the Company concluded exchange offers involving those obligations on August 3, 1997 and September 4, 1998.

        (b)    Establishment of a Medium-Term Note Program of up to US$ 350,000,000

        During the Ordinary Shareholders' Meeting held on April 4, 1997, the Shareholders approved the establishment of a Medium-Term Note Program (the "Program") for the issue of unsecured corporate debt, in different currencies, provided that the maximum outstanding amount, after adding all series and classes of notes issued under the Program, does not exceed US$ 350,000,000, or an equivalent amount if any such issue is in another currency, at any time. On May 8, 1997, the CNV approved the public offer of Corporate Bonds under the abovementioned Program. On July 24, 1997, the abovementioned Program was approved by the Buenos Aires Stock Exchange ("BCBA").

  (i)    Issue of US$ 150 million Series C 10 1/2% Notes due 2018

  On March 10, 1998, the Board of Directors of Multicanal approved the terms and conditions for the issuance under the Program of US$ 150 million Series C 10 1/2% Notes due 2018 (the "Series C Notes"). The Series C Notes will mature on April 15, 2018 and bear interest at the rate of 10 1/2% payable semi-annually.

  The net proceeds received by the Company from the placement, amounting to approximately US$ 144.3 million, were used to refinance debt incurred by the Company in connection with the purchase of cable systems, short-term bank debt, other liabilities and costs and related expenses.

  The Series C Notes contain customary affirmative and negative covenants, which are similar to those mentioned for the issue of the Notes due 2002 and Notes due 2007.

  On September 4, 1998, the Series C Notes were registered with the SEC, and the Company's exchange offer related to the Series C Notes was concluded on October 6, 1998.

        (c)    Increase in the maximum amount of notes outstanding under the Medium-Term Note Program

        The Company's shareholders approved, at a self-summoned Unanimous Ordinary Meeting held on November 24, 1997, an increase in the maximum aggregate amount of notes outstanding under the Medium-Term Note Program by US$ 200,000,000 to US$ 550,000,000. On December 2 and 22, 1998 and February 16, 1999, the CNV, the BCBA and the over-the-counter market ("MAE"), respectively, approved the abovementioned increase.

        Subsequently, on January 19, 1999, the Company's shareholders approved an additional increase in the maximum aggregate amount of notes outstanding under the Medium-Term Note Program by US$

500,000,000 to US$ 1,050,000,000. On March 31, April 5 and 13, 1999, the CNV, the BCBA and the MAE, respectively, approved the abovementioned increase.

  (i)
  Issue of US$ 175 million Series E Notes due 2009

  In March 1999 the Board of Directors of Multicanal approved the terms and conditions for the issue of the Series E Notes under the Medium-Term Note Program.

  The principal amount of the Series E Notes totals US$ 175 million and matures on April 15, 2009. The Series E Notes are subject to early repayment, in whole or in part, at the option of holders, on April 15, 2004. If a holder exercises its early repayment option, the Series E Notes will be repaid at a price equal to 100% of the principal amount plus interest accrued thereon and unpaid and additional amounts, if any, which could be claimed through the repayment date. The Notes bear interest at the rate of 13.125%, payable semi-annually.

  The net proceeds of the issue, which amounted to US$ 170.5 million, were used to refinance debt incurred by the Company in connection with the purchase of cable systems and other short-term financial liabilities.

  The listing and negotiation of the Series E Notes were authorized by the BCBA and the MAE on April 14 and 15, 1999, respectively.

  The Series E Notes contain customary affirmative and negative covenants, which are similar to those mentioned for the issue of the Notes due 2002 and Notes due 2007.

  On September 13, 1999, the Series E Notes due 2009 were registered with the SEC, and the Company's exchange offer related to the Series E Notes was concluded on October 21, 1999.

  (ii)
  Issue of US$ 144 million Series J Floating Rate Notes due 2003

  On August 22, 2001, the Board of Directors of Multicanal approved the issue of US$ 144,000,000 of its Series J Floating Rate Notes under the Global Program for up to US$ 1,050,000,000.

  The Series J Notes were issued on August 24, 2001 in the amount of US$ 144 million, and the maturity date was August 22, 2003. The Series J Floating Rate Notes bear interest at the LIBO rate indicated for deposits in dollars on page "3,750" of the Telerate monitor plus 5 1/2%. Interest is payable on a quarterly basis.

  On August 24, 2001 the Company issued the Series J Floating Rate Notes, which were exchanged for the Series G and Series I Notes (the maturity of which was extended until August 30, 2001 with the unanimous consent of their holders in connection with the issuance of the Series J Notes). Pursuant to the terms and conditions agreed upon, the Company paid US$ 20,000,000 in cash to the Series G and Series I holders to satisfy all of the Company's obligations corresponding to such Notes.

  Pursuant to the terms of the Series J Floating Rate Notes, the Company must comply with certain covenants, including, without limitation, obligations that restrict: (i) indebtedness; (ii) dividend payments or the making of certain restricted payments; (iii) the granting of certain pledges, and (iv) the sale of certain assets of the Company and certain of its subsidiaries. In addition, the Company agreed that its net debt (Bank and financial debts plus Acquisition-related debt less Cash and cash equivalents) would not exceed US$ 700,000,000, that it will not invest in fixed or capital assets in excess of US$ 40,000,000 during any 12 month-period.

Repurchases

        During the last quarter of 2001 and in January 2002, the Company repurchased notes issued by it for US$ 211,148,000. Consequently, the principal balance after such repurchases was as follows: Notes due 2002, US$ 96.7 million; Notes due 2007, US$ 98.8 million; Series C Notes, US$ 37.6 million; Series E Notes, US$ 130.8 and Series J Notes, US$ 144 million.

Deferred Payments

        On February 1, 2002, the Company deferred the payment of principal and interest on its 9 1/4% Notes due 2002 and interest on its 10 1/2% Notes due 2007 due to the situation of the Argentine economy and the political and social crisis that resulted from the economic, exchange and regulatory measures described in Note 12. Subsequently on February 26, 2002, the Company deferred the payment of interest on its Series J Floating Rate Notes due 2003.

        On April 15, 2002, the Company deferred payments of interest on its Series C 10 1/2% Notes due in 2018, and its Series E 13.125% Notes due in 2009 due to the worsening of the Argentine economic crisis.

Proposal for the restructuring of the financial debt

        In 2003, the Company submitted to its financial creditors a proposal to restructure its financial debt. The Company's restructuring proposal was set forth in an APE, and comprises three options: a cash buy-back option at 30 cents, a ten-year bond exchange option and a combined exchange option (including a seven-year bond and common stock), each subject to a ceiling. Based on the approvals obtained at a bondholders' meeting held on December 10, 2003, and the support provided by commercial bank creditors, the Company announced on December 13, 2003 that the requisite majority of affected creditors had consented to the restructuring set forth in the APE. On December 16, 2003, the Company filed its APE together with evidence of the consents and approvals obtained from its creditors with the Commercial Court No. 4 of Buenos Aires (the "Buenos Aires Court") seeking judicial confirmation. The Company published the statutory notices as ordered by the Buenos Aires Court on December 17, 2003, and creditors had a right to file objections to the confirmation of the APE until February 13, 2004. Several objections were filed, including an objection by State Street Bank, on behalf of the U.S.-based investment group known as W.R. Huff ("Huff"). The Company filed responses to each of the objections filed. On April 14, 2004, the Buenos Aires Court issued a decision rejecting the objections filed, confirming the APE. Holding that all affected creditors should be treated equally, the Buenos Aires Court ordered that persons present at the bondholders' meeting held on December 10, 2003 who voted against or abstained from voting, as well as absent creditors, be permitted to exercise within a 30-day period following publication of certain notices the right to elect among the three options contemplated in the Company's APE, and that such elections be given the same treatment as those made at the December 10, 2003 bondholders' meeting by the creditors that approved the Company's proposal. On October 4, 2004 the Court of Commercial Appeals, Chamber "A" (the "Court of Commercial Appeals") rendered a decision affirming the Buenos Aires Court's April 14, 2004 order. On December 14, 2004 the Court of Commercial Appeals dismissed an extraordinary appeal filed by Huff against its decision of October 4, 2004 affirming the lower court's confirmation of the APE. Huff subsequently filed a "recurso de queja" (an ex parte proceeding seeking that an appellate court reverse a decision of a lower court denying the granting of an appeal) with the Supreme Court seeking to reverse the decision rendered by the Court of Commercial Appeals. The Supreme Court dismissed the "recurso de queja" in April 2005. In the meantime, Huff made several submissions to the Buenos Aires Court seeking to delay the publication of notices contemplated in the April 14, 2004 decision. Huff's applications were rejected by the Buenos Aires Court on May 16, 2005. On May 26, 2005 the Buenos Aires Court rejected an appeal of the May 16, 2005 decision submitted by Huff that same day. To our knowledge, Huff did not seek to reverse the May 26, 2005 rejection of the appeal prior to the expiration on June 6, 2005 of the statutory period to interpose a "recurso de queja." The Company has been advised that no further appeal of the April 14, 2004 order is contemplated by Argentine law.

        The Company's Board is seeking recognition of its APE in the United States, subject to completion of certain measures that are currently being litigated in the United States.

        If the Company consummates the transactions contemplated in the APE, under the terms approved by the courts, each holder of the Company's Existing Debt will receive:

  (a)
  a cash payment of US$ 300 per US$ 1,000 of principal of Existing Debt that the Company buys back pursuant to the APE (the "Cash Option");

  (b)
  US$ 1,050 principal amount of Multicanal's 10-Year Step-Up Notes (the "10-Year Notes") per US$ 1,000 of principal of Existing Debt exchanged pursuant to the APE (the "Par Option"); or

  (c)
  641 of Multicanal's class C shares of common stock and US$ 440 principal amount of either (i) Multicanal's 7% 7-Year Notes (the "7- Year Fixed Rate Notes"); or (ii) Multicanal's 7-Year Floating Rate Notes (the "7-Year FRNs," together with the 7-Year Fixed Rate Notes, the "7-Year Notes") per US$ 1,000 of principal of Existing Debt exchanged pursuant to the APE (the "Combined Option").

        The Company will not pay any accrued and unpaid interest (including default interest and additional amounts, if any) on the Existing Debt that is bought back or exchanged pursuant to the APE. The Company will recognize interest accrued on 10-year Notes and 7-year Notes from December 10, 2003, and the first interest payment date will occur on the date of their delivery.

        The Company is seeking to (i) reacquire approximately US$ 125 million of the principal amount of the Existing Debt with an aggregate cash payment of US$ 37.5 million, (ii) exchange approximately US$ 76.5 million principal amount of its Existing Debt for US$ 80.3 million of 10-Year Notes, (iii) exchange approximately US$ 143.0 million principal amount of its Existing Debt for US$143.0 million of its 7-Year Notes and (iv) exchange approximately US$ 181.9 million principal amount of its Existing Debt for Class C shares of common stock representing approximately 35% of its total capital on a fully diluted basis. Under the terms of the APE, the maximum aggregate principal amount of Existing Debt that may be exchanged for the Par Option is US$ 76.5 million; the Combined Option, US$ 324.9 million; and the Cash Option, US$ 131 million. Any principal amounts of Existing Debt electing the Par Option that exceed US$ 76.5 million will be prorated and reallocated to the

Combined Option, and to the extent that the maximum amount of the Combined Option has been allocated, ratably to the Cash Option, in accordance with the APE. As of December 2003, when the Company accepted the securities that holders of Existing Debt had agreed to exchange pursuant to its APE, holders of Existing Debt in an aggregate amount exceeding US$ 76.5 million elected the Par Option. Accordingly, although under the APE any principal amounts of Existing Debt electing the Combined Option that exceed US$ 324.9 million would be prorated and reallocated ratably to the Par Option because the maximum amount of the Par Option has been exceeded as a result of holders' elections, excess amounts electing the Combined Option will be allocated ratably to the Cash Option together with any principal amount of Existing Debt electing the Par Option. Any principal amounts of Existing Debt electing the Cash Option that exceed US$ 131 million will be prorated and reallocated to the Combined Option and the Par Option, in accordance with the APE. The allocation will be conducted after giving effect to any elections made in accordance with decisions of and orders by the Argentine and U.S. courts. The Existing Debt of any holders that fail to make an election will be allocated ratably the new securities or cash, as the case may be, that remain after giving effect to the allocation described above.

NOTE 8—SHAREHOLDERS' CAPITAL

        As a result of the incorporation of the equity of Plataforma Digital S.A., effective from January 1, 2001 (Note 1 (b)), the capital stock of Multicanal, as the absorbing company, was increased by Ps. 867,810, from Ps. 365,953,227 to Ps. 366,821,037, by the issue of 867,810 non-endorsable, registered, ordinary Class A shares of Ps. 1 par value with five votes per share, which were delivered to Grupo Clarín S.A. in exchange for the shares held by it in Plataforma Digital S.A. On November 4, 2004, the Superintendency of Corporations registered the fifth merger and on November 26, 2004 the resulting capital increase.

        The dissolution of Multicanal Holding LLC was registered with the Secretary of State of the State of Delaware on June 2, 2003, and its shareholders contributed to Grupo Clarín S.A. the shares Multicanal Holding LLC held in the Company, as a result of which Grupo Clarín S.A. increased its participation in the Company.

        Furthermore, on August 8, 2003, the Shareholders' Meeting of the Company resolved to increase the corporate capital by Ps. 4,814,066, through the capitalization of all irrevocable contributions recognized. Thus, the capital was increased to Ps. 371,635,103 through the issuance of 2,629,140 ordinary registered non-endorsable Class A shares with a par value of Ps. 1 each and entitled to five votes per share, delivered to Grupo Clarín S.A., and 2,184,926 ordinary registered non-endorsable Class B shares with a par value of Ps. 1 each and entitled to one vote per share, of which 654,438 correspond to Grupo Clarín S.A. and 1,530,488, to Arte Gráfico Editorial Argentino S.A. The Superintendency of Corporations approved the registration of the capital increase on February 15, 2005.

        As mentioned in Note 14, on May 7, 2004 the shareholders of the Company decided to increase the capital stock through the contribution to be made by the controlling shareholder, Grupo Clarín S.A., amounting to US$ 15,000,000 and the capitalization of the financial debt offered, subject to confirmation of the judgment approving the APE and compliance with the procedures contemplated therein.

        As a result, the shares of the Company are currently held as follows:

	Number of shares
Shareholder					% Holding
	Class A	Class B	Total
Grupo Clarín S.A.	202,963,617	50,521,104	253,484,721	(1)	68.21
Arte Gráfico Editorial Argentino S.A.	—	118,150,382	118,150,382		31.79

Total	202,963,617	168,671,486	371,635,103		100.00

(1)
Of this holding, 40,094,948 ordinary Class A shares and 22,238,385 ordinary Class B shares are pledged in favor of Telefónica de Contenidos S.A. Unipersonal.

        At December 31, 2004 the losses recorded by the Company use up more than 50% of the capital stock and 100% of reserves. Management anticipates that this situation will be corrected once the financial debt restructuring process undertaken by the Company has been concluded, in which case it will not be necessary to make an obligatory capital reduction as established by Section 206 of the Corporations Law.

NOTE 9—COMMITMENTS AND CONTINGENCIES

(a) Acquisition and sale of cable systems

(i)
Acquisition of cable systems in Paraguay

        On December 12, 1997, the Company entered into two agreements for the acquisition of 14 cable systems (13 in Paraguay and one in Clorinda, Argentina). The closing of the transaction was scheduled for November 15, 1997, which was subject to the seller's compliance with certain conditions, including obtaining various regulatory approvals from the government of Paraguay, which were ultimately not obtained. The Company made an advance payment of US$ 2.3 million on account of the total price, and the seller issued a promissory note for US$ 2.3 million and pledged the shares of some of the Paraguayan companies in the Company's favor as security if the seller failed to meet the closing conditions.

        As a result of the seller's failure to meet the closing conditions, the final agreement was not signed. The Company demanded payment on the US$ 2.3 million promissory note, but the seller initiated an action under the December 12, 1997 agreement for damages and/or specific performance before the Paraguayan courts and obtained a preliminary injunction. This measure prevented the Company from collecting on the amount of the promissory note. The Company asked the intervening judge to demand payment of court fees on the amount of the contract from the plaintiff, after the court accepted the petition and suspended the procedural terms. In light of the plaintiff's failure to pay the required court fees, the Company asked the court to lift the preliminary injunction and to dismiss the action. Although the court did not dismiss the action, it did lift the preliminary injunction restricting the Company's ability to demand payment on the US$ 2.3 million promissory note, a ruling that was confirmed by the Court of Appeals on Civil and Commercial Matters. The case was returned to the original court, where the Company will try to enforce the promissory note. The Company cannot assure that following the lifting of the preliminary injunction it will be able to collect the amount due on the promissory note. A provision has been recorded for this investment.

        (ii)    Tres Arroyos Televisora Color S.A. trusts

        On September 7, 2001, a Trust Agreement was signed under which the minority shareholders transferred all of their equity interests in Tres Arroyos Televisora Color S.A., representing 38.58% of the stock capital, in favor of the trustee, Mr. José María Sáenz Valiente (h). The Company was appointed the trust beneficiary so that the stock in trust is gradually transferred to it provided it pays Ps. 42,876 per month to the trustee over a 10-year period. The trust will be revoked if the Company were to fail to pay the consecutive monthly installments.

        Additionally, on the same date, a beneficial interest on the mentioned shares, was set up in favor of the Company, for the earlier of 10 years or the Trust life.

        As of December 31, 2004, the trustee transferred 3,241 shares to the Company under the Trust Agreement. The participations after the transfer are as follows: the Company owns 17,981 shares representing 74.92% of the capital stock and Fideicomiso Tres Arroyos Televisora Color S.A. owns 6,019 shares representing 25.08% of the capital stock.

        (iii)    Acquisition of Telemás S.A. Renegotiation of payment of the price balance

        On May 2, 1997, through its wholly-owned subsidiary Adesol S.A., the Company acquired 75% of Telemás S.A., a company that provides programming and management services to UHF systems and another seven cable operators in Uruguay. On July 15, 1999 the Company established that Adesol S.A. would acquire the remaining 25% of Telemás S.A. and agreed to pay US$ 12.4 million in six semi-annual installments, the first four of which were paid on December 15, 1999, June 15 and December 15, 2000 and June 15, 2001 (payment corresponding to December 31, 2001 had been made in advance). The amount of the final installment due on June 15, 2002 was renegotiated, being payable in 24 installments from July 2002. In accordance with an addendum dated November 2002, the Company and Adesol S.A. partially renegotiated their financing obligations with maturities from October 2002 through March 2003, reducing the amount of the installments and adding a final installment corresponding to the difference. The restriction on the sale of Adesol S.A. and Telemás S.A. will continue to be in effect until those installments have been settled. On June 23, 2003, the Company and Adesol renegotiated the financing obligations that fell due from April 2003 through December 2003, the last installment having been paid on August 12, 2004. Consequently, no restriction applies to the Company regarding the sale of Adesol S.A. and Telemás S.A.

        (iv)    Setting up of Hazen Limited.

        On November 4, 2004 Hazen Limited, a wholly-owned subsidiary of Multicanal, was set up abroad.

        (b) Operating licenses

        Broadcasting licenses are granted for a 15-year term, renewable for an additional term of ten years. Applicable regulations establish that Comité Federal de Radiodifusión (Federal Broadcasting Committee or "COMFER") must grant an extension if it is verified that the licensee has complied with applicable regulations, the bidding terms and conditions and the obligations undertaken in its proposals during the original term of the license. Law No. 25,285, Ley de Radiodifusión (the "Broadcasting Law") does not allow subsequent renewals when the ten-year extension term elapses. As a result, once the ten-year extension term elapses the Company may be forced to apply for new licenses. However, pursuant to the terms of Decree No. 527/05, the expiration of broadcasting licenses in effect on May 24, 2005 has been suspended for a period of ten years. As a result of the Decree, such licenses continue to be valid during the 10-year suspension period and remain valid following the 10-year suspension period for the number of years that were remaining as of May 24, 2005. Decree No. 527/05 requires that broadcasting companies like Multicanal with licenses to which it would apply submit to COMFER within two years for its approval proposals that would make broadcasting time available for programming that contributes to the protection of the national culture and the education of the population. Notwithstanding the suspension, the provisions of the Broadcasting Law enabling COMFER to cancel licenses under certain circumstances remain in effect. As of the date to these consolidated financial statements, the Company has not yet submitted such proposals. The Company cannot assure that Decree No. 527/05 or its application will not be amended in the future or that COMFER will approve any proposals that it may submit.

        The Company estimates that it will obtain all requested extensions of existing licenses. The extension of the licenses is subject to approval by COMFER. Although management considers that the risk that the Company will be unable to renew its licenses in the future remote, it cannot provide assurance that the Company will obtain any such extensions. Since cable TV is a service not requiring award through a public bidding process and licenses are granted directly, if COMFER verifies that during the 25-year term of the license the Company has complied with applicable laws, the bidding terms and conditions and obligations assumed in its proposals, it may award a new license.

        (c) Pending approvals

        The Company has applied for COMFER approval of several transactions, including the various corporate reorganizations in which several operating subsidiaries were merged into the Company, certain transfers and other acquisitions of cable television companies. In addition, the Company has requested that COMFER approve the elimination of certain headends. Although most of these approval petitions are pending, the Company expects to receive all such approvals in due course.

(d) Claims by COMFER

        (i)    Administrative proceedings

        The Company has sought participation in various installment plans in order to pay fines for breach of broadcasting regulations. As a result of those requests, the COMFER has assessed amounts totaling four hundred and seventy nine thousand, eight hundred and twenty nine pesos and fifty cents (Ps. 479,829.50), payable in their entirety through the granting of advertising seconds in favor of the Communications Media Secretariat of the Presidency of the Nation and the COMFER, which will be applied to the promotion of general interest campaigns conducted by the National State.

        (ii)    Demand for payment from Vidycom S.A.

        COMFER filed a claim whereby it demanded payment from Vidycom S.A. ("Vidycom"), a company absorbed by the Company in 1995, of all the differences in the Company's favor as a result of its participation in the tax exemption established by Resolution No. 393/93 and No. 790/93. The tax authorities based their rejection of the aforementioned tax exemption on the following grounds: (a) Vidycom was asked to make payment on several occasions but did not comply with COMFER's requirements; (b) no documentation supporting the investments committed by the Company was provided; and (c) no evidence was provided of the weather phenomenon which the previous shareholders had requested the tax exemption. The amount of the claim was determined by COMFER on December 21, 1998 as Ps.332,533; this amount includes accrued interest. Appeals filed by the Company have been unsuccessful, and no further appeals may be filed. As defined by COMFER Resolution No. 1316/03, installment plans provide for payment of only 50% of the accrued interest. Therefore on May 17, 2005, the Company filed an installment plan for the amount of Ps.339,756. The actual amount owed is Ps.501,333.

        (iii)    Demand for payment due to rejection of requests for exemption

        COMFER issued various resolutions announcing the rejection of the request for exemptions filed under the terms of Resolution No. 393/93 to the holders of broadcasting licenses absorbed by the Company and to demand payment of sums due plus interest.

        The Company considers that there are allegations of fact and questions of law in its favor that would require COMFER to review its position, but the Company cannot provide any assurance that the authorities will rule in favor of the Company.

(e)    Other regulatory aspects

        In February 1995, the City of Buenos Aires issued a municipal ordinance regulating the authorization for the installation of TV cable networks. Such ordinance establishes several alternatives for cable installation on the street, namely: by underground laying, center of city block or posting. The ordinance established a maximum term of 7 years for cable operators to adapt their wiring networks according to the requirements of the ordinance. The municipality of the City of Mar del Plata issued an ordinance to regulate the installation of cable TV networks.

        Although the Company has been adapting its network, it has had difficulties making its network fully compliant as a result of the economic crisis in Argentina, the current lack of financial stability and the successive tax charges, which have forced the Company to apply its resources and income to ensuring the continuity of its business and greatly reduce its capital expenditures. On September 30, 2002 the Company requested suspension of the terms established by ordinance 48,899. The municipality of the City of Mar del Plata has granted an extension until December 2007 for the license holders to adapt their networks.

        According to applicable regulations, 5% of the year's profit must be applied to the legal reserves until it equals 20% of Company capital stock.

(f)    Commitments to make contributions to Fintelco S.A.

        Fintelco S.A. had shareholders' deficit as of November 30, 2004. Under the Argentine Commercial Companies Law, this could bring its dissolution, unless its capital is restored. On June 1, 2005 the government suspended the application of that provision until December 10, 2005 through Decree No. 540/05. The Company and Cablevisión S.A. each hold 50% of the equity of Fintelco S.A. and, in that proportion, the Company has undertaken to make the contributions required to pay the liabilities of Fintelco S.A. and of its subsidiaries when due.

(g)    Complaints against the Supercanal Group

        The Company owns, directly and indirectly, a minority equity interest in Supercanal Holding S.A., an Argentine company that operates cable systems in the city of Mendoza and the northwestern and southern regions of Argentina, which, together with its subsidiaries, we refer to as the Supercanal Group. On March 26, 2000, the Supercanal Group initiated concurso preventivo proceedings. These proceedings were commenced pursuant to a decision taken by the board of directors of Supercanal Holding S.A. The decision of the board of directors was ratified at a shareholders' meeting held on April 26, 2000.

        The terms of the Company's investment in the Supercanal Group is governed by a shareholders' agreement, as supplemented by a second shareholders' agreement, that provides the Company with a number of minority rights regarding corporate governance matters. The Company encountered significant obstacles in exercising the rights provided by the shareholders' agreement. Consequently, the Company commenced several judicial actions against Supercanal Holding S.A. seeking to annul several shareholders' resolutions adopted without the Company's consent and to obtain a judicial declaration of dissolution and liquidation of Supercanal Holding S.A. and the removal and replacement of the entire board of directors and the supervisory board with a court-appointed administrator.

        On December 12, 2001, the Company was notified of the filing by Supercanal Holding S.A. of a claim for damages caused by the granting of a preliminary injunction requested by it. The Company had sought the injunction in connection with its action to declare null and void resolutions adopted in the extraordinary shareholders' meeting of Supercanal Holding S.A. on January 25, 2000 that reduced the capital stock of and increased the capital of Supercanal Holding S.A. The preliminary injunction was subsequently revoked. It has been claimed that the suspension of the implementation of the shareholders' resolution of the meeting held on January 25, 2000 resulted in the cessation of payments to Supercanal Holding S.A. The Company answered the complaint and rejected the liability attributed to it based on the fact that the cessation of payments had taken place before the date of the meeting, according to documentation provided by the plaintiff itself. Based on the record of the case, the Company considers that the filed claim should be rejected in its entirety, and the legal costs should be borne by the plaintiff. However, the Company cannot assure that the court will reject the claim or that it will be resolved in its favor.

        The Company cannot guarantee that the outcome of any of the judicial actions initiated by it or by the Supercanal Group will be favorable to its interests, or that the Supercanal Group or its shareholders will not bring any other judicial actions against Multicanal.

(h)    Restrictions on the distribution of profits

        As mentioned in Note 7, there are certain restrictions on the distribution of dividends by the Company due to the limitations and conditions contained in the APE.

NOTE 10—LONG-TERM INVESTMENTS

        Investments carried under the equity method are as follows:

Company	Direct percentage participation in voting stock %	December 31, 2004	December 31, 2003
VER T.V. S.A.(1)	49.00	6,190,058	7,286,400
Fintelco S.A.	50.00	(10,870,137)	(14,875,850)

		(4,680,079)	(7,589,450)

(1)
At December 31, 2004 the retained earnings that represent undistributed earnings amount to Ps. 12,296,418.

NOTE 11—ANTITRUST CONSIDERATIONS

        On August 24, 1998, the Interior Trade and Consumer Protection Bureau of the Province of Entre Ríos filed a complaint with the National Commission for the Defense of Competition ("CNDC"), CNDC alleging division of areas between the Company and its competitors. On May 4, 1999, Multicanal requested that the claim be rejected pursuant to Section 20 of the Competition Defense law. On June 24, 2004 the summary proceedings were concluded and notice was served under Section 23 of Law 22262.

        On January 13, 1999, the CNDC notified the Company that a complaint had been filed by the Santa Fe Commerce Department alleging that VCC had engaged in anticompetitive practices in the city of Rosario, Province of Santa Fe prior to Multicanal's acquisition of this company. Although the Company has responded to the complaint, it cannot assure that the final decision will be favorable to it.

        On February 18, 1999, the CNDC commenced a formal proceeding investigating an alleged price fixing agreement for soccer programs from 1995 onwards involving the Company, Cablevisión, VCC and other cable signal providers. The CNDC imposed fines on the companies involved. In Multicanal's case, the fine was for Ps. 352,859. The Company appealed the imposition of the fine on October 8, 2002. Although the Court of Appeals has revoked CNDC's decision imposing the fines, the Company cannot assure that the final outcome will be favorable to it. The Ministry of Economy has appealed the decision of the Court of Appeals, which appeal is currently pending before the Supreme Court of Justice.

        On March 12, 1999, the owner of a cable television operating company in the city of Roldán, Province of Santa Fe, brought an action against Multicanal claiming anticompetitive practices in that city. On December 9, 2003 the preparatory stage of the case was concluded. The CNDC served notice under Section 23 of Law No. 22262 in relation to this case and initiated summary proceedings. Multicanal presented its answer to the complaint on January 28, 2004 and on October 22, 2004 the CNDC admitted part of the evidence offered by the Company.

        In December 2001, September 2003 and November 2003 a cable television operator in Santa Fe and Corrientes, Gigacable S.A., filed three complaints against Multicanal for alleged division of markets with Cablevisión, uncompetitive practices, discriminatory pricing, and for having made presentations before various bodies which hindered Gigacable S.A. from obtaining administrative permits. Multicanal filed answers with the CNDC responding to the complaints. On December 9, 2004 Multicanal was notified of an injunction instructing it not to sell signal in the Gigacable area at a lower price than that charged in other areas. The Company has filed a claim against this measure.

        The Domestic Trade and Consumer Protection Bureau of the Province of Entre Ríos filed a claim before the National Court of Appeals in relation to the division of areas between Multicanal (as succeeding company of Video Cable 6 S.A.) and its competitors. On May 4, 1999, the Company filed an explanatory brief. On February 4, 2005 the preliminary stage of the trial was concluded and notice was served under section 23 of Law No. 22262 to answer the claim and provide evidence.

        On December 15, 2002 Arsenio Mendoza, from the city of Paraná, brought a claim before the Consumer Protection Bureau in Entre Ríos. The claim states that: i) Cable Video would carry out promotion activities in certain areas in which the plaintiff has not been included, ii) Cablevisión S.A. had expressed that it could not provide the service in the area of the plaintiff and iii) the contents of TV programs of Cable Video violate children's rights, as they are inappropriate for them. On August 15, 2003 the case entered the evidentiary stage and will be heard together with the Gigacable case.

NOTE 12—NOTIFICATION OF PETITIONS FOR BANKRUPTCY FILED AGAINST THE COMPANY

        In the offer to restructure its financial debt (see Note 7) the Company calculated Existing Debt to be restructured in US dollars, to reflect more clearly the reduction of the debt and the exchange ratio for the new securities that would be issued if its restructuring transactions are consummated. The fact that its debt has been denominated in US dollars exclusively for such purposes does not mean that the Company has changed its position of considering those obligations to have been pesified, as this approach was taken only to achieve a rapid and effective conclusion to the negotiation of the APE, in order to obtain creditors' acceptance of the proposal without having to waive any valid rights. This approach, which does not address the definition of the scope of the Decree on Conversion to Pesos referred to above, has been the most appropriate one to overcome financial difficulties for the benefit of the Company, its creditors and the public in general, but should not be construed as a waiver by the Company of its right to sustain that its the debt incurred prior to the issuance of Decree No. 410/02 is subject to pesification.

        In view of this, in the submission filed to request approval of the reorganization plan from the court, the Company reserved its right to file a motion for the pesification of all financial debts incurred in the issuance of outstanding negotiable obligations if the out-of-court reorganization plan were not to be approved and insolvency proceedings were to be filed against it.

        Huff brought action against the Company in New York State courts on December 19, 2003, seeking, among other things, to enjoin the continuation of the APE proceedings in Argentina. On January 16, 2004, the Company's "Directorio", or Board of Directors, filed a petition under Section 304 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court"), seeking to protect the Company's APE proceedings and to obtain recognition for the outcome of such proceedings in the United States. On January 28, 2004, two Huff-controlled entities and a Mr. Willard Alexander (together, the "Involuntary Petitioners") sought to initiate an involuntary proceeding under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court.

        On January 30, 2004, the U.S. Bankruptcy Court entered an order allowing (a) the Company to take all actions to participate in, conduct, or take any action in furtherance of, its APE under the jurisdiction of the Buenos Aires Court to the fullest extent permitted under Argentine law; (b) any creditor, equity holder, party in interest or any other person, entity, court or governmental unit (including, without limitation, the Involuntary Petitioners) to take all actions to participate in, conduct, or take any action in furtherance of, its APE and its APE proceedings, to the fullest extent permitted under Argentine law; and (c) any creditor, equity holder, party in interest or any other person, entity, court or governmental unit (including, without limitation, the Involuntary Petitioners) to take all actions in the Buenos Aires Court (and any right to appeal any decision of such Argentine court) to oppose the APE or the APE proceedings to the fullest extent permitted under Argentine law.

        The January 30, 2004 order of the U.S. Bankruptcy Court ensured that the filing by the Involuntary Petitioners did not interfere with participation by the creditors or any other person in the Company's APE proceedings. The order made clear that any person's or party's participation in the APE or the APE proceedings in Argentina was not prohibited or limited by application of the automatic stay provisions of the U.S. Bankruptcy Code.

        On March 12, 2004, the U.S. Bankruptcy Court denied a motion to dismiss the Section 304 proceeding by Huff seeking a declaration that its rights as an alleged holder of Notes issued by us and placed, among other markets, in the United States, pursuant to indentures subject to the Trust Indenture Act of 1939 (the "TIA"), cannot, as a matter of law, be impaired by a foreign bankruptcy proceeding, and that for that reason the relief requested in the abovementioned Section 304 proceeding should be denied in the case of Multicanal S.A.

        On August 27, 2004, the U.S. Bankruptcy Court rendered a preliminary decision in the Section 304 proceeding indicating its intention to grant the relief requested by the Company's Board of Directors and dismiss the involuntary petition. However, the decision called for additional proceedings with respect to two matters prior to Multicanal obtaining a final favorable decision in the United States, including with respect to the discriminatory effect identified by the U.S. Bankruptcy Court with respect to the U.S. retail holders that accepted its offer in 2003 arising from the fact that the only option available to U.S. retail holders under its APE solicitation in 2003 was the cash buy back option, which the U.S. Bankruptcy found to have less value than the other two options. After additional submissions by the Company's Board and Huff, on December 2, 2004, the U.S. Bankruptcy Court rendered a decision indicating that it would grant the definitive relief requested by the Board of Directors and dismissing the involuntary petition, subject to the implementation by us of a remedy that eliminated the discrimination found by the Bankruptcy Court to have affected the U.S. retail holders that elected the Cash Option on or prior to December 12, 2003. On January 6, 2005 the U.S. Bankruptcy Court entered an order granting the Section 304 petition and issuing a permanent injunction, subject to the condition that the Company implements a remedy to address the U.S. retail holder discrimination found by the U.S. Bankruptcy Court. The permanent injunction provides that the APE be recognized and enforced in the U.S. to the same extent that the APE is recognized and enforced in Argentina. The U.S. Bankruptcy Court's decision was appealed by Huff to the U.S. District Court for the Southern District of New York (the "U.S. District Court") in January 2005.

        During a hearing held on March 30, 2005, the U.S. District Court indicated that there were two matters relating to the January 6, 2005 U.S. Bankruptcy Court order that required further consideration and proceedings. First, the U.S. District Court considered that it would finally affirm the Bankruptcy Court's January 6, 2005 order if it could establish that the means chosen by us to implement the remedy ordered by the Bankruptcy Court did not give rise to a violation of the registration requirements set forth in the Securities Act of 1933, as amended (the "Securities Act"). The Company had indicated its intention to accept the suggestion made by the U.S. Bankruptcy Court that the discrimination be cured by allowing the U.S. retail holders that accepted the Cash Option on or prior to December 12, 2003 to elect between the Cash Option, Par Option and the Combined Option and to treat such elections on equal footing with those made by other consenting creditors in December 2003 as well as with the no-voters and abstaining creditors contemplated in the order issued by the Buenos Aires Court. Huff argued that Multicanal could not implement the proposed cure as described in reliance on an exemption from registration of the new securities with the SEC. Second, the U.S. District Court also questioned whether or not further proceedings were necessary to determine whether the remedy the Company proposed in turn required further proceedings in Argentina. On April 5, 2005, the U.S. District Court entered an order agreeing with the U.S. Bankruptcy Court's dismissal of the involuntary petition filed against us, and the denial of Huff's claim regarding its alleged rights under the TIA but reserved judgment on the issues relating to the implementation of the proposed cure until May 31, 2005. In May 2005, additional submissions were filed with the U.S. District Court and a hearing was held on May 31, 2005 at which the U.S. District Court indicated its intention to affirm the Bankruptcy Court on many issues, but to remand the proceedings to the U.S. Bankruptcy Court instructing it to establish whether, as the Company argued, the proposed remedy to cure the U.S. retail holder discrimination (as well as the implementation of the election ordered by the Buenos Aires Court) could be legally effected in reliance on an exemption from registration under the Securities Act or, as Huff argued, registration with the SEC of the new securities to be issued to the creditors identified by both courts was required. In its order of May 16, 2005, the Buenos Aires Court ruled that the implementation of the remedy ordered by the U.S. Bankruptcy Court in the manner the Company had proposed did not require further proceedings in Argentina. In the course of the May 31 hearing, the U.S. District Court indicated that while it was not definitively ruling on the matters, and would not limit the Bankruptcy's Court's ability to review the matters, that its preliminary view did not concur with the Company's argument that an exemption under Section 3(a)(9) of the Securities Act was available to implement the cures as the Company had proposed, but that its preliminary view is that Section 3(a)(10) of the Securities Act may provide an exemption from registration with the SEC for the proposed offerings to implement the cure. The Company cannot assure that the Bankruptcy Court will concur with us that an exemption from registration under the Securities Act exists for the cure. As of the date of these consolidated financial statements, the U.S. District Court has not issued a decision and order remanding the Section 304 proceedings to the U.S. Bankruptcy Court.

        In April 2005, Huff appealed the U.S. District Court's April 5, 2005 order to the United States Court of Appeals for the Second Circuit. Multicanal has moved to dismiss this appeal.

        To date, the Company has sought final recognition of its APE in the United States on the understanding that it would be in the interest of its consenting creditors that it does so, and the Company is considering all alternatives reasonably available to it to obtain such recognition and consummate the transactions contemplated in its APE, after satisfying applicable court-imposed conditions, as early as practicable. Multicanal is, however, an Argentine corporation subject to the laws and regulations of Argentina and must ensure the viability of its operations bearing in mind the constraints imposed by Argentine law.

        As of the date of these consolidated financial statements the Company has been served with process on 34 involuntary liquidation (quiebra) petitions in Argentina. Of those 34 petitions, one has been suspended and 33 have been dismissed by the Buenos Aires Court because Multicanal made deposits with the Buenos Aires Court to cover the petitioners' claims that were, in the view of the Buenos Aires Court, sufficient to disprove that Multicanal was unable to pay its debts as they fell due. One additional petition was filed but not served on Multicanal. This petition was suspended as a matter of Argentine law as the Company's APE obtained the requisite majorities and was confirmed. The Buenos Aires Court's decision dismissing the petitions has been affirmed by the Commercial Court of Appeals.

NOTE 13—ADMISSION TO THE PUBLIC OFFER REGIME

        On May 7, 2004 a Shareholders' Extraordinary Meeting was held to adopt the decisions contemplated under the terms of the APE approved by the Argentine Court. The Shareholders' Extraordinary Meeting approved the increase in capital stock as a result of the contribution of US$ 15,000,000 to be made by the controlling shareholder Grupo Clarín S.A., under the terms of the trust agreement entered into with JPMorgan Chase Bank and the capitalization of the financial debt offered, as well as the overall amendment of the by-laws and admission of the Company to the public offering and share quotation regime. All these decisions were unanimously approved and are subject to the final approval of the ruling approving the proceedings and completion of the procedures contemplated in the ruling.

        On July 19, 2004, based on the results of the Shareholders' Meeting, the Company's Board of Directors resolved to file the Company's request to enter the public offering system, on July 20, 2004 having begun the procedure at the National Securities Commission to obtain the prequalification for the acceptance of the capital stock and the listing of Class D shares to be created by the conversion of Class C shares to enter the public offering system, subject to confirmation of the APE and after carrying out the procedures established in the ruling approving the reorganization.

        On September 28, 2004 the Company's Board of Directors approved the issuance of series "A" and "B" Negotiable Obligations in an amount of up to US$150,000,000 each, under the Global Negotiable Obligations Program for US$ 300,000,000, which shall be issued and delivered according to the APE, once the APE has been confirmed and cannot be appealed.

        On September 29, 2004, the Company made presentations before the CNV, BCBA and MAE to obtain the necessary approval for the delivery of the Series "A" and "B" negotiable obligations.

NOTE 14—BALANCES AND OPERATIONS WITH RELATED COMPANIES

        Below are the consolidated balances and operations of the Company with its related companies at December 31, 2004 and 2003.

Parent companies:

	12.31.2004		12.31.2003		12.31.2002
Item/Operation	Amount for the year	Debtor (creditor) balance	Amount for the year	Debtor (creditor) balance	Amount for the year
Receivables from parent companies	—	506,999	—	572,407	—
Payables to parent companies	—	(15,088)	—	(20,458)	—
Sales of advertising	292,506	—	227,868	—	571,270
Consultancy services	(722,835)	—	—	—	—
Purchase of advertising	(4,356,110)	—	(4,719,781)	—	(2,452,823)

Other related companies:

	12.31.2004		12.31.2003		12.31.2002
Item/Operation	Amount for the year	Debtor (creditor) balance	Amount for the year	Debtor (creditor) balance	Amount for the year
Trade receivables	—	4,992,935	—	2,530,246	—
Accounts payable	—	(10,128,186)	—	(27,373,697)	—
Sales of advertising	2,964,509	—	1,337,105	—	1,639,522
Other sales	2,245,695	—	857,984	—	773,095
Publishing of magazines	(6,227,337)	—	(5,183,126)	—	(12,367,190)
Programming services(1)	(69,844,926)	—	(70,206,512)	—	(70,413,697)
Advisory services(2)	(7,743,891)	—	(3,612,946)	—	(5,385,938)
Purchase of advertising	(4,216,352)	—	(498,759)	—	(823,144)
Other purchases	(2,226,170)	—	—	—	—

        (1)   Includes programming services purchased by Multicanal from Tele Red Imagen S.A. ("TRISA") and Televisión Satelital Codificada ("TSC"), companies of the group in which Grupo Clarín S.A. holds 50% of the capital stock.

        (2)   Fees for advice on administrative and financial, human resources, systems and purchases provided by Gestión Compartida S.A., a company wholly owned by Grupo Clarín S.A.

NOTE 15—SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ARGENTINE GAAP AND
US GAAP

        The consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from US GAAP. The significant differences at December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004 are reflected in the reconciliations provided in Note 16 and principally relate to the items discussed in the following paragraphs:

(a)    Restatement of financial statements for general price-level changes

        As indicated in Note 2.2, the National Executive Branch issued a decree establishing that the financial statements for periods ending as from March 1, 2003 should be stated in nominal currency. In April 2003, the CNV issued a resolution discontinuing inflation accounting as of March 1, 2003. As a result, the Company's consolidated financial statements include the effects of inflation until February 28, 2003. Comparative figures were also restated until that date. Since Argentine GAAP required companies to prepare price-level restated financial statements through September 30, 2003, the application of the CNV resolution represents a departure from Argentine GAAP.

        The US GAAP reconciliation does not reverse the effects of the general price-level restatement included in the Argentine GAAP financial statements as permitted by the SEC.

(b)    Foreign currency translation adjustment

        Under Argentine GAAP, as from January 1, 2003, the financial statements of the foreign subsidiaries that are considered foreign entities, were translated into pesos at the rates of exchange prevailing at the end of the year. The exchange differences generated by that translation were charged to "Temporary translation differences" between liabilities and shareholders' equity. Until December 31, 2002, financial statements, which were prepared in currencies other than the Argentine peso, had been translated into that currency in accordance with Technical Pronouncement No. 13 of the FACPCE, translation differences were reported in the Company's result of operations.

        Under US GAAP, financial statements of foreign subsidiaries have been translated into Argentine pesos following the guidelines established in SFAS 52 "Foreign Currency Translation". Assets and liabilities of these foreign subsidiaries are translated at the exchange rates in effect at period-end, and the statement of income is translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into pesos that result in unrealized gains or losses are referred to as foreign currency translation adjustments. Under US GAAP, cumulative translation adjustments are recorded as a separate component of shareholders' equity. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(c)    Business combination and goodwill

        Under Argentine GAAP and US GAAP the Company applied the purchase method of accounting to the Company's acquisition transactions. Accordingly, the fair market value of the assets and liabilities of the acquired companies were estimated and the excess of the purchase price over the fair value of the assets acquired and liabilities assumed is considered goodwill. The US GAAP adjustment reflects the application of certain US GAAP adjustments when estimating the fair value of such assets and liabilities.

        The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in the year ended December 31, 2002. SFAS No. 142 states that goodwill is not amortized but rather is tested at least annually for possible impairment. Under Argentine GAAP, until December 31, 2002, amortization was calculated by the straight line method over twenty years as from the month of origin. As from January 1, 2003 goodwill is no longer amortized.

(d)    Impairment of long-lived assets

        Management reviews long-lived assets, primarily property and equipment to be held and used in the business, long-term investments and goodwill for the purposes of determining and measuring impairment. The Company recognized during the year ended December 31, 2002 an impairment of Ps. 315,044,680.

        As a result of the adoption of SFAS No. 142, the Company tested goodwill for impairment. The steps taken are fully explained in Note 17 (g) and the reconciling difference for this item is presented in the quantitative reconciliation in Note 16. The impairment losses at the beginning of the year ended December 31, 2002 are presented as a cumulative effect of a change in an accounting principle in the quantitative reconciliation in Note 16.

(e)    Organizational and preoperating costs

        Under Argentine GAAP, organizational and preoperating costs may be deferred and amortized over the estimated period of benefit. Under US GAAP, such costs are generally charged to operations. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(f)    Income taxes

        Under Argentine GAAP, the Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes in accordance with Resolution MD No.11/2003 issued by the CPCECABA. Under US GAAP, the Company applies EITF 93-9, "Application of FASB Statement No.109 in Foreign Financial Statements Restated for General Price-Level Changes", which requires such differences to be treated as temporary differences in calculating deferred income taxes. In addition, the adjustment includes the effect on deferred income taxes of the foregoing reconciling items, as appropriate.

        Under Argentine GAAP, the realization of deferred income tax assets depends on the generation of future taxable income when temporary differences would be deductible. Accordingly, the Company has considered the reversal of the deferred income tax liabilities, tax planning and taxable income projections based on its best estimates. Based on these projections, Multicanal has recorded as of December 31, 2004 a valuation allowance against the deferred taxes assets considered non-recoverable. Also, as indicated in Note 2.5.(l), the Company is subject to minimum notional income tax. Under

Argentine GAAP, the Company considered the ultimate realization of the credit relating to the minimum notional income tax to be more likely than not based on current projections and its legal expiration period of 10 years. As such, the Company deferred this amount as other non-current receivables in the balance sheet.

        Under US GAAP, Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" states more specific and strict rules to determine a valuation allowance for tax credits. Under this pronouncement, an enterprise must use judgment in considering the relative impact of negative and positive evidence to determine if a valuation allowance is needed or not. For example, negative evidence includes: a) losses expected in early future years by a presently profitable entity; b) unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years; and c) a carryforward that is so brief that it would limit realization of tax benefits if significant deductible temporary difference is expected to reverse in a single year. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(g)    Severance indemnities

        As described in Note 2.5. (r), the Company expenses severance indemnities when paid or when they should have an impact on the results for the year because they represent a certain and quantified risk. Under Argentine law, the Company is required to pay a minimum severance indemnity based on years of service and age when an employee is dismissed without adequate justification. Under US GAAP, before the issuance of SFAS 146 "Accounting for Costs Associated with Exist or Disposal Activities", the Company applied the guidance of Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity" ("EITF 94-3"). As such, during fiscal year 2001 the Company reversed the severance provision recognized under Argentine GAAP as certain criteria specified by EITF 94-3 were not met.

(h)    Equity in the gains of affiliated companies and investments in companies carried under equity method

        For purposes of this reconciliation, the Company has assessed the impact of US GAAP adjustments on the Argentine GAAP financial statements of its equity investees. The significant differences that give rise to US GAAP adjustments on equity investees are as follows: (i) the application of SFAS No 109 "Deferred Income Taxes", (ii) the effects on depreciation of different bases for determination of the underlying net asset acquired, and (iii) foreign exchange differences (see Note 15 (j)).

(i)    Interest capitalization

        Before the adoption of the new technical pronouncements, Argentine GAAP allowed, but did not require, companies to capitalize interest on self-constructed assets. The Company did not capitalize interest on projects under construction of a short-term nature. Under US GAAP, the Company would be required to capitalize interest on the qualifying self-constructed assets. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(j)    Foreign exchange differences

        The Argentine Government declared as exchange holidays all business days between December 21, 2001 and December 31, 2001. On January 11, 2002, when the exchange market first opened, the exchange rate was Ps. 1 to US$ 1.4 (buying rate) and Ps. 1 to US$ 1.6 (selling rate). Under Argentine GAAP, the Company accounted for its foreign currency assets and liabilities at an exchange rate of Ps. 1 to US$ 1. Under US GAAP, the Company applied the guidance set forth in the EITF D-12 "Foreign Currency Translation—Selection of the Exchange Rate When Trading is Temporarily Suspended", that states that when exchangeability between two currencies is temporarily lacking at the balance sheet date, the first subsequent rate at which exchange could be made shall be used. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(k)    Transfer of financial assets

        The Company transferred all of its interests in DirecTV Latin America, LLC and certain contractual rights related thereto to Raven Media Investments, LLC. Under Argentine GAAP a transfer of financial assets is recognized as a sale to the extent that contractual terms result in the passage of title.

        Under US GAAP, the existence of an agreement that constrains the transferee right to exchange the transferred asset or gives the transferor the ability to unilaterally cause the holder to return specific assets, preclude a transfer subject to such a condition from being accounted for as a sale. This agreement expired on November 10, 2003. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(l)    Specific pronouncement for cable television companies

        Under Argentine GAAP, there are no specific pronouncements related to cable television companies. Hookup revenues are recognized at the time of connection.

        Under US GAAP, SFAS No. 51 "Financial Reporting by Cable Television Companies" establishes that:

  (1)
  The network in each area is considered to pass through a "prematurity" period when it is in construction and yet partially in service. This period commences when transmission is made to the first subscriber and ends when the network for a particular area is substantially complete and attains the number of subscribers (penetration rate) expected for that specific area. During the prematurity period, SFAS No. 51 requires that charges for capitalized costs other than those of the main cable television plant, interest and financing charges be allocated to both current and future periods based upon the ratio of active subscribers to the total estimated subscribers at the end of the prematurity period. As the Company's systems are relatively mature, management considers that SFAS No. 51 prematurity period accounting would not materially affect the financial position or the results of operations for the years presented.

  (2)
  Hook-up revenues that exceed related direct selling expenses must be deferred and amortized in the period in which the Company expects the subscriber to be connected to the system. Hook-up services charged by the Company have not been a significant component of revenues and until the year ended December 31, 2002, the related direct selling expenses exceeded sign-up fees. In the year ended December 31, 2003, this relationship has reversed. Accordingly, the reconciling difference for this item is presented in the quantitative reconciliation in Note 16.

(m)    Allowance for doubtful accounts

        Under Argentine GAAP, the allowance is charged against revenues whereas under US GAAP the charge would be presented as an operating cost. As this difference has no effect on net income/(loss) or on shareholders' deficit, no reconciling adjustment is presented in the US GAAP reconciliation.

(n)    Advances to suppliers

        Under Argentine GAAP, funds advanced to suppliers are capitalized and included under Property and equipment prior to purchase and specifically identified as property or equipment items. Under US GAAP, these funds are accounted for as a deposit until the actual property or equipment procured by such funds has been purchased. Accordingly, such funds are generally classified as "Other assets".

        However, due to the nature of such funds and their relative immateriality to the consolidated financial statements taken as a whole (Note 4), the quantitative difference between Argentine and US GAAP would be a reclassification from property and equipment to other assets and, accordingly, it does not affect the reconciliation of net loss and shareholders' equity in Note 16.

(o)    Other income and expenses

        Under Argentine GAAP certain expenses are included in Other non-operating (expenses) income, net (see Note 3 (k)). Under US GAAP, these items are classified as operating expenses.

        However, the quantitative difference between Argentine and US GAAP would be a reclassification from "Other non-operating (expenses) income, net" to "Direct operating expenses", "General and administrative expenses", "Selling and marketing expenses" or "Other operating expenses", as appropriate, and, accordingly, it does not affect the reconciliation of net income (loss) and shareholders' deficit summarized in Note 16.

NOTE 16—RECONCILIATION OF NET (LOSS) INCOME AND SHAREHOLDERS' EQUITY TO
US GAAP

        The following is a summary of the significant adjustments to net (loss) income for the three years in the period ended December 31, 2004 and shareholders' equity for the years ended December 31, 2004 and 2003, which would be required if the financial statements had been prepared in accordance with US GAAP instead of Argentine GAAP.

	Years ended December 31,
	2004	2003	2002
Net (loss) income in accordance with Argentine GAAP	(130,924,264)	61,551,447	(689,928,139)
US GAAP adjustments—income (expense)
Foreign currency translation adjustment (Note 15 (b))	9,042,236	455,703	(8,442,118)
Amortization of goodwill (Note 15 (c))	—	—	112,253,135
Depreciation of property and equipment (Note 15 (c))	(4,410,357)	(8,122,418)	(6,849,821)
Impairment adjustment (Note 15 (d))	—	—	8,053,849
Organizational and preoperating costs—Amortization (Note 15 (e))	1,883,285	1,883,284	1,971,417
Deferred income taxes (Note 15 (f))	224,101,337	10,456,130	(298,723,032)
Severance indemnities (Note 15 (g))	—	—	(866,630)
Equity in the earnings (losses) of affiliated companies (Note 15 (h))	255,174	2,963,749	(720,354)
Interest capitalization—Depreciation (Note 15 (i))	(597,490)	(597,491)	(413,449)
Foreign exchange differences (Note 15 (j))	—	—	1,009,260,697
Transfer of financial assets (Note 15 (k))	—	324,778,329	—
Hook up revenues (Note 15 (l))	(2,294,448)	(1,661,342)	—
Minority interest in above reconciling items	(2,332,230)	(5,564,088)	6,048,103

Income before cumulative effect of accounting change	94,723,243	386,143,303	131,643,658
Cumulative effect of accounting change	—	—	(184,835,961)

Net income (loss) in accordance with US GAAP	94,723,243	386,143,303	(53,192,303)

Income per share before cumulative effect of accounting change	0.25	1.04	0.35
Loss per share on cumulative effect of accounting change	—	—	(0.50)
Basic and diluted earning (loss) per share in accordance with US GAAP	0.25	1.04	(0.14)
Weighted average number of shares	371,635,103	371,635,103	371,635,103

	At December 31,
	2004	2003
Shareholders' equity in accordance with Argentine GAAP	51,731,778	182,656,042
US GAAP adjustments—increase (decrease)
Foreign currency translation adjustment (Note 15 (b))	(2,444,276)	3,330,360
Goodwill, net (Note 15 (c))	101,180,181	101,180,181
Depreciation of property and equipment (Note 15(d))	(79,401,168)	(74,990,811)
Impairment adjustment (Note 15(d))	(99,196,589)	(99,196,589)
Organizational and preoperating costs—Original value (Note 15(e))	(9,259,476)	(9,259,476)
Organizational and preoperating costs—Accumulated amortization (Note 15(e))	5,649,853	3,766,568
Deferred income taxes (Note 15(f))	(142,470,569)	(366,571,906)
Investments in companies carried under equity method (Note 15(h))	(1,167,694)	(1,422,868)
Interest capitalization—Original value (Note 15(j))	5,974,908	5,974,908
Interest capitalization—Accumulated depreciation (Note 15(j))	(1,859,443)	(1,261,953)
Hook up revenues (Note 15(l))	(3,955,790)	(1,661,342)
Minority interest in above reconciling items	3,256,794	5,589,024

Shareholders' deficit in accordance with US GAAP	(171,961,491)	(251,867,862)

Changes in Shareholders' deficit under US GAAP are as follows:

	Years ended December 31,
	2004	2003
Shareholders' deficit at the beginning of the year in accordance with US GAAP	(251,867,862)	(640,885,821)
Foreign currency translation adjustment (Note 17(f))	(14,816,872)	2,874,656
Net income for the year in accordance with US GAAP	94,723,243	386,143,303

Shareholders' deficit at the end of the year in accordance with US GAAP	(171,961,491)	(251,867,862)

NOTE 17—OTHER SIGNIFICANT US GAAP DISCLOSURE REQUIREMENTS

(a) Income taxes

        The Company's deferred income taxes under US GAAP are comprised as follows:

	Years ended December 31,
	2004	2003
Deferred tax assets
Tax loss carryforwards	470,971,461	390,978,026
Allowance for doubtful accounts and others	8,085,918	7,403,788
Provision for lawsuits and others	5,856,391	6,598,894
Provision for obsolescence of materials	3,862,204	3,862,204
Deferred tax loss	36,239,201	54,358,801
Other temporary differences	2,443,851	1,705,496
Less: Valuation allowance	(167,337,488)	(392,704,753)

	360,121,538	72,202,456

Deferred tax liabilities
Difference between tax and accounting basis of property and equipment	(61,384,184)	(77,845,018)
Prepaid expenses	(7,889,548)	(9,087,146)

	(69,273,732)	(86,932,164)

Net deferred tax assets (liabilities)	290,847,806	(14,729,708)

        Of the outstanding balance at December 31, 2004 and 2003, Ps. 8,085,918 and Ps. 7,403,788, respectively are current.

        The tax loss carryforwards at December 31, 2004 expire as follows:

Expiry date
2005	64,171,669
2006	1,012,509
2007	1,040,900,296
2008	596,648
2009	238,951,623

Total	1,345,632,745

        Valuation allowances are provided against future deferred tax benefits to the extent their realization is unlikely.

        The changes in the carrying amount of the valuation allowance for the year ended December 31, 2004, are as follows:

Balance as of January 1, 2004	(392,704,753)
Decrease	225,367,265

Balance as of December 31, 2004	(167,337,488)

        The provision for income taxes computed in accordance with US GAAP differs from that computed at the statutory tax rate, as follows:

	Years ended December 31,
	2004	2003	2002
Income tax expense (benefit) at statutory tax rate on pretax income in accordance with US GAAP	(70,958,941)	128,666,287	(463,378)
Permanent differences
Decrease in valuation allowance	(225,367,265)	(203,759,078)	(32,431,220)
Result on dissolution/sale of investees	—	54,592,655	—
Impairment adjustment	—	—	172,139,377
Effect of inflation adjustment	—	(1,841,678)	(93,317,802)
Other	(1,136,867)	3,816,474	5,941,389

Income tax (benefit) expense in accordance with US GAAP	(297,463,073)	(18,525,340)	51,868,366

        The company income tax charges are comprised as follows:

	Years ended December 31,
	2004	2003	2002
Current tax	8,114,441	6,112,900	4,968,474
Deferred tax	(305,577,514)	(24,638,240)	46,899,892

Total	(297,463,073)	(18,525,340)	51,868,366

(b)    Fair value of financial instruments

        The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

  —
  The fair value of certain financial assets carried at cost, including cash, short-term investments, trade receivables, receivables from related parties and other assets is considered to approximate their respective carrying value.

  —
  The fair value of accounts payable and accrued liabilities, taxes payable, debt with related parties, payroll and social security and other liabilities is considered to approximate their respective carrying value.

  —
  The fair values of bank and financial debt are based on quoted market prices or, where quoted prices are not available, on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments.

  —
  The fair values of acquisition related debt are based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments.

        The estimated fair values of financial instruments are as follows:

	Years ended December 31,
	2004		2003
	Carrying amounts	Fair Value	Carrying amounts	Fair Value
Financial assets
Cash and banks	182,064,389	182,064,389	187,475,744	187,475,744
Short-term investments	51,193,257	51,193,257	450,952	450,952
Trade receivables	18,989,354	18,989,354	15,527,882	15,527,882
Receivables from related parties	13,093,359	13,093,359	12,016,311	12,016,311
Other	85,760,020	85,760,020	74,030,488	74,030,488
Financial liabilities
Accounts payable and accrued liabilities	76,947,228	76,947,228	96,041,540	96,041,540
Bank and financial debt	2,208,884,313	979,338,902	1,964,059,823	912,259,352
Acquisition related debt	414,948	414,948	8,259,130	7,817,313
Taxes payable	17,454,760	17,454,760	17,563,617	17,563,617
Debt with related parties	15,088	15,088	20,458	20,458
Payroll and social security	12,121,948	12,121,948	11,643,677	11,643,677
Other	17,922,249	17,922,249	22,475,650	22,475,650

(c)    Financial instruments with off-balance sheet risk and concentrations of credit risk

        The Company has not used financial instruments to hedge its exposure to fluctuations in foreign currency exchange or interest rates and, accordingly, has not entered into transactions that create off-balance sheet risks associated with such financial instruments.

        Accounts receivable substantially comprise balances with a large number of subscribers. Management does not believe significant concentrations of credit risk exist.

(d)    Supplementary information on the statement of cash flows

	Years ended December 31,
	2004	2003	2002
Cash and cash equivalents include:
Cash	182,064,389	187,475,744	105,568,370
Short-term investments (original maturity < 90 days)	51,193,257	450,952	1,455,602

	233,257,646	187,926,696	107,023,972

        Under Argentine GAAP the effect of inflation and of exchange rate changes on cash and cash equivalents was not disclosed by presenting additional cash flow statement categories as required by US GAAP. The following table presents the cash flows from operating, investing and financing activities and the effects of inflation accounting and of exchange rate changes on cash and cash equivalents that would be reported in the statement of cashflows, which contemplate classification differences under US GAAP.

	Years ended December 31,
	2004	2003	2002
Net cash provided by operating activities	94,844,503	117,300,554	212,109,079
Net cash used in investment activities	(38,945,987)	(24,914,911)	(12,370,176)
Net cash used in financing activities	(12,521,650)	(3,441,330)	(257,629,410)
Effect of inflation accounting	—	(792,806)	(27,777,924)
Effect of exchange rate changes	1,954,084	(7,248,783)	4,339,560

Net increase (decrease) in cash and cash equivalents	45,330,950	80,902,724	(81,328,871)

(e)    Aging of long-term bank and financial debt and non-current acquisition related debt under US GAAP

	Maturity in the year 2006	Total
Long-term bank and financial debt	239,753	239,753
Non-current acquisition related debt	100,633	100,633

	340,386	340,386

(f)    Statement of consolidated comprehensive income (loss)

        The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which requires that an enterprise (i) classify items of other comprehensive income (loss) by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

	Years ended December 31,
	2004	2003	2002
Net income (loss) in accordance with US GAAP	94,723,243	386,143,303	(53,192,303)

Other comprehensive (loss) income:
Foreign currency translation adjustments	(14,816,872)	2,874,656	(8,370,329)

Total other comprehensive (loss) income	(14,816,872)	2,874,656	(8,370,329)

Comprehensive income (loss)	79,906,371	389,017,959	(61,562,632)

        The accumulated balances related to each component of other comprehensive income were as follows:

	December 31,
	2004	2003
Balance at the beginning of the year	10,279,644	7,404,988

Other comprehensive (loss) income:
Foreign currency translation adjustments	(14,816,872)	2,874,656

Total other comprehensive (loss) income	(14,816,872)	2,874,656

Balance at the end of the year	(4,537,228)	10,279,644

(g)    Adoption of SFAS 142

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142. This statement change the accounting for goodwill and intangible assets.

        Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually, or more frequently if indicators for impairment arise. Separable intangible assets that have finite lives will continue to be amortized over their useful lives, with no maximum life. In addition, SFAS 142 changes the test for goodwill impairment.

        The new impairment test for goodwill is a two step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all recognized and unrecognized assets and liabilities. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies were required to adopt SFAS 142 in their fiscal year beginning after December 15, 2001.

        The Company has evaluated whether goodwill was impaired at January 1, 2002. As a consequence of that assessment, a non-cash after-tax charge amounting to Ps. 184,835,961 has been recorded for the impairment. This initial impairment charge is shown in the quantitative reconciliation to US GAAP recorded as a cumulative effect of a change in accounting principle in the Company's results for the year ended December 31, 2002. Effective January 1, 2002, in accordance with this pronouncement, the Company ceased the amortization of goodwill under US GAAP.

(h)    Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2004, 2003 and 2002, are as follows:

	Argentina	Foreign countries	Totals
Balance as of January 1, 2002	1,481,056,965	94,207,725	1,575,264,690
Effect of the adoption of SFAS No. 142	(153,827,375)	(31,008,587)	(184,835,962)
Translation adjustment	—	1,887,162	1,887,162
Impairment losses	(302,010,137)	—	(302,010,137)

Balance as of December 31, 2002	1,025,219,453	65,086,300	1,090,305,753
Translation adjustment	—	(685,965)	(685,965)

Balance as of December 31, 2003	1,025,219,453	64,400,335	1,089,619,788
Translation adjustment	—	7,836,819	7,836,819

Balance as of December 31, 2004	1,025,219,453	72,237,154	1,097,456,607

        As a result of the Argentine economic crisis, operating profits and cash flows were lower than expected. In the year ended December 31, 2002 a goodwill impairment loss of Ps. 302,010,137 was recognized in the Argentine reporting unit. The fair value of that reporting unit was estimated using the expected present value of future cash flows.

(i)    Amortization of intangible assets

Estimated amortization expense
For year ended December 31, 2005	3,496,762
For year ended December 31, 2006	3,496,762
For year ended December 31, 2007	3,496,762
For year ended December 31, 2008	3,496,762
For year ended December 31, 2009	2,905,578

(j)    Interest rate on short-term borrowings

	December 31,
	2004	2003	2002
Weighted average interest rate	10.2%	9.8%	8%

(k)    Corporate bonds

        The amounts issued and outstanding of Corporate bonds as of December 31, 2004 are as follows

	December 31, 2004
	Issued	Outstanding
US$125 million 9.25% Notes due 2002	372,500,000	288,073,620
US$125 million 10.50% Notes due 2007	372,500,000	294,307,780
US$150 million Series C 10.50% Notes due 2018	447,000,000	112,107,600
US$175 million Series E Notes due 2009	521,500,000	389,789,960
US$144 million Series J Floating Rate Notes due 2003	429,120,000	429,120,000

	2,142,620,000	1,513,398,960

(l)    Information about segments and foreign operations under Argentine GAAP

        Multicanal is in only one segment, cable television. The Company generates revenue from Argentina and from foreign countries (Paraguay and Uruguay). Accounting policies of the segments are the same as those described in the summary of significant accounting policies

	Argentina	Foreign countries	Totals
Year ended December 31, 2004
Revenues from external customers	489,361,842	67,216,850	556,578,692
Interest income	2,223,403	951,669	3,175,072
Interest expense	(208,337,066)	(1,084,655)	(209,421,721)
Depreciation and amortization	(111,802,099)	(4,735,081)	(116,537,180)
Equity in earnings of affiliated companies	1,790,353	—	1,790,353
Income tax benefit (expenses)	76,954,678	(3,592,942)	73,361,736
Segment profit	(154,545,178)	23,620,914	(130,924,264)
Segment assets	2,270,821,288	157,688,281	2,428,509,569
Expenditures for segment assets	(35,763,406)	(5,234,053)	(40,997,459)
Year ended December 31, 2003
Revenues from external customers	443,186,258	64,312,215	507,498,473
Interest income	1,270,068	930,539	2,200,607
Interest expense	(194,106,984)	(1,469,275)	(195,576,259)
Depreciation and amortization	(145,129,695)	(4,956,198)	(150,085,893)
Equity in earnings of affiliated companies	4,917,758	—	4,917,758
Income tax benefit (expenses)	8,967,592	(898,382)	8,069,210
Segment profit	52,684,652	8,866,795	61,551,447
Segment assets	2,217,939,461	139,418,686	2,357,358,147
Expenditures for segment assets	(19,688,159)	(5,226,752)	(24,914,911)

Year ended December 31, 2002
Revenues from external customers	501,237,871	80,882,993	582,120,864
Interest income	237,712	336,827	574,539
Interest expense	(246,161,826)	(1,077,553)	(247,239,379)
Depreciation and amortization	(297,165,484)	(11,962,826)	(309,128,310)
Equity in earnings of affiliated companies	23,180,671	7,239	23,187,910
Income tax benefit (expenses)	248,085,596	(1,230,930)	246,854,666
Segment profit	(621,488,211)	(68,439,928)	(689,928,139)
Segment assets	2,224,672,207	168,634,993	2,393,307,200
Expenditures for segment assets	(8,940,483)	(3,429,693)	(12,370,176)

NOTE 18—IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED

        In December 2004, the FASB issued Statement of Financial Accounting Standard No.153 (SFAS 153), which amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company expects that the full adoption of SFAS 153 will not have a material impact on its financial position or results of operations.

Exhibit

MULTICANAL S.A.
INFORMATION REQUIRED BY SECTION 64, SUB-SECTION b) OF LAW No, 19550
for the years ended December 31, 2004, 2003 and 2002
(Expressed in Argentine pesos)

				Total at December 31,
Caption	Direct operating expenses	General and administrative expenses	Selling and marketing expenses
				2004	2003	2002
Payroll and social security	42,358,744	10,482,997	16,316,833	69,158,574	60,340,128	86,068,836
Employees' dismissals	1,114,411	263,049	350,072	1,727,532	2,840,347	3,608,970
Taxes rates and contributions	9,704,552	3,917,179	12,363,913	25,985,644	21,324,798	25,364,324
Insurance	—	15,368	—	15,368	184,767	229,259
Programming rights	163,481,607	—	—	163,481,607	160,473,148	189,928,767
Printing and distribution of magazines	7,773,162	—	—	7,773,162	6,623,336	15,403,085
Fees and compensation for services	1,682,820	12,923,396	67,623	14,673,839	11,080,955	13,720,809
Commissions	1,767,396	15,354,584	976,716	18,098,696	18,068,769	21,353,805
Overhead	307,026	175,774	3,289	486,089	3,753,201	4,141,025
Personnel expenses	4,451,035	2,438,181	2,352,685	9,241,901	6,437,214	5,979,578
Building expenses	399,512	6,618,192	—	7,017,704	5,631,058	6,983,884
Vehicles expenses	106,055	3,614,534	203,077	3,923,666	2,989,421	3,150,730
Rentals	14,272,431	2,163,827	—	16,436,258	16,169,243	18,412,748
Security and surveillance	—	2,451,919	—	2,451,919	1,668,381	2,319,278
Representation and travel expenses	—	1,057,486	135,344	1,192,830	1,214,571	1,256,227
Office expenses	430,001	1,739,084	—	2,169,085	2,046,312	3,036,898
Publicity and advertising	—	—	13,183,566	13,183,566	8,867,823	10,988,903
Sundry	18,532,530	5,327,491	—	23,860,021	9,773,482	26,711,919

Total at December 31, 2004	266,381,282	68,543,061	45,953,118	380,877,461

Total at December 31, 2003	245,004,104	59,105,012	35,377,838		339,486,954

Total at December 31, 2002	312,181,488	84,664,191	41,813,366			438,659,045

ISSUER

Multicanal S.A.
Avalos 2057
(C1431DPM)Buenos Aires
Argentina
Telephone: (5411) 5169-4700

EXCHANGE AGENT
JPMorgan Chase Bank
Institutional Trust Services
4 New York Plaza, 15th Floor
New York, New York 10004
Telephone: (212) 623-5136
Facsimile: (212) 623-6214

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Neither the laws of Argentina nor the Registrant's bylaws or other constitutive documents provide for indemnification of directors and officers. The Registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or hers capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
2.1	Acuerdo Preventivo Extrajudicial, dated December 12, 2003 (English translation) (incorporated by reference to Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2003).
3.1	Multicanal S.A. does not have articles of incorporation.
3.2
Bylaws (estatutos) of Multicanal S.A., dated January 11, 2000, May 8, 2001, and February 13, 2003 (English translations) (incorporated by reference to Exhibits 1.1, 1.2 and 1.3 to our Annual Report on Form 20-F for the year ended December 31, 2002).
3.3
Amended bylaws (estatutos) of Multicanal S.A to become effective upon consummation of the APE (English translation) (incorporated by reference to Exhibit TB3-2 to our Application on Form T-3 dated July 30, 2004).
4.1	Form of Base Indenture to be dated as of the date we issue the new notes upon consummation of the transactions contemplated in the APE.*
4.2	Form of First Supplemental Indenture to be dated as of the date we issue the new notes upon consummation of the transactions contemplated in the APE.*
4.3	Form of Second Supplemental Indenture to be dated as of the date we issue the new notes upon consummation of the transactions contemplated in the APE.*
4.4	Form of 10-Year Note (included in the Form of First Supplemental Indenture filed as Exhibit 4.1).
4.5	Form of 7-Year Fixed Rate Note (included in the Form of Second Supplemental Indenture filed as Exhibit 4.3).
4.6	Form of 7-Year FRN (included in the Form of Second Supplemental Indenture filed as Exhibit 4.3).
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the legality of the new notes.***
5.2	Opinion of Sáenz Valiente, Padilla & Asociados as to the legality of the new notes and the new shares.***
8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to tax matters.***
8.2	Opinion of Sáenz Valiente, Padilla & Asociados as to tax matters.***
12.1	Calculation of ratio of earnings to fixed charges.**
14.1	Code of Ethics (incorporated by reference to Exhibit 11.1 to our Annual Report on Form 20-F for the year ended December 31, 2003).

21.1	List of Subsidiaries of Multicanal S.A. (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2004 (File No. 333-07112) filed on June 20, 2005).
23.1	Consent of Price Waterhouse & Co. S.R.L.*
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).***
23.3	Consent of Sáenz Valiente, Padilla & Asociados (included in Exhibit 5.2).***
24.1	Power of Attorney (included in the signature page of this registration statement).
25.1
T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Law Debenture Trust Company of New York, dated July 30, 2004 (incorporated by reference to Exhibit 25.1 to our Application on Form T-3 dated July 30, 2004).
99.1	Form of Instruction Letter.*
99.2	Form of Letter of Transmittal.*
99.3	Form of Election Agreement.*
99.4	Form of Election Instruction Letter.*
99.5	Form of Election Notice.*
99.6	Decision of the U.S. District Court, dated September 28, 2005.**

*
Previously submitted.

**
Submitted herewith.

***
To be filed.

        The exhibits do not include any instrument defining the rights of holders of long-term debt of the registrant or of its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed (other than the notes registered hereby) when under such instrument the total amount of securities authorized does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

Item 22. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, on November 22, 2005.

MULTICANAL S.A.
By:	/s/ Adrián Mészaros Name: Adrián Mészaros Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Adrián Jorge Mészaros and Carlos Alberto Moltini, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities in respect of Multicanal S.A. on November 22, 2005.

Signature	Title

/s/ Saturnino L. Herrero Mitjans Saturnino L. Herrero Mitjans	Chairman of the Board
/s/ Alejandro Alberto Urricelqui Alejandro Alberto Urricelqui	Director and Alternate Chairman of the Board
/s/ Ricardo Javier Anglada Ricardo Javier Anglada	Director
/s/ Jorge Carlos Rendo Jorge Carlos Rendo	Director
/s/ Ignacio Rolando Driollet Ignacio Rolando Driollet	Director
/s/ Horacio Eduardo Quirós Horacio Eduardo Quirós	Director
/s/ F. Iván Acevedo F. Iván Acevedo	Director
/s/ Carlos Alberto Moltini Carlos Alberto Moltini	Chief Executive Officer
/s/ Adrián Jorge Mészaros Adrián Jorge Mészaros	Chief Financial and Administrative Officer
/s/ Carlos Perez Carlos Perez	Principal Accounting Officer

Signature of Authorized Representative

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Multicanal S.A., has signed this registration statement or amendment thereto, as the case may be, in the City of Newark, State of Delaware on November 22, 2005.

Signature	Title

/s/ Donald Puglisi Donald Puglisi	Authorized Representative in the United States

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Acuerdo Preventivo Extrajudicial, dated December 12, 2003 (English translation) (incorporated by reference to Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2003).
3.1	Multicanal S.A. does not have articles of incorporation.
3.2	Bylaws (estatutos) of Multicanal S.A., dated January 11, 2000, May 8, 2001, and February 13, 2003 (English translations) (incorporated by reference to Exhibits 1.1, 1.2 and 1.3 to our Annual Report on Form 20-F for the year ended December 31, 2002).
3.3	Amended Bylaws (estatutos) of Multicanal S.A to become effective upon consummation of the APE (English translation) (incorporated by reference to Exhibit TB3-2 to our Application on Form T-3 dated July 30, 2004).
4.1	Form of Base Indenture to be dated as of the date we issue the new notes upon consummation of the transactions contemplated in the APE.*
4.2	Form of First Supplemental Indenture to be dated as of the date we issue the new notes upon consummation of the transactions contemplated in the APE.*
4.3	Form of Second Supplemental Indenture to be dated as of the date we issue the new notes upon consummation of the transactions contemplated in the APE.*
4.4	Form of 10-Year Note (included in the Form of First Supplemental Indenture filed as Exhibit 4.1).
4.5	Form of 7-Year Fixed Rate Note (included in the Form of Second Supplemental Indenture filed as Exhibit 4.3).
4.6	Form of 7-Year FRN (included in the Form of Second Supplemental Indenture filed as Exhibit 4.3).
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the legality of the new notes.***
5.2	Opinion of Sáenz Valiente, Padilla & Asociados as to the legality of the new notes and the new shares.***
8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to tax matters.***
8.2	Opinion of Sáenz Valiente, Padilla & Asociados as to tax matters.***
12.1	Calculation of ratio of earnings to fixed charges.**
14.1	Code of Ethics (incorporated by reference to Exhibit 11.1 to our Annual Report on Form 20-F for the year ended December 31, 2003).
21.1	List of Subsidiaries of Multicanal S.A. (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2004 (File No. 333-07112) filed on June 20, 2005).
23.1	Consent of Price Waterhouse & Co. S.R.L.*
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).***
23.3	Consent of Sáenz Valiente, Padilla & Asociados (included in Exhibit 5.2).***
24.1	Power of Attorney (included in the signature page of this registration statement).
25.1	T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Law Debenture Trust Company of New York, dated July 30, 2004 (incorporated by reference to Exhibit 25.1 to our Application on Form T-3 dated July 30, 2004).
99.1	Form of Instruction Letter.*
99.2	Form of Letter of Transmittal.*
99.3	Form of Election Agreement.*
99.4	Form of Election Instruction Letter.*
99.5	Form of Election Notice.*
99.6	Decision of the U.S. District Court, dated September 28, 2005.**

*
Previously submitted.

**
Submitted herewith.

***
To be filed.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
PRESENTATION OF FINANCIAL INFORMATION
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
INTRODUCTION
RISK FACTORS
USE OF PROCEEDS
EXCHANGE RATES
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Statement of Operations (For the six months ended June 30, 2005)
Unaudited Pro Forma Consolidated Statement of Operations (For the year ended December 31, 2004)
THE ELECTION OFFERS
DESCRIPTION OF THE OPTIONS
DESCRIPTION OF THE NEW NOTES
DESCRIPTION OF OUR SHARE CAPITAL AND OUR AMENDED BYLAWS
CAPITALIZATION
SELECTED FINANCIAL DATA
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
THE COMPANY
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
LEGAL PROCEEDINGS
DIRECTORS, SENIOR MANAGEMENT AND SUPERVISORY COMMITTEE
MARKET INFORMATION
CERTAIN ARGENTINE TAX CONSIDERATIONS
CERTAIN U.S. TAX CONSIDERATIONS
EXCHANGE CONTROLS
ENFORCEABILITY OF CIVIL REMEDIES
EXPERTS
GENERAL INFORMATION
  Annex A
Condensed from the original prepared in Spanish for publication in Argentina INDEX TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS MULTICANAL S.A.
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. INTERIM CONSOLIDATED BALANCE SHEET (At September 30, 2005 and December 31, 2004)
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. INTERIM CONSOLIDATED STATEMENT OF OPERATIONS (For the nine-month periods ended September 30, 2005 and 2004)
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. INTERIM CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (For the nine-month periods ended September 30, 2005 and 2004)
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (For the nine-month periods ended September 30, 2005 and 2004)
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (For the nine-month period ended September 30, 2005 and comparatives)
  Exhibit A
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. INFORMATION REQUIRED BY SECTION 64, SUB-SECTION b) OF LAW No, 19550 for the nine-month periods ended September 30, 2005 and 2004
  Exhibit B
Condensed from the original prepared in Spanish for publication in Argentina MULTICANAL S.A. COST OF GOODS SOLD AND DIRECT OPERATING EXPENSES for the nine-month periods ended September 30, 2005 and 2004
MULTICANAL S.A. UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET (At June 30, 2005 and December 31, 2004)
MULTICANAL S.A. UNAUDITED INTERIM CONSOLIDATED STATEMENT OF OPERATIONS (For the six-month periods ended June 30, 2005 and 2004)
MULTICANAL S.A. UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (For the six-month periods ended June 30, 2005 and 2004)
MULTICANAL S.A. UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (For the six-month periods ended June 30, 2005 and 2004)
MULTICANAL S.A. NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (For the six-month period ended June 30, 2005 and comparatives)
  Exhibit A
  Exhibit B
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MULTICANAL S.A. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (For the years ended December 31, 2004 and comparatives) (Expressed in Argentine pesos)
  Exhibit
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
Signature of Authorized Representative
Exhibit Index